    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 1995

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         FOOD 4 LESS SUPERMARKETS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              5411                             95-4222386
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)
                                           SUBSIDIARY REGISTRANTS
         ALPHA BETA COMPANY                      CALIFORNIA                          95-1456805
  BAY AREA WAREHOUSE STORES, INC.                CALIFORNIA                          93-1087199
         BELL MARKETS, INC.                      CALIFORNIA                          94-1569281
              CALA CO.                            DELAWARE                           95-4200005
          CALA FOODS, INC.                       CALIFORNIA                          94-1342664
           FALLEY'S, INC.                          KANSAS                            48-0605992
  FOOD 4 LESS OF CALIFORNIA, INC.                CALIFORNIA                          33-0293011
        FOOD 4 LESS GM, INC.                     CALIFORNIA                          95-4390407
  FOOD 4 LESS MERCHANDISING, INC.                CALIFORNIA                          33-0483193
FOOD 4 LESS OF SOUTHERN CALIFORNIA, INC.               DELAWARE                      33-0483203
    (EXACT NAME OF REGISTRANT AS      (STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER
     SPECIFIED IN ITS CHARTER)         INCORPORATION OR ORGANIZATION)          IDENTIFICATION NUMBER)

                           777 SOUTH HARBOR BOULEVARD
                           LA HABRA, CALIFORNIA 90631
                                 (714) 738-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              MARK A. RESNIK, ESQ.
                          VICE PRESIDENT AND SECRETARY
                         FOOD 4 LESS SUPERMARKETS, INC.
                           777 SOUTH HARBOR BOULEVARD
                           LA HABRA, CALIFORNIA 90631
                                 (714) 738-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                THOMAS C. SADLER, ESQ.                              WILLIAM M. HARTNETT, ESQ.
                PAMELA B. KELLY, ESQ.                                CAHILL GORDON & REINDEL
                   LATHAM & WATKINS                                       80 PINE STREET
                633 WEST FIFTH STREET                                NEW YORK, NEW YORK 10005
            LOS ANGELES, CALIFORNIA 90071                                 (212) 701-3000
                    (213) 485-1234

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                                                PROPOSED         PROPOSED
                                                                 MAXIMUM          MAXIMUM
          TITLE OF EACH CLASS OF             AMOUNT TO BE    OFFERING PRICE      AGGREGATE        AMOUNT OF
        SECURITIES TO BE REGISTERED           REGISTERED       PER NOTE(1)   OFFERING PRICE(1) REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------------
   % Senior Notes due 2004.................   $400,000,000        100%         $400,000,000       $137,932
Guarantees of the    % Senior Notes due
  2004.....................................        --              --               --               (2)
- ---------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457.

(2) Pursuant to Rule 457(n) no separate fee is required.
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A)
MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         FOOD 4 LESS SUPERMARKETS, INC.

                             CROSS-REFERENCE SHEET

           PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K

ITEM NO.               FORM S-1 CAPTION                          PROSPECTUS CAPTION
- --------               ----------------                          ------------------
    1.     Forepart of the Registration Statement
           and Outside Front Cover Page of
           Prospectus...............................  Facing Page; Cross Reference Sheet;
                                                        Outside Front Cover Page
    2.     Inside Front and Outside Back Cover Pages
           of Prospectus............................  Inside Front Cover Page; Outside Back
                                                        Cover Page
    3.     Summary Information, Risk Factors and
           Ratio of Earnings to Fixed Charges.......  Summary; Risk Factors; Business; Selected
                                                        Historical Financial Data of Food 4
                                                        Less
    4.     Use of Proceeds..........................  Summary; The Merger and the Financing;
                                                        Management's Discussion and Analysis of
                                                        Financial Condition and Results of
                                                        Operations
    5.     Determination of Offering Price..........  *
    6.     Dilution.................................  *
    7.     Selling Security Holders.................  *
    8.     Plan of Distribution.....................  Underwriting
    9.     Description of Securities to be
           Registered...............................  Summary; Description of the New F4L
                                                        Senior Notes
   10.     Interests of Named Experts and Counsel...  *
   11.     Information with Respect to the
           Registrant...............................  Summary; Selected Historical Financial
                                                        Data of Food 4 Less; Pro Forma
                                                        Capitalization; Management's Discussion
                                                        and Analysis of Financial Condition and
                                                        Results of Operations; Business;
                                                        Management; Executive Compensation;
                                                        Principal Stockholders; Certain
                                                        Relationships and Related Transactions;
                                                        Consolidated Financial Statements of
                                                        Food 4 Less; Consolidated Financial
                                                        Statements of RSI; Unaudited Pro Forma
                                                        Combined Financial Statements
   12.     Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities..............................  *

- ---------------
* Inapplicable

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED JANUARY 6, 1995
PROSPECTUS
                                  $400,000,000

                         FOOD 4 LESS SUPERMARKETS, INC.
                       TO BE COMBINED THROUGH MERGER WITH
     [Logo]                                                      [Logo]
                             RALPHS GROCERY COMPANY
                            % SENIOR NOTES DUE 2004
                            ------------------------

     Food 4 Less Supermarkets, Inc. ("Food 4 Less") is offering $400,000,000
aggregate principal amount of its      % Senior Notes due 2004 (the "New F4L
Senior Notes"). The offering of the New F4L Senior Notes made hereby (the "Offering") is part of the financing required to consummate the proposed merger (the "RSI Merger") of Food 4 Less with and into Ralphs Supermarkets, Inc. ("RSI"). Immediately following the RSI Merger, Ralphs Grocery Company ("RGC"), a wholly-owned subsidiary of RSI, will merge with and into RSI (the "RGC Merger," and together with the RSI Merger, the "Merger") and RSI will change its name to Ralphs Grocery Company ("Ralphs Grocery Company" or the "Company"). As a result of the Merger, the New F4L Senior Notes will be the obligations of the Company.

     Interest on the New F4L Senior Notes will be payable semiannually on each February 1 and August 1, commencing on August 1, 1995, at the rate set forth above. The New F4L Senior Notes will mature on February 1, 2004. The New F4L Senior Notes will be redeemable, in whole or in part, at the option of the Company, at any time on and after February 1, 2000 at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In addition, on or prior to February 1, 1998, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined) to redeem up to an aggregate of 35% of the New F4L Senior Notes originally issued,
at a redemption price equal to      % of the principal amount thereof, plus
accrued and unpaid interest to the redemption date. Upon a Change of Control (as defined) each holder of New F4L Senior Notes has the right to require the Company to repurchase such holder's New F4L Senior Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. In addition, subject to certain conditions, the Company will be obligated to make an offer to repurchase the New F4L Senior Notes at 100% of their principal amount, plus accrued and unpaid interest to the date of repurchase, with the net cash proceeds of certain sales or other dispositions of assets.

     The New F4L Senior Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with other senior unsecured indebtedness of the Company. However, the New F4L Senior Notes will be effectively subordinated to all secured indebtedness of the Company and its subsidiaries, including indebtedness under the New Credit Facility (as defined). See "Risk Factors -- Corporate Structure; Effects of Asset Encumbrances." The New F4L Senior Notes will rank senior in right of payment to all subordinated indebtedness of the Company, including the F4L Senior Subordinated Notes (as defined) and the RGC Senior Subordinated Notes (as defined). At September 17, 1994, on a pro forma basis after giving effect to the Merger and the Financing (as defined) (and certain related assumptions), the Company and its subsidiaries would have had outstanding $992.7 million aggregate principal amount of secured indebtedness.

     The New F4L Senior Notes will be unconditionally guaranteed (the "Guarantees") on a senior unsecured basis by each of the Company's wholly-owned subsidiaries (the "Subsidiary Guarantors"). Upon the issuance of the New F4L Senior Notes, the Subsidiary Guarantors will be Alpha Beta Company, Bay Area Warehouse Stores, Inc., Bell Markets, Inc., Cala Co., Cala Foods, Inc., Falley's Inc., Food 4 Less of California, Inc., Food 4 Less GM, Inc., Food 4 Less Merchandising, Inc., and Food 4 Less of Southern California, Inc. The Guarantees of the New F4L Senior Notes will be released upon the occurrence of certain events. See "Description of the New F4L Senior Notes -- Guarantees."
                            ------------------------

SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED
                            BY POTENTIAL INVESTORS.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------
                                                PRICE TO            UNDERWRITING           PROCEEDS TO
                                                PUBLIC(1)            DISCOUNT(2)           COMPANY(3)
- -----------------------------------------------------------------------------------------------------------
Per New F4L Senior Note..................           %                     %                     %
- -----------------------------------------------------------------------------------------------------------
Total....................................           $                     $                     $
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from           , 1995.
(2) Food 4 Less and the Subsidiary Guarantors, jointly and severally, have agreed to indemnify the Underwriters (as defined) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by Food 4 Less, estimated at $          .
                            ------------------------

     The New F4L Senior Notes are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel. It is expected that delivery of
the New F4L Senior Notes will be made on or about           , 1995, at the
offices of BT Securities Corporation, One Bankers Trust Plaza, New York, New
York.
                            ------------------------

BT SECURITIES CORPORATION
                              CS FIRST BOSTON
                                                    DONALDSON, LUFKIN & JENRETTE
                                                       SECURITIES CORPORATION
                            ------------------------

               The date of this Prospectus is              , 1995

(cover page continued)

     Concurrently with this Offering, (i) Food 4 Less is (A) offering to holders of its 10.45% Senior Notes due 2000 (the "Old F4L Senior Notes") to exchange such Old F4L Senior Notes for additional New F4L Senior Notes (which will be part of the same issue as the New F4L Senior Notes offered hereby) plus $5.00 in cash for each $1,000 principal amount of Old F4L Senior Notes exchanged and to holders of its 13.75% Senior Subordinated Notes due 2001 (the "Old F4L Senior Subordinated Notes," and together with the Old F4L Senior Notes, the "Old F4L Notes") to exchange such Old F4L Senior Subordinated Notes for new 13.75% Senior Subordinated Notes due 2005 (the "New F4L Senior Subordinated Notes," and together with the New F4L Senior Notes, the "New F4L Notes") plus $20.00 in cash for each $1,000 principal amount of Old F4L Senior Subordinated Notes exchanged,
(B) soliciting consents from holders of the Old F4L Notes to certain amendments to the indentures (collectively, the "Old F4L Indentures"), under which the Old F4L Notes were issued (such transactions being referred to herein collectively as the "F4L Exchange Offers"), (C) offering to holders of RGC's 9% Senior Subordinated Notes due 2003 (the "Old RGC 9% Notes") and to holders of RGC's
10 1/4% Senior Subordinated Notes due 2002 (the "Old RGC 10 1/4% Notes," and together with the Old RGC 9% Notes, the "Old RGC Notes") to exchange such Old RGC Notes for new Senior Subordinated Notes due 2005 (the "New RGC Notes") plus $10.00 in cash for each $1,000 principal amount of Old RGC Notes exchanged, and
(D) soliciting consents from the holders of Old RGC Notes to certain amendments to the indentures (collectively, the "Old RGC Indentures") under which the Old RGC Notes were issued (such transactions being referred to herein collectively as the "RGC Exchange Offers" and, together with the F4L Exchange Offers, the "Exchange Offers"), and (E) Food 4 Less Holdings, Inc. ("Holdings"), which currently owns 100% of the outstanding stock of Food 4 Less, is soliciting consents from holders of its 15.25% Senior Discount Notes due 2004 (the "Holdings Discount Notes") to certain amendments to the indenture (the "Holdings Discount Note Indenture"), under which the Holdings Discount Notes were issued, with respect to which Holdings will make a cash consent payment of $20.00 for each $1,000 principal amount of Holdings Discount Notes for which a consent is properly delivered and accepted (such transaction being referred to herein as the "Holdings Consent Solicitation"). Prior to the Merger, Holdings' parent corporation, Food 4 Less, Inc. ("FFL"), will merge with and into Holdings, which will be the surviving corporation (the "FFL Merger"). Immediately following the FFL Merger, Holdings will change its jurisdiction of incorporation by merging into a newly formed, wholly-owned subsidiary incorporated in Delaware ("New Holdings"). See "The Merger and the Financing," "Description of Holding Company Indebtedness" and "The Exchange Offers." The Exchange Offers and the Holdings Consent Solicitation are sometimes hereinafter referred to as the "Other Debt Financing Transactions." The New RGC Notes and any Old RGC Notes not exchanged in the RGC Exchange Offers are collectively referred to herein as the "RGC Senior Subordinated Notes." The New F4L Senior Notes and any Old F4L Senior Notes not exchanged in the F4L Exchange Offers are collectively referred to herein as the "F4L Senior Notes." The New F4L Senior Subordinated Notes and any Old F4L Senior Subordinated Notes not exchanged in the F4L Exchange Offers are collectively referred to herein as the "F4L Senior Subordinated Notes."

     Concurrently with the consummation of this Offering and the Other Debt Financing Transactions, Food 4 Less and RGC intend to obtain new senior financing (the "Bank Financing") pursuant to a senior facility of up to $1,075 million (the "New Credit Facility") and to obtain $150 million in cash equity financing (the "New Equity Investment"). In addition, New Holdings will issue as part of the consideration for the RSI Merger $100 million aggregate principal amount of 13% Senior Subordinated Pay-In-Kind Debentures due 2007 (the "Seller Debentures"). See "The Merger and the Financing."

     Standard & Poor's Ratings Group ("Standard & Poor's") has publicly announced that, upon consummation of the Merger, it intends to assign a new rating to the Old RGC Notes. Such new rating assignment, if implemented, would constitute a Rating Decline (as defined) under the Old RGC Indentures. The consummation of the Merger (which is conditioned on, among other things, successful consummation of the Other Debt Financing Transactions and the Bank Financing, which itself is conditioned upon the exchange of at least 80% of the aggregate principal amount of each of the Old RGC Notes and the Old F4L Notes pursuant to the Exchange Offers prior to their expiration date (the "Minimum Tender")) and the resulting change in composition of the Board of Directors of RGC, together with the anticipated Rating Decline would

(cover page continued)

constitute a Change of Control Triggering Event (as defined) under the Old RGC Indentures. Upon such a Change of Control Triggering Event, the Company would be obligated to make a change of control purchase offer following the consummation of the Merger for all outstanding Old RGC Notes at 101% of the principal amount thereof ($90.9 million, assuming $90 million of Old RGC Notes are outstanding following the Merger) plus accrued and unpaid interest to the date of purchase (the "Change of Control Offer"). The Merger will not constitute a change of control under the Old F4L Indentures and no change of control purchase offer will be made with respect to the Old F4L Notes.

                             AVAILABLE INFORMATION

     Food 4 Less has filed a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the New F4L Senior Notes. Each of Food 4 Less and RGC is subject to the reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and in accordance therewith files reports and other information with the Commission. Such reports and other information filed by Food 4 Less or RGC with the Commission can be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     In addition, whether or not it is required to do so by the rules and regulations of the Commission, the Company will be obligated under the indenture governing the New F4L Senior Notes (the "New F4L Senior Note Indenture") to file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K. The Company intends to furnish to each holder of New F4L Senior Notes, upon their request, annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Any such request should be directed to Jan Charles Gray, the Senior Vice-President, General Counsel and Secretary of Ralphs Grocery Company at 1100 West Artesia Boulevard, Compton, California 90220, telephone number (310) 884-4000.

     This Prospectus summarizes the contents and terms of documents not included herewith. These documents are available upon request from, as applicable, Food 4 Less at 777 South Harbor Blvd., La Habra, California 90631, telephone number
(714) 738-2000, Attn: Robert P. Bermingham, Esq., Vice President and General Counsel; RGC at 1100 West Artesia Blvd., Compton, California 90220, telephone number (310) 884-4000, Attn: Jan Charles Gray, Esq., Senior Vice President, General Counsel and Secretary.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NEW F4L SENIOR NOTES, THE NEW F4L SENIOR SUBORDINATED NOTES OR THE OLD F4L NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Financial Statements and notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the terms "Food 4 Less" and "Ralphs," as used herein, refer to Food 4 Less and RSI and their consolidated subsidiaries, respectively, prior to the consummation of the Merger. The "Company" refers to Ralphs Grocery Company as the surviving and renamed corporation following the consummation of the Merger and includes, unless the context otherwise requires, all of its consolidated subsidiaries. As used herein, "Southern California" means Los Angeles, Orange, Ventura, San Bernardino, Riverside and San Diego counties. Except as otherwise stated, references in this Prospectus to numbers of stores prior to the consummation of the Merger are as of October 1, 1994. References to the "pro forma" number of stores to be operated by the Company following the consummation of the Merger are based on October 1, 1994 totals, but give effect to certain anticipated store conversions, divestitures and closings.

                                  THE COMPANY

     The combination of Ralphs Grocery Company and Food 4 Less Supermarkets, Inc. will create the largest food retailer in Southern California. Pro forma for the Merger, the Company will operate approximately 332 Southern California stores with an estimated 26% market share among the area's supermarkets. The Company will operate the second largest conventional supermarket chain in the region under the "Ralphs" name and the largest warehouse supermarket chain under the "Food 4 Less" name. In addition, the Company will operate approximately 24 conventional format stores and 39 warehouse format stores in Northern California and the Midwest. Management believes that by the end of the fourth full year of combined operations, approximately $90 million in net annual cost savings will be achieved as a result of the Merger. Pro forma for the Merger, the Company would have had sales of approximately $5.1 billion, operating income of $183 million and EBITDA (as defined) of $343 million for the 52 weeks ended June 25, 1994. Management believes the Merger will enhance the growth and profitability of Ralphs and Food 4 Less by providing the Company with the following benefits:

- - TWO LEADING COMPLEMENTARY FORMATS. The Company will operate its conventional supermarkets in Southern California under the "Ralphs" name and all of its price impact warehouse format stores in Southern California under the "Food 4 Less" name. Pro forma for the Merger and certain planned store conversions, the Company will operate 264 Ralphs conventional format stores and 68 Food 4 Less warehouse format stores in the region. The Ralphs stores will continue to emphasize a broad selection of merchandise, high quality fresh produce, meat and seafood and service departments, including bakery and delicatessen departments in most stores. The Company's conventional stores will also benefit from Ralphs' strong private label program and its strengths in merchandising, store operations and systems. Passing on format-related efficiencies, the price impact warehouse format stores will continue to offer consumers the lowest overall prices while providing product selections comparable to conventional supermarkets. Management believes the Food 4 Less warehouse format has demonstrated its appeal to a wide range of demographic groups in Southern California and offers a significant opportunity for future growth. The Company plans to open nine new Food 4 Less warehouse stores and 21 new Ralphs stores over the next two years.

- - SUBSTANTIAL COST SAVINGS OPPORTUNITIES. Management believes that approximately $90 million of net annual cost savings will be achieved by the end of the fourth full year of combined operations. It is also anticipated that approximately $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs will be required to complete store conversions, integrate operations and expand warehouse facilities over the same period. Although a portion of the anticipated cost savings is premised upon the completion of such capital expenditures, management believes that over 70% of the cost savings could be achieved without making any Merger-related capital expenditures.

     The following anticipated savings are based on estimates and assumptions made by the Company that are inherently uncertain, though considered reasonable by the Company, and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of management. There can be no assurance that such savings will be achieved. The sum of the components of the estimated annual cost savings exceeds $90 million; however, management has made an offsetting adjustment to reflect its expectation that a portion of the savings will be reinvested in the Company's operations. See "Risk Factors -- Ability to Achieve Anticipated Cost Savings."

  -- REDUCED ADVERTISING EXPENSES. Consolidating the conventional format stores in Southern California under the "Ralphs" name will eliminate the separate advertising associated with Food 4 Less' existing Alpha Beta, Boys and Viva formats. Since Ralphs' current advertising program covers the Southern California region, the Company will be able to advertise for all of its Southern California stores under the existing Ralphs program. Management estimates that annual advertising cost savings of approximately $28 million will be achieved in the first full year of combined operations.

  -- REDUCED STORE OPERATIONS EXPENSE. Management expects to reduce store operations costs as a result of both reduced labor and benefit costs and reduced non-labor expenses. Store-level labor savings will be achieved when Ralphs' labor scheduling, computerized record keeping and other advanced store systems are applied to the Food 4 Less store base. In addition, management believes that the adoption of Ralphs' store systems in non-labor areas, such as energy management, safety programs and pooled supply purchasing, will produce further annual cost savings. Management estimates that annual store operations cost savings of approximately $21 million will be achieved by the fourth full year of combined operations after certain required capital expenditures are made.

  -- INCREASED VOLUME PURCHASING EFFICIENCIES. The combined volume requirements and leading market position of the Company should generally allow the Company to obtain improved terms from vendors, including suppliers of products carried on an exclusive or promoted basis, and to convert some less-than-truckload shipping quantities to full truckload quantities. Management estimates that annual purchasing cost savings of approximately $19 million will be achieved by the second full year of combined operations.

  -- WAREHOUSING AND DISTRIBUTION EFFICIENCIES. Consolidating the Company's warehousing and distribution operations into Ralphs' two primary facilities located in Compton, California and in the Atwater district of Los Angeles and Food 4 Less' primary facility located in La Habra, California will result in lower outside storage, transportation and labor costs. In addition, occupancy costs will be reduced as a result of the closure of certain existing facilities. Management estimates that annual warehousing and distribution cost savings of approximately $16 million will be achieved by the third full year of combined operations after certain capital expenditures on existing facilities are completed.

  -- CONSOLIDATED MANUFACTURING. Ralphs and Food 4 Less operate manufacturing facilities that produce similar products or have excess capacity. Management believes that consolidating meat, bakery, dairy, and other manufacturing and processing operations, and discontinuing external purchases of certain goods that can be manufactured internally, will achieve annual cost savings of approximately $11 million by the second full year of combined operations.

  -- CONSOLIDATED ADMINISTRATIVE FUNCTIONS. The Company expects to achieve savings from the elimination of redundant administrative staff, the consolidation of management information systems and a decreased reliance on certain outside services and consultants. Management estimates that annual savings of approximately $15 million associated with consolidating administrative functions will be achieved by the second full year of combined operations.

- - TECHNOLOGICALLY ADVANCED WAREHOUSING AND DISTRIBUTION. The Company will utilize Ralphs' technologically advanced warehousing and distribution systems, which include a 17 million cubic foot high-rise automated storage and retrieval system warehouse (the "ASRS") for non-perishable items and a
   5.4 million cubic foot perishable service center (the "PSC") designed for processing, storing and distributing all perishable items. These facilities will provide the Company with substantial operating benefits, including: (i) enhanced turnover to further improve the freshness and quality of in-store products, (ii) reduced in-store storage space to increase available selling space, (iii) added opportunities in forward buying programs and (iv) an increased percentage of inventory supplied by the Company's own warehousing and distribution system. Management believes the utilization of these facilities will enable the

   Company to meet the combined inventory requirements of all stores with fewer employees and lower operating and occupancy-related expenses.

- - STORE LOCATIONS. As a result of Ralphs' 122-year history and Alpha Beta Company's ("Alpha Beta") 91-year history in Southern California, the Company will have valuable and well established store locations, many of which are in densely populated metropolitan areas.

- - RECENTLY REMODELED AND NEW STORE BASE. The Company will have a modern, technologically advanced store base. During the five years ended June 25, 1994, on a combined basis, Ralphs and Food 4 Less opened 74 new stores and remodeled 211 stores. Approximately 84% of the Company's stores have been opened or remodeled during the last five years.

- - EXPERIENCED MANAGEMENT TEAM. The executive officers of the Company have extensive experience in the supermarket industry. The strength of Ralphs management expertise is evidenced by Ralphs' reputation for quality and service, technologically advanced systems, strong store operations and high historical EBITDA margins. The Food 4 Less management team will provide valuable experience in operating warehouse supermarkets and in effectively integrating companies into a combined operation. Following the acquisition of Alpha Beta in 1991, Food 4 Less management successfully integrated Alpha Beta with its existing Southern California operations and (within three years) achieved annual cost savings in excess of $40 million (compared to a pre-acquisition estimate of approximately $33 million).

                             THE YUCAIPA COMPANIES

     Food 4 Less was organized in 1989 by its sponsor, The Yucaipa Companies ("Yucaipa"), a private investment group which specializes in the supermarket industry. Yucaipa has a successful track record in acquiring, integrating and improving the cash flow of supermarket companies. Since 1986, Yucaipa and its affiliated companies have completed ten acquisition transactions, including five acquisitions by Food 4 Less and its subsidiaries. Following completion of the Merger, Yucaipa and its affiliates will control the Board of Directors of New Holdings and the Company.

                          THE MERGER AND THE FINANCING

     On September 14, 1994, Food 4 Less Supermarkets, Inc. ("Food 4 Less"), Food 4 Less Holdings, Inc. ("Holdings"), and the parent company of Holdings, Food 4 Less, Inc. ("FFL"), entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Ralphs Supermarkets, Inc. ("RSI") and its stockholders. Pursuant to the terms of the Merger Agreement, Food 4 Less will be merged with and into RSI (the "RSI Merger"). Immediately following the RSI Merger, RGC, which is currently a wholly-owned subsidiary of RSI, will merge with and into RSI (the "RGC Merger," and together with the RSI Merger, the "Merger"), and RSI will change its name to Ralphs Grocery Company ("Ralphs Grocery Company" or the "Company"). Prior to the Merger, FFL will merge with and into Holdings, which will be the surviving corporation (the "FFL Merger"). Immediately following the FFL Merger, Holdings will change its jurisdiction of incorporation by merging into a newly-formed, wholly-owned subsidiary ("New Holdings"), incorporated in Delaware (the "Reincorporation Merger"). As a result of the Merger, the FFL Merger and the Reincorporation Merger, the Company will become a wholly-owned subsidiary of New Holdings. See "-- Corporate Structure." As a result of the RSI Merger and the RGC Merger, the New F4L Senior Notes will be the obligations of the Company. Conditions to the consummation of the RSI Merger include the receipt of regulatory approvals and other necessary consents and the completion of financing. The purchase price for RSI is approximately $1.5 billion, including the assumption of debt. The consideration payable to the stockholders of RSI consists of $425 million in cash and $100 million principal amount of the Seller Debentures to be issued by New Holdings. New Holdings will use $150 million of cash received from the New Equity Investment, together with $100 million principal amount of the Seller Debentures, to acquire approximately 48% of the capital stock of RSI immediately prior to consummation of the RSI Merger. New Holdings will then contribute the $250 million of purchased shares of RSI stock to Food 4 Less, and pursuant to the RSI Merger the remaining shares of RSI stock will be acquired for $275 million in cash.

     As currently contemplated, the Merger will be financed through the following transactions (collectively, the "Financing"):

     - Borrowings of up to $750 million aggregate principal amount of the New Term Loans (as defined) under the New Credit Facility to be provided by a syndicate of banks led by Bankers Trust Company ("Bankers Trust"). The New Credit Facility will also provide for a $325 million revolving credit facility (the "New Revolving Facility"), $23.4 million of which is anticipated to be drawn at closing.

     - The issuance of up to $400 million of New F4L Senior Notes pursuant to this Offering.

     - The issuance of preferred stock in a private placement by New Holdings to a group of investors (the "New Equity Investors") led by Apollo Advisors, L.P. (on behalf of one or more managed entities) or its affiliates and designees ("Apollo") and including affiliates of BT Securities Corporation ("BT Securities") and CS First Boston Corporation ("CS First Boston") and other institutional investors, yielding cash proceeds of $150 million pursuant to the New Equity Investment. Concurrently with the New Equity Investment, the New Equity Investors will purchase outstanding shares of New Holdings capital stock from a stockholder of New Holdings for a purchase price of $57.7 million. See "Description of Capital
       Stock -- New Equity Investment."

     - The exchange by Food 4 Less pursuant to the F4L Exchange Offers of (a) up to $175 million aggregate principal amount of the Old F4L Senior Notes for up to $175 million aggregate principal amount of New F4L Senior Notes plus $5.00 in cash per $1,000 principal amount exchanged and (b) up to $145 million aggregate principal amount of the Old F4L Senior Subordinated Notes for up to $145 million aggregate principal amount of the New F4L Senior Subordinated Notes plus $20.00 in cash per $1,000 principal amount exchanged, together with the solicitation of consents from the holders of the Old F4L Notes to certain amendments to the Old F4L Indentures. It is a condition to the F4L Exchange Offers that at least 80% of the outstanding principal amount of the Old F4L Notes are exchanged pursuant to the F4L Exchange Offers.

     - The exchange by Food 4 Less pursuant to the RGC Exchange Offers of up to $450 million aggregate principal amount of the Old RGC Notes for up to $450 million aggregate principal amount of the New RGC Notes plus $10.00 in cash per $1,000 principal amount exchanged, together with the solicitation of consents from the holders of the Old RGC Notes to certain amendments to the Old RGC Indentures. It is a condition to the RGC Exchange Offers that at least 80% of the outstanding principal amount of the Old RGC Notes are exchanged pursuant to the RGC Exchange Offers.

     - The purchase by New Holdings of approximately 48% of the outstanding common stock of RSI for an aggregate consideration of $250 million, consisting of the proceeds of the New Equity Investment and $100 million principal amount of the Seller Debentures, followed by the contribution of such common stock of RSI to Food 4 Less. Pursuant to the RSI Merger, the remaining shares of RSI stock will be acquired for $275 million in cash.

     - The assumption by the Company, pursuant to the Merger, of approximately $157.7 million of other indebtedness of RGC and Food 4 Less.

     - The solicitation of certain consents pursuant to the Holdings Consent Solicitation from the holders of the Holdings Discount Notes to certain amendments to the Holdings Discount Note Indenture.

     The following table illustrates the sources and uses of funds to consummate the Merger, assuming the transaction occurs as of February 1, 1995. This presentation assumes that $360 million principal amount of Old RGC Notes is tendered into the RGC Exchange Offers and $256 million principal amount of Old F4L Notes is tendered into the F4L Exchange Offers, in each case representing 80% of the outstanding aggregate principal amount of such securities. The presentation also assumes that the remaining $90 million of Old RGC Notes not tendered into the RGC Exchange Offers are repurchased after the Closing Date pursuant to the Change of Control Offer. Although management believes such assumptions are reasonable under the circumstances, actual sources and uses may differ from those set forth below depending upon the outcome of the Exchange Offers.

     For additional information regarding the Financing, see "The Merger and the Financing."

                                SOURCES AND USES
                                 (in millions)

                CASH SOURCES                                        CASH USES
- ---------------------------------------------     ---------------------------------------------
  New Term Loans(a)................  $  750.0     Purchase RSI Common Stock(g).......  $  425.9
  New Revolving Facility(b)........      23.4     Purchase Old RGC Notes(h)..........      90.9
  New F4L Senior Notes(c)..........     400.0     Repay Ralphs 1992 Credit
  New Equity Investment(d).........     150.0        Agreement.......................     296.0
                                                  Repay F4L Credit Agreement.........     170.0
                                                  Pay Accrued Interest(i)............      16.1
                                                  Pay EAR Liability(j)...............      22.8
                                                  Repay Mortgage Indebtedness(k).....     187.0
                                                  Fees and Expenses(l)...............     114.7
                                                                                       --------
     Total Cash Sources............  $1,323.4        Total Cash Uses.................  $1,323.4
                                     ========                                          ========
               NON-CASH SOURCES                                  NON-CASH USES
- ---------------------------------------------     ---------------------------------------------
  New F4L Senior Notes(e)..........  $  140.0     Old F4L Senior Notes Exchanged.....  $  140.0
  Assumed Old F4L Senior Notes.....      35.0     Assumed Old F4L Senior Notes.......      35.0
  New F4L Senior Subordinated                     Old F4L Senior Subordinated Notes
     Notes.........................     116.0        Exchanged.......................     116.0
  Assumed Old F4L Senior                          Assumed Old F4L Senior Subordinated
     Subordinated Notes............      29.0        Notes...........................      29.0
  New RGC Notes....................     360.0     Old RGC Notes Exchanged............     360.0
  Assumed Capital Leases and Other                Assumed Capital Leases and Other
     Debt..........................     157.7        Debt............................     157.7
  Seller Debentures(f).............     100.0     Purchase RSI Common Stock(f).......     100.0
                                     --------                                          --------
     Total Non-Cash Sources........  $  937.7        Total Non-Cash Uses.............  $  937.7
                                     ========                                          ========

- ---------------

(a) Food 4 Less has accepted a commitment letter from Bankers Trust pursuant to which Bankers Trust has agreed, subject to certain conditions, to provide the Company up to a maximum aggregate amount of $1,075 million of financing under the New Credit Facility. It is anticipated that the New Credit Facility will be syndicated to a number of financial institutions for whom Bankers Trust will act as agent. The New Credit Facility will provide for
    (i) term loans in the aggregate amount of up to $750 million, comprised of a $375 million tranche with a six year term (the "Tranche A Loan"), a $125 million tranche with a seven year term (the "Tranche B Loan"), a $125 million tranche with an eight year term (the "Tranche C Loan"), and a $125 million tranche with a nine year term (the "Tranche D Loan," and, together with the Tranche A Loan, Tranche B Loan and Tranche C Loan, the "New Term Loans"); and (ii) a $325 million revolving credit facility (the "New Revolving Facility"). The New Term Loans and the New Revolving Facility are referred to collectively as the "New Credit Facility." See "Description of the New Credit Facility."

(b) The New Revolving Facility will provide for a $325 million line of credit which will be available for working capital requirements and general corporate purposes. Up to $150 million of the New Revolving Facility may be used to support standby letters of credit. The letters of credit will be used to cover workers' compensation contingencies and for other purposes permitted under the New Revolving Facility. The Company anticipates that letters of credit for approximately $101 million will be issued under the New Revolving Facility at closing, in replacement of existing letters of credit, primarily to satisfy the State of California's requirements relating to workers compensation self-insurance.

(c) Represents New F4L Senior Notes issued pursuant to this Offering. If Food 4 Less receives tenders in excess of the Minimum Tender in the RGC Exchange Offers, Food 4 Less may elect to decrease the amount of New F4L Senior Notes being offered pursuant to this Offering.

(d) Does not include the $10 million equity contribution by Ralphs management. See note (j) below. Concurrently with the New Equity Investment, certain existing stockholders of New Holdings (formerly stockholders of FFL), including affiliates of George Soros, will sell outstanding shares of New Holdings stock to CLH Supermarket Corp. ("CLH"), a corporation owned by certain Yucaipa partners, which in turn will sell such shares to the New Equity Investors for an aggregate purchase price of $57.7 million (which represents the same price per share as will be paid in the New Equity Investment). In connection with the New Equity Investment, the New Equity Investors will contribute the common stock so acquired to New Holdings in consideration for newly-issued preferred shares. See "Description of Capital Stock -- New Equity Investment."

(e) Represents New F4L Senior Notes issued pursuant to the F4L Exchange Offers, which will be part of the same issue as the New F4L Senior Notes issued pursuant to this Offering.

(f) In connection with the RSI Merger, New Holdings will issue $100 million principal amount of the Seller Debentures as part of the purchase price for the RSI common stock, up to $10 million of which may be put to Yucaipa on the closing date of the Merger at a purchase price equal to their principal amount pursuant to the Put Agreement (as defined). In addition, Yucaipa will be reimbursed by the Company for (i) any losses incurred upon the resale of the $10 million principal amount of Seller Debentures which may be put to it pursuant to the Put Agreement and (ii) its expenses in connection with the Merger and the related transactions. See "The Merger and the Financing" and "Description of Holding Company Indebtedness -- The Seller Debentures."

(g) Includes $425 million to be paid in cash to stockholders of RSI and $0.9 million to be paid in cash to holders of RSI management stock options. See "Executive Compensation -- New Management Stock Option Plan and Management Investment."

(h) Represents the purchase of Old RGC Notes tendered pursuant to the Change of Control Offer which will occur up to 90 days following the Merger. A portion of the proceeds of this Offering will be available to fund the purchase of Old RGC Notes pursuant to the Change of Control Offer. To the extent that any such Old RGC Notes are not tendered pursuant to the Change of Control Offer, any excess proceeds from this Offering will be used to repay borrowings under the New Credit Facility.

(i) Represents accrued interest payable on all debt securities assumed to be tendered in the Exchange Offers.

(j) Represents payments to Ralphs management with respect to the cancellation of outstanding equity appreciation rights (the "EARs" or "Equity Appreciation Rights") in connection with the Merger. Ralphs management will receive New Holdings stock options in exchange for the cancellation of the remaining EAR liability of $10 million. See "Executive Compensation -- Equity Appreciation Rights Plan."

(k) Represents the repayment of outstanding mortgage indebtedness of Ralphs in the principal amount of $174.6 million, plus the estimated amount of the prepayment fees payable with respect thereto.

(l) Includes an advisory fee of $24 million to be paid to Yucaipa upon closing of the Merger. See "Certain Relationships and Related Transactions -- Food 4 Less."

                              CORPORATE STRUCTURE

     The following tables illustrate (i) the corporate structures of Food 4 Less and Ralphs immediately prior to the RSI Merger, the RGC Merger, the Reincorporation Merger and the FFL Merger and (ii) the corporate structure of the Company and its parent, New Holdings, and the anticipated outstanding indebtedness of the Company and New Holdings immediately after such mergers. Pursuant to the terms of the Merger Agreement, Food 4 Less will merge with and into RSI and RSI will be the surviving corporation in the RSI Merger. Immediately following the RSI Merger, RGC will merge with and into RSI and RSI will be the surviving corporation in the RGC Merger and will change its name to Ralphs Grocery Company. Prior to these transactions, FFL will merge with and into Holdings, and Holdings (which will be the surviving corporation) will reincorporate in Delaware as New Holdings.


                             [See EDGAR Appendix]

                             [See EDGAR Appendix]

                                  THE OFFERING

ISSUER...................  The Company, as successor by merger to Food 4 Less.

SECURITIES OFFERED.......  $400,000,000 aggregate principal amount of   % Senior Notes due
                           2004. The New F4L Senior Notes offered hereby will be part of an issue of up to $575,000,000 aggregate principal amount of New F4L
                           Senior Notes, up to $175,000,000 aggregate principal amount of which will be issued pursuant to the F4L Exchange Offers. See "The
                           Exchange Offers."

MATURITY DATE............  February 1, 2004.

INTEREST RATE............  The New F4L Senior Notes will bear interest at the rate of      %
                           per annum.

INTEREST PAYMENT DATES...  February 1 and August 1, commencing on August 1, 1995.

OPTIONAL REDEMPTION......  The New F4L Senior Notes will be redeemable at the option of the
                           Company, in whole or in part, at any time on or after February 1,
                           2000, at the redemption prices set forth herein plus accrued and unpaid interest to the redemption date.

                           In addition, on or prior to February 1, 1998, the Company may, at its option, use the net cash proceeds from one or more Public
                           Equity Offerings to redeem up to an aggregate of 35% of the principal amount of the New F4L Senior Notes originally issued, at
                           a redemption price equal to   % of the principal amount thereof
                           plus accrued and unpaid interest, to the redemption date.

RANKING..................  The New F4L Senior Notes will be senior unsecured obligations of the Company and will rank senior in right of payment to all subordinated indebtedness of the Company including the F4L Senior
                           Subordinated Notes and the RGC Senior Subordinated Notes. The New
                           F4L Senior Notes will rank pari passu in right of payment with other senior unsecured indebtedness of the Company. However, the
                           New F4L Senior Notes will be effectively subordinated to all secured indebtedness of the Company and its subsidiaries,
                           including indebtedness under the New Credit Facility. At September
                           17, 1994, on a pro forma basis after giving effect to the Merger and the Financing (and certain related assumptions) the Company would have had outstanding $992.7 million aggregate principal amount of secured indebtedness.

GUARANTEES...............  Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, the full and prompt performance of the Company's obligations under the New F4L Senior Note Indenture and the New
                           F4L Senior Notes.

CHANGE OF CONTROL........  Upon the occurrence of a Change of Control (as defined), each holder will have the right to require the Company to repurchase such holder's New F4L Senior Notes at a purchase price equal to
                           101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

CERTAIN COVENANTS........  The New F4L Senior Note Indenture contains certain covenants, including, but not limited to, covenants with respect to the following: (i) limitation on restricted payments; (ii) limitation on incurrences of additional indebtedness and incurrence of subordinated indebtedness; (iii) limitation on liens; (iv)
                           limitation on asset sales; (v) limitation on dividend and other payment restrictions affecting subsidiaries; (vi) guarantees of certain indebtedness; (vii) limitation on transactions with affiliates; (viii) limitation on mergers and certain other transactions; and (ix) limitations on preferred stock of
                           subsidiaries.

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth summary unaudited pro forma combined financial data for the 52 weeks ended June 25, 1994 and for the 12 weeks ended September 17, 1994, after giving effect to the Merger and the Financing (and certain related assumptions), as if such transactions had occurred on June 27, 1993, with respect to the pro forma operating and other data, and as of September 17, 1994, with respect to the pro forma balance sheet data. Such pro forma information combines the results of operations of Food 4 Less for the 52 weeks ended June 25, 1994 and the results of operations and balance sheet data as of and for the 12 weeks ended September 17, 1994, with the results of operations of Ralphs for the 52 weeks ended July 17, 1994 and the results of operations and balance sheet data as of and for the 12 weeks ended October 9, 1994, respectively. See "The Merger and the Financing." The pro forma financial data set forth below is not necessarily indicative of the results that actually would have been achieved had such transactions been consummated as of the dates indicated, or that may be achieved in the future. The following pro forma financial data should be read in conjunction with the "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Food 4 Less and Ralphs and related notes thereto, included elsewhere in this Prospectus.

                                                                 52 WEEKS ENDED         12 WEEKS ENDED
                                                                 JUNE 25, 1994        SEPTEMBER 17, 1994
                                                                ---------------       ------------------
                                                                        (DOLLARS IN MILLIONS)
OPERATING DATA:
  Sales....................................................         $5,053.5               $1,160.8
  Gross profit.............................................          1,048.2                  231.6
  Selling, general and administrative expenses.............            829.9                  187.6
  Interest expense:
     Cash..................................................            224.6                   53.3
     Non-cash..............................................             15.2                    3.3
     Amortization of debt issuance costs...................             11.7                    2.7
                                                                    --------               --------
  Total interest expense...................................            251.5                   59.3
  Net earnings (loss)(a)...................................            (85.8)                 (23.2)
  Ratio of earnings to fixed charges(b)....................               --                     --

BALANCE SHEET DATA (END OF PERIOD):
  Working capital (deficit)........................................................        $   (5.7)
  Total assets.....................................................................         3,055.1
  Total debt.......................................................................         1,971.7
  Stockholder's equity.............................................................           249.2

OTHER DATA:
  Depreciation and amortization............................         $  151.0               $   34.9
  Capital expenditures(c)..................................            123.2                   36.3
  Stores open at end of period(d)..........................               --                    395
  EBITDA (as defined)(a)(e)(f).............................         $  342.5               $   79.5
  EBITDA margin(g).........................................              6.8%                   6.9%

- ---------------

(a) The summary unaudited pro forma combined financial data and the results of operations and EBITDA (as defined) for the 52 weeks ended June 25, 1994 and the 12 weeks ended September 17, 1994 do not include certain one-time non-recurring costs related to (i) severance payments under certain employment contracts with Food 4 Less management totaling $1.4 million that are subject to change of control provisions and the achievement of earnings and sales targets, (ii) costs related to the integration of the Company's operations, which are estimated to be $50.0 million over a three-year period, (iii) $1.8 million in costs related to the cancellation of an employment agreement, and (iv) other costs related to warehouse closures, which costs are not presently determinable.

(b) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary items and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). The Company's pro forma earnings were insufficient to cover pro forma fixed charges by approximately $85.8 million and $23.2 million for the 52 weeks ended

    June 25, 1994 and the 12 weeks ended September 17, 1994, respectively. However, such pro forma earnings included non-cash charges of $182.9 million and $41.8 million, respectively, primarily consisting of depreciation and amortization.

(c) Does not include Merger-related capital expenditures of $61.0 million and $10.0 million for the 52 weeks ended June 25, 1994 and the 12 weeks ended September 17, 1994, respectively.

(d) The pro forma number of stores is based on October 1, 1994 totals, but gives effect to the closing or divestiture of 32 stores (29 Food 4 Less conventional supermarkets or warehouse stores and 3 Ralphs Stores) in connection with the Merger and the closure of 2 additional Food 4 Less stores.

(e) "EBITDA", as defined and presented historically by RGC, represents net earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provision for Equity Appreciation Rights, provision for tax indemnification payments to Federated Department Stores, Inc. ("Federated"), provision for postretirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring, provision for earthquake losses, a one-time charge for Teamsters Union sick pay benefits and gains and losses on disposal of assets. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of the Company's operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(f) Pro forma EBITDA does not give any effect to $90 million of anticipated net annual cost savings which management believes are achievable by the end of the fourth full year of combined operations. It is anticipated that approximately $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs will be required to complete store conversions, integrate operations and expand warehouse facilities over the same period. Although a portion of the anticipated cost savings is premised upon the completion of such capital expenditures, management believes that over 70% of the cost savings could be achieved without making any Merger-related capital expenditures. As shown below, the sum of the components of the estimated annual cost savings exceeds $90 million; however, management has made an offsetting adjustment to reflect its expectation that a portion of the savings will be reinvested in the Company's operations. These anticipated savings are based on estimates and assumptions made by the Company that are inherently uncertain, though considered reasonable by the Company, and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of management. As a result, there can be no assurance that such savings will be achieved. See "Business -- The Merger" and "Risk Factors -- Ability to Achieve Anticipated Cost Savings." The components of the estimated cost savings are as follows:

                                                                                           (IN MILLIONS)
            Pro forma EBITDA for the 52 weeks ended June 25, 1994........................      $342.5
            Estimated net annual cost savings:
              Reduced advertising expenses...............................................        28.0
              Reduced store operations expense...........................................        21.0
              Increased volume purchasing efficiencies...................................        19.0
              Warehousing and distribution efficiencies..................................        16.0
              Consolidated manufacturing.................................................        11.0
              Consolidated administrative functions......................................        15.0
              Less: Annual reinvestment of cost savings..................................       (20.0)
                                                                                               ------
            Total estimated net annual cost savings......................................      $ 90.0
                                                                                               ------

            Sum of EBITDA (as defined) and full amount of estimated annual cost savings
              to be realized over four years.............................................      $432.5
                                                                                               ======

(g) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

                  SUMMARY HISTORICAL FINANCIAL DATA OF RALPHS

     The following table sets forth summary historical financial data of RGC (as the predecessor of RSI) as of and for the 52 weeks ended January 28, 1990, the 53 weeks ended February 3, 1991 and the 52 weeks ended February 2, 1992, and summary historical financial data of RSI as of and for the 52 weeks ended January 31, 1993 and January 30, 1994, which have been derived from the financial statements of RSI and RGC audited by KPMG Peat Marwick LLP, independent certified public accountants. The summary historical financial data of RSI presented below as of and for the 36 weeks ended October 10, 1993 and October 9, 1994 have been derived from unaudited interim financial statements of RSI which, in the opinion of management, reflect all material adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The following information should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of RSI and RGC and related notes thereto included elsewhere in this Prospectus.

                                  52 WEEKS      53 WEEKS      52 WEEKS      52 WEEKS      52 WEEKS      36 WEEKS        36 WEEKS
                                    ENDED         ENDED         ENDED         ENDED         ENDED         ENDED          ENDED
                                 JANUARY 28,   FEBRUARY 3,   FEBRUARY 2,   JANUARY 31,   JANUARY 30,   OCTOBER 10,     OCTOBER 9,
                                    1990          1991          1992          1993          1994          1993            1994
                                 -----------   -----------   -----------   -----------   -----------   -----------     ----------
                                                                      (DOLLARS IN MILLIONS)                   (UNAUDITED)
OPERATING DATA:
  Sales........................    $2,556.1     $2,799.1      $2,889.2      $2,843.8      $2,730.2      $1,874.2        $1,856.3
  Gross profit.................       505.0        573.7         614.0         626.6         636.5         429.1           423.3
  Selling, general and
    administrative expense.....       391.0        435.8         456.6         466.7         467.6         319.4           316.0
  Interest expense(a)..........       130.9        128.5         130.2         125.6         108.8          75.7            77.2
  Net earnings (loss)(b).......       (69.7)       (51.4)        (41.2)        (76.1)        138.4(h)       23.7            19.9
  Ratio of earnings to fixed
    charges(c).................        --(c)        --(c)         --(c)         1.02x         1.24x         1.27x           1.22x
BALANCE SHEET DATA (end of
  period):
  Working capital surplus
    (deficit)..................    $  (46.5)    $  (93.9)     $ (114.2)     $ (122.0)     $  (73.0)     $  (87.5)       $ (118.3)
  Total assets.................     1,404.8      1,406.4       1,357.6       1,388.5       1,483.7       1,363.9         1,491.4
  Total debt(d)................       991.0        986.1         941.9       1,029.8         998.9         990.4         1,000.6
  Redeemable stock.............         3.0          3.0           3.0            --            --            --              --
  Stockholders' equity
    (deficit)..................        35.4        (16.0)        (57.2)       (133.3)          5.1        (109.5)           15.0
OTHER DATA:
  Depreciation and
    amortization(e)............    $   81.6     $   75.2      $   76.6      $   76.9      $   74.5      $   51.7        $   51.9
  Capital expenditures.........       103.5         87.6          50.4         102.7          62.2          46.8            44.5
  Stores open at end of
    period.....................         142          150           158           159           165           163             168
  EBITDA (as defined)(f).......    $  188.8     $  207.0      $  225.8      $  227.3      $  230.2      $  155.9        $  156.1
  EBITDA margin(g).............         7.4%         7.4%          7.8%          8.0%          8.4%          8.3%            8.4%

- ---------------

(a) Interest expense includes non-cash charges related to the amortization of deferred debt issuance costs of $4.1 million for the 52 weeks ended January 28, 1990, $4.1 million for the 53 weeks ended February 3, 1991, $5.0 million for the 52 weeks ended February 2, 1992, $5.5 million for the 52 weeks ended January 31, 1993, $6.5 million for the 52 weeks ended January 30, 1994 and $4.5 and $4.3 for the 36 weeks ended October 10, 1993 and October 9, 1994, respectively.

(b) Net earnings (loss) includes expenses relating to provisions for Equity Appreciation Rights and for tax indemnification payments to Federated, extraordinary item relating to debt refinancing, loss on disposal of assets, provisions for postretirement and pension benefits and provision for earthquake losses.

(c) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary item and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 52 weeks ended January 28, 1990, the 53 weeks ended February 3, 1991 and the 52 weeks ended February 2, 1992 by approximately $57.7 million, $25.5 million and $27.7 million, respectively.

(d) Total debt includes long-term debt, current maturities of long-term debt, short-term debt and capital lease obligations.

(e) For the 52 weeks ended January 28, 1990, the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993 and January 30, 1994 and the 36 weeks ended October 10, 1993 and October 9, 1994, depreciation and amortization includes amortization of the excess of cost over net assets acquired of $11.7 million, $11.0 million, $11.0 million, $11.0 million, $11.0 million, $7.6 million and $7.6 million, respectively.

(f) "EBITDA," as defined and presented historically by RGC, represents earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provisions for Equity Appreciation Rights, provision for tax indemnification payments to Federated, provision for postretirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring, provision for earthquake losses, a one-time charge for Teamsters Union sick pay benefits and loss on disposal of assets. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Ralphs' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(g) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

(h) Includes recognition of $109.1 million of deferred income tax benefit and $1.1 million current income tax expense for Fiscal 1993 (see Note 11 of Notes to Consolidated Financial Statements of Ralphs Supermarkets, Inc.).

                SUMMARY HISTORICAL FINANCIAL DATA OF FOOD 4 LESS

     The following table sets forth summary historical financial data of Food 4 Less as of and for the 53 weeks ended June 30, 1990 and the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994 which have been derived from the financial statements of Food 4 Less audited by Arthur Andersen LLP, independent public accountants. The summary historical financial data of Food 4 Less presented below as of and for the 12 weeks ended September 18, 1993 and September 17, 1994 have been derived from unaudited interim financial statements of Food 4 Less which, in the opinion of management, reflect all material adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The following information should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Food 4 Less and related notes thereto included elsewhere in this Prospectus.

                                             53 WEEKS   52 WEEKS   52 WEEKS   52 WEEKS   52 WEEKS     12 WEEKS        12 WEEKS
                                              ENDED      ENDED      ENDED      ENDED      ENDED         ENDED           ENDED
                                             JUNE 30,   JUNE 29,   JUNE 27,   JUNE 26,   JUNE 25,   SEPTEMBER 18,   SEPTEMBER 17,
                                               1990     1991(A)      1992       1993     1994(B)        1993            1994
                                             --------   --------   --------   --------   --------   -------------   -------------
                                                            (DOLLARS IN MILLIONS)                            (UNAUDITED)
OPERATING DATA:
  Sales....................................  $1,318.2   $1,606.6   $2,913.5   $2,742.0   $2,585.2       $616.6         $598.7
  Gross profit.............................     204.8      265.7      520.8      484.2      469.3        112.4          103.0
  Selling, general, administrative and
    other expense..........................     157.8      213.1      469.7      434.9      388.8         95.7           88.1
  Interest expense(c)......................      50.8       50.1       70.2       69.8       68.3         15.7           16.0
  Net loss.................................     (10.1)      (9.6)     (33.8)     (27.4)      (2.7)        (1.1)          (3.3)
  Ratio of earnings to fixed charges(d)....      --(d)      --(d)      --(d)      --(d)       1.0x        --(d)          --(d)
BALANCE SHEET DATA (end of period)(e):
  Working capital surplus (deficit)........  $  (40.5)  $   13.7   $  (66.3)  $  (19.2)  $  (54.9)      $(18.6)        $(58.1)
  Total assets.............................     574.7      980.0      998.5      957.8      980.1        967.3          978.5
  Total debt(f)............................     360.7      558.9      525.3      538.1      517.9        530.6          518.8
  Redeemable stock.........................       5.1         --         --         --         --           --             --
  Stockholder's equity.....................      20.6       84.6       50.8       72.9       69.0         71.6           65.7
OTHER DATA:
  Depreciation and amortization(g).........  $   25.8   $   31.9   $   54.9   $   57.6   $   57.1       $ 13.1         $ 13.0
  Capital expenditures.....................      36.4       34.7       60.3       53.5       57.5          6.6           16.8
  Stores open at end of period.............       115        259        249        248        258          248            261
  EBITDA (as defined)(h)...................  $   69.5   $   80.7   $  103.1   $  105.9   $  130.5       $ 29.0         $ 29.7
  EBITDA margin(i).........................       5.3%       5.0%       3.5%       3.9%       5.0%         4.7%           5.0%

- ---------------

(a) Operating data for the 52 weeks ended June 29, 1991 include the results of Alpha Beta only from June 17, 1991, the date of its acquisition. Alpha Beta's sales for the two weeks ended June 29, 1991 were $59.2 million.

(b) Operating data for the 52 weeks ended June 25, 1994 include the results of the Food Barn stores, which were not material from March 29, 1994, the date of the Food Barn acquisition.

(c) Interest expense includes non-cash charges related to the amortization of deferred financing costs of $4.1 million for the 53 weeks ended June 30, 1990, $5.2 million for the 52 weeks ended June 29, 1991, $6.3 million for the 52 weeks ended June 27, 1992, $4.9 million for the 52 weeks ended June 26, 1993, $5.5 million for the 52 weeks ended June 25, 1994, $1.2 million for the 12 weeks ended September 18, 1993 and $1.3 million for the 12 weeks ended September 17, 1994.

(d) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of loss before provision for income taxes and extraordinary charges plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred debt financing costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 53 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991, June 27, 1992 and June 26, 1993 and the 12 weeks ended September 18, 1993 and September 17, 1994, by approximately $9.1 million, $3.4 million, $25.6 million, $25.9 million, $0.8 million and $2.4 million respectively. However, such earnings included non-cash charges of $29.9 million for the 53 weeks ended June 30, 1990, $37.0 million for the 52 weeks ended June 29, 1991, $61.2 million for the 52 weeks ended June 27, 1992, $62.5 million for the 52 weeks ended June 26, 1993, $14.3 million for the 12 weeks ended September 18, 1993 and $14.3 million for the 12 weeks ended September 17, 1994, primarily consisting of depreciation and amortization.

(e) Balance sheet data as of June 30, 1990 relate to Food 4 Less and include the effect of the acquisition of Breco Holding Company (the "BHC Acquisition"), as well as the acquisitions of Bell Markets, Inc. and certain assets of ABC Market Corp. Balance sheet data as of June 29, 1991, June 27, 1992, June 26, 1993 and September 18, 1993 relate to Food 4 Less and reflect the Alpha Beta acquisition and the financings and refinancings associated therewith. Balance sheet data as of June 25, 1994 and September 17, 1994 relate to Food 4 Less and reflect the acquisition of the Food Barn stores.

(f) Total debt includes long-term debt, current maturities of long-term debt and capital lease obligations.

(g) For the 53 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994, and for the 12 weeks ended September 18, 1993 and September 17, 1994, depreciation and amortization includes amortization of excess of cost over net assets acquired of $5.3 million, $5.3 million, $7.8 million, $7.6 million, $7.7 million, $1.8 million and $1.8 million, respectively.

(h) "EBITDA," as defined and presented historically by Food 4 Less, represents income before interest expense, depreciation and amortization expense, the LIFO provision, provision for income taxes, provision for earthquake losses and a one-time charge for Teamsters Union sick pay benefits. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Food 4 Less' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(i) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors, in addition to the other matters described in this Prospectus, before purchasing New F4L Senior Notes.

LEVERAGE AND DEBT SERVICE

     Following the consummation of the Merger and the Financing, the Company will be highly leveraged. At September 17, 1994, pro forma for the Merger and the Financing (and certain related assumptions), the Company's total indebtedness (including current maturities) and stockholder's equity would have been $1,971.7 million and $249.2 million, respectively, and the Company would have had an additional $218.2 million available to be borrowed under the New Revolving Facility. In addition, as of September 17, 1994, after giving effect to the Merger and the Financing, scheduled payments under operating leases of the Company and its subsidiaries for the twelve months following the Merger would have been $111.6 million. On the same pro forma basis, for the 52 weeks ended June 25, 1994 and the 12 weeks ended September 17, 1994, the Company's earnings before fixed charges would have been inadequate to cover fixed charges by $85.8 million and $23.2 million, respectively. However, such earnings include non-cash charges of $182.9 million and $41.8 million, respectively, primarily consisting of depreciation and amortization. At September 17, 1994, after giving effect to the Merger, the FFL Merger, the Financing and the Reincorporation Merger (and certain related assumptions), New Holdings would have had (i) $61.4 million in accreted value of Indebtedness outstanding under the Holdings Discount Notes, which will accrete to $103.6 million aggregate principal amount on December 15, 1997 and (ii) $100 million principal amount of Indebtedness outstanding under the Seller Debentures which, through payment of interest thereon with additional Seller Debentures, will increase to $187.7 million aggregate principal amount over a five-year period. The New F4L Senior Note Indenture permits the Company (in the absence of a default or event of default thereunder) to pay cash dividends to New Holdings in an amount sufficient to allow New Holdings to pay interest on such Indebtedness when due. The Company's ability to make scheduled payments of the principal of, or interest on, or to refinance its Indebtedness (including the New F4L Senior Notes) and to make scheduled payments under its operating leases depends on its future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control.

     Based upon the current level of operations and anticipated cost savings, the Company believes that its cash flow from operations, together with borrowings under the New Revolving Facility and its other sources of liquidity (including leases), will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments over the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that anticipated cost savings can be fully achieved. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures, or if its future earnings growth is insufficient to amortize all required principal payments out of internally generated funds, the Company may be required to refinance all or a portion of its existing debt, sell assets or obtain additional financing. There can be no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained, particularly in view of the Company's high level of debt following the Merger and the fact that substantially all of its assets will be pledged to secure the borrowings under the New Credit Facility and other secured obligations.

     The Company's high level of debt will have several important effects on its future operations, including the following: (a) the Company will have significant cash requirements to service debt, reducing funds available for operations and future business opportunities and increasing the Company's vulnerability to adverse general economic and industry conditions; (b) the financial covenants and other restrictions contained in the New Credit Facility and other agreements relating to the Company's senior indebtedness and in the New F4L Senior Note Indenture will require the Company to meet certain financial tests and will restrict its ability to borrow additional funds, to dispose of assets or to pay cash dividends; and (c) because of the Company's debt service requirements, funds available for working capital, capital expenditures, acquisitions and general corporate purposes, may be limited. The Company's leveraged position may increase its vulnerability to competitive pressures. The Company's continued growth depends, in part, on its ability to continue its expansion and store conversion efforts, and, therefore, its inability to finance capital expenditures through borrowed funds could have a material adverse effect on the Company's future operations. Moreover, any default under the documents governing the indebtedness of the Company could have a significant adverse effect on the market value of the New F4L Senior Notes.

ABILITY TO ACHIEVE ANTICIPATED COST SAVINGS

     Management of the Company has estimated that approximately $90 million of annualized net cost savings can be achieved over a four year period as a result of integrating the operations of Ralphs and Food 4 Less. See "Business -- The Merger." The cost savings estimates have been prepared solely by members of the management of each company. The estimates necessarily make numerous assumptions as to future sales levels and other operating results, the availability of funds for capital expenditures as well as general industry and business conditions and other matters, many of which are beyond the control of the Company. Several of the cost savings estimates are premised on the assumption that certain levels of efficiency presently maintained by either Food 4 Less or Ralphs can be achieved by the combined Company following the Merger. Other estimates are based on a management consensus as to what levels of purchasing and similar efficiencies should be achievable by an entity the size of the Company. Certain of the estimates relating to the consolidation of warehousing and distribution facilities assume the completion of certain capital expenditures to expand the capacity of the continuing facilities. It is anticipated that $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs will be required to complete store conversions, integrate operations and expand warehouse facilities over the four year period following the Merger, without which the estimated cost savings may not be fully achievable. Because the assumptions underlying the cost savings estimates are numerous and detailed, management believes that it would be impractical to specify all such assumptions in this Prospectus. However, management also believes that all such assumptions are reasonable in light of existing business conditions and prospects. Investors are cautioned that the actual cost savings realized by the Company may vary considerably from the estimates contained herein and that undue reliance should not be placed upon such estimates. There also can be no assurance that unforeseen costs and expenses or other factors will not offset the projected cost savings in whole or in part.

REGIONAL ECONOMIC CONDITIONS

     Following the consummation of the Merger, a substantial percentage of the Company's business (representing approximately 90% of pro forma sales) will be conducted in Southern California. Southern California began to experience a significant economic downturn in 1991 and has only recently begun a mild recovery. The economy in Southern California has been affected by substantial job losses in the defense and aerospace industries and other adverse economic trends. These adverse regional economic conditions have resulted in declining sales levels at Ralphs and Food 4 Less in recent periods. For the 52 weeks ended June 25, 1994, and the 52 weeks ended January 30, 1994, Food 4 Less and Ralphs experienced 6.9% and 5.8% declines, respectively, in comparable store sales as compared with the comparable period in the prior year, primarily reflecting the weak economy in Southern California, lower levels of price inflation in certain food product categories, and increased competitive store openings in Southern California. For the 12 weeks ended September 17, 1994 and the 36 weeks ended October 9, 1994, Food 4 Less and Ralphs experienced 5.8% and 3.8% declines, respectively, in comparable store sales. Although the declines in comparable store sales have begun to moderate in recent months, and management believes that sales trends will continue to be favorable, there can be no assurance that this trend will continue or that substantial future declines in same store sales will not occur. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The supermarket industry is highly competitive and characterized by narrow profit margins. The Company's competitors in each of its operating divisions include national and regional supermarket chains, independent and specialty grocers, drug and convenience stores, and the newer "alternative format" food stores, including warehouse club stores, deep discount drug stores and "super centers." Supermarket chains generally compete on the basis of location, quality of products, service, price, product variety and store condition. The Company regularly monitors its competitors' prices and adjusts its prices and marketing strategy as management deems appropriate in light of existing conditions. Some of the Company's competitors have greater financial resources than the Company and could use these resources to take steps which could adversely affect the Company's competitive position. See "Business -- Competition."

CORPORATE STRUCTURE; EFFECTS OF ASSET ENCUMBRANCES

     Following the consummation of the Merger, a significant portion of the Company's operating income will be generated by its subsidiaries. As a result, the Company will rely on distributions or advances from its subsidiaries to provide a portion of the funds necessary to meet its debt service obligations, including the payment of principal and interest on the New F4L Senior Notes. Should the Company fail to satisfy any payment obligation under the New F4L Senior Notes, the holders would have a direct claim therefor against the Subsidiary Guarantors pursuant to their Guarantees. However, the capital stock of, and substantially all of the assets of, the Subsidiary Guarantors will be pledged to secure the obligations of the Company and such subsidiaries under the New Credit Facility and other secured obligations. The New F4L Senior Note Indenture will limit, but not prohibit, the ability of the Company and its subsidiaries to incur additional secured indebtedness. In the event of a default under the New Credit Facility (or any other secured indebtedness), the lenders thereunder would be entitled to a claim on the assets securing such indebtedness which is prior to any claim of the holders of the New F4L Senior Notes. Accordingly, there may be insufficient assets remaining after payment of prior secured claims (including claims of lenders under the New Credit Facility) to pay amounts due on the New F4L Senior Notes.

     In addition, if a court were to avoid the Guarantees under fraudulent conveyance laws or other legal principles or, by the terms of such Guarantees, the obligations thereunder were reduced as necessary to prevent such avoidance, or the Guarantees were released, the claims of other creditors of the Subsidiary Guarantors, including trade creditors, would to such extent have priority as to the assets of such Subsidiary Guarantors over the claims of the holders of the New F4L Senior Notes. The Guarantees of the New F4L Senior Notes by any Subsidiary Guarantor will be released upon the sale of such Subsidiary Guarantor or upon the release by the lenders under the New Credit Facility of such Subsidiary Guarantor's Guarantee of the Company's obligation under the New Credit Facility. The New F4L Senior Note Indenture limits the ability of the Company and its subsidiaries to incur additional indebtedness and to enter into agreements that would restrict the ability of any subsidiary to make distributions, loans or other payments to the Company. However, these limitations are subject to certain exceptions. See "-- Fraudulent Conveyance Risks" and "Description of the New F4L Senior Notes."

CONTROL OF THE COMPANY

     Following completion of the Merger, the FFL Merger and the Reincorporation Merger, all of the Company's outstanding common stock will be held by New Holdings. Pro forma for the Merger and certain related events, affiliates of Yucaipa and Apollo will have beneficial ownership of approximately 37.2% and 33.1%, respectively, of the outstanding capital stock of New Holdings. Pursuant to a new stockholders' agreement (the "1995 Stockholders Agreement") which will be entered into by new equity investors and certain current FFL stockholders and Holdings warrantholders, upon completion of the Merger, New Holdings and the Company will have boards consisting of nine and ten members, respectively, and Yucaipa, Apollo and BT Investment Partners, Inc. ("BTIP") will have the right to elect six (seven in the case of the Company), two and one director(s), respectively, to each board. Under the 1995 Stockholders Agreement, unless and until New Holdings has effected an initial public offering of its equity securities meeting certain criteria, New Holdings and its subsidiaries, including the Company, may not take certain actions without the approval of at least two of the three New Holdings directors which the new equity investors are entitled to elect, including but not limited to certain mergers, sale transactions, transactions with affiliates, issuances of capital stock and payments of dividends on or repurchases of capital stock. As a result of the ownership structure of the Company and the contractual rights described above, the voting and management control of the Company is highly concentrated. Yucaipa, acting with the consent of Apollo, has the ability to direct the actions of the Company with respect to matters such as the payment of dividends, material acquisitions and dispositions and other extraordinary corporate transactions. Yucaipa will be a party to a consulting agreement with the Company, pursuant to which Yucaipa will render certain management and advisory services to the Company, and will receive fees for such services. Yucaipa will also receive certain fees in connection with the consummation of the Merger, including a $24 million advisory fee payable upon the closing of the Merger. In addition, as a result of the Merger, certain officers and former officers of Ralphs will redeem the EARs for $22.8 million in cash and will cancel certain options to purchase common stock of RSI for $880,000. An additional $10 million of the EARs, however, will be reinvested in the New Holdings by such officers and former officers. Yucaipa will also be reimbursed for (i) any losses incurred upon the resale of the $10 million principal amount of Seller Debentures which may be put to it pursuant to the Put Agreement and (ii) its expenses in connection with the Merger and the related transactions. In addition, on the Closing Date, the Company and EJDC will enter into a Consulting Agreement, pursuant to which EJDC will act as a consultant to the Company with respect to certain real estate and general commercial matters for a period of five years from the Closing Date in exchange for the payment of a one-time consulting fee of $9 million. See "Certain Relationships and Related Transactions," "Principal Stockholders" and "Description of Capital Stock."

FRAUDULENT CONVEYANCE RISKS

     Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the New F4L Senior Notes or any Guarantee in favor of other existing or future creditors of the Company or a Subsidiary Guarantor.

     If a court in a lawsuit on behalf of any unpaid creditor of the Company or a representative of the Company's creditors were to find that, at the time the Company issued the New F4L Senior Notes, the Company (x) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration or reasonably equivalent value for issuing such New F4L Senior Notes and the Company (i) was insolvent, (ii) was rendered insolvent by reason of such distribution, (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business, or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void such New F4L Senior Notes and void such transactions. Alternatively, in such event, claims of the holders of such New F4L Senior Notes could be subordinated to claims of the other creditors of the Company.

     The Company's obligations under the New F4L Senior Notes will be guaranteed by the Subsidiary Guarantors. To the extent that a court were to find that (x) a Guarantee was incurred by a Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor or the Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) such Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business, or
(iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could void or subordinate such Guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Company of the applicable New F4L Senior Notes.

     To the extent any Guarantees were avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the New F4L Senior Notes would cease to have any claim in respect of such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the applicable New F4L Senior Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities and preferred stock claims of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of the applicable New F4L Senior Notes relating to any voided portions of any of the Guarantees.

     Based upon financial and other information currently available to it, management of the Company believes that the New F4L Senior Notes and the Guarantees are being incurred for proper purposes and in good faith and that the Company and each Subsidiary Guarantor (i) is solvent and will continue to be solvent after issuing the New F4L Senior Notes or its Guarantees, as the case may be, (ii) will have sufficient capital for carrying on its business after such issuance, and (iii) will be able to pay its debts as they mature. See "Management's Discussions and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ABSENCE OF ESTABLISHED PUBLIC MARKET FOR THE NEW F4L SENIOR NOTES

     There is no established market for the New F4L Senior Notes and there can be no assurance as to the liquidity of any markets that may develop for the New F4L Senior Notes, the ability of holders of the New F4L Senior Notes to sell their New F4L Senior Notes, or the price at which holders would be able to sell their New F4L Senior Notes. Future trading prices of the New F4L Senior Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Underwriters have advised the Company that they currently intend to make a market in the New F4L Senior Notes. However, the Underwriters are not obligated to do so and any market-making may be discontinued at any time without notice.

                          THE MERGER AND THE FINANCING

     On September 14, 1994, Food 4 Less and its parent company, Holdings, and FFL entered into the Merger Agreement with RSI and the stockholders of RSI. Pursuant to the terms of the Merger Agreement, Food 4 Less will, subject to certain conditions being satisfied or waived, be merged with and into RSI pursuant to the RSI Merger. Immediately following the RSI Merger, RGC, which is currently a wholly-owned subsidiary of RSI, will merge with and into RSI pursuant to the RGC Merger, and RSI will change its name to Ralphs Grocery Company. Prior to the Merger, FFL will merge with and into Holdings which will be the surviving corporation in the FFL Merger. Immediately following the FFL Merger, Holdings will change its jurisdiction of incorporation by merging into a newly-formed, wholly-owned subsidiary, New Holdings, incorporated in Delaware, pursuant to the Reincorporation Merger. As a result of the Merger, the FFL Merger and the Reincorporation Merger, the Company will become a wholly-owned subsidiary of New Holdings. Upon consummation of the RSI Merger and RGC Merger, the New F4L Senior Notes will be the obligations of the Company. Conditions to the consummation of the RSI Merger include the receipt of regulatory approvals and other necessary consents and completion of financing. The purchase price for RSI is approximately $1.5 billion, including the assumption of debt. The consideration payable to the stockholders of RSI consists of $425 million in cash and $100 million principal amount of the Seller Debentures to be issued by New Holdings. New Holdings will use $150 million of cash received from the New Equity Investment, together with $100 million principal amount of the Seller Debentures, to acquire approximately 48% of the capital stock of RSI immediately prior to consummation of the RSI Merger. New Holdings will then contribute the $250 million of purchased shares of RSI stock to Food 4 Less, and pursuant to the RSI Merger the remaining shares of RSI stock will be acquired for $275 million in cash. Pursuant to an agreement (the "Put Agreement") entered into in connection with the execution of the Merger Agreement, the Edward J. DeBartolo Corporation, an Ohio corporation ("EJDC"), which currently owns approximately 60.3% of the outstanding common stock of RSI, will have the right to put to Yucaipa, which controls Food 4 Less, on the closing date of the Merger (the "Closing Date"), up to $10 million aggregate principal amount of Seller Debentures acquired by EJDC in connection with the Merger, at a purchase price equal to their principal amount. Yucaipa also will be reimbursed for (i) any losses incurred upon the resale of the $10 million principal amount of Seller Debentures which may be put to it pursuant to the Put Agreement and (ii) its expenses in connection with the Merger and the related transactions. In addition, on the Closing Date the Company and EJDC will enter into a Consulting Agreement, pursuant to which EJDC will act as a consultant to the Company with respect to certain real estate and general commercial matters for a period of five years from the Closing Date in exchange for the payment of a consulting fee of $9 million.

     As currently contemplated, the Merger will be financed through the following transactions:

     - Borrowings of up to $750 million aggregate principal amount pursuant to the New Term Loans under the New Credit Facility to be provided by a syndicate of banks led by Bankers Trust. The New Credit Facility will also provide for the $325 million New Revolving Facility, $23.4 million of which is anticipated to be drawn at closing.

     - The issuance of up to $400 million of New F4L Senior Notes pursuant to this Offering.

     - The issuance of preferred stock in a private placement by New Holdings to a group of investors led by Apollo and including affiliates of BT Securities and CS First Boston and other institutional investors, yielding cash proceeds of $150 million pursuant to the New Equity Investment. Concurrently with the New Equity Investment, the New Equity Investors will purchase outstanding shares of New Holdings capital stock from a stockholder of New Holdings for a purchase price of $57.7 million. See "Description of Capital Stock -- New Equity Investment."

     - The exchange by Food 4 Less pursuant to the F4L Exchange Offers of (a) up to $175 million aggregate principal amount of the Old F4L Senior Notes for up to $175 million aggregate principal amount of New F4L Senior Notes plus $5.00 in cash per $1,000 principal amount exchanged and (b) up to $145 million aggregate principal amount of the Old F4L Senior Subordinated Notes for up to $145 million aggregate principal amount of the New F4L Senior Subordinated Notes plus $20.00 in cash per $1,000 principal amount exchanged, together with the solicitation of consents from the holders of the Old F4L Notes to certain amendments to the Old F4L Indentures. It is a condition to the F4L

       Exchange Offers that at least 80% of the outstanding principal amount of Old F4L Notes are exchanged pursuant to the F4L Exchange Offers.

     - The exchange by Food 4 Less pursuant to the RGC Exchange Offer of up to $450 million aggregate principal amount of the Old RGC Notes for up to $450 million aggregate principal amount of the New RGC Notes plus $10.00 in cash per $1,000 principal amount exchanged, together with the solicitation of consents from the holders of the Old RGC Notes to certain amendments to the Old RGC Indentures. It is a condition to the RGC Exchange Offer that at least 80% of the outstanding principal amount of the Old RGC Notes are exchanged pursuant to the RGC Exchange Offers.

     - The purchase by New Holdings of approximately 48% of the outstanding common stock of RSI for an aggregate consideration of $250 million, consisting of the proceeds of the New Equity Investment and $100 million principal amount of the Seller Debentures followed by the contribution of such common stock of RSI to Food 4 Less. Pursuant to the RSI Merger the remaining shares of RSI stock will be acquired for $275 million in cash.

     - The assumption by the Company, pursuant to the RGC Merger, of approximately $157.7 million of other indebtedness of RGC and Food 4 Less.

     - The solicitation of certain consents pursuant to the Holdings Consent Solicitation from the holders of the Holdings Discount Notes to certain amendments to the Holdings Discount Note Indenture.

     The following table illustrates the sources and uses of funds to consummate the Merger, assuming the transaction occurs as of February 1, 1995. This presentation assumes that $360 million principal amount of Old RGC Notes is tendered into the RGC Exchange Offers and $256 million principal amount of Old F4L Notes is tendered into the F4L Exchange Offers, in each case representing 80% of the outstanding aggregate principal amount of such securities. The presentation also assumes that the remaining $90 million of Old RGC Notes not tendered into the RGC Exchange Offers are repurchased after the Closing Date pursuant to the Change of Control Offer. Although management believes such assumptions are reasonable under the circumstances, actual sources and uses may differ from those set forth below depending upon the outcome of the Exchange Offers.

                                SOURCES AND USES
                                 (in millions)

               CASH SOURCES                                      CASH USES
- ---------------------------------------------     ---------------------------------------------
New Term Loans(a)..................  $  750.0     Purchase RSI Common Stock(g).......  $  425.9
New Revolving Facility(b)..........      23.4     Purchase Old RGC Notes(h)..........      90.9
                                                  Repay Ralphs 1992 Credit
New F4L Senior Notes(c)............     400.0       Agreement........................     296.0
New Equity Investment(d)...........     150.0     Repay F4L Credit Agreement.........     170.0
                                     --------
                                                  Pay Accrued Interest(i)............      16.1
                                                  Pay EAR Liability(j)...............      22.8
                                                  Repay Mortgage Indebtedness(k).....     187.0
                                                  Fees and Expenses(l)...............     114.7
                                                                                       --------
     Total Cash Sources............  $1,323.4          Total Cash Uses...............  $1,323.4
                                     ========                                          ========
           NON-CASH SOURCES                                     NON-CASH USES
- ---------------------------------------------     ---------------------------------------------
New F4L Senior Notes(e)............  $  140.0     Old F4L Senior Notes Exchanged.....  $  140.0
Assumed Old F4L Senior Notes.......      35.0     Assumed Old F4L Senior Notes.......      35.0
New F4L Senior Subordinated                       Old F4L Senior Subordinated Notes
  Notes............................     116.0       Exchanged........................     116.0
Assumed Old F4L Senior Subordinated               Assumed Old F4L Senior Subordinated
  Notes............................      29.0       Notes............................      29.0
New RGC Notes......................     360.0     Old RGC Notes Exchanged............     360.0
Assumed Capital Leases and Other                  Assumed Capital Leases and Other
  Debt.............................     157.7       Debt.............................     157.7
Seller Debentures(f)...............     100.0     Purchase RSI Common Stock(f).......     100.0
                                     --------                                          --------
     Total Non-Cash Sources........  $  937.7          Total Non-Cash Uses...........  $  937.7
                                     ========                                          ========

- ---------------

(a) Food 4 Less has accepted a commitment letter from Bankers Trust pursuant to which Bankers Trust has agreed, subject to certain conditions, to provide the Company up to a maximum aggregate amount of $1,075 million of financing under the New Credit Facility. It is anticipated that the New Credit Facility will be syndicated to a number of financial institutions for whom Bankers Trust will act as agent. The New Credit Facility will provide for
    (i) the New Term Loans in the aggregate amount of up to $750 million, comprised of the $375 million Tranche A Loan, the $125 million Tranche B Loan, the $125 million Tranche C Loan, and the $125 million Tranche D Loan, and (ii) the $325 million New Revolving Facility. See "Description of the New Credit Facility."

(b) The New Revolving Facility will provide for a $325 million line of credit which will be available for working capital requirements and general corporate purposes. Up to $150 million of the New Revolving Facility may be used to support standby letters of credit. The letters of credit will be used to cover workers' compensation contingencies and for other purposes permitted under the New Revolving Facility. The Company anticipates that letters of credit for approximately $101 million will be issued under the New Revolving Facility at closing, in replacement of existing letters of credit, primarily to satisfy the State of California's requirements relating to workers compensation self-insurance.

(c) Represents New F4L Senior Notes issued pursuant to this Offering. If Food 4 Less receives tenders in excess of the Minimum Tender in the RGC Exchange Offers, Food 4 Less may elect to decrease the amount of New F4L Senior Notes being offered pursuant to this Offering.

(d) Does not include the $10 million equity contribution by Ralphs management. See note (j) below. Concurrently with the New Equity Investment, certain existing stockholders of New Holdings (formerly stockholders of FFL), including affiliates of George Soros, will sell outstanding shares of New Holdings stock to CLH, which in turn will sell such shares to the New Equity Investors for an aggregate purchase price of $57.7 million (which represents the same price per share as will be paid in the New Equity Investment). In connection with the New Equity Investment, the New Equity Investors will contribute the common stock so acquired to New Holdings in consideration for newly-issued preferred shares. See "Description of Capital Stock -- New Equity Investment."

(e) Represents New F4L Senior Notes issued pursuant to the F4L Exchange Offers, which will be part of the same issue as the New F4L Senior Notes issued pursuant to this Offering.

(f) In connection with the RSI Merger, New Holdings will issue $100 million principal amount of the Seller Debentures as part of the purchase price for the RSI common stock, up to $10 million of which may be put to Yucaipa on the Closing Date at a purchase price equal to their principal amount pursuant to the Put Agreement. In addition, Yucaipa will be reimbursed by the Company for (i) any losses incurred upon the resale of the $10 million principal amount of Seller Debentures which may be put to it pursuant to the Put Agreement and (ii) its expenses in connection with the Merger and the related transactions. See "Certain Relationships and Related
    Transactions -- Food 4 Less."

(g) Includes $425 million to be paid in cash to stockholders of RSI and $0.9 million to be paid in cash to holders of RSI management stock options. See "Executive Compensation -- New Management Stock Option Plan and Management Investment."

(h) Represents the purchase of Old RGC Notes tendered pursuant to the Change of Control Offer which will occur up to 90 days following the Merger. A portion of the proceeds of this Offering will be available to fund the purchase of Old RGC Notes pursuant to the Change of Control Offer. To the extent that any such Old RGC Notes are not tendered pursuant to the Change of Control Offer, any excess proceeds from this Offering will be used to repay borrowings under the New Credit Facility.

(i) Represents accrued interest payable on all debt securities assumed to be tendered in the Exchange Offers.

(j) Represents payments to Ralphs management with respect to the cancellation of outstanding EARs in connection with the Merger. Ralphs management will receive New Holdings stock options in exchange for the cancellation of the remaining EAR liability of $10 million. See "Executive
    Compensation -- Equity Appreciation Rights Plan."

(k) Represents the repayment of outstanding mortgage indebtedness of Ralphs in the principal amount of $174.6 million, plus the estimated amount of the prepayment fees payable with respect thereto.

(l) Includes an advisory fee of $24 million to be paid to Yucaipa upon the closing of the Merger. See "Certain Relationships and Related
    Transactions -- Food 4 Less."

For additional information, see "Description of the New Credit Facility," "The Exchange Offers" and "Description of Holding Company Indebtedness."

                            PRO FORMA CAPITALIZATION

     The following table sets forth the pro forma combined capitalization of the Company as of September 17, 1994, adjusted to give effect to the Merger and the Financing (and certain related assumptions) and the application of the proceeds therefrom. This presentation assumes that $360 million principal amount of Old RGC Notes is tendered into the RGC Exchange Offers, and $256 million principal amount of Old F4L Notes is tendered into the F4L Exchange Offers. This presentation also assumes that the remaining $90 million of Old RGC Notes not tendered into the RGC Exchange Offers are repurchased after the Closing Date pursuant to the Change of Control Offer. The table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the historical consolidated financial statements of Ralphs and Food 4 Less and related notes thereto included elsewhere in this Prospectus.

                                                                                               PRO FORMA
                                                                                            CAPITALIZATION
                                                                                            --------------
                                                                                            (IN MILLIONS)
Cash......................................................................................     $   62.7
                                                                                               ========
Short-term and current portion of long-term debt:
  New Term Loans..........................................................................     $    3.8
  Other indebtedness......................................................................         21.5
                                                                                               --------
         Total short-term and current portion of long-term debt...........................     $   25.3
                                                                                               ========
Long-term debt:
  New Term Loans(a).......................................................................     $  746.2
  New Revolving Facility(b)...............................................................          5.8
  Other indebtedness......................................................................        114.4
  New F4L Senior Notes(c).................................................................        540.0
  Old F4L Senior Notes....................................................................         35.0
  New RGC Notes(d)........................................................................        360.0
  New F4L Senior Subordinated Notes.......................................................        116.0
  Old F4L Senior Subordinated Notes.......................................................         29.0
                                                                                               --------
         Total long-term debt.............................................................     $1,946.4
                                                                                               --------
Stockholders' equity:
  Common stock, $.01 par value............................................................          0.0
  Additional paid-in capital..............................................................        424.1
  Notes receivable(e).....................................................................         (0.6)
  Retained deficit........................................................................       (171.8)
  Treasury stock..........................................................................         (2.5)
                                                                                               --------
    Total stockholders' equity............................................................        249.2
                                                                                               --------
         Total capitalization.............................................................     $2,195.6
                                                                                               ========

- ---------------

(a) Food 4 Less has accepted a commitment letter from Bankers Trust pursuant to which Bankers Trust has agreed, subject to certain conditions, to provide the Company up to a maximum aggregate amount of $1,075 million of financing under the New Credit Facility. It is anticipated that the New Credit Facility will be syndicated to a number of financial institutions for whom Bankers Trust will act as agent. The New Credit Facility will provide for
    (i) the New Term Loans in the aggregate amount of up to $750 million, comprised of the $375 million Tranche A Loan, the $125 million Tranche B Loan, the $125 million Tranche C Loan and the $125 million Tranche D Loan, and (ii) the $325 million New Revolving Facility. See "Description of the New Credit Facility."

(b) The New Revolving Facility will provide for a $325 million line of credit which will be available for working capital requirements and general corporate purposes. Up to $150 million of the New Revolving Facility may be used to support standby letters of credit. The letters of credit will be used to cover workers' compensation contingencies and for other purposes permitted under the New Revolving Facility. The Company anticipates that letters of credit for approximately $101 million will be issued under the New Revolving Facility at closing, in replacement of existing letters of credit, primarily to satisfy the State of California's requirements relating to workers' compensation self-insurance.

(c) Includes New F4L Senior Notes issued pursuant to both this Offering and the F4L Exchange Offers.

(d) In accordance with the terms of the Old RGC Indentures, holders of Old RGC Notes not exchanged for New RGC Notes pursuant to the RGC Exchange Offers will be entitled to have such Old RGC Notes repurchased by the Company pursuant to the Change of Control Offer which will occur up to 90 days following the closing of the Merger. A portion of the proceeds of this Offering will be available to fund the purchase of Old RGC Notes pursuant to the Change of Control Offer. To the extent that any such Old RGC Notes are not tendered pursuant to the Change of Control Offer, any excess proceeds from this Offering will be used to repay borrowings under the New Credit Facility.

(e) Represents notes receivable from shareholders of Holdings with respect to the purchase of Holdings' common stock. See "Executive Compensation -- Food 4 Less Stock Plan."

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements of the Company for the 52 weeks ended June 25, 1994 and as of and for the 12 weeks ended September 17, 1994, give effect to the Merger and the Financing (and certain related assumptions set forth below) and the application of the proceeds therefrom as if such transactions occurred on June 27, 1993, with respect to the pro forma operating and other data, and as of September 17, 1994, with respect to the pro forma balance sheet data. Such pro forma information combines the results of operations of Food 4 Less for the 52 weeks ended June 25, 1994 and the results of operations and balance sheet data as of and for the 12 weeks ended September 17, 1994, with the results of operations of Ralphs for the 52 weeks ended July 17, 1994 and the results of operations and balance sheet data as of and for the 12 weeks ended October 9, 1994, respectively. For information regarding the Merger and the Financing, see "The Merger and the Financing."

     The pro forma adjustments are based upon the assumption that all conditions to the consummation of this Offering are satisfied, including the following: (i) $360 million aggregate principal amount of Old RGC Notes are tendered into the RGC Exchange Offers and (ii) $256 million aggregate principal amount of Old F4L Notes are tendered into the F4L Exchange Offers. The presentation also assumes that the remaining $90 million of Old RGC Notes not tendered into the RGC Exchange Offers are repurchased following the Closing Date pursuant to the Change of Control Offer and that $400 million principal amount of New F4L Senior Notes are issued pursuant to this Offering. In addition, the unaudited pro forma combined financial statements have been prepared based upon the assumption that upon consummation of the Merger, the Company will divest or close 32 stores.

     The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable. The Merger will be accounted for by the Company as a purchase of Ralphs by Food 4 Less and Ralphs' assets and liabilities will be recorded at their estimated fair market values at the date of the Merger. The adjustments included in the unaudited pro forma combined financial statements represent the Company's preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

     The unaudited pro forma combined financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of Food 4 Less and Ralphs, together with the related notes thereto, included elsewhere in this Prospectus.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                             (DOLLARS IN MILLIONS)

                                                        52 WEEKS ENDED
                                                  --------------------------
                                                    RALPHS      FOOD 4 LESS
                                                  (HISTORICAL)  (HISTORICAL)
                                                  (UNAUDITED)    (AUDITED)
                                                   JULY 17,       JUNE 25,      PRO FORMA      PRO FORMA
                                                     1994           1994       ADJUSTMENTS     COMBINED
                                                  -----------   ------------   -----------     ---------
Sales...........................................    $2,709.7      $2,585.2       $(241.4)(a)   $5,053.5
Cost of sales...................................     2,076.3       2,115.9        (194.7)(a)    4,005.3
                                                                                     4.2 (b)
                                                                                     2.8 (c)
                                                                                     0.8 (d)
                                                    --------      --------       -------       --------
     Gross profit...............................       633.4         469.3         (54.5)       1,048.2
Selling, general and administrative expenses....       465.9         388.8         (36.4)(a)      829.9
                                                                                     8.1 (b)
                                                                                     1.4 (d)
                                                                                     1.6 (e)
                                                                                     0.5 (f)
Amortization of excess cost over net assets
  acquired......................................        11.0           7.7          11.0 (g)       29.7
Provision for restructuring.....................         2.4           0.0            --            2.4
Provision for postretirement benefits...........         3.2           0.0            --            3.2
                                                    --------      --------       -------       --------
     Operating income...........................       150.9          72.8         (40.7)         183.0
Other expenses:
  Interest expense -- cash......................        93.2          57.0          74.4 (h)       224.6
  Interest expense -- non-cash..................         9.4           5.8            --           15.2
  Amortization of debt issuance costs...........         6.4           5.5          (0.2)(h)       11.7
Loss on disposal of assets......................         1.8            --            --            1.8
Provision for earthquake loss...................        11.0           4.5            --           15.5
                                                    --------      --------       -------       --------
     Earnings (loss) before income tax
       provision................................        29.1          (0.0)       (114.9)         (85.8)
Income tax expense (benefit)....................      (108.0)          2.7         105.3 (i)          --
                                                    --------      --------       -------       --------
     Net earnings (loss)(o).....................    $  137.1      $   (2.7)      $(220.2)      $  (85.8)
                                                    ========      ========       =======       ========
Preferred stock accretion.......................          --           8.8          (8.8)(j)         --
     Earnings (loss) applicable to common
       shares...................................    $  137.1      $  (11.5)      $(211.4)      $  (85.8)
                                                    ========      ========       =======       ========
     Ratio of earnings to fixed charges(k)......         1.2x          1.0x                          --
                                                    ========      ========                     ========
Other Data:
  EBITDA(as defined)(l)(o)......................    $  228.1      $  130.5       $ (16.1)(m)   $  342.5
  EBITDA margin(n)..............................         8.4%          5.0%                         6.8%

       See Notes to Unaudited Pro Forma Combined Statement of Operations

                             (DOLLARS IN MILLIONS)

                                                       12 WEEKS ENDED
                                                 ---------------------------
                                                   RALPHS       FOOD 4 LESS
                                                 (HISTORICAL)  (HISTORICAL)
                                                 (UNAUDITED)    (UNAUDITED)
                                                  OCTOBER 9,   SEPTEMBER 17,    PRO FORMA      PRO FORMA
                                                    1994           1994        ADJUSTMENTS     COMBINED
                                                 ------------  -------------   -----------     ---------
Sales..........................................     $615.4        $598.7         $(53.3)(a)     $1,160.8
Cost of sales..................................      476.6         495.7          (44.4)(a)        929.2
                                                                                    1.0 (b)
                                                                                    0.0 (c)
                                                                                    0.3 (d)
                                                    ------        ------         ------         --------
     Gross profit..............................      138.8         103.0          (10.2)           231.6
Selling, general and administrative expenses...      104.8          88.1           (8.2)(a)        187.6
                                                                                    1.9 (b)
                                                                                    0.5 (d)
                                                                                    0.4 (e)
                                                                                    0.1 (f)
Amortization of excess cost over net assets
  acquired.....................................        2.6           1.8            2.6 (g)          7.0
Provision for restructuring....................        0.0           0.0             --              0.0
Provision for postretirement benefits..........        0.6           0.0             --              0.6
                                                    ------        ------         ------         --------
     Operating income..........................       30.8          13.1           (7.5)            36.4
Other expenses:
  Interest expense -- cash.....................       22.3          13.4           17.6 (h)         53.3
  Interest expense -- non-cash.................        2.0           1.3             --              3.3
  Amortization of debt issuance costs..........        1.4           1.3            0.0 (h)          2.7
Loss (gain) on disposal of assets..............        0.8          (0.5)            --              0.3
Provision for earthquake loss..................        0.0           0.0             --              0.0
                                                    ------        ------         ------         --------
     Earnings (loss) before income tax
       provision...............................        4.3          (2.4)         (25.1)           (23.2)
Income tax expense (benefit)...................        0.0           0.9           (0.9)(i)          0.0
                                                    ------        ------         ------         --------
     Net earnings (loss)(o)....................     $  4.3        $ (3.3)        $(24.2)        $  (23.2)
                                                    ======        ======         ======         ========
Preferred stock accretion......................         --           2.4           (2.4)(j)           --
     Earnings (loss) applicable to common
       shares..................................     $  4.3        $ (5.7)        $(21.8)        $  (23.2)
                                                    ======        ======         ======         ========
     Ratio of earnings to fixed charges(k).....        1.1x           --                              --
                                                    ======        ======                        ========
Other Data:
  EBITDA (as defined)(l)(o)....................     $ 52.0        $ 29.7         $ (2.2)(m)     $   79.5
  EBITDA margin(n).............................        8.5%          5.0%                            6.9%

       See Notes to Unaudited Pro Forma Combined Statement of Operations.

                          NOTES TO UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS

(a) Reflects the anticipated closing or divestiture of 32 stores. Does not give effect to the closure of 2 Food 4 Less stores open at October 1, 1994 which were closed subsequent to September 17, 1994.

(b) Represents the additional depreciation expense associated with the purchase price allocation to property, plant and equipment of $160.0 million based on the current estimate of fair market value. Property, plant and equipment is being depreciated over an average useful life of 13 years. Depreciation expense has been allocated among cost of sales and selling, general and administrative expenses.

(c) Reflects the elimination of Ralphs historical LIFO provision.

(d) Reflects depreciation expense associated with approximately $36.8 million of additional fixed assets required for the conversion of 23 Ralphs stores to the Food 4 Less warehouse format and 122 Alpha Beta, Boys and Viva stores to the Ralphs format.

(e) Reflects additional Yucaipa management fees ($2.0 million for the 52 weeks ended June 25, 1994 and $0.5 million for the 12 weeks ended September 17,
    1994) and the elimination of an annual guarantee fee ($0.4 million for the 52 weeks ended June 25, 1994 and $0.1 million for the 12 weeks ended September 17, 1994) paid by Ralphs to EJDC.

(f) Reflects increased compensation resulting from new employment agreements with certain of the current executive officers of Ralphs.

(g) Reflects the amortization of the excess of cost over net assets acquired in the Merger ($22.0 million for the 52 weeks ended June 25, 1994 and $5.1 million for the 12 weeks ended September 17, 1994) and elimination of Ralphs' historical amortization ($11.0 million for the 52 weeks ended June 25, 1994 and $2.5 million for the 12 weeks ended September 17, 1994). Amortization has been calculated on the straight line basis over a period of 40 years.

(h) The following table presents a reconciliation of pro forma interest expense and amortization of deferred financing costs:

                                                                                    52 WEEKS             12 WEEKS
                                                                                      ENDED                ENDED
                                                                                  JUNE 25, 1994     SEPTEMBER 17, 1994
                                                                                  -------------     ------------------
     Historical interest expense -- cash........................................      $150.2              $ 35.7
                                                                                      ------              ------
       Plus: Interest on borrowings under:
         New Credit Facility....................................................        74.6                16.3
         New F4L Senior Notes...................................................        44.0                10.1
         New RGC Notes..........................................................        41.4                 9.5
         Other bank fees........................................................         3.5                 0.8
         Other debt.............................................................         4.2                 2.7
       Less: Interest on borrowings under:
         Old bank term loans:
           Ralphs...............................................................       (21.3)               (5.4)
           Food 4 Less..........................................................       (11.5)               (2.5)
         Old RGC Notes..........................................................       (43.9)              (10.1)
         Other debt.............................................................       (16.6)               (3.8)
                                                                                      ------              ------
       Pro forma adjustment.....................................................        74.4                17.6
                                                                                      ------              ------
     Pro forma interest expense -- cash.........................................      $224.6              $ 53.3
                                                                                      ======              ======
     Historical amortization of debt issuance costs.............................      $ 11.9              $  2.7
       Plus:
         Financing and exchange/consent fees....................................         8.8                 2.0
         Other fees and expenses................................................         2.4                 0.6
       Less:
         Historical Financing Costs:
         Ralphs.................................................................        (6.1)               (1.4)
         Food 4 Less............................................................        (5.3)               (1.2)
                                                                                      ------              ------
       Pro forma adjustment.....................................................        (0.2)                0.0
                                                                                      ------              ------
     Pro forma amortization of debt issuance costs..............................      $ 11.7              $  2.7
                                                                                      ======              ======

(i) Represents the elimination of the historical income tax benefit of Ralphs ($108.0 million for the 52 weeks ended June 25, 1994) and Food 4 Less income tax expense ($2.7 million for the 52 weeks ended June 25, 1994 and $0.9 million for the 12 weeks ended September 17, 1994) given expected pro forma losses. The Company's ability to recognize income tax benefits may be limited in accordance with Financial Accounting Standard No. 109 "Accounting for Income Taxes." As such, no income tax benefit has been reflected in these pro forma financial statements. See "Certain Federal Income Tax Considerations."

(j) Reflects cancellation of cumulative convertible preferred stock of Food 4 Less held by Holdings.

(k) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary item and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). The Company's pro forma earnings were inadequate to cover pro forma fixed charges for the 52 weeks ended June 25, 1994 and for the 12 weeks ended September 17, 1994 by approximately $85.8 million and $23.2 million, respectively. However, such pro forma earnings included non-cash charges of $182.9 million for the 52 weeks ended June 25, 1994 and $41.8 million for the 12 weeks ended September 17, 1994, primarily consisting of depreciation and amortization.

(l) "EBITDA," as defined and presented historically by RGC, represents net earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, post-retirement benefits, the LIFO charge, provision for restructuring, provision for earthquake losses, a one-time charge for Teamsters Union sick pay benefits, and gains and losses on disposal of assets. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of the Company's operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(m) Reflects primarily EBITDA (as defined) associated with closed or divested stores and the adjustments referred to in notes (e) and (f) above.

(n) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

(o) The unaudited pro forma results of operations and EBITDA for the 52 weeks ended June 25, 1994 and the 12 weeks ended September 17, 1994 do not include certain one-time non-recurring costs related to (i) severance payments under certain employment contracts with Food 4 Less management totalling $1.4 million that are subject to change of control provisions and the achievement of earnings and sales targets, (ii) costs related to the integration of the Company's operations which are estimated to be $50.0 million over a three-year period, (iii) $1.8 million in costs related to the cancellation of an employment agreement, or (iv) other costs related to warehouse closures, which costs are not presently determinable.

                     UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               (DOLLARS IN MILLIONS)

                                                                FOOD 4 LESS
                                                 RALPHS        (HISTORICAL)
                                              (HISTORICAL)      (UNAUDITED)
                                               (UNAUDITED)     SEPTEMBER 17,    PRO FORMA
                                             OCTOBER 9, 1994       1994        ADJUSTMENTS      PRO FORMA
                                             ---------------   -------------   -----------      ---------
                                                 ASSETS
Current assets:
  Cash and cash equivalents................      $   33.3         $  29.4        $   0.0 (a)    $    62.7
  Accounts receivable......................          45.2            25.4             --             70.6
  Inventories..............................         217.2           210.6           39.9 (b)        467.7
  Prepaid expense and other current
     assets................................          18.3            13.4             --            31.7
                                                 --------         -------        -------        --------
          Total current assets.............         314.0           278.8           39.9           632.7
Investments................................           0.0            12.7                           12.7
Property, plant and equipment..............         611.6           370.0          160.0 (c)     1,111.7
                                                                                   (27.9)(d)
                                                                                    (2.0)(e)
Excess of cost over net assets acquired,
  net......................................         368.8           266.1          511.6 (f)     1,146.5
Beneficial lease rights....................          50.7             0.0             --            50.7
Deferred debt issuance costs, net..........          22.7            27.2           76.2 (g)        80.0
                                                                                   (46.1)(h)
Deferred income taxes......................         113.6             0.0         (113.6)(i)         0.0
Other assets...............................          10.0            23.7          (12.9)(d)        20.8
                                                 --------         -------        -------        --------
          Total assets.....................      $1,491.4         $ 978.5        $ 585.2        $3,055.1
                                                 ========         =======        =======        ========
                                  LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt.....      $   79.9         $  23.2        $ (77.8)(j)    $   25.3
  Short-term debt..........................          37.4             0.0          (37.4)(k)         0.0
  Accounts payable.........................         177.5           176.1             --           353.6
  Accrued expenses.........................         109.3           108.1          (22.1)(l)       201.8
                                                                                     4.7 (d)
                                                                                     1.8 (m)
  Current portion of self-insurance
     reserves..............................          28.2            29.5             --            57.7
                                                 --------         -------        -------        --------
          Total current liabilities........         432.3           336.9         (130.8)          638.4
Long-term debt.............................         883.4           495.7          567.3 (n)     1,946.4
Self-insurance reserves....................          46.0            65.5             --           111.5
Deferred income taxes......................           0.0            14.7             --            14.7
Lease valuation reserve....................          30.1             0.0             --            30.1
Other non-current liabilities..............          84.6             0.0          (33.8)(o)        64.8
                                                                                    11.0 (p)
                                                                                     3.0 (e)
                                                 --------         -------        -------        --------
          Total liabilities................       1,476.4           912.8          416.7         2,805.9
                                                 --------         -------        -------        --------
Stockholder's equity:
  Preferred Stock..........................           0.0            61.4          (61.4)(q)         0.0
  Common Stock.............................           0.3             0.0           (0.3)(t)         0.0
  Additional paid-in capital...............         175.2           107.7           61.4 (q)       424.1
                                                                                    10.0 (o)
                                                                                   145.0 (r)
                                                                                   100.0 (s)
                                                                                  (175.2)(t)
  Notes receivable from shareholders of
     parent................................           0.0            (0.6)            --            (0.6)
  Accumulated deficit......................        (160.5)         (100.3)         (24.2)(u)      (171.8)
                                                                                   160.5 (t)
                                                                                   (45.5)(d)
                                                                                    (1.8)(m)
  Treasury stock...........................           0.0            (2.5)            --            (2.5)
                                                 --------         -------        -------        --------
          Total stockholder's equity(v)....          15.0            65.7          168.5           249.2
                                                 --------         -------        -------        --------
          Total liabilities and
            stockholder's equity...........      $1,491.4         $ 978.5        $ 585.2        $3,055.1
                                                 ========         =======        =======        ========

            See Notes to Unaudited Pro Forma Combined Balance Sheet.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(a) Reflects gross proceeds received from (i) the New Term Loans, (ii) the New Revolving Facility, (iii) the New Equity Investment and (iv) this Offering used to retire certain debt and liabilities and to pay financing costs and other related fees as set forth in the following table:

        New Term Loans............................................................................  $ 750.0
        New Revolving Facility....................................................................      5.8
        New F4L Senior Notes......................................................................    400.0
        New Equity Investment.....................................................................    150.0
        Purchase RSI Common Stock.................................................................   (425.9)
        Repay Ralphs 1992 Credit Agreement........................................................   (296.2)
        Repay F4L Credit Agreement................................................................   (140.3)
        Purchase Old RGC Notes....................................................................    (90.9)
        Pay EAR liability.........................................................................    (23.8)
        Repay other Ralphs debt...................................................................   (191.9)
        Accrued Interest..........................................................................    (22.1)
        Fees and Expenses.........................................................................   (114.7)
                                                                                                    -------
                Pro forma adjustment..............................................................  $   0.0
                                                                                                    =======

(b) Reflects the elimination of Ralphs historical LIFO reserve ($17.4 million) and the write-up of merchandise inventory ($22.5 million); both to reflect current estimated selling prices less costs of disposal and a reasonable profit allowance for the selling effort of the acquiring company.

(c) Reflects the estimated write-up to fair value of Ralphs property, plant and equipment as of the date of the Merger.

(d) Reflects estimated restructuring charge associated with closing 29 Food 4 Less conventional supermarkets or warehouse stores and converting 16 Food 4 Less conventional supermarkets to warehouse stores. Pursuant to the settlement agreement with the State of California, 24 Food 4 Less stores (as well as 3 Ralphs stores) must be closed by December 31, 1995. See
    "Business -- California Settlement Agreement." Although not required by such settlement agreement, an additional 5 under-performing stores selected by the Company also are scheduled to be closed by December 31, 1995. The restructuring charge consists of write-downs of property, plant and equipment ($27.9 million), write-off of the Alpha Beta trademark ($8.6 million), write-off of other assets ($4.3 million), lease termination expenses ($3.1 million), and miscellaneous expense accruals ($1.6 million). The expected cash payments to be made in connection with the restructuring charge total $7.1 million. It is expected that such cash payments will be made by December 31, 1995. The estimated restructuring charge will be recorded as an expense once the Merger is completed. No additional expenses are expected to be incurred in future periods in connection with these closings.

(e) Reflects the anticipated closing of 3 Ralphs stores.

(f) Reflects the excess of costs over the fair value of the net assets of Ralphs acquired in connection with the Merger ($880.4 million) and the elimination of Ralphs historical excess of costs over the fair value of the net assets acquired ($368.8 million). The aggregate purchase price of $525.9 million plus $54.1 million of costs related to the acquisition was allocated to assets and liabilities based on management's preliminary estimate of fair values as of October 9, 1994, as follows:

                                                                                         AMOUNTS IN MILLIONS
        Cash...........................................................................       $    33.3
        Receivables....................................................................            45.2
        Inventories....................................................................           257.1
        Other current assets...........................................................            18.3
        Property, fixtures and equipment...............................................           771.6
        Beneficial lease rights........................................................            50.7
        Goodwill.......................................................................           880.4
        Other assets...................................................................            10.7
        Current liabilities............................................................          (432.3)
        Obligations under capital leases...............................................           (58.1)
        Long-term debt.................................................................          (825.3)
        Other non-current liabilities..................................................          (171.6)
                                                                                               --------
                                                                                              $   580.0
                                                                                              =========
        A reconciliation of the excess purchase price is as follows:
          Purchase price...............................................................       $   580.0
          Less historical net book value at October 9, 1994............................           (15.0)
          Add historical deferred tax asset............................................           113.6
          Add historical goodwill......................................................           368.8
          Add historical deferred debt costs...........................................            21.9
                                                                                               --------
                  Excess to be allocated...............................................       $ 1,069.3
                                                                                              =========
        Excess allocated to:
          Inventories..................................................................       $    39.9
          Property, fixtures and equipment.............................................           160.0
          Goodwill.....................................................................           880.4
          Other non-current liabilities................................................           (11.0)
                                                                                               --------
                                                                                              $ 1,069.3
                                                                                              =========

(g) Reflects the debt issuance costs associated with the New Credit Facility, ($26.9 million), the RGC Exchange Offers ($4.5 million), the F4L Exchange Offers ($3.2 million), the Holdings Consent Solicitation ($0.5 million), the RGC Exchange Offers cash payments ($3.6 million), the F4L Exchange Offers cash payments ($5.2 million), the Holdings Consent Solicitation cash payments ($3.1 million), the New F4L Senior Notes ($12.0 million) and other financing costs ($17.2 million). These amounts have been capitalized as deferred financing costs.

(h) Reflects the elimination of deferred debt issuance costs associated with the Ralphs 1992 Credit Agreement (as defined) ($7.4 million), the F4L Credit Agreement (as defined) ($10.4 million), the Old RGC Notes ($10.8 million) and the Old F4L Notes ($13.8 million) and other indebtedness of RGC and Food 4 Less ($3.7 million) to be repaid in connection with the Merger.

(i) Reflects the elimination of Ralphs deferred tax asset associated with changes in the financial reporting basis of assets. The combined Company may be required to record a valuation allowance on all or some deferred tax assets in compliance with Financial Accounting Standard No. 109 "Accounting for Income Taxes." This determination may be based, in part, on historical or expected earnings. For purposes of these pro forma financial statements it has been assumed that all deferred net tax assets have been fully reserved.

(j) Reflects the repayment and cancellation of the current maturities of Ralphs 1992 Credit Agreement ($62.5 million), the F4L Credit Agreement ($17.0 million), certain other Ralphs debt ($2.1 million) and the recording of the current maturities of the New Credit Facility ($3.8 million).

(k) Reflects the repayment of Ralphs' old revolving credit facility.

(l) Reflects the payment of accrued interest on the Ralphs 1992 Credit Agreement ($2.3 million), the F4L Credit Agreement ($0.5 million), the Old RGC Notes ($7.4 million), the Old F4L Notes ($10.8 million) and other indebtedness of RGC and Food 4 Less ($1.1 million) to be repaid in connection with the Merger.

(m) Represents the liability to an executive under his employment contract due to a change of control provision.

(n) Reflects the repayment and cancellation of the Ralphs 1992 Credit Agreement and the F4L Credit Agreement, and the repayment of certain other Ralphs debt, and records borrowings under the New Credit Facility as set forth in the table below:

        New Term Loans............................................................................  $ 746.2
        New Revolving Facility....................................................................      5.8
        New F4L Senior Notes......................................................................    400.0
        Repay Ralphs 1992 Credit Agreement........................................................   (196.3)
        Repay F4L Credit Agreement................................................................   (123.3)
        Purchase Old RGC Notes....................................................................    (90.0)
        Repay other Ralphs debt...................................................................   (175.1)
                                                                                                    -------
                Net pro forma adjustment..........................................................  $ 567.3
                                                                                                    =======

(o) Reflects the payment of a portion of the Ralphs EAR liability ($23.8 million) and the issuance of New Holdings stock options in consideration of the cancellation of the remaining Ralphs EAR liability ($10.0 million). See "Executive Compensation -- Equity Appreciation Rights Plan." No future compensation expense will be recorded as the cancellation of certain EAR liabilities ($10.0 million) in consideration for the issuance of New Holdings stock options is deemed to reflect fair value.

(p) Reflects a reserve for Ralphs unfunded defined benefit pension plan, determined as the difference between the projected benefit obligation of the plans as compared to the fair value of plan assets, less amounts previously accrued.

(q) Reflects cancellation of cumulative convertible preferred stock of Food 4 Less held by Holdings.

(r) Reflects the contribution by New Holdings of RSI stock acquired with the cash proceeds of the New Equity Investment of $150.0 million offset by $5.0 million in related commitment fees.

(s) Reflects the contribution by New Holdings of RSI stock acquired through the issuance of $100.0 million aggregate principal amount of the Seller Debentures.

(t) Reflects the elimination of Ralphs historical equity.

(u) Represents the write-off of the historical deferred debt issuance costs of Food 4 Less related to its refinanced debt.

(v) The unaudited pro forma combined balance sheet as of September 17, 1994 does not include certain one-time non-recurring costs related to (i) severance payments under certain employment contracts with Food 4 Less management totaling $1.4 million that are subject to change of control provisions and the achievement of earnings and sales targets, (ii) costs related to the integration of the Company's operations which are estimated to be $50.0 million over a three-year period, (iii) other costs related to warehouse closures, which costs are not presently determinable, or (iv) any contingent liability to reimburse Yucaipa in the event it incurs a loss on the resale of $10 million of the Seller Debentures.

                  SELECTED HISTORICAL FINANCIAL DATA OF RALPHS

     The following table presents selected historical financial data of RGC (as the predecessor of RSI) as of and for the 52 weeks ended January 28, 1990, the 53 weeks ended February 3, 1991, and the 52 weeks ended February 2, 1992, and summary historical financial data of RSI for the 52 weeks ended January 31, 1993 and January 30, 1994, which have been derived from the financial statements of RSI and RGC audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected historical financial data of RSI presented below as of and for the 36 weeks ended October 10, 1993 and October 9, 1994 have been derived from unaudited interim financial statements of RSI which, in the opinion of management, reflect all material adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The following information should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of RSI and RGC and related notes thereto included elsewhere in this Prospectus.

                                 52 WEEKS      53 WEEKS       52 WEEKS       52 WEEKS      52 WEEKS      36 WEEKS     36 WEEKS
                                   ENDED         ENDED          ENDED          ENDED         ENDED         ENDED        ENDED
                                JANUARY 28,   FEBRUARY 3,    FEBRUARY 2,    JANUARY 31,   JANUARY 30,   OCTOBER 10,   OCTOBER 9,
                                   1990           1991           1992          1993          1994          1993          1994
                                -----------   -----------    -----------    -----------   -----------   -----------   ----------
                                                                      (DOLLARS IN MILLIONS)                    (UNAUDITED)
OPERATING DATA:
  Sales......................... $2,556.1      $2,799.1        $2,889.2       $2,843.8      $2,730.2      $1,874.2      $1,856.3
  Cost of sales.................  2,051.1       2,225.4         2,275.2        2,217.2       2,093.7       1,445.2       1,433.0
                                 --------      --------        --------       --------      --------      --------      --------
  Gross profit..................    505.0         573.7           614.0          626.6         636.5         429.0         423.3
  Selling, general and
    administrative expenses.....    391.0         435.8           456.6          466.7         467.6         319.4         316.0
  Provision for equity
    appreciation rights.........     26.0          15.3            18.3             --            --            --            --
  Amortization of excess of cost
    over net assets acquired....     11.7          11.0            11.0           11.0          11.0           7.6           7.6
  Provisions for restructuring,
    post retirement benefits and
    tax indemnification
    payments(a).................       --           2.2            12.6           10.4           5.8           2.1           1.8
                                 --------      --------        --------       --------      --------      --------      --------
  Operating income..............     76.3         109.4           115.5          138.5         152.1          99.9          97.9
    Interest expense(b).........    130.9         128.5           130.2          125.6         108.8          75.7          77.2
    Loss on disposal of assets
      and provisions for legal
      settlement and earthquake
      losses(c).................      3.1           6.4            13.0           10.1          12.9           0.4           0.8
  Income tax expense
    (benefit)...................     12.0          12.8            13.5            8.3        (108.0)(d)        --           --
  Cumulative effect of change in
    accounting for
    postretirement benefits
    other than pensions.........       --         (13.1)             --             --            --            --            --
  Extraordinary item-debt
    refinancing, net of tax
    benefits....................       --            --              --          (70.6)           --            --            --
                                 --------      --------        --------       --------      --------      --------      --------
  Net earnings (loss)........... $  (69.7)     $  (51.4)       $  (41.2)      $  (76.1)     $  138.4      $   23.8      $   19.9
                                 ========      ========        ========       ========      ========      ========      ========
  Ratio of earnings to fixed
    charges(e)..................       --(e)        --(e)          --(e)          1.02x         1.24x         1.27x         1.22x
BALANCE SHEET DATA (end of period):
  Working capital surplus
    (deficit)................... $  (46.5)    $  (93.9)        $ (114.2)      $ (122.0)     $  (73.0)     $  (87.5)     $ (118.3)
  Total assets..................  1,404.8      1,406.4          1,357.6        1,388.5       1,483.7       1,363.9       1,491.4
  Total debt(f).................    991.0        986.1            941.9        1,029.8         998.9         990.4       1,000.6
  Redeemable stock..............      3.0          3.0              3.0             --            --            --            --
  Stockholders' equity
    (deficit)...................     35.4        (16.0)           (57.2)        (133.3)          5.1        (109.5)         15.0
OTHER DATA:
  Depreciation and
    amortization(g)............. $   81.6     $   75.2         $   76.6       $   76.9      $   74.5      $   51.7      $   51.9
  Capital expenditures..........    103.5         87.6             50.4          102.7          62.2          46.8          44.5
  Stores open at end of
    period......................      142          150              158            159           165           163           168
  EBITDA (as defined)(h)........ $  188.8     $  207.0         $  225.8       $  227.3      $  230.2      $  155.9      $  156.1
  EBITDA margin(i)..............      7.4%         7.4%             7.8%           8.0%          8.4%          8.3%          8.4%

- ---------------

(a) Provisions for restructuring are charges for expenses relating to closing of Ralphs central bakery operation. The charge reflected the complete write-down of the bakery building, machinery and equipment, leaseholds, related inventory and supplies, and providing severance pay to terminated employees. These charges were $7.1 million and $2.4 million for the 52 weeks ended January 31, 1993 and the 52 weeks ended January 30, 1994, respectively. Provision for post retirement benefits other than pensions was $2.2 million, $2.6 million, $3.3 million, $3.4 million, $2.1 million and $1.8 million for the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993, and January 30, 1994, and the 36 weeks ended October 10, 1993 and ended October 9, 1994, respectively. Provision for tax indemnification payments to Federated were $10.0 million for the 52 weeks ended February 2, 1992.

(b) Net earnings (loss) includes non-cash charges related to the amortization of deferred debt issuance costs of $4.1 million for the 52 weeks ended January 28, 1990, $4.1 million for the 53 weeks ended February 3, 1991, $5.0 million for the 52 weeks ended February 2, 1992, $5.5 million for the 52 weeks ended January 31, 1993, $6.5 million for the 52 weeks ended January 30, 1994 and $4.5 and $4.3 for the 36 weeks ended October 10, 1993 and October 9, 1994, respectively.

(c) Loss on disposal of assets was $3.1 million, $6.4 million, $13.0 million, $2.6 million, $1.9 million, $0.4 million and $0.8 million for the 52 weeks ended January 28, 1990, the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993, and January 30, 1994 and the 36 weeks ended October 10, 1993 and October 9, 1994, respectively. The 52 weeks ended February 2, 1992 includes approximately $12.2 million representing a reserve against losses related to the closing of three stores. Provision for legal settlement was $7.5 million for the 52 weeks ended January 31, 1993. Provision for earthquake losses was $11.0 million for the 52 weeks ended January 30, 1994. This represents reserve for losses, net of anticipated insurance recoveries, resulting from the January 17, 1994 Southern California earthquake.

(d) Includes recognition of $109.1 million of deferred income tax benefit and $1.1 million current income tax expense for Fiscal 1993 (see Note 11 of Notes to Consolidated Financial Statements of Ralphs).

(e) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary items and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 52 weeks ended January 28, 1990, the 53 weeks ended February 3, 1991 and the 52 weeks ended February 2, 1992 by $57.7 million, $25.5 million and $27.7 million, respectively.

(f) Total debt includes long-term debt, current maturities of long-term debt, short-term debt and capital lease obligations.

(g) For the 52 weeks ended January 28, 1990, the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993, and January 30, 1994 and the 36 weeks ended October 10, 1993 and October 9, 1994, depreciation and amortization includes amortization of the excess of cost over net assets acquired of $11.7 million, $11.0 million, $11.0 million, $11.0 million, $11.0 million, $7.6 million and $7.6 million, respectively.

(h) "EBITDA," as defined and presented historically by RGC, represents net earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provisions for Equity Appreciation Rights, provision for tax indemnification payments to Federated, provision for postretirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring, provision for earthquake losses, a one-time charge for Teamsters Union sick pay benefits and loss on disposal of assets. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Ralphs' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(i) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

               SELECTED HISTORICAL FINANCIAL DATA OF FOOD 4 LESS

     The following table presents selected historical financial data of Food 4 Less as of and for the 53 weeks ended June 30, 1990 and the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994 which have been derived from the financial statements of Food 4 Less audited by Arthur Andersen LLP, independent public accountants. The summary historical financial data of Food 4 Less presented below as of and for the 12 weeks ended September 18, 1993 and September 17, 1994 have been derived from unaudited interim financial statements of Food 4 Less which, in the opinion of management, reflect all material adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The following information should be read in conjunction with the Unaudited Pro Forma Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Food 4 Less and related notes thereto included elsewhere in this Prospectus.

                      53 WEEKS ENDED  52 WEEKS ENDED  52 WEEKS ENDED  52 WEEKS ENDED  52 WEEKS ENDED  12 WEEKS ENDED  12 WEEKS ENDED
                         JUNE 30,        JUNE 29,         JUNE 27,         JUNE 26,       JUNE 25,     SEPTEMBER 18,   SEPTEMBER 17,
                           1990          1991(A)           1992             1993          1994(B)          1993             1994
                      --------------  --------------  --------------  --------------  --------------  --------------  --------------
                                                                    (DOLLARS IN MILLIONS)                       (UNAUDITED)
OPERATING DATA:
  Sales..............    $1,318.2        $1,606.6        $2,913.5        $2,742.0        $2,585.2         $616.6          $598.7
  Cost of sales......     1,113.4         1,340.9         2,392.7         2,257.8         2,115.9          504.2           495.7
                         --------        --------        --------        --------        --------         ------          ------
  Gross profit.......       204.8           265.7           520.8           484.2           469.3          112.4           103.0
  Selling, general,
    administrative
    and other
    expenses.........       157.8           213.1           469.7           434.9           388.8           95.7            88.1
  Amortization of
    excess cost over
    net assets
    acquired.........         5.3             5.3             7.8             7.6             7.7            1.8             1.8
                         --------        --------        --------        --------        --------         ------          ------
  Operating income...        41.7            47.3            43.3            41.7            72.8           14.9            13.1
  Interest
    expense(c).......        50.8            50.1            70.2            69.8            68.3           15.7            16.0
  Loss (gain) on
    disposal of
    assets...........          --             0.6            (1.3)           (2.1)             --             --            (0.5)
  Provision for
    earthquake losses          --              --              --              --             4.5             --              --
  Provision for
    income taxes.....         1.0             2.5             3.4             1.4             2.7            0.3             0.9
  Extraordinary
    charge...........          --             3.7(d)          4.8(e)           --              --             --              --
                         --------        --------        --------        --------        --------         ------          ------
  Net loss...........    $  (10.1)       $   (9.6)       $  (33.8)       $  (27.4)       $   (2.7)        $ (1.1)         $ (3.3)
                         ========        ========        ========        ========        ========         ======          ======
  Ratio of earnings
    to fixed
    charges(f).......          --(f)           --(f)           --(f)           --(f)          1.0x            --(f)           --(f)

BALANCE SHEET DATA
  (end of period)(g):
  Working capital
    surplus (deficit)    $  (40.5)       $   13.7        $  (66.3)       $  (19.2)       $  (54.9)        $(18.6)         $(58.1)
  Total assets.......       574.7           980.0           998.5           957.8           980.1          967.3           978.5
  Total debt(h)......       360.7           558.9           525.3           538.1           517.9          530.6           518.8
  Redeemable stock...         5.1              --              --              --              --             --              --
  Stockholder's
    equity...........        20.6            84.6            50.8            72.9            69.0           71.6            65.7

OTHER DATA:
 Depreciation and
   amortization(i)...    $   25.8        $   31.9        $   54.9        $   57.6        $   57.1         $ 13.1          $ 13.0
  Capital expenditures       36.4            34.7            60.3            53.5            57.5            6.6            16.8
  Stores open at end
    of period........         115             259             249             248             258            248             261
  EBITDA
    (as defined)(j)..    $   69.5        $   80.7        $  103.1        $  105.9        $  130.5         $ 29.0          $ 29.7
  EBITDA
    margin(k)...              5.3%            5.0%            3.5%            3.9%            5.0%           4.7%            5.0%

- ---------------
(a) Operating data for the 52 weeks ended June 29, 1991 include the results of Alpha Beta only from June 17, 1991, the date of its acquisition. Alpha Beta's sales for the two weeks ended June 29, 1991 were $59.2 million.

(b) Operating data for the 52 weeks ended June 25, 1994 include the results of the Food Barn stores, which were not material, from March 29, 1994, the date of the acquisition of the Food Barn stores.

(c) Interest expense includes non-cash charges related to the amortization of deferred financing costs of $4.1 million for the 53 weeks ended June 30, 1990, $5.2 million for the 52 weeks ended June 29, 1991, $6.3 million for the 52 weeks ended June 27, 1992, $4.9 million for the 52 weeks ended June 26, 1993, $5.5 million for the 52 weeks ended June 25, 1994, $1.2 million for the 12 weeks ended September 18, 1993 and $1.3 million for the 12 weeks ended September 17, 1994.

(d) Represents an extraordinary charge of $3.7 million (net of related income tax benefit of $2.5 million) relating to the refinancing of certain indebtedness in connection with the Alpha Beta acquisition and the write-off of related debt issuance costs.

(e) Represents an extraordinary net charge of $4.8 million reflecting the write-off of $6.7 million (net of related income tax benefit of $2.5 million) of deferred debt issuance costs as a result of the early redemption of a portion of Food 4 Less' term loan facility under the F4L Credit Agreement, partially offset by a $1.9 million extraordinary gain (net of a related income tax expense of $0.7 million) on the replacement of partially depreciated assets following the civil unrest in Los Angeles.

(f) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of loss before provision for income taxes and extraordinary charges, plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 53 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991, June 27, 1992 and June 26, 1993 and the 12 weeks ended September 18, 1993 and September 17, 1994 by approximately $9.1 million, $3.4 million, $25.6 million, $25.9 million, $0.8 million and $2.4 million, respectively. However, such earnings included non-cash charges of $29.9 million for the 53 weeks ended June 30, 1990, $37.0 million for the 52 weeks ended June 29, 1991, $61.2 million for the 52 weeks ended June 27, 1992 and $62.5 million for the 52 weeks ended June 26, 1993, $14.3 million for the 12 weeks ended September 18, 1993 and $14.3 million for the 12 weeks ended September 17, 1994, primarily consisting of depreciation and amortization.

(g) Balance sheet data as of June 30, 1990 relate to Food 4 Less and include the effect of the BHC Acquisition, as well as the acquisitions of Bell Markets, Inc. and certain assets of ABC Market Corp. Balance sheet data as of June 29, 1991, June 27, 1992, June 26, 1993 and September 18, 1993 relate to Food 4 Less and reflect the Alpha Beta acquisition and the financings and refinancings associated therewith. Balance sheet data as of June 25, 1994 and September 17, 1994 relate to Food 4 Less and reflect the acquisition of the Food Barn stores.

(h) Total debt includes long-term debt, current maturities of long-term debt and capital lease obligations.

(i) For the 53 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994, and the 12 weeks ended September 18, 1993 and September 17, 1994, depreciation and amortization includes amortization of excess of cost over net assets acquired of $5.3 million, $5.3 million, $7.8 million, $7.6 million, $7.7 million, $1.8 million and $1.8 million, respectively.

(j) "EBITDA," as defined and presented historically by Food 4 Less, represents income before interest expense, depreciation and amortization expense, the LIFO provision, provision for incomes taxes, provision for earthquake losses and the one-time adjustment to the Teamsters Union sick pay accrual. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Food 4 Less' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(k) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The combination of Ralphs and Food 4 Less will create the largest supermarket operator in Southern California with an estimated 264 conventional format Ralphs stores and an estimated 68 price-impact Food 4 Less warehouse format stores. The Company will operate an additional 63 stores in Northern California and certain areas of the Midwest. Management believes that the Company's dual format strategy will appeal to a broad range of Southern California consumers and enable the Company to significantly enhance its overall competitive position. In addition, the Company expects to achieve cost savings and incremental profitability through the integration of advertising, administration, purchasing, distribution, manufacturing and other operations. Due to its increased size, dual format strategy and integration related costs, the Company believes that its future operating results may not be directly comparable to the historical operating results of either Ralphs or Food 4 Less. Certain factors which are expected to affect the future operating results of the Company (or their comparability to prior periods) are discussed below.

     Regional Economic Conditions. In recent periods Ralphs and Food 4 Less have each been affected by the adverse economic conditions that have existed in Southern California since approximately 1991. These conditions were exacerbated by the substantial layoffs in the defense and aerospace industries and by the civil unrest in Los Angeles in April, 1992. In addition, management estimates that approximately eight million square feet of supermarket selling space has been added in Southern California over the past five years. As a result of these factors and general deflationary pressures in certain food product categories, Ralphs and Food 4 Less have each experienced declining comparable store sales in recent periods. Over the last three fiscal years, Food 4 Less' and Ralphs' total sales declined by 11.3% and 5.5%, respectively. Despite these adverse sales trends, however, each company has improved its profitability over the same period as discussed in greater detail below. In addition, comparable store sales declines have begun to moderate in recent periods, which is consistent with data indicating a mild recovery in the Southern California economy. Management believes that its dual format strategy and anticipated cost savings will leave it well positioned to take advantage of improvements in the regional economy and growing population and to compete effectively in the Southern California marketplace. See "Risk Factors -- Regional Economic Conditions."

     Integration Costs and Restructuring Charges. The two principal components of the Company's integration strategy will be (i) the conversion of up to 122 of Food 4 Less' conventional stores (primarily Alpha Beta stores) to the Ralphs name and format and the conversion of 16 other Food 4 Less conventional stores (Boys and Viva) and 23 Ralphs stores to the Food 4 Less price impact warehouse format; and (ii) the achievement of substantial cost savings through the consolidation of warehousing, manufacturing and distribution operations and the elimination of certain other duplicative overhead costs. Management has estimated that approximately $90 million of net annual cost savings are achievable by the end of the fourth year of combined operations. Although a portion of the anticipated cost savings is premised upon the completion of such capital expenditures, management believes that over 70% of the cost savings could be achieved without making any Merger-related capital expenditures. See "Business -- The Merger" and "Risk Factors -- Ability to Achieve Anticipated Cost Savings." Management believes that approximately $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs will be required to complete store conversions, integrate operations and expand warehouse facilities over this four-year period. Management expects that the non-recurring integration costs will effectively offset any cost savings in the first year following the Merger. See "-- Liquidity and Capital Resources." In addition, management anticipates that certain non-recurring costs associated with the integration of operations will be recorded as a restructuring charge. The charge will cover costs associated with the writedown of property and equipment and related reserves associated with the conversion of certain Food 4 Less conventional supermarkets to warehouse stores and the closure of certain Food 4 Less conventional stores as well as the write-off of the Alpha Beta trademark. On December 14, 1994, Food 4 Less and Ralphs entered into a Settlement Agreement (the "Settlement Agreement") with the State of California. See "Business -- California Settlement Agreement." Under the Settlement Agreement, the Company must divest a total of 27 stores (24 Food 4 Less conventional supermarkets or warehouse stores and

3 Ralphs stores). In addition, although not required pursuant to the Settlement Agreement, an additional 5 under-performing stores selected by the Company are scheduled to be closed following the Merger. It is anticipated that such closures and store conversions will be substantially completed by December 31, 1995. The estimated restructuring charge aggregating $45.5 million for the 24 Food 4 Less stores to be divested under the Settlement Agreement, the planned closures (5 Food 4 Less stores) and the conversion of 16 Food 4 Less conventional stores to warehouse format stores reflects (i) the writedown of property, plant and equipment ($27.9 million), (ii) the write off of the Alpha Beta trademark ($8.6 million), (iii) the write-off of other assets ($4.3 million), (iv) lease termination expense ($3.1 million) and (v) miscellaneous expense accruals ($1.6 million). The expected cash payments to be made in connection with the restructuring charge will total $7.1 million. It is expected that such cash payments will be made by December 31, 1995. The estimated restructuring charge will be recorded as an expense once the Merger is completed. The divestiture of the 3 Ralphs stores pursuant to the Settlement Agreement will be reflected in the allocation of the purchase price and therefore will not give rise to any restructuring charge.

     Store Mix. Approximately 28% of the Company's total anticipated number of stores following the Merger are expected to be warehouse format stores. Because these stores offer prices that are generally 5-12% below those in Food 4 Less' conventional stores, they produce lower gross profit margins than an average conventional supermarket. As a result, the Company's consolidated gross margin following the Merger is expected to decline from the levels historically reported by Ralphs. In addition, if the percentage of warehouse stores in the overall store mix increases following the Merger, as expected, the Company's consolidated gross margins should also be expected to decline slightly over time. Because of the reduced SG&A (as defined) costs associated with the warehouse format stores, management believes that overall profitability of the warehouse stores is comparable to that of conventional stores.

     Purchase Accounting. The Merger will be accounted for as a purchase of Ralphs by Food 4 Less. As a result, the assets and liabilities of Ralphs will be recorded at their estimated fair market values on the date the Merger is consummated. The purchase price in excess of the fair market value of Ralphs' assets will be recorded as goodwill and amortized over a forty year period. The purchase price allocation reflected in the pro forma statements is based on management's preliminary estimates. The actual purchase accounting adjustments will be determined following the Merger and may vary from the amounts reflected in the Unaudited Pro Forma Financial Data included elsewhere herein.

     Fiscal Year and Restatement of Food 4 Less Financial Statements. Following the Merger, the Company will adopt Ralphs' fiscal year end for financial reporting purposes. Ralphs' fiscal year ends on the Sunday closest to January
31. In connection with the preparation of this Prospectus, Food 4 Less elected to restate its historical financial statements to conform to Ralphs' classification of certain expenses. The changes primarily involved the reclassification of certain labor, occupancy and utility costs associated with product deliveries as cost of goods sold, which were previously classified as selling, general, administrative and other expense, net. In addition, depreciation expense, which had been reported separately by Food 4 Less with the amortization of goodwill, was classified as cost of goods sold or selling, general, administrative and other expense, net, as appropriate. The amounts aggregated $236.2 million, $224.5 million, $219.5 million and $50.9 million (unaudited) for the fiscal years ended June 27, 1992, June 26, 1993, June 25, 1994 and the 12 weeks ended September 18, 1993. Food 4 Less has also classified a portion of its self-insurance costs as interest expense that was previously recorded in selling, general, administrative and other expense, net. These self-insurance amounts were reclassified to more completely segregate the interest component of self-insurance costs arising from discounting long-term obligations. The amounts reclassified aggregated $5.0 million, $5.9 million, $5.8 million and $1.4 million (unaudited) for the fiscal years ended June 27, 1992, June 26, 1993, June 25, 1994 and the 12 weeks ended September 18, 1993. All historical financial information for Food 4 Less included in this Prospectus reflects these reclassifications. See Note 15 of Notes to Food 4 Less Consolidated Financial Statements.

RESULTS OF OPERATIONS OF RALPHS

     The following table sets forth the historical operating results of Ralphs for the 52 weeks ended February 2, 1992 ("Fiscal 1991"), January 31, 1993 ("Fiscal 1992") and January 30, 1994 ("Fiscal 1993") and for the 36 weeks ended October 10, 1993 and October 9, 1994:

                                                      52 WEEKS ENDED                                    36 WEEKS ENDED
                                 --------------------------------------------------------    ------------------------------------
                                   FEBRUARY 2,         JANUARY 31,         JANUARY 30,         OCTOBER 10,          OCTOBER 9,
                                       1992                1993                1994                1993                1994
                                 ----------------    ----------------    ----------------    ----------------    ----------------
                                                                          (IN MILLIONS)                  (UNAUDITED)
Sales..........................  $2,889.2   100.0%   $2,843.8   100.0%   $2,730.2   100.0%   $1,874.2   100.0%   $1,856.3   100.0%
Cost of sales..................   2,275.2    78.8     2,217.2    78.0     2,093.7    76.7     1,445.2    77.1     1,433.0    77.2
Selling, general and
  administrative expenses......     456.6    15.8       466.7    16.4       467.6    17.1       319.4    17.1       316.0    17.0
Operating income(a)............     115.5     4.0       138.5     4.9       152.1     5.6        99.9     5.3        97.9     5.3
Net interest expense...........     130.2     4.5       125.6     4.4       108.8     4.0        75.7     4.0        77.2     4.2
Provision for earthquake
  losses(b)....................        --      --          --      --        11.0     0.4          --      --          --      --
Income tax expense (benefit)...      13.5     0.4         8.3     0.3      (108.0)   (4.0)         --      --          --      --
Extraordinary item.............        --      --        70.6     2.5          --      --          --      --          --      --
Net earnings (loss)............     (41.2)   (1.4)      (76.1)   (2.7)      138.4     5.1        23.8     1.3        19.9     1.1

- ---------------

(a) Operating income reflects charges of $7.1 million in Fiscal 1992 and $2.4 million in Fiscal 1993, for expenses relating to closing of central bakery operation. The charges reflected the complete write-down of the bakery building, machinery and equipment, leaseholds, related inventory and supplies, and providing severance pay to terminated employees.

(b) Represents reserve for losses, net of expected insurance recoveries, resulting from the January 17, 1994 Southern California earthquake.

COMPARISON OF RALPHS' RESULTS OF OPERATIONS FOR THE 36 WEEKS ENDED OCTOBER 9, 1994 WITH RALPHS' RESULTS OF OPERATIONS FOR THE 36 WEEKS ENDED OCTOBER 10, 1993.

  Sales

     For the thirty-six weeks ended October 9, 1994, sales were $1,856.3 million, a decrease of $17.9 million or 1.0% from the thirty-six weeks ended October 10, 1993. During the first three quarters of the fiscal year ending January 29, 1995 ("Fiscal 1994"), Ralphs opened five new stores (three in Los Angeles County, one in San Diego County and one in Riverside County), closed two stores (in conjunction with new stores opening in the same areas), and completed three store remodels. Comparable store sales decreased 3.8%, which included an increase of 0.3% for replacement store sales, from $1,855.0 million in the first three quarters of Fiscal 1993 to $1,784.4 million in the first three quarters of Fiscal 1994. Ralphs sales continued to be adversely affected by the continuing softness of the economy in Southern California, continuing competitive new store and remodeling activity and recent pricing and promotional changes by competitors. Ralphs continued to take steps to mitigate the impact of the weak retailing environment in its markets, which included continuing its own new store and remodeling program and initiating the Ralphs Savings Plan in February 1994, a new marketing campaign specifically designed to enhance customer value. See "Business -- Advertising and Promotion."

     On January 17, 1994, an earthquake in Southern California caused considerable damage in Los Angeles and surrounding areas. Several Ralphs supermarkets suffered earthquake damage, with 54 stores closed on the morning of January 17th. Thirty-four stores reopened within one day and an additional 17 stores reopened within three days. Three stores in the San Fernando Valley area of Los Angeles suffered major structural damage. All three stores have since reopened for business, with the last reopening on April 15, 1994. Management believes that there was some negative impact on sales resulting from the temporary disruption of business resulting from the earthquake. Ralphs is partially insured for earthquake losses. The pre-tax financial impact, net of expected insurance recoveries, is expected to be approximately $11.0 million and Ralphs reserved for this loss in Fiscal 1993. The gross earthquake loss is approximately $25.3 million and the expected insurance recovery is approximately $14.3 million.

  Cost of Sales

     Cost of sales decreased $12.2 million or 0.8% from $1,445.2 million in the first three quarters of Fiscal 1993 to $1,433.0 million in the first three quarters of Fiscal 1994. As a percentage of sales, cost of sales increased to 77.2% in the first three quarters of Fiscal 1994 from 77.1% in the first three quarters of Fiscal 1993. The increase in cost of sales as a percentage of sales included a one-time charge for Teamsters Union sick pay benefits pursuant to a new contract ratified in August 1994 with the Teamsters. The total charge was $2.5 million, of which $2.1 million was included in cost of sales and $0.4 million in selling, general and administrative expense. Increases in cost of sales were partially offset by savings in warehousing and distribution costs, reductions in self-insurance costs, pass-throughs of increased operating costs and increases in relative margins where allowed by competitive conditions.

     Warehousing and distribution cost savings were primarily attributable to Ralphs' ASRS and PSC facilities. The ASRS facility can hold substantially more inventory and requires fewer employees to operate than does a conventional warehouse of equal size. This facility has reduced Ralphs' warehousing costs of non-perishable items markedly, enabling it to take advantage of advance buying opportunities and minimize "out-of-stocks." Ralphs engages in forward-buy purchases to take advantage of special prices or to delay the impact of upcoming price increases by purchasing and warehousing larger quantities of merchandise than immediately required. The PSC facility has consolidated the operations of three existing facilities and holds more inventory than the facilities it replaced, thereby reducing Ralphs' warehouse distribution costs.

     Over the last several years, Ralphs has been implementing modifications in its workers compensation and general liability insurance programs. Ralphs believes that these modifications have resulted in a significant reduction in self-insurance costs for Fiscal 1994. Based on a review of the results of these modifications by Ralphs and its actuaries, adjustments to the accruals for self-insurance costs were made during the second and third quarters of Fiscal 1994 resulting in reductions of approximately $7.8 million and $3.9 million, respectively. Of the total $11.7 million reduction in self-insurance costs, $4.3 million is included in cost of sales and $7.4 million is included in selling, general and administrative expenses.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses ("SG&A") decreased $3.4 million or 1.1% from $319.4 million in the first three quarters of Fiscal 1993 to $316.0 million in the first three quarters of Fiscal 1994. As a percentage of sales, SG&A decreased from 17.1% in the first three quarters of Fiscal 1993 to 17.0% in the first three quarters of Fiscal 1994. The decrease in SG&A was primarily due to a reduction in contributions to the United Food and Commercial Workers Union ("UFCW") health care benefit plans, due to an excess reserve in these plans, a reduction in self-insurance costs, as discussed above, and the results of cost savings programs instituted by Ralphs. Ralphs is continuing its expense reduction program. The decrease in SG&A was partially offset by several factors including increases in union wage rates, a one-time charge for Teamsters Union sick pay benefits and increased rent expense resulting from new stores, including fixture and equipment financing.

     Ralphs participates in multi-employer pension plans and health and welfare plans administered by various trustees for substantially all union employees. Contributions to these plans are based upon negotiated contractual rates. In both Fiscal 1992 and Fiscal 1993 the multi-employer pension plan was deemed to be overfunded based upon the collective bargaining agreement then currently in force. During Fiscal 1993 the agreement called for pension benefits which resulted in additional required expense. The UFCW health and welfare benefit plans were overfunded and those employers who contributed to these plans are to receive a pro rata share of the excess reserve in these health care benefit plans through a reduction in current maintenance payments. Ralphs' share of the excess reserve was approximately $24.5 million of which $11.8 million was recognized in Fiscal 1993 and the remainder will be recognized in Fiscal 1994. In the first three quarters of Fiscal 1994 $8.7 million of the excess reserve was recognized. Since employers are required to make contributions to the benefit funds at whatever level is necessary to maintain plan benefits, there can be no assurance that plan maintenance payments will remain at current levels.

  Operating Income

     Operating income in the first three quarters of Fiscal 1994 decreased 2.0% to $97.9 million from $99.9 million in the first three quarters of Fiscal 1993. Operating margin, defined as operating income as a percentage of sales, remained at 5.3% in the first three quarters of Fiscal 1994 and Fiscal 1993. EBITDA, defined as net earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provision for post-retirement benefits, gain or loss on disposal of assets and a one-time charge for Teamsters Union sick pay benefits, was 8.4% of sales or $156.1 million in the first three quarters of Fiscal 1994 and 8.3% of sales or $155.9 million in the first three quarters of Fiscal 1993.

  Net Interest Expense

     Net interest expense for the first three quarters of Fiscal 1994 was $77.2 million versus $75.7 million for the first three quarters of Fiscal 1993. Net interest expense increased primarily as a result of increases in interest rates. Included as interest expense during the first three quarters of Fiscal 1994 was $66.5 million, representing interest expense on existing debt obligations, capitalized leases and a swap agreement. Comparable interest expense for the first three quarters of Fiscal 1993 was $64.6 million. Also included in net interest expense for the first three quarters of Fiscal 1994 was $10.7 million representing certain other charges related to amortization of debt issuance costs, self-insurance discounts, lease valuation reserves and other miscellaneous charges (categorized by Ralphs as non-cash interest expense) as compared to $11.1 million for the first three quarters of Fiscal 1993. Investment income, which is immaterial, has been offset against interest expense.

  Net Earnings

     For the first three quarters of Fiscal 1994, Ralphs reported net earnings of $19.9 million compared to net earnings of $23.8 million for the first three quarters of Fiscal 1993. The decrease in net earnings is primarily the result of decreased operating income and higher interest expense due to increased interest rates.

  Other

     In February 1994, the Board of Directors of RGC authorized a dividend of $10.0 million to be paid to RSI, and the Board of Directors of RSI authorized distribution of this dividend to its shareholders subject to certain restrictive covenants in the instruments governing certain of RGC's indebtedness that impose limitations on the declaration or payment of dividends. RGC's credit agreement, entered into in 1992 (the "1992 Credit Agreement"), was amended to allow for the payment of the dividend to RSI for distribution to RSI's shareholders. The fee for the amendment was approximately $500,000, which was included in interest expense for the period. The dividend was distributed to the shareholders of RSI in the second quarter of Fiscal 1994.

COMPARISON OF RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 30, 1994 WITH RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 31, 1993.

  Sales

     Sales in Fiscal 1993 were $2,730.2 million, a decrease of $113.6 million or 4.0% compared to Fiscal 1992. During Fiscal 1993, Ralphs opened eight new stores, four in Los Angeles County, two in Orange County and two in Riverside County, and remodeled six stores. Two of the eight new stores replaced the two stores closed during the fiscal year. Comparable store sales decreased 5.8%, which included an increase of 0.6% for the replacement stores, from $2,823.4 million to $2,659.3 million in Fiscal 1993. Ralphs' sales continued to be adversely affected by the significant recession in Southern California, continuing competitive new store and remodelling activity and pricing and promotional changes by competitors.

  Cost of Sales

     Cost of sales decreased $123.5 million or 5.6% from $2,217.2 million in Fiscal 1992 to $2,093.7 million in Fiscal 1993. As a percentage of sales, cost of sales declined to 76.7% in Fiscal 1993 from 78.0% in Fiscal 1992. The decrease in cost of sales as a percentage of sales was the result of savings in warehousing and distribution costs, the pass-through of increased operating costs and increases in relative margins where allowed by competitive conditions.

  Selling, General and Administrative Expenses

     SG&A increased $0.9 million or 0.2% from $466.7 million in Fiscal 1992 to $467.6 million in Fiscal 1993. As a percentage of sales, SG&A increased from 16.4% in Fiscal 1992 to 17.1% in Fiscal 1993. The increase in SG&A as a percentage of sales was the result of several factors including the soft sales environment. Increases in expense were partially offset by cost savings programs instituted by Ralphs.

     Ralphs participates in multi-employer pension plans and health and welfare plans administered by various trustees for substantially all union employees. Contributions to these plans are based upon negotiated contractual rates. In both Fiscal 1992 and Fiscal 1993 the UFCW multi-employer pension plan was deemed to be overfunded based upon the collective bargaining agreement then currently in force. During Fiscal 1993 the agreement called for pension benefits which resulted in additional required expense. The UFCW health and welfare benefit plans were overfunded and those employers who contributed to these plans are to receive a pro rata share of the excess reserve in these health care benefit plans through a reduction in current maintenance payments. Ralphs' share of the excess reserve was approximately $24.5 million of which $11.8 million was recognized in Fiscal 1993 and the remainder will be recognized in the fiscal year ending January 29, 1995. The change in health and welfare plan expenses resulted from the $11.8 million credit associated with the collective bargaining agreement as well as a reduction in the current year plan expense due to the overfunded status of the plan. Since employers are required to make contributions to the benefit funds at whatever level is necessary to maintain plan benefits, there can be no assurance that plan maintenance payments will remain at current levels. Partially offsetting the reductions of health and welfare maintenance payments was a $6.0 million contract ratification bonus paid by Ralphs at the conclusion of contract negotiations with the UFCW in Fiscal 1993. The $6.0 million contract ratification payment was an item separate from either of these plans.

  Operating Income

     Operating income in Fiscal 1993 increased to $152.1 million from $138.5 million in Fiscal 1992, a 9.8% increase. Operating margin increased in Fiscal 1993 to 5.6% from 4.9% in Fiscal 1992. This increase was primarily the result of the aforementioned improvements in Ralphs' cost of sales percentage. EBITDA, defined as net earnings before interest expense, income tax expense (benefit), depreciation and amortization expenses, post-retirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring, provision for earthquake losses and loss on disposal of assets, improved to $230.2 million or 8.4% of sales in Fiscal 1993 from $227.3 million or 8.0% of sales in Fiscal 1992.

  Net Interest Expense

     Net interest expense for Fiscal 1993 was $108.8 million, compared to $125.6 million for Fiscal 1992. The reduction in net interest expense was attributable to the refinancing and defeasance of Ralphs 14% Senior Subordinated Debentures due 2000 (the "14% Debentures") with the proceeds from the issuance of the Old RGC 9% Notes as the final step in a recapitalization plan initiated on July 30, 1992. Cash interest expense during Fiscal 1993 was $92.8 million compared to $105.5 million in Fiscal 1992. Also included in interest expense for Fiscal 1993 was $16.0 million representing certain other charges relating to amortization of debt issuance costs, self-insurance discount, lease valuation reserves and other miscellaneous charges (categorized by Ralphs as non-cash interest expense) as compared to $20.1 million for Fiscal 1992. Investment income, which is immaterial, has been offset against interest expense.

  Earthquake Losses

     Several Ralphs stores suffered earthquake damage from the January 17, 1994 earthquake in Southern California and 54 stores were completely shutdown on the morning of January 17th. Management believes that there was some negative impact on sales resulting from the temporary disruption of business resulting from the earthquake. Ralphs is partially insured for earthquake losses. The pre-tax financial impact, net of expected insurance recoveries, is expected to be approximately $11.0 million and Ralphs reserved for this loss in Fiscal 1993. The gross earthquake loss is approximately $25.3 million and the expected insurance recovery is approximately $14.3 million.

  Income Taxes

     In Fiscal 1993, Ralphs recorded the incremental impact of The Omnibus Budget Reconciliation Act of 1993 on net deductible temporary differences and Ralphs increased its deferred income tax assets by a net amount of $109.1 million. Income tax expense (benefit) for Fiscal 1993 includes recognition of $109.1 million of deferred income tax benefit and $1.1 million current income tax expense for Fiscal 1993. See Note 11 of Notes to Ralphs Consolidated Financial Statements.

  Net Earnings

     In Fiscal 1993, Ralphs reported net earnings of $138.4 million compared to a net loss of $76.1 million for Fiscal 1992. This increase in net earnings was primarily the result of Ralphs' recognition of $109.1 million of deferred income tax benefit for Fiscal 1993 and the following items recorded in Fiscal 1992: (1) an extraordinary charge, net of tax benefit, of $70.6 million relating to Ralphs' recapitalization plan, (2) a provision of $7.1 million made for expenses related to the closure of the central bakery operation (an additional charge of $2.4 million was recorded in Fiscal 1993) and (3) a provision of $7.5 million made for the maximum loss under a judgment rendered against Ralphs.

COMPARISON OF RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 31, 1993 WITH RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED FEBRUARY 2, 1992.

  Sales

     Fiscal 1992 sales were $2,843.8 million, a decrease of $45.4 million or 1.6% compared to Fiscal 1991. During Fiscal 1992, Ralphs opened six new stores, three in Los Angeles County, one in Riverside County, one in San Bernardino County and one in San Diego County, closed five stores and remodeled 23 stores. Comparable stores sales decreased 3.5%, which included an increase of 0.6% for replacement stores, from $2,859.4 million to $2,759.1 million in Fiscal 1992.

  Cost of Sales

     Cost of sales decreased $58.0 million or 2.5% from $2,275.2 million in Fiscal 1991 to $2,217.2 million in Fiscal 1992. As a percentage of sales, cost of sales declined to 78.0% in Fiscal 1992 from 78.8% in Fiscal 1991. The decrease in cost of sales as a percentage of sales was the result of the pass-through of increased operating costs, an increase in the mix of above average gross margin products and increases in relative margins where allowed by competitive conditions.

     The Company believes that through achieving cost savings and applying effective pricing policies, both cost and gross margins can be improved. However, given the highly competitive nature of the Southern California grocery market, such cost and gross margin improvements cannot be assured.

  Selling, General and Administrative Expenses

     SG&A increased $10.1 million or 2.2% from $456.6 million in Fiscal 1991 to $466.7 million in Fiscal 1992. As a percentage of sales, SG&A increased from 15.8% in Fiscal 1991 to 16.4% in Fiscal 1992. The increase in SG&A as a percent of sales was the result of several factors including the continuing soft sales environment. Other factors impacting SG&A during Fiscal 1992 were increases in union wage rates. These expense increases were partially offset by significant cost savings programs instituted by Ralphs. These programs were intensified in the third quarter of Fiscal 1992 due to the prolonged period of soft sales experienced in Southern California.

  Operating Income

     Operating income in Fiscal 1992 increased to $138.5 million from $115.5 million in Fiscal 1991, a 19.9% increase. Operating margin increased in Fiscal 1992 to 4.9% from 4.0% in Fiscal 1991. This increase was primarily the result of the aforementioned improvements in Ralphs' cost of sales percentage and the vesting of then outstanding rights under Ralphs' 1988 Equity Appreciation Rights Plan. EBITDA, defined as net earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provision for Equity Appreciation Rights, provision for tax indemnification payments to Federated, provision for post-retirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring and gains and losses on disposal of assets, improved to $227.3 million or 8.0% of sales in Fiscal 1992 from $225.8 million or 7.8% of sales in Fiscal 1991.

  Net Interest Expense

     Net interest expense for Fiscal 1992 was $125.6 million, including an adjustment of $2.3 million related to additional interest on self-insurance, compared to $130.2 million for Fiscal 1991. On July 30, 1992 Ralphs initiated its recapitalization plan, which was designed to reduce interest expense and improve financial flexibility. The first part of the recapitalization plan consisted of a tender offer for its 14% Debentures (of which $301.9 million were tendered), the issuance of $300 million Old RGC 10 1/4% Notes, and the new $470.0 million 1992 Credit Agreement. The 1992 Credit Agreement replaced the 1988 credit agreements (the "1988 Credit Agreements"), which were paid in full, including termination of existing interest rate swap agreements. Included as interest expenses during Fiscal 1992 was $105.5 million of cash interest as compared to $115.8 million for Fiscal 1991. Also included in interest expense for Fiscal 1992 was $20.1 million representing certain other charges relating to amortization of debt issuance costs, self-insurance discount, lease valuation reserves and other miscellaneous charges (categorized by Ralphs as non-cash interest expense) as compared to $14.4 million for Fiscal 1991. Investment income, which is immaterial, has been offset against interest expenses.

  Recapitalization Charges

     In Fiscal 1992 Ralphs incurred a non-recurring after-tax charge of $70.6 million (net of a tax benefit of $4.2 million) in connection with the retirement of $400.0 million aggregate principal amount of the 14% Debentures and the write-off of deferred financing costs related to the $400.0 million principal amount of the 14% Debentures and the 1988 Credit Agreements, charges incurred to terminate interest rate swap agreements and costs related to a prospective equity offering. Incurrence of the non-recurring charge resulted in a substantial reduction in income taxes payable in Fiscal 1992.

  Net Loss

     In Fiscal 1992, Ralphs reported a net loss of $76.1 million compared to a loss of $41.2 million for Fiscal 1991. This increase in the loss was primarily the result of the consummation of the recapitalization plan, which resulted in an extraordinary charge, net of a tax benefit, of $70.6 million. In addition, a provision of $7.1 million was made for expenses related to the closing of the central bakery operation and a provision of $7.5 million was made for the maximum loss under a judgment rendered against Ralphs in December 1992.

RESULTS OF OPERATIONS OF FOOD 4 LESS

     The following table sets forth the historical operating results of Food 4 Less for the 52 weeks ended June 27, 1992 ("Fiscal 1992"), June 26, 1993 ("Fiscal 1993") and June 25, 1994 ("Fiscal 1994"), and for the 12 weeks ended September 18, 1993 and September 17, 1994:


                                                   52 WEEKS ENDED                                      12 WEEKS ENDED
                             ----------------------------------------------------------     -------------------------------------
                                 JUNE 27,             JUNE 26,             JUNE 25,          SEPTEMBER 18,        SEPTEMBER 17,
                                   1992                 1993                 1994                 1993                 1994
                             ----------------     ----------------     ----------------     ----------------     ----------------
                                                   (IN MILLIONS)                                         (UNAUDITED)
Sales......................  $2,913.5   100.0%    $2,742.0   100.0%    $2,585.2   100.0%    $616.6     100.0%    $598.7     100.0%
Gross profit...............     520.8    17.9        484.2    17.7        469.3    18.1      112.4      18.2      103.0      17.2
Selling, general,
  administrative and other,
  net......................     469.7    16.1        434.9    15.9        388.8    15.0       95.7      15.5       88.1      14.7
Amortization of excess
  costs over net assets
  acquired.................       7.8     0.3          7.6     0.3          7.7     0.3        1.8       0.3        1.8       0.3
Operating income...........      43.3     1.5         41.7     1.5         72.8     2.8       14.9       2.4       13.1       2.2
Interest expense...........      70.2     2.4         69.8     2.5         68.3     2.6       15.7       2.6       16.0       2.7
Loss (gain) on disposal of
  assets ..................      (1.3)     --         (2.1)   (0.1)          --      --         --        --       (0.5)     (0.1)
Provision for earthquake
  losses...................        --      --           --      --          4.5     0.2         --        --         --        --
Provision for income
  taxes....................       3.4     0.1          1.4     0.1          2.7     0.1        0.3        --        0.9       0.2
Loss before extraordinary
  charge...................     (29.0)   (1.0)       (27.4)   (1.0)        (2.7)   (0.1)      (1.1)     (0.2)      (3.3)     (0.6)
Extraordinary charges......       4.8     0.2           --      --           --      --         --        --         --        --
Net loss...................     (33.8)   (1.2)       (27.4)   (1.0)        (2.7)   (0.1)      (1.1)     (0.2)      (3.3)     (0.6)

COMPARISON OF FOOD 4 LESS' RESULTS OF OPERATIONS FOR THE 12 WEEKS ENDED SEPTEMBER 17, 1994 WITH FOOD 4 LESS' RESULTS OF OPERATIONS FOR THE 12 WEEKS ENDED SEPTEMBER 18, 1993

  Sales

     Sales decreased $17.9 million, or 2.9%, from $616.6 million in the 12 weeks ended September 18, 1993, to $598.7 million in the 12 weeks ended September 17, 1994, primarily as a result of a 5.8% decline in comparable store sales partially offset by sales from 18 new stores opened since September 18, 1993. Management believes that the decline in comparable store sales is attributable to the continuing softness of the economy in Southern California and, to a lesser extent, in Food 4 Less' other operating areas, and increased competitive store openings and remodels in Southern California.

  Gross Profit

     Gross profit decreased as a percentage of sales from 18.2% in the 12 weeks ended September 18, 1993, to 17.2% in the 12 weeks ended September 17, 1994. The decrease in gross profit margin resulted primarily from pricing and promotional activities related to Food 4 Less' "Total Value Pricing" program, an increase in the number of warehouse format stores (which have lower gross margins resulting from prices that are generally 5-12% below the prices in the Food 4 Less' conventional stores) from 46 at September 18, 1993, to 69 at September 17, 1994, and the effect of the fixed cost component of gross profit as compared to a lower sales base. The decrease in gross profit was partially offset by improvements in product procurement and an increase in vendors' participation in Food 4 Less' promotional costs.

  Selling, General, Administrative and Other Expenses, Net

     Selling, general, administrative and other expenses ("SG&A") were $95.7 million and $88.1 million for the 12 weeks ended September 18, 1993 and September 17, 1994, respectively. SG&A decreased as a percentage of sales from 15.5% to 14.7% for the same periods. Food 4 Less experienced a reduction of workers' compensation and general liability self-insurance costs of $3.5 million due to continued improvement in the cost and frequency of claims. The improved experience was due primarily to cost control programs implemented by Food 4 Less, including awards for stores with the best loss experience, specific achievable goals for each store, and increased monitoring of third-party administrators, and, to a lesser extent, a lower sales base which reduced Food 4 Less' exposure. In addition, Food 4 Less maintained tight control of administrative expenses and store level expenses, including advertising, payroll (due primarily to increased productivity), and other controllable store expenses. Because Food 4 Less' warehouse stores have lower SG&A than conventional stores, the increase in the number of warehouse stores, from 46 at September 18, 1993, to 69 at September 17, 1994, also contributed to decreased SG&A as a percentage of sales. The reduction in SG&A as a percentage of sales was partially offset by the effect of the fixed cost component of SG&A as compared to a lower sales base.

     Food 4 Less participates in multi-employer health and welfare plans for its store employees who are members of the UFCW. As part of the renewal of the Southern California UFCW contract in October 1993, employers contributing to UFCW health and welfare plans are to receive a pro rata share of the excess reserves in the plans through a reduction of current employer contributions. Food 4 Less' share of the excess reserves was $24.2 million, of which Food 4 Less recognized $8.1 million in Fiscal 1994 and $4.7 million in the 12 weeks ended September 17, 1994. The remainder of the excess reserves will be recognized as the credits are taken in the future.

     On August 28, 1994, the Teamsters and Food 4 Less ratified a new contract which, among other things, provided for the vesting of sick pay benefits resulting in a one-time charge of $2.1 million.

  Interest Expense

     Interest expense (including amortization of deferred financing costs) increased $0.3 million from $15.7 million to $16.0 million for the 12 weeks ended September 18, 1993 and September 17, 1994, respectively. The increase in interest expense was due primarily to increasing interest rates on the revolving credit facility and the term loan portions of the Old F4L Credit Agreement. These increases were partially offset by the reduction of indebtedness under such term loan and such revolving credit facility as a result of amortization payments.

  Net Loss

     Primarily as a result of the factors discussed above, Food 4 Less' net loss increased from $1.1 million in the 12 weeks ended September 18, 1993, to $3.3 million in the 12 weeks ended September 17, 1994.

COMPARISON OF FOOD 4 LESS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JUNE 25, 1994 WITH FOOD 4 LESS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JUNE 26, 1993.

  Sales

     Sales decreased $156.8 million or 5.7% from $2,742.0 million in Fiscal 1993 to $2,585.2 million in Fiscal 1994. The decrease in sales resulted primarily from a 6.9% decline in comparable store sales. The decline in comparable store sales primarily reflects (i) the continuing softness of the economy in Southern California, (ii) lower levels of price inflation in certain key food product categories, and (iii) competitive factors, including new stores, remodeling and recent pricing and promotional activity. This decrease in sales was partially offset by sales from 13 stores opened or acquired during Fiscal 1994.

  Gross Profit

     Gross profit increased as a percent of sales from 17.7% in Fiscal 1993 to 18.1% in Fiscal 1994. The increase in gross profit margin was attributable to improvements in product procurement and an increase in vendors' participation in Food 4 Less' promotional costs. These improvements were partially offset by an increase in the number of warehouse format stores (which have lower gross margins resulting from prices that are generally 5-12% below the prices in Food 4 Less' conventional stores) from 45 at June 26, 1993 to 66 at June 25, 1994, and the effect of the fixed cost component of gross profit as compared to a lower sales base.

  Selling, General, Administrative and Other Expenses, Net

     SG&A was $434.9 million and $388.8 million in Fiscal 1993 and Fiscal 1994, respectively. SG&A decreased as a percent of sales from 15.9% to 15.0% for the same periods. Food 4 Less experienced a reduction of self-insurance costs of $18.2 million due to continued improvement in the cost and frequency of claims. The improved experience was due primarily to cost control programs implemented by Food 4 Less, including awards for stores with the best loss experience, specific achievable goals for each store, and increased monitoring of third-party administrators, and, to a lesser extent, a lower sales base which reduced Food 4 Less' exposure. In addition, Food 4 Less maintained tight control of administrative expenses and store level expenses, including payroll (due primarily to increased productivity), advertising, and other controllable store expenses. Because Food 4 Less' warehouse stores have lower SG&A than conventional stores, the increase in the number of warehouse stores, from 45 at June 26, 1993 to 66 at June 25, 1994, also contributed to decreased SG&A as a percentage of sales. The reduction in SG&A as a percentage of sales was partially offset by the effect of the fixed cost component of SG&A as compared to a lower sales base.

     Food 4 Less participates in multi-employer health and welfare plans for its store employees who are members of the UFCW. As part of the renewal of the Southern California UFCW contract in October 1993, employers contributing to UFCW health and welfare plans are to receive a pro rata share of the excess reserves in the plans through a reduction of current employer contributions. Food 4 Less' share of the excess reserves was $24.2 million, of which Food 4 Less recognized $8.1 million in Fiscal 1994 and the remainder of which will be recognized as the credits are taken in the future. Offsetting the reduction in employer contributions was a $5.5 million contract ratification bonus and contractual wage increases.

  Interest Expense

     Interest expense (including amortization of deferred financing costs) decreased $1.5 million from $69.8 million to $68.3 million for Fiscal 1993 and Fiscal 1994, respectively. The decrease in interest expense is due primarily to reduced borrowings under Food 4 Less' credit agreement dated as of June 17, 1991, as amended (the "F4L Credit Agreement").

  Provision for Earthquake Losses

     On January 17, 1994, Southern California was struck by a major earthquake which resulted in the temporary closing of 31 of Food 4 Less' stores. The closures were caused primarily by loss of electricity, water, inventory, or structural damage. All but one of the closed stores reopened within a week of the earthquake. The final closed store reopened on March 24, 1994. Food 4 Less is insured against earthquake losses (including business interruption), subject to certain deductibles. The pre-tax financial impact, net of expected insurance recovery, was approximately $4.5 million.

  Net Loss

     Primarily as a result of the factors discussed above, Food 4 Less' net loss decreased from $27.4 million in Fiscal 1993 to $2.7 million in Fiscal 1994.

COMPARISON OF FOOD 4 LESS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JUNE 26, 1993 WITH FOOD 4 LESS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JUNE 27, 1992.

  Sales

     Sales decreased $171.5 million or 5.9% from $2,913.5 million in Fiscal 1992 to $2,742.0 million in Fiscal 1993, primarily as a result of a 5.1% decline in comparable store sales and a net reduction in Food 4 Less' total store count of one store at June 26, 1993 compared to June 27, 1992. Management believes that the decline in comparable store sales was attributable to (i) the weak economy in Southern California, and, to a lesser extent, in Food 4 Less' other operating areas, (ii) lower levels of price inflation in certain key food categories, and
(iii) increased competitive store openings in Southern California.

  Gross Profit

     Gross profit decreased as a percent of sales from 17.9% in Fiscal 1992 to 17.7% in Fiscal 1993 primarily as a result of an increase in the number of Food 4 Less warehouse stores (which have lower gross margins resulting from prices that are generally 5-12% below the prices in Food 4 Less' conventional stores), from 34 stores in Fiscal 1992 to 45 stores in Fiscal 1993, and as a result of the fixed cost component of gross profit being compared to a lower sales base, partially offset by increases in relative margins allowed by competitive conditions, improvements in the procurement function, and cost savings and operating efficiencies associated with Food 4 Less' warehousing and manufacturing facilities.

  Selling, General, Administrative and Other Expenses, Net

     SG&A was $469.7 million and $434.9 million in Fiscal 1992 and Fiscal 1993, respectively. SG&A decreased as a percent of sales from 16.1% to 15.9% for the same periods as a result of tight control of direct store expenses, primarily payroll costs, the impact in Fiscal 1992 of the $12.8 million non-cash self-insurance reserve adjustment partially offset by market-wide contractual increases in union wages, current year increases in workers' compensation costs primarily associated with the new law which took effect in 1990, and the fixed cost component of SG&A being compared to a lower sales base.

  Interest Expense

     Interest expense (including amortization of deferred financing fees) was $70.2 million for Fiscal 1992 and $69.8 million for Fiscal 1993, respectively. The decrease in interest expense is due to the reduction of indebtedness as a result of amortization payments combined with decreasing interest rates on the term loan under the F4L Credit Agreement, partially offset by higher interest expense incurred in connection with the Old F4L Senior Notes which replaced lower cost debt under the F4L Credit Agreement.

  Loss Before Extraordinary Charge

     Primarily as a result of the factors discussed above, Food 4 Less' loss before extraordinary charge decreased from $29.0 million in Fiscal 1992 to $27.4 million in Fiscal 1993. Food 4 Less recorded a net extraordinary charge of $4.8 million in Fiscal 1992, reflecting the write-off of certain deferred financing costs which were partially offset by a gain on the replacement of partially depreciated assets following the civil unrest in Los Angeles.

LIQUIDITY AND CAPITAL RESOURCES

     In order to consummate the Merger, Food 4 Less expects to utilize total new financing proceeds in the amount of approximately $1.3 billion. Pursuant to the New Equity Investment, New Holdings (as the successor to Holdings) will issue capital stock for total cash proceeds of approximately $150 million (excluding a $5.0 million commitment fee). In addition, Food 4 Less will enter into the New Credit Facility pursuant to which it will have available up to $750 million of New Term Loans, all of which is anticipated to be drawn at the Closing Date and will have available a $325 million New Revolving Facility, of which $23.4 million is anticipated to be drawn at the Closing Date. Food 4 Less will also issue up to $400 million principal amount of New F4L Senior Notes pursuant to this Offering. The proceeds from the New Credit Facility and this Offering, together with the $150 million proceeds of the New Equity Investment and $100 million principal amount of the Seller Debentures, will provide the sources of financing required to consummate the Merger and to repay existing bank debt of approximately $170 million at Food 4 Less and $296.0 million at Ralphs and existing mortgage debt of $174.6 million (excluding prepayment fees) at Ralphs. Proceeds from the New Term Loans and this Offering will also be used to pay the cash portion of the Exchange Offers and the Holdings Consent Solicitation, as well as the Change of Control Offer, and accrued interest on all exchanged debt securities in the amount of $16.1 million (as of February 1, 1995), to pay $22.8 million to the holders of Ralphs Equity Appreciation Rights and to pay up to $115.6 million of fees and expenses of the Merger and the Financing. The Company will also assume certain existing indebtedness of Food 4 Less and Ralphs. Pursuant to the Exchange Offers, Food 4 Less will seek the exchange of at least 80% of the Old RGC Notes for the New RGC Notes and the exchange of at least 80% of the Old F4L Notes for

New F4L Notes. The primary purpose of the Exchange Offers is to refinance Food 4 Less' and RGC's existing public debt securities with longer term public debt securities, to obtain all necessary consents to consummate the Merger and to eliminate substantially all of the restrictive covenants in the Old RGC Indentures and Old F4L Indentures.

     After the Merger the Company's principal sources of liquidity are expected to be cash flow from operations, borrowings under the New Revolving Facility and capital and operating leases. It is anticipated that the Company's principal uses of liquidity will be to provide working capital, finance capital expenditures, including the costs associated with the integration of Food 4 Less and Ralphs, and to meet debt service requirements.

     The New Revolving Facility will be a $325 million line of credit which will be available for working capital requirements and general corporate purposes. Up to $150 million of the New Revolving Facility may be used to support standby letters of credit. The letters of credit will be used to cover workers' compensation contingencies and for other purposes permitted under the New Credit Facility. The Company anticipates that letters of credit for approximately $101 million will be drawn under the New Revolving Facility at closing, in replacement of existing letters of credit, primarily to satisfy the State of California's requirements relating to workers compensation self-insurance. The New Revolving Facility will be non-amortizing and will have a six-year term. The Company will be required to reduce loans outstanding under the New Revolving Facility to $75 million for a period of not less than 30 consecutive days during each consecutive 12-month period. Assuming that the Merger closes on February 1, 1995, giving effect to currently anticipated borrowings and letter of credit issuances, the Company's remaining borrowing availability under the New Revolving Facility would have been approximately $200.6 million. Pursuant to the New Credit Facility, the New Term Loans will be issued in four tranches: (i) Tranche A, in the amount of $375 million, will have a six-year term; (ii) Tranche B, in the amount of $125 million, will have a seven-year term; (iii) Tranche C, in the amount of $125 million, will have an eight-year term; and,
(iv) Tranche D, in the amount of $125 million, will have a nine-year term. The New Term Loans will require quarterly amortization payments aggregating $3.8 million in the first year, $48.8 million in the second year and increasing thereafter. The New Credit Facility will be guaranteed by New Holdings and each of the Company's subsidiaries and secured by liens on substantially all of the unencumbered assets of the Company and its subsidiaries and by a pledge of New Holdings' stock in the Company. The New Credit Facility will contain financial covenants which are expected to require, among other things, the maintenance of specified levels of cash flow and stockholder's equity. See "Description of the New Credit Facility."

     Standard & Poor's has publicly announced that, upon consummation of the Merger, it intends to assign a new rating to the Old RGC Notes. Such new rating assignment, if implemented, would constitute a Rating Decline under the Old RGC Indentures. The consummation of the Merger (which is conditioned on, among other things, successful consummation of the Other Debt Financing Transactions and the Bank Financing, which itself is conditioned upon the receipt of the Minimum Tender) and the resulting change in composition of the Board of Directors of RGC, together with the anticipated Rating Decline, would constitute a Change of Control Triggering Event under the Old RGC Indentures. Upon such a Change of Control Triggering Event the Company would be obligated to make the Change of Control Offer following the consummation of the Merger for all outstanding Old RGC Notes at 101% of the principal amount thereof ($90.9 million, assuming $90 million of Old RGC Notes are outstanding following the Merger) plus accrued and unpaid interest to the date of repurchase. A portion of the proceeds from this Offering will be available to fund the purchase of Old RGC Notes tendered pursuant to the Change of Control Offer.

     Management anticipates that significant capital expenditures will be required following the Merger in connection with the integration of Ralphs and Food 4 Less. In order to implement the Company's store format strategy, up to 122 conventional stores currently operated by Food 4 Less will be converted to the Ralphs format and 16 conventional stores (primarily Boys and Viva) and 23 Ralphs will be converted to the Food 4 Less warehouse format. An additional 18 Ralphs and Food 4 Less warehouse stores are scheduled to be opened during calendar 1995. Other anticipated Merger-related capital expenditures are expected to include the expansion of Ralphs' ASRS and PSC facilities in order to support the additional volume of the Food 4 Less stores. It is estimated that the gross capital expenditures to be made by the Company in the first fiscal year following the closing will be approximately $159 million (or $110 million net of expected capital leases), of which approximately $98 million relate to ongoing expenditures for new stores, equipment and maintenance and approximately $61 million relate to store conversions and other Merger-related and non-recurring items. An additional $33 million of Merger-related and non-recurring capital expenditure items (or $22 million net of expected capital leases) are anticipated to be incurred in the second year following the consummation of the Merger. Management expects that these expenditures will be financed primarily through cash flow from operations and capital leases.

     Ralphs cash flow from operating activities was $43.5 million for the 36 weeks ended October 9, 1994 and $104.0 million for Fiscal 1993. Food 4 Less generated approximately $87.8 million of cash from operating activities during the 52-week period ended June 25, 1994 and $9.5 million of cash from operating activities during the 12 weeks ended September 17, 1994 (as compared to $29.1 million during the 12 weeks ended September 18, 1993). The decrease in cash from operating activities is due primarily to changes in operating assets and liabilities. The Company anticipates that one of the principal uses of cash in its operating activities will be inventory purchases. However, supermarket operators typically require small amounts of working capital since inventory is generally sold prior to the time that payments to suppliers are due. This reduces the need for short-term borrowings and allows cash from operations to be used for non-current purposes such as financing capital expenditures and other investing activities. Consistent with this pattern, Ralphs and Food 4 Less had working capital deficits of $118.3 million and $58.1 million at October 9, 1994 and September 17, 1994, respectively.

     Ralphs cash used in investing activities was $45.5 million during Fiscal 1994 and $38.2 million during the thirty-six weeks ended October 9, 1994. These amounts reflected increased capital expenditures related to store remodels and new store openings (including store acquisitions) and, to a lesser extent, expansion of other warehousing, distribution and manufacturing facilities and equipment, including data processing and computer systems. For the 52 weeks ended June 25, 1994, Food 4 Less' cash used in investing activities was $55.8 million. Investing activities consisted primarily of capital expenditures of $57.5 million, partially offset by $9.3 million of sale/leaseback transactions, and $11.1 million of costs in connection with the acquisition of ten former "Food Barn" stores. For the 12 weeks ended September 17, 1994, Food 4 Less' cash used in investing activities was $14.0 million. Investing activities consisted primarily of capital expenditures of $16.8 million, partially offset by $2.1 million of sale/leaseback transactions. The capital expenditures, net of the proceeds from sale/leaseback transactions, and the Food Barn acquisition costs were financed with cash provided by operating activities.

     Ralphs and FFL have significant net operating loss carryforwards for regular federal income tax purposes. As a result of the Merger and the New Equity Investment, the Company's ability to utilize such loss carryforwards in future periods will be limited to approximately $15.6 million per year with respect to FFL net operating loss carryforwards and approximately $15.0 million per year with respect to Ralphs' net operating loss carryforwards. The Company does not expect the Merger to materially adversely affect any of its other tax assets. The Company will be a party to a tax sharing agreement with New Holdings and the subsidiaries of the Company. Pursuant to the tax sharing agreement, payments by the Company will not exceed the amount it would be required to pay if its consolidated liability was calculated on a separate company basis. See "Certain Relationships and Related Transactions." The Company will continue to be a party to an indemnification agreement with Federated and certain other parties. See Note 1 of Notes to Consolidated Financial Statements of Ralphs Supermarkets, Inc. Pursuant to the terms of such agreement, Ralphs will make annual tax payments of $1.0 million in 1995 and 1996 and a final tax payment of $5.0 million in 1997.

     Following the Merger, the Company will be a wholly-owned subsidiary of New Holdings. New Holdings will have outstanding $103.6 million aggregate principal amount of the Holdings Discount Notes (with an accreted value of $61.4 million) as of September 17, 1994 and following the Merger, New Holdings will have an additional $100.0 million principal amount of the Seller Debentures outstanding. New Holdings is a holding company which will have no assets other than the capital stock of the Company. New Holdings will be required to commence semi-annual cash payments of interest on the Holdings Discount Notes on June 15, 1998 in the amount of approximately $15.8 million per annum. New Holdings will also be required to commence semi-annual cash payments of interest on the Seller Debentures commencing five years from their date of issuance in the amount of $24.4 million per annum. Subject to the limitations contained in its debt instruments, the Company intends to make dividend payments to New Holdings in amounts which are sufficient to permit New Holdings to service its cash interest requirements. The Company may pay other dividends to New Holdings in connection with certain employee stock repurchases and for routine administrative expenses.

     Following the consummation of the Merger and the Financing, the Company will be highly leveraged. Based upon current levels of operations and anticipated cost savings and future growth, the Company believes that its cash flow from operations, together with available borrowings under the New Revolving Facility and its other sources of liquidity (including leases), will be adequate to meet its anticipated requirements for working capital, capital expenditures, integration costs and interest payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that future costs savings and growth can be achieved. See "Risk Factors -- Leverage and Debt Service."

  Interest Rate Protection Agreements

     Ralphs and Food 4 Less currently are parties to certain interest rate protection agreements required under the terms of their existing bank indebtedness. In connection with the New Credit Facility, these interest rate protection agreements will be replaced by a new agreement which will be finalized prior to the closing of the Merger. The Company will be exposed to credit loss in the event of nonperformance by the counterparty to the interest rate protection agreement. However, the Company does not anticipate nonperformance by such counterparty.

     The following details the impact of Ralphs' hedging activity on its weighted average interest rate for each of the last three fiscal years of
Ralphs:

                                                                WITH        WITHOUT
                                                               HEDGE         HEDGE
                                                              --------      --------
            1991............................................   11.87%        11.52%
            1992............................................   10.52%        10.22%
            1993............................................    8.96%         8.96%

     The following details the impact of Food 4 Less' hedging activity on its weighted average interest rate for each of the last three fiscal years of Food 4
Less:

                                                                WITH        WITHOUT
                                                               HEDGE         HEDGE
                                                              --------      --------
            1992............................................   10.28%        10.52%
            1993............................................   10.07%        10.03%
            1994............................................   10.10%        10.09%

  Effects of Inflation

     The Company's primary costs, inventory and labor, are affected by a number of factors that are beyond its control, including inflation, availability and price of merchandise, the competitive climate and general and regional economic conditions. As is typical of the supermarket industry, Ralphs and Food 4 Less have generally been able to maintain margins by adjusting their retail prices, but competitive conditions may from time to time render the Company unable to do so while maintaining its market share.

                                    BUSINESS

THE MERGER

     The combination of Ralphs Grocery Company and Food 4 Less Supermarkets, Inc. will create the largest food retailer in Southern California. Pro forma for the Merger, the Company will operate approximately 332 Southern California stores with an estimated 26% market share among the area's supermarkets. The Company will operate the second largest conventional supermarket chain in the region under the "Ralphs" name and the largest warehouse supermarket chain in the region under the "Food 4 Less" name. In addition, the Company will operate approximately 24 conventional format stores and 39 warehouse format stores in Northern California and the Midwest. On a pro forma basis giving effect to the Merger, the Company would have had sales, operating income and EBITDA (as defined) of approximately $5.1 billion, $183 million and $343 million, respectively, for the twelve months ending June 25, 1994.

  TWO LEADING COMPLEMENTARY FORMATS

     In Southern California the Company plans to convert up to 122 conventional stores currently operated by Food 4 Less to the "Ralphs" name and format and 39 Ralphs and Food 4 Less conventional stores to the "Food 4 Less" name and warehouse format. As a result, and pro forma for the Merger, Ralphs will be the region's second largest conventional format supermarket chain, with 264 stores and Food 4 Less will be the region's largest warehouse format supermarket chain with 68 stores. The Ralphs stores will continue to emphasize a broad selection of merchandise, high quality fresh produce, meat and seafood and service departments, including bakery and delicatessen departments in most stores. The Company's conventional stores will also benefit from Ralphs' strong private label program and its strengths in merchandising, store operations and systems. Passing on format-related efficiencies, the Company's price impact warehouse format stores will continue to offer consumers the lowest overall prices while still providing product selections comparable to conventional supermarkets. Management believes the Food 4 Less warehouse format has demonstrated its appeal to a wide range of demographic groups in Southern California and offers a significant opportunity for future growth. The Company plans to open nine new Food 4 Less warehouse stores and 21 new Ralphs stores over the next two years.

     Management believes the consolidation of its formats will improve the Company's ability to adapt its stores' merchandising strategy to the local markets in which they operate while achieving cost savings and other efficiencies. These conversions will be effected in three phases which the Company believes will be completed within the first 18 months of combined operation.

     Phase 1. Food 4 Less is currently in the process of converting 16 of its conventional format stores operated under the names "Viva," "Alpha Beta" and "Boys" into Food 4 Less warehouse format supermarkets. These conversions have already begun at the rate of two stores per week. Management expects that each such conversion will take up to eight weeks to complete and may require the store to be closed for up to two weeks during such period. Management believes that these Phase 1 conversions, which were planned independently, will be completed prior to the consummation of the Merger at a cost of approximately $1 million per store.

     Phase 2. Following the Merger, the Company plans to begin converting up to 122 conventional format stores currently operated by Food 4 Less under the names "Viva," "Alpha Beta" and "Boys" into Ralphs conventional format stores. It is anticipated that these conversions will be completed at the rate of approximately 10 stores per week. Management expects that the Company will be able to substantially complete each conversion without closing the store. Management believes that these Phase 2 conversions will be completed within the first 12-16 weeks of the Company's combined operation at a cost of approximately $75,000 per store.

     Phase 3. Following the Merger, the Company also plans to convert 23 conventional Ralphs format stores into Food 4 Less warehouse format stores. Management expects that each such conversion will take up to eight weeks and may require the store to be closed for up to two weeks during such period. Management believes that these Phase 3 conversions will be completed within the first 18 months of the Company's combined operation at a cost of approximately $1 million per store.

     The following table summarizes the store formats to be operated by the Company in Southern California both before and after giving effect to the conversion program:

                                                                            PRO FORMA NUMBER OF
                                                            ACTUAL               STORES(1)
                                                          ----------     -------------------------
                                                          OCTOBER 1,      PRIOR TO      FOLLOWING
          STORE FORMATS                                      1994        CONVERSION     CONVERSION
    -----------------------                               ----------     ----------     ----------
    Ralphs Conventional...............................        168            165            264
    Food 4 Less Warehouse.............................         30             29             68
    Alpha Beta Conventional...........................        129            105              0
    Viva Conventional.................................         15             13              0
    Boys Conventional.................................         24             20              0
                                                              ---            ---            ---
      Total...........................................        366            332            332

- ---------------

(1) Pro forma store numbers give effect to the anticipated Merger-related divestiture or closing of 32 stores open at October 1, 1994 and the closure of two additional Food 4 Less conventional stores.

     Ralphs Conventional Format. Following completion of the store conversions described above, and pro forma for the Merger, the Company will operate 264 Ralphs stores in Southern California. Management believes these conversions will enhance Ralphs' market position and competitive advantages. Converted stores will benefit from Ralphs strengths in merchandising, store operations, systems and technology. Although all Ralphs stores use the Ralphs name and are operated under a single format, each store is merchandised to appeal to the local community it serves. Ralphs' substantial supermarket product selection is a significant aspect of its marketing efforts: Ralphs stocks between 20,000 and 30,000 merchandise items in its stores, including approximately 2,800 private label products, representing 17.3% of sales (excluding meat, service delicatessen and produce items) during Fiscal 1993. Ralphs stores offer name-brand grocery products; quality and freshness in its produce, meat, seafood, delicatessen and bakery products; and broad selection in all departments. Most existing Ralphs stores offer service delicatessen departments, on-premises bakery facilities and seafood departments. Ralphs emphasizes store ambiance and cleanliness, fast and friendly service, the convenience of debit and credit card payment (including in-store branch banks) and 24-hour operations in most stores.

     Food 4 Less' 168 conventional supermarkets, currently operated under the names "Alpha Beta," "Boys" and "Viva," are located throughout densely populated areas of Los Angeles and surrounding counties, including both suburban and urban neighborhoods. Food 4 Less' merchandising strategy for conventional stores has been tailored to the community each store services, but has emphasized customer service, quality of merchandise, and a large variety of product offerings in modern store environments. Of Food 4 Less' 168 conventional supermarkets, up to 122 are intended to be converted to the "Ralphs" name and format, 16 will be converted to the "Food 4 Less" warehouse format and the remainder are expected to be closed or sold.

     Food 4 Less Warehouse Format. Following completion of the store conversions described above, and pro forma for the Merger, the Company will operate 68 Food 4 Less warehouse stores in Southern California. The conversions will substantially accelerate the growth of the Food 4 Less format and will enhance the Company's position as the largest operator of warehouse supermarkets in Southern California. In addition to the conversions, the Company plans to continue its rapid growth of the Food 4 Less format by opening nine new warehouse format stores over the next two years, including five stores in San Diego, a new market for Food 4 Less. Management believes the expansion of warehouse format stores will create efficiencies in warehousing, distribution, and administrative functions.

     Food 4 Less' warehouse format stores target the price-conscious segment of the market, encompassing a wide range of demographic groups in both urban and suburban areas. Food 4 Less attempts to offer the lowest overall prices in its marketing areas by passing savings on to the consumer while providing the product selection associated with a conventional format. Savings are achieved through labor efficiencies and lower overhead and advertising costs associated with the warehouse format. In-store operations are designed to allow customers to perform certain labor-intensive services usually offered in conventional supermarkets. For example, merchandise is presented on warehouse style racks in full cartons, reducing labor intensive unpacking, and customers bag their own groceries. Labor costs are also reduced since the stores generally do not have service departments such as delicatessens, bakeries and fresh seafood departments, although they do offer a complete line of fresh meat, fish, produce and baked goods. Additionally, labor rates are generally lower than in conventional supermarkets.

     The Food 4 Less format generally consists of large facilities constructed with high ceilings to accommodate warehouse racking with overhead pallet storage. Wide aisles accommodate forklifts and, compared to conventional supermarkets, a higher percentage of total store space is devoted to retail selling because the top of the warehouse-style grocery racks on sales floors are used to store inventory. This reduces the need for large backroom storage. The Food 4 Less warehouse format supermarkets have brightly painted walls and inexpensive signage in lieu of more expensive graphics. In addition, a "Wall of Values" located at the entrance of each store presents the customer with a selection of specially priced merchandise.

  SUBSTANTIAL COST SAVINGS OPPORTUNITIES

     Management believes that approximately $90 million of net annual cost savings will be achieved by the end of the fourth full year of combined operations. It is also anticipated that approximately $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs will be required to complete store conversions, integrate operations and expand warehouse facilities over the same period. Although a portion of the anticipated cost savings is premised upon the completion of such capital expenditures, management believes that over 70% of the cost savings could be achieved without making any Merger-related capital expenditures. The following anticipated savings are based on estimates and assumptions made by the Company that are inherently uncertain, though considered reasonable by the Company, and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of management. There can be no assurance that such savings will be achieved. The sum of the components of the estimated cost savings exceeds $90 million; however, management has made an offsetting adjustment to reflect its expectation that a portion of the savings will be reinvested in the Company's operations. See "Risk Factors -- Ability to Achieve Anticipated Cost Savings."

     Reduced Advertising Expenses. As a result of the consolidation of conventional format stores in Southern California under the "Ralphs" name, the Company will eliminate advertising associated with Food 4 Less' existing Alpha Beta, Boys and Viva formats. Because Ralphs' current advertising program now covers the Southern California region, the Company will be able to expand the number of Ralphs stores without significantly increasing advertising costs. Management estimates that annual advertising cost savings of approximately $28 million will be achieved in the first full year of combined operations.

     Reduced Store Operations Expense. Management expects to reduce store operations costs as a result of both reduced labor and benefit costs and reduced non-labor expenses. Projected labor and benefit cost savings are based primarily on Ralphs' labor scheduling system, which has reduced Ralphs' labor costs relative to those of Food 4 Less. Other labor savings will result from the reduction of certain high-cost labor as a result of changed manufacturing, warehouse and distribution practices, and productivity enhancements resulting from the installation of Ralphs store level systems.

     Non-labor expense reductions are based primarily on the installation of Ralphs' computerized energy management equipment in Food 4 Less stores which will require significant capital expenditures. The expense savings associated with the use of this equipment is based on Ralphs' historical experience. Other significant non-labor expense reductions are projected to come from improved safety programs, increased cardboard baling revenues, changes to guard and shoplift agent programs and a reduction in supply and packaging costs. Total labor and non-labor operational savings estimated at approximately $21 million annually are anticipated to be achieved by the fourth full year of combined operation.

     Increased Volume Purchasing Efficiencies. Management has identified approximately $19 million of cost savings it believes can be achieved as a result of purchasing efficiencies. These efficiencies consist primarily of (i) savings from increased discounts and allowances as a result of the combined volume of the two companies; (ii) an improvement in the terms of vendor contracts for products carried in the Company's stores on an exclusive or promoted basis; and (iii) savings from the conversion of some less-than-truckload shipping quantities to full truckload quantities. These savings are anticipated to be achieved by the second full year of combined operation.

     Warehousing and Distribution Efficiencies. The consolidation of the Company's warehousing and distribution facilities will result in lower transportation and labor costs. The Company plans facility additions at one Ralphs facility to accommodate the additional volume as a result of such consolidation. Management anticipates improvements in the areas of automation, inventory management and handling, delivering, scheduling and route optimization and worker safety. In addition, the Company plans to close two existing facilities, which will result in lower occupancy expenses. Management believes that annual savings of approximately $16 million associated with warehousing and distribution will be achieved, before giving effect to capital expenditures in connection with facilities expansions and facility closing costs. Such savings are expected to be achieved by the third full year of combined operations.

     Consolidated Manufacturing. Ralphs and Food 4 Less operate manufacturing facilities that produce similar products or have excess capacity. Through the consolidation of meat, bakery, dairy and other manufacturing and processing operations, and the discontinuance of external purchases of certain goods that can be manufactured internally, management believes that annual cost savings of approximately $11 million can be achieved. In each instance, management has identified the facilities best suited to the needs of the combined company and has estimated the expense savings associated with each consolidation. The combined company will utilize a 316,000 square foot bakery and a 25,722 square foot milk processing plant, located at Food 4 Less' La Habra facility, and a 28,000 square foot milk processing plant, a 9,000 square foot ice cream processing plant, and a 23,000 square foot delicatessen kitchen located at Ralphs' Compton facility. Previously, Ralphs purchased bakery products externally and Food 4 Less purchased ice cream and delicatessen items externally. Management also plans to utilize Ralphs' third party meat processors, which have historically provided Ralphs with a full line of prefabricated and retail cuts of beef, to produce meat for Food 4 Less stores. Management anticipates that manufacturing expense savings will be achieved by the second full year of combined operation.

     Consolidated Administrative Functions. The Company expects to achieve savings from the elimination of redundant administrative staff, the consolidation of management information systems and a decreased reliance on certain outside services and consultants. To reduce headcount, the Company plans to target several functions for consolidation, including accounting, marketing, management information systems, and administration and human resources. The Company plans to eliminate a data processing center, which is anticipated to result in savings in the areas of equipment, software, headcount and outside programmer fees. The Company also plans to eliminate the use of third party administrators to handle workers compensation and general liability claims. Management estimates that annual savings of approximately $15 million associated with consolidating administrative functions will be achieved by the second full year of combined operation.

  EXPERIENCED MANAGEMENT TEAM

     The executive officers of the Company have extensive experience in the supermarket industry. The strength of Ralphs management expertise is evidenced by Ralphs' reputation for quality and service, its technologically advanced systems, strong store operations and high historical EBITDA margins. The Food 4 Less management team will provide valuable experience in operating warehouse supermarkets and in effectively integrating companies into a combined operation. Following the acquisition of Alpha Beta in 1991, Food 4 Less management successfully integrated Alpha Beta with its existing Southern California operations and (within three years) achieved annual cost savings in excess of $40 million (compared to a pre-acquisition estimate of approximately $33 million). See "Management."

WAREHOUSING AND DISTRIBUTION

     The combined Company will utilize Ralphs' technologically advanced warehousing and distribution systems, which include a 17 million cubic foot high-rise automated storage and retrieval system warehouse

(the "ASRS") for non-perishable items and a 5.4 million cubic foot perishable service center (the "PSC") designed for processing, storing and distributing all perishable items. These facilities will provide the Company with substantial operating benefits, including: (i) enhanced turnover to further improve the freshness and quality of in-store products, (ii) additional opportunities in forward buying programs and (iii) an increase in the percentage of inventory supplied by the Company's own warehousing and distribution system. Management believes the consolidation of these operations will enable the Company to meet the combined inventory requirements of all stores with fewer employees and lower operating and occupancy-related expenses.

     In November 1987, Ralphs opened the 17 million cubic foot highrise ASRS warehouse for non-perishable items in the Atwater district of Los Angeles, at a cost of approximately $50 million. This facility significantly increased capacity and improved the efficiency of Ralphs' warehouse operations. The automated warehouse has a ground floor area of 170,000 square feet and capacity of approximately 50,000 pallets. Guided by computer software, ten-story high cranes move pallets from the receiving dock to programmed locations in the ASRS warehouse while recording the location and time of storage. Goods are retrieved and delivered by the cranes to conveyors leading to the adjacent grocery "picking" warehouse where individual store orders are filled and shipped. The Company plans to utilize existing unused capacity to accommodate additional volume resulting from the consolidation. The ASRS facility can hold substantially more inventory and requires fewer employees to operate than a conventional warehouse of equal size. This facility has reduced Ralphs' warehousing costs of non-perishable items markedly, enabling it to take advantage of advance buying opportunities and minimize "out-of-stocks." The Company plans to close two existing Ralphs warehouse facilities in Los Angeles and Carson, California, each of which is currently operated on a short-term lease, pending expansion of Ralphs' ASRS warehouse.

     In mid-1992, Ralphs opened the 5.4 million cubic foot PSC facility in Compton, California, designed to process and store all perishable products. This facility cost approximately $35 million and has provided Ralphs with the ability to deliver perishable products to its stores on a daily basis, thereby improving the freshness and quality of these products. The facility contains an energy efficient refrigeration system and a computer system designed to document the location and anticipated delivery time of all inventory. The PSC has consolidated the operations of three existing facilities and holds more inventory than the facilities it replaced, thereby reducing Ralphs' warehouse distribution costs. The Company also plans to expand the PSC facility to accommodate additional volume resulting from the consolidation.

     Most Ralphs stores and Food 4 Less Southern California stores are located within approximately a one-hour drive from Ralphs' distribution and warehousing facilities. This geographical concentration, combined with Ralphs' efficient order system, shortens the lead time between the placement of a merchandise order and its receipt.

     Food 4 Less currently operates a centralized manufacturing, warehouse and office facility in La Habra, California which it leases from Alpha Beta's former parent corporation. The La Habra facility measures 1,378,083 total square feet over 75 acres and, in addition to serving warehousing, distribution and office functions, houses manufacturing operations which include a bakery and a creamery. The La Habra facility is operated pursuant to a long-term lease which expires in 2001. The La Habra facility is expected to be used as a secondary source of supply for the Company's stores.

     Food 4 Less is party to a joint venture with a subsidiary of Certified Grocers of California, Ltd. which operates a general merchandise warehouse in Fresno, California. Management is evaluating the role of such warehouse in the operation of the combined Company.

MANUFACTURING

     Ralphs' manufacturing operations produce a variety of dairy and other products, including fluid milk, ice cream, yogurt and bottled waters and juices as well as packaged ice, cheese and salad preparations. Ralphs contracts with meat processors to provide a full line of prefabricated and retail cuts of beef. Ralphs ceased its bakery operations during the second quarter of Fiscal 1993 at its 102,000 square foot facility in Los Angeles. Food 4 Less' La Habra facility includes a full-line bakery as well as a creamery and certain other manufacturing operations.

     The following table sets forth information concerning the principal manufacturing and processing facilities expected to be owned and operated by the
Company:

                 FACILITY                                    SQUARE FEET    LOCATION
                 --------                                    -----------   ----------
            Milk processing................................     28,000      Compton
            Ice cream processing...........................      9,000      Compton
            Delicatessen kitchen...........................     23,000      Compton
            Bakery.........................................    316,000      La Habra
            Milk processing................................     25,722      La Habra

Management believes that Ralphs' manufacturing facilities and the La Habra bakery can accommodate the volume requirements of the Company, after planned expenditures of approximately $3.0 million over the next year.

PRIVATE LABEL PROGRAM

     Through its private label program, Ralphs offers approximately 2,800 items under the "Ralphs," "Private Selection," "Perfect Choice" and "Plain Wrap" brand names. These products provide quality comparable to that of national brands at prices 20-30% lower. Gross margins on private label goods are generally higher than on national brands. Management believes its private label program is one of the most successful programs in the supermarket industry, representing 17.3% of sales (excluding meats, service delicatessen and produce items) during the twelve months ended July 17, 1994. This figure has grown in the past few years, and management intends to continue the growth of its private label program in the future.

     Food 4 Less has entered into several private label licensing arrangements which allow it to exclusively utilize recognized brand names in connection with certain goods it manufactures or purchases from others, including "Carnation" and "Sunnyside Farms" (dairy products) and "Van de Kamps" (baked goods). In addition, Food 4 Less has entered into an agreement to distribute private label dry grocery and frozen products under the "Sunny Select" and "Grocers Pride" labels and has established its own private label, "Equality," for health and beauty aid products. Food 4 Less actively promoted its private label products during fiscal 1994, and management believes that the additional variety, superior quality and promotional program resulted in an overall increase in private label sales and corresponding gross margins. It is expected that the Company will continue the Carnation, Van de Kamps and certain of its other licensing agreements following the Merger.

EXPANSION AND DEVELOPMENT

     As a result of Ralphs' 122-year history and Alpha Beta's 91-year history in Southern California, the Company will have valuable and well established store locations, many of which are in densely populated metropolitan areas. Additionally, the Company will have a technologically advanced store base. During the five years ended June 25, 1994, on a combined basis, Ralphs and Food 4 Less opened 74 new stores and remodeled 211 stores. Approximately 84% of the Company's stores have been opened or remodeled in the last five years.

     The Company plans to expand the Southern California Division by acquiring existing stores and constructing new ones. The Company intends to continue to focus its new store construction and store conversion efforts during calendar 1995 and future years primarily within existing marketing areas. Such efforts will encompass both of the Company's store formats, namely Food 4 Less and Ralphs. To this end, the Company plans to continue its store expansion program in Southern California by opening 17 new stores during calendar 1995 (including three Food 4 Less stores which will be located in San Diego, a new market for Food 4 Less), and additional stores in subsequent years. Moreover, in connection with the Merger, the Company plans to convert approximately 16 conventional stores currently managed by Food 4 Less and approximately 23 stores currently managed by RGC to the "Food 4 Less" name and warehouse format, as Food 4 Less stores have proven to have a strong appeal to value-conscious consumers across a wide range of demographic groups. See "-- The Merger -- Two Leading Complementary Formats." Remodeling activity in Southern California will be focused on the conventional format stores, including 13 planned major remodels of such stores during calendar 1995. The Company's expansion, remodel and conversion efforts have required, and will continue to require, the funding of significant capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     During the last five fiscal years, Ralphs has opened 46 new stores and remodeled 87 stores at a cost of approximately $283.6 million. A majority of these new and remodeled stores offer expanded produce and European-style seafood departments, service delicatessens, fresh bakeries and a broad selection of general merchandise. With enhanced decor reflecting contemporary interior design, these stores are designed to provide a quality shopping experience. At the end of Fiscal 1993, 133 of Ralphs' 165 total stores were newly built or remodeled within the past five fiscal years. While Ralphs has sold or closed 15 stores during the last five fiscal years, the number of Ralphs' stores has increased from 142 stores at January 28, 1990 to 165 stores at January 30, 1994.

     During the last five fiscal years, in Southern California Food 4 Less has acquired or opened 172 stores (which includes 142 stores acquired in connection with the acquisition of Alpha Beta) and remodeled 113 stores. Since its acquisition of Alpha Beta in 1991, Food 4 Less has undertaken an extensive program of store remodels, conversions and additions, which have resulted in a substantially improved store base. During Fiscal 1994, Food 4 Less spent approximately $50.7 million on capital improvements in Southern California. Additionally, since the Alpha Beta acquisition, Food 4 Less has converted 11 Southern California stores from conventional formats to the warehouse format. As Food 4 Less has remodeled existing stores, opened new larger stores and closed smaller, marginally performing stores, there has been a net reduction in store count, from 209 stores to 196 stores from the year ended June 29, 1991 ("Fiscal 1991") to the end of Fiscal 1994, but an increase in average store size. The average square feet per store has increased from 28,700 at the end of Fiscal 1991 to 30,500 at the end of Fiscal 1994. During the last five fiscal years, 29 stores have been closed or sold (including five stores which closed as a result of the April 1992 civil unrest in Los Angeles).

     The Company will select most new store sites from developers' proposals after such proposals have been researched and analyzed by the Company's personnel. Each site will be monitored for population shifts, zoning changes, traffic patterns, and nearby new construction and competitors' stores in an effort to determine sales potential. The Company will actively participate with developers in order to attain the Company's objectives for the site, including adequate parking and complementary co-tenant mix. Remodeling involves enhancing a store's decor through fixture replacement, upgrading of service departments and improvements to lighting systems. In order to minimize the disruptive effect on sales, most stores will be kept open during the remodeling period. The primary objectives of remodeling will be to improve the attractiveness of stores, increase sales of higher margin product categories and to increase selling area where feasible.

     Remodelings and openings, among other things, are subject to the availability of developers' financing, agreements with developers and landlords, local zoning regulations, construction schedules and other factors, including costs, often beyond the Company's control. Accordingly, there can be no assurance that the schedule will be met. Further, the Company expects increasing competition for new store sites, and it is possible that this competition might adversely affect the timing of its new store opening program.

ADVERTISING AND PROMOTION

     Ralphs' marketing strategy is to provide a combination of wide product selection, quality and freshness of perishable products, competitive prices and double coupons supporting Ralphs' advertising theme "Everything You Need. Every Time You Shop." In February 1994, Ralphs launched the Ralphs Savings Plan, a new marketing campaign designed to enhance customer value. The Ralphs Savings Plan is comprised of six major components: Guaranteed Low Prices ("GLPs"), Price Breakers, Big Buys, Multi-Buys, Ralphs Brand Products and Double Coupons. GLPs guarantee low prices on certain high volume items that are surveyed and updated every four weeks. Price Breakers are weekly advertised items that offer significant savings. Big Buys are club size items at prices competitive to club store prices and Multi-Buys offer Ralphs shoppers the opportunity to purchase club store quantities of regular sized items at prices competitive to club store prices. In conjunction with this new campaign Ralphs' private label offering of approximately 2,800 products provides value to the customer. In the second quarter of 1994, Ralphs began more aggressively promoting perishables through weekly ad features and lower prices. In addition, Ralphs increased the number of storewide GLPs. Further, a mailer program was intensified to highlight the perishable pricing and increased GLPs.

     Ralphs stores promote sales through the use of product coupons, consisting of manufacturers' coupons and Ralphs' own promotional coupons. Ralphs offers a double coupon program in all stores with Ralphs matching the price reduction offered by the manufacturer. Ralphs also generates store traffic through weekly advertised specials, special sales promotions such as discounts on recreational activities, seasonal and holiday promotions, increased private label selection, club pack items and exclusive product offerings. Current advertising by Ralphs has substantially the same market coverage as Food 4 Less and it is expected that following the Merger duplicative advertising can be eliminated.

     The Food 4 Less warehouse stores utilize print and radio advertising which emphasizes Food 4 Less' low-price leadership, rather than promoting special prices on individual items. The Food 4 Less warehouse stores also utilize weekly advertising circulars, customized to local communities, which highlight the merchandise offered in each store.

INFORMATION SYSTEMS AND TECHNOLOGY

     Ralphs' management utilizes technology and industrial engineering methods to enhance operating efficiency. Every checkout lane in every Ralphs store has a point of sale terminal. Information from these terminals is utilized to allocate shelf space, select merchandise based on the buying patterns of each store, reduce out-of-stocks and increase efficiency at the checkstand and in the warehouses. Industrial engineering methods are used to schedule labor thereby improving productivity at the store level and in warehousing and distribution operations.

     Ralphs was the first supermarket chain in the western United States to adopt scanning in all of its stores and has upgraded this equipment through the purchase of IBM 4680 point-of-sale computers. All Ralphs stores use laser scanning equipment, operating through an integrated computer system, to scan the Universal Product Code, which provides prices and descriptions for most products.

     Ralphs has a Uniform Communications Standard purchase order system that electronically links Ralphs to major suppliers via computer. This system has enabled the automated processing of purchase orders which management believes reduces the lead time required for product purchases. In Fiscal 1994, Ralphs completed installation of an industry standard, direct store delivery receiving system for goods delivered directly by vendors. This system allows the receipt of each order to be recorded electronically, thereby confirming product retail price and purchase authorization. This system has reduced the incidence of billing errors and unauthorized deliveries.

     Industrial engineering standards have been established for all major work functions in Ralphs stores, ranging from stocking to checkout. Performance of each major department in each store is measured weekly against these standards. Similar measurements are made in Ralphs' distribution, warehouse and manufacturing operations. Ralphs believes that its application of qualitative methods to the operation of the business has given it a competitive advantage and has better enabled management to run its business efficiently and to control costs.

     The Company plans to convert the Food 4 Less management information systems to the Ralphs management information systems. Ralphs stores that will be converted to the Food 4 Less format will continue to use the Ralphs programs.

NORTHERN CALIFORNIA AND MIDWESTERN DIVISIONS

     The Northern California Division of Food 4 Less operates 19 conventional supermarkets in the greater San Francisco Bay Area under the names "Cala" and "Bell," and six warehouse format stores under the "Foods Co." name. Management believes that the Northern California Division has excellent store locations in the city of San Francisco that are very difficult to replicate. The Midwestern Division of Food 4 Less operates 38 stores, of which 33, including ten former "Food Barn" stores which Food 4 Less acquired in March 1994, are warehouse format stores operated under the "Food 4 Less" name, and five of which are conventional supermarkets operated under the "Falley's" name. Of these 38 stores, 34 are located in Kansas and four are located in Missouri. Management believes the Food 4 Less warehouse format stores are the low-price leaders in each of the markets in which they compete. The Northern California Division's conventional store strategy is to attract customers through its convenient locations, broad product line and emphasis on quality and service and its advertising and promotion strategy highlights the reduced price specials offered in its stores. In contrast, the Company's warehouse format stores, operated under the Food 4 Less name in the Midwestern Division and the Foods Co. name in the Northern California Division, emphasize lowest overall prices rather than promoting special prices on individual items. The Northern California Division's conventional stores range in size from approximately 8,900 square feet to 32,800 square feet, and average approximately 19,400 square feet. The Northern California Division's warehouse stores range in size from approximately 30,000 square feet to 59,600 square feet, and average approximately 37,900 square feet. The Midwestern Division's warehouse format stores range in size from approximately 8,800 square feet to 60,200 square feet and average approximately 37,300 square feet.

     The Northern California Division purchases merchandise from a number of suppliers; however, approximately 40% of its purchases are made through Certified Grocers of California, Ltd. ("Certified"), a food distribution cooperative, pursuant to supply contracts. The Northern California Division does not operate its own warehouse facilities, relying instead on direct delivery to its stores by Certified and other vendors. Food 4 Less' Southern California warehouse facilities supply a portion of the merchandise sold in the Northern California Division stores, and it is expected that, following completion of the Merger, the Company's Southern California warehouses will continue to do so.

     The Midwestern Division's primary supplier is Associated Wholesale Grocers ("AWG"), a member-owned wholesale grocery cooperative based in Kansas City. The Midwestern Division does not operate a central warehouse, but purchases approximately 73% of the merchandise sold in its stores from AWG. Management believes that, as AWG's largest single customer, the Midwestern Division has significant buying power, allowing it to provide a broader product line more economically than it could if it maintained its own full-line warehouse. The Midwestern Division produces approximately 50% of all case-ready fresh meat items sold in its stores at its central meat plant located in Topeka, Kansas.

     In fiscal 1990, the Northern California Division initiated a remodeling program to upgrade its stores and to increase profitability. Food 4 Less remodeled 15 stores during the past five fiscal years, and opened five new stores during the past four fiscal years. During fiscal 1994, Food 4 Less opened one new warehouse store, converted three existing stores to the warehouse format and remodeled one conventional format store. The Company has closed 4 stores during the past five fiscal years and increased its number of stores from 22 at the end of the fiscal year ended June 30, 1990 to 24 at the end of the fiscal year ended June 25, 1994. The average square feet per store has increased from 20,000 at the end of fiscal 1990 to 23,300 at the end of fiscal 1994. The Company plans to open one additional warehouse format store and remodel two conventional format stores during fiscal 1995. Management plans to further expand the Northern California Division in the future by acquiring existing stores and constructing new stores, including warehouse stores. The Northern California Division Food 4 Less warehouse stores were renamed "Foods Co." in fiscal 1994 following the sale by Food 4 Less of exclusive rights to use the "Food 4 Less" name in Northern California to Fleming Companies, Inc. See "Licensing Operations."

     The Company intends to focus its Midwestern Division expansion primarily on its Food 4 Less operations. While Food 4 Less expects to construct new stores, it may also expand operations by purchasing existing Food 4 Less stores from unaffiliated licensees, or by acquiring existing supermarkets and converting them to the Food 4 Less warehouse format. The acquisition in March 1994 of ten warehouse stores formerly operated as "Food Barn" stores increased the Midwestern Division's Food 4 Less warehouse store count from 23 at June 26, 1993 to 33 at June 25, 1994. During the last five fiscal years, the Midwestern Division has opened 3 new stores, acquired 13 stores, closed one store and remodeled 10 stores.

COMPETITION

     The supermarket industry is highly competitive and characterized by narrow profit margins. The Company's competitors in each of its operating divisions include national and regional supermarket chains, independent and specialty grocers, drug and convenience stores, and the newer "alternative format" food stores, including warehouse club stores, deep discount drug stores and "super centers." Supermarket chains generally compete on the basis of location, quality of products, service, price, product variety and store condition. The Company regularly monitors its competitors' prices and adjusts its prices and marketing strategy as management deems appropriate in light of existing conditions. Some of the Company's competitors have greater financial resources than the Company and could use these resources to take steps which could adversely affect the Company's competitive position.

     The Southern California stores compete with several large national and regional chains, principally Albertsons, Hughes, Lucky, Smith's, Stater Bros., and Vons, and with smaller independent supermarkets and grocery stores as well as warehouse clubs and other "alternative format" food stores. The Northern California Division competes with large national and regional chains, principally Lucky and Safeway, and with independent supermarket and grocery store operators and other retailers, including "alternative format" stores. The Midwestern Division's supermarkets compete with several national and regional supermarket chains, principally Albertsons and Dillons, as well as independent and "alternative format" stores such as Hypermarket USA. Food 4 Less positions its Food 4 Less warehouse format supermarkets as the overall low-price leader in each marketing area in which they operate. In addition, management believes that Ralphs is a leading competitor in many of its marketing areas, based on its strong customer franchise, desirable store locations, technology and efficient distribution systems.

EMPLOYEES

  RALPHS

     At July 17, 1994, Ralphs had 6,052 full-time and 8,755 part-time employees as follows:

        EMPLOYEE TYPE                                    UNION      NON-UNION     TOTAL
        -------------                                    ------     ---------     ------
        Hourly.......................................    13,487         250       13,737
        Salaried.....................................        --       1,070        1,070
                                                         ------       -----       ------
                  Total employees....................    13,487       1,320       14,807

     Of Ralphs' 14,807 total employees at July 17, 1994, 13,487 were covered by union contracts principally with the UFCW. The table below sets forth information regarding Ralphs' union contracts which cover more than 100 employees.

            UNION                       NUMBER OF EMPLOYEES COVERED           DATE OF EXPIRATION
- ------------------------------        --------------------------------        -------------------
UFCW                                  10,506 clerks and meatcutters           October 6, 1996
International Brotherhood of          1,607 drivers and warehousemen          September 13, 1998
  Teamsters
Hotel Employees and Restaurant
  Employees                           906                                     September 10, 1995
Hospital and Service Employees        323 Los Angeles                         January 19, 1997
                                      66 San Diego                            April 20, 1997

  FOOD 4 LESS

     At June 25, 1994, Food 4 Less had a total of 5,728 full-time and 8,959 part-time employees as follows:

        EMPLOYEE TYPE                       UNION      NON-UNION     TOTAL
        ----------------------------------  ------     ---------     ------
        Hourly............................  11,882       1,907       13,789
        Salaried..........................      --         898          898
                                            ------       -----       ------
                  Total employees.........  11,882       2,805       14,687

     Of Food 4 Less' 14,687 total employees at June 25, 1994, 11,882 were covered by union contracts, principally with UFCW. The table below sets forth information regarding Food 4 Less' union contracts which cover more than 100 employees.

                                                        NUMBER OF                  DATE OF
                    UNION                           EMPLOYEES COVERED            EXPIRATION
- ----------------------------------------------  --------------------------  ---------------------
UFCW..........................................  7,908 Southern California   October 6, 1996
                                                  clerks and meatcutters
Hospital and Service Employees................  299 Southern California     January 19, 1997
                                                  store porters
International Brotherhood of Teamsters........  886 Southern California     September 13, 1998
                                                  produce drivers
                                                  and warehousemen
UFCW..........................................  971 Northern California     February 28, 1995(a)
                                                  clerks and meatcutters
UFCW..........................................  1,532 Southern California   February 25, 1996
                                                  clerks and meatcutters
Bakery and Confectionery Workers..............  192 Southern California     July 8, 1995
                                                  bakers

- ---------------

(a) Certain of such employees are covered by contracts expiring on March 4, 1995 or June 2, 1996.

     Pursuant to their collective bargaining agreements, both Ralphs and Food 4 Less contribute to various union-sponsored, multi-employer pension plans.

     The terms of most collective bargaining agreements that cover employees of conventional stores operated by Food 4 Less are substantially identical to the terms of the corresponding collective bargaining agreements of Ralphs. The terms of each company's collective bargaining agreements generally will remain in effect following the Merger, although it is expected that, as a result of current negotiations, Ralphs' collective bargaining agreements will apply to all Company stores converted to the Ralphs name and format, and the collective bargaining agreements that cover employees of Food 4 Less warehouse format stores will apply to all Company stores converted to the Food 4 Less name and warehouse format.

     Management believes that both Ralphs and Food 4 Less have good relations with their employees.

LICENSING OPERATIONS

     Food 4 Less owns the "Food 4 Less" trademark and service mark and licenses the "Food 4 Less" name for use by others. In Fiscal 1994, earnings from licensing operations were approximately $270,000. An exclusive license with the right to sublicense the "Food 4 Less" name in all areas of the United States except Arkansas, Iowa, Illinois, Minnesota, Nebraska, North Dakota, South Dakota, Wisconsin, the upper peninsula of Michigan, certain portions of Kansas, Missouri, and Tennessee has been granted to Fleming Companies, Inc. ("Fleming"), a major food wholesaler and retailer. In August of 1993, Food 4 Less amended (the "Amendment") its licensing agreement with Fleming to give Fleming exclusive use of the Food 4 Less name in Northern California and Food 4 Less exclusive use in Southern California. Fleming paid Food 4 Less a fee of $1.9 million for the Amendment. With the exception of Northern California, and subject to the Amendment and certain proximity restrictions, Food 4 Less retains the right to open and operate its own "Food 4 Less" warehouse supermarkets throughout the United States. As of June 25, 1994, there were 158 Food 4 Less warehouse supermarkets in 20 states, including the 61 stores owned or leased and operated by

Food 4 Less. Of the remaining 97 stores, Fleming operates three under license, 67 are operated under sublicenses from Fleming and 27 are operated by other licensees.

PROPERTIES

     At October 1, 1994, Ralphs and Food 4 Less operated a total of 429 stores, as set forth in the table below:


                                                    NUMBER OF
                                                   SUPERMARKETS
                                                  --------------        TOTAL        SELLING
                                                  OWNED   LEASED     SQUARE FEET   SQUARE FEET
                                                  -----   ------     -----------   -----------
                                                                          (IN THOUSANDS)
        Southern California.....................   49      317(a)      12,929         9,174
        Northern California.....................   --       25            610           424
        Midwestern..............................    2(b)    36          1,357         1,025
                                                   --      ---         ------        ------
                  Total.........................   51      378(c)      14,896        10,623
                                                   ==      ===         ======        ======

- ---------------

(a) Includes 17 stores located on real property subject to a ground lease.

(b) Includes one store that is partially owned and partially leased.

(c) The average remaining term (including renewal options) of Ralphs' and Food 4 Less' supermarket leases is 27 years.

The number of Ralphs and Food 4 Less stores by size classification as of October 1, 1994 is as follows:

                     AVERAGE GROSS SQUARE FEET      AVERAGE SELLING SQUARE FEET              NUMBER OF STORES
  TOTAL SQUARE      ---------------------------     ---------------------------     -----------------------------------
      FEET            RALPHS        FOOD 4 LESS       RALPHS        FOOD 4 LESS      RALPHS       FOOD 4 LESS     TOTAL
- ----------------    -----------     -----------     -----------     -----------     ---------     -----------     -----
 8,800 - 15,599            --          13,175              --           9,478           --                8          8
15,600 - 25,000        21,867          21,740          16,709          14,880            3               92         95
25,001 - 30,000        27,926          26,966          19,725          18,633           15               37         52
30,001 - 35,000        32,993          32,574          24,204          23,247           31               51         82
35,001 - 40,000        37,254          36,804          27,053          26,272           32               27         59
40,001 - 45,000        43,264          42,329          31,422          30,038           59               12         71
45,001 - 50,000        46,356          48,037          33,185          34,572           15               11         26
50,001 - 84,280        68,400          55,056          48,466          37,814           13               23         36

     At October 1, 1994, the Company also operated 20 distribution, warehouse and administrative facilities and five manufacturing and processing facilities, 14 of which are owned and 11 of which are leased. Certain of the facilities are expected to be sold, closed or subleased following completion of the Merger. See "-- Warehousing and Distribution."

     Ralphs' distribution and warehouse facilities include the 17 million cubic foot ASRS warehouse for nonperishable items that Ralphs opened in November 1987 and the 5.4 million cubic foot PSC facility for the processing and storage of perishable products opened in mid-1992. Food 4 Less operates two warehouse facilities: The largest of such facilities is Food 4 Less' central office, manufacturing and warehouse complex in La Habra, California, which occupies approximately 1.4 million total square feet over 75 acres. Food 4 Less has entered into a lease of the La Habra property which expires in 2001 (and which may be extended for up to 15 years at the election of Food 4 Less), with American Food and Drug, Inc. ("AFDI"), a subsidiary of American Stores Company, and has an option to purchase such property. Rent on the La Habra property was $6.3 million in Fiscal 1994. Four of Food 4 Less' supermarkets are also leased from AFDI. In addition to the La Habra facility, Food 4 Less leases a 321,000 square foot warehouse in Los Angeles. This warehouse, which was formerly owned by Food 4 Less, was the subject of a sale leaseback arrangement entered into by Food 4 Less in August 1990. For information regarding the Company's plan to consolidate its warehouse facilities following completion of the Merger, see "-- The Merger -- Substantial Cost Savings Opportunities -- Warehousing and Distribution Efficiencies."

LEGAL PROCEEDINGS

     In December 1992, three California state antitrust class action suits were commenced in Los Angeles Superior Court against RGC and Food 4 Less and other major supermarket chains located in Southern California, alleging that they conspired to refrain from competing in the retail market for fluid milk and to fix the retail price of fluid milk above competitive prices. Specifically, class actions were commenced by Diane

Barela and Neila Ross, Ron Moliare and Paul C. Pfeifle on December 7, December 14, and December 23, 1992, respectively. The Court has yet to certify any of these classes. A demurrer to the complaints was denied. RGC had reached an agreement in principle to settle these cases, however, no settlement agreement was signed. Food 4 Less is continuing to actively defend these suits and Ralphs has elected to defer any further settlement discussions until after the consummation of the Merger. The Company does not believe that the resolution of these cases will have a material adverse effect on its future financial condition. Any settlement would be subject to court approval.

     On March 25, 1991, George A. Koteen Associates, Inc. ("Koteen Associates") commenced an action in San Diego Superior Court alleging that RGC breached an alleged utility rate consulting agreement. In December 1992, a jury returned a verdict of approximately $4.9 million in favor of Koteen Associates and in March 1993, attorney's fees and certain other costs were awarded to the plaintiff. RGC has appealed the judgment and fully reserved in Fiscal 1992 against an adverse judgment.

     In April 1994, RGC was served with a complaint filed by over 240 former employees at Ralphs' bakery in the Atwater district of Los Angeles (the "Bakery Plaintiffs"). The action was commenced in the United States District Court for the Central District of California, and, among other claims, the Bakery Plaintiffs alleged that RGC breached its collective bargaining agreement and violated the Workers Adjustment Retraining Notification Act (the "WARN Act") when it downsized and subsequently closed the bakery. In their complaint, the Bakery Plaintiffs are seeking damages for lost wages and benefits as well as punitive damages. The Bakery Plaintiffs also named RGC and two of its management employees in fraud, conspiracy and emotional distress causes of action. In addition, the Bakery Plaintiffs sued their union local for breach of its duty of fair representation and other alleged misconduct, including fraud and conspiracy. The defendants have answered the complaint and discovery is ongoing. Trial is set for February, 1996, and RGC is vigorously defending this suit. Management believes, based on its assessment of the facts, that the resolution of this case will not have a material effect on the Company's financial position or results of operations.

     In addition, Food 4 Less and Ralphs are defendants in a number of other cases currently in litigation or potential claims encountered in the normal course of business which are being vigorously defended. In the opinion of management, the resolutions of these matters will not have a material effect on Food 4 Less' or Ralphs' financial position or results of operations.

CALIFORNIA SETTLEMENT AGREEMENT

     On December 14, 1994, Food 4 Less and Ralphs entered into a Settlement Agreement (the "Settlement Agreement") with the State of California to settle potential antitrust and unfair competition claims the State of California asserted against Ralphs and Food 4 Less relating to the effects of the Merger on supermarket competition in Southern California (the "State Claims"). Without admitting any liability in connection with the State Claims, Food 4 Less and Ralphs agreed in the Settlement Agreement to divest 27 specific stores in Southern California. Under the Settlement Agreement, the Company must divest 14 stores by June 30, 1995, and the balance of 13 stores by December 31, 1995. The Company also agreed not to acquire new stores from third parties in the six Southern California areas specified in the Settlement Agreement for five years following the date of the Settlement Agreement. If the Company fails to divest the required stores by the two dates set forth in the Settlement Agreement, the Company has agreed not to object to the appointment of a trustee to effect the required sales. The Settlement Agreement also requires the Company to pay the reasonable fees and costs of the attorneys and experts of the State of California associated with its review.

GOVERNMENT REGULATION

     Ralphs and Food 4 Less are subject to regulation by a variety of governmental agencies, including, but not limited to, the California Department of Alcoholic Beverage Control, the California Department of Agriculture, the U.S. Food and Drug Administration, the U.S. Department of Agriculture and state and local health departments. In addition, the Merger and the New Equity Investment are subject to the review of the Federal Trade Commission and may not be consummated prior to the expiration of the applicable waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

ENVIRONMENTAL MATTERS

     In January 1991, the California Regional Water Quality Control Board for the Los Angeles Region (the "Regional Board") requested that Ralphs conduct a subsurface characterization of Ralphs' Atwater property. This request was part of an ongoing effort by the Regional Board, in connection with the U.S. Environmental Protection Agency (the "EPA"), to identify contributors to groundwater contamination in the San Fernando Valley. Significant parts of the San Fernando Valley, including the area where Ralphs' Atwater property is located, have been designated federal Superfund sites requiring response actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, because of regional groundwater contamination. On June 18, 1991, the EPA made its own request for information concerning the Atwater property. Since that time, the Regional Board has requested further investigations by Ralphs. Ralphs has conducted the requested investigations and has reported the results to the Regional Board. Approximately 25 companies have entered into a Consent Order (EPA Docket No. 94-11) with the EPA to investigate and design a remediation system for contaminated groundwater beneath an area which includes the Atwater property. Ralphs is not a party to that Consent Order, but is cooperating with requests of the subject companies to allow installation of monitoring or recovery wells on Ralphs' property. Based upon available information, management does not believe this matter will have a material adverse effect on the Company's financial condition or results of operations.

     Ralphs has removed several underground storage tanks and remediated soil contamination at the Atwater property. Although the possibility of other localized contamination from prior operations or adjacent properties exists at the Atwater property, management does not believe that the costs of remediating such contamination will be material to the Company.

     Apart from the Atwater property, the Company has recently had environmental assessments performed on a significant portion of Ralphs' facilities and Food 4 Less' facilities, including warehouse and distribution facilities. The Company believes that any responsive actions required at the examined properties as a result of such assessments will not have a material adverse effect on its financial condition or results of operations.

     Ralphs has incurred approximately $4.5 million in non-recurring capital expenditures for the mandated conversion of refrigerants during 1994. Food 4 Less may incur some additional capital expenditures for such conversion. Other than these expenditures, neither Ralphs nor Food 4 Less has incurred material capital expenditures for environmental controls during the previous three years, nor does management anticipate incurring such expenditures during the current fiscal year or the succeeding fiscal year.

     At the time that Food 4 Less acquired Alpha Beta in 1991, it learned that certain underground storage tanks located on the site of the La Habra facility may have released hydrocarbons. In connection with the acquisition of Alpha Beta the seller (who is also the lessor of the La Habra facility) agreed to retain responsibility, subject to certain limitations, for remediation of the release.

     Ralphs and Food 4 Less are subject to a variety of environmental laws, rules, regulations and investigative or enforcement activities, as are other companies in the same or similar business. The Company believes it is in substantial compliance with such laws, rules and regulations. These laws, rules, regulations and agency activities change from time to time, and such changes may affect the ongoing business and operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the persons who are expected to serve as the executive officers and directors of the Company and New Holdings following the consummation of the Merger.

                                                                              YEARS OF SUPERMARKET
                                                                                INDUSTRY SERVICE
                                                                          ----------------------------
          NAME             AGE                  POSITION                  MANAGERIAL POSITIONS   TOTAL
- -------------------------  ---     -----------------------------------    --------------------   -----
Ronald W. Burkle           42      Director and Chairman of the Board              19              24
                                     of New Holdings and the Company
Byron E. Allumbaugh        63      Director and Chief Executive                    36              36
                                     Officer of New Holdings and the
                                     Company
George G. Golleher         46      Director and Vice Chairman of New               21              21
                                     Holdings and the Company
Alfred A. Marasca          53      Director of the Company and                     29              37
                                     President and Chief Operating
                                     Officer of New Holdings and the
                                     Company
Joe S. Burkle              71      Director and Executive Vice                     44              48
                                     President of New Holdings and the
                                     Company
Greg Mays                  48      Executive Vice President of New                 21              21
                                     Holdings and the Company
Terry Peets                50      Executive Vice President of New                 17              17
                                     Holdings and the Company
Jan Charles Gray           47      Senior Vice President, General                  19              31
                                     Counsel and Secretary of New
                                     Holdings and the Company
Alan J. Reed               48      Senior Vice President and Chief                 21              21
                                     Financial Officer of New Holdings
                                     and the Company
Patrick L. Graham          45      Director of New Holdings and the                --              --
                                     Company
Mark A. Resnik             47      Director of New Holdings and the                --              --
                                     Company

     Ronald W. Burkle has been a Director and the Chairman of the Board and Chief Executive Officer of Food 4 Less since its inception in 1989. Mr. Burkle co-founded Yucaipa in 1986 and has served as Director, Chairman of the Board, President and Chief Executive Officer of FFL since 1987 and of Holdings since 1992. From 1986 to 1988, Mr. Burkle was Chairman and Chief Executive Officer of Jurgensen's, a Southern California gourmet food retailer. Before joining Jurgensen's, Mr. Burkle was a private investor in Southern California. Mr. Burkle is the son of Joe S. Burkle.

     Byron E. Allumbaugh has been Chairman of the Board and Chief Executive Officer of Ralphs since 1976 and a Director since 1988. He also is a Director of the H.F. Ahmanson Company, El Paso Natural Gas Company and Ultramar, Inc.

     George G. Golleher has been a Director of Food 4 Less since its inception in 1989 and has been the President and Chief Operating Officer of Food 4 Less since January 1990. From 1986 through 1989 Mr. Golleher served as Senior Vice President, Finance and Administration, of The Boys Markets, Inc. Prior to joining The Boys Markets, Inc. in 1984, Mr. Golleher served as Vice President and Chief Financial Officer of Mayfair Markets, Inc. from 1983 to 1984.

     Alfred A. Marasca has been President, Chief Operating Officer and a Director of Ralphs since February 1994 and he was President from February 1993 to February 1994, Executive Vice President, Retail from 1991 until 1993 and Executive Vice President, Marketing from 1985 to 1991.

     Joe S. Burkle has been a Director and Executive Vice President of Food 4 Less since its inception in 1989 and has been Chief Executive Officer of Falley's, Inc. since 1987. Mr. Burkle began his career in the supermarket industry in 1946, and served as President and Chief Executive Officer of Stater Bros. Markets, a Southern California supermarket chain. Prior to 1987, Mr. Burkle was a private investor in Southern California. Mr. Burkle is the father of Ronald W. Burkle.

     Greg Mays has been Executive Vice President -- Finance and Administration, and Chief Financial Officer of Food 4 Less and of Holdings since December 1992. From 1989 until 1991, Mr. Mays was Chief Financial Officer of Almac's, Inc. and, from 1991 to December 1992, President and Chief Financial Officer of Almac's. From April 1988 to June 1989, Mr. Mays was Chief Financial Officer of Food 4 Less of Modesto, Inc. and Cala Foods, Inc.

     Terry Peets has been Executive Vice President of Ralphs since February 1994. He was Senior Vice President, Marketing from 1991 to February 1994, Senior Vice President, Merchandising from 1990 to 1991, Group Vice President, Merchandising from 1988 to 1990 and Group Vice President, Store Operations from 1987 to 1988.

     Jan Charles Gray has been Senior Vice President, General Counsel and Secretary of Ralphs since 1988. He was Senior Vice President and General Counsel from 1985 to 1988 and Vice President and General Counsel from 1978 to 1985.

     Alan J. Reed has been Senior Vice President and Chief Financial Officer of Ralphs since 1988. He was Senior Vice President, Finance from 1985 to 1988 and Vice President, Finance from 1983 to 1985.

     Patrick L. Graham joined Yucaipa as a general partner in January 1993. Prior to that time he was a Managing Director in the corporate finance department of Libra Investments, Inc. from 1992 to 1993 and PaineWebber Inc. from 1990 to 1992. From 1982 to 1990, he was a Managing Director of the corporate finance department of Drexel Burnham Lambert Incorporated and an Associate Director in the corporate finance department of Bear Stearns & Co., Inc.

     Mark A. Resnik has been a Director and the Vice President and Secretary of Food 4 Less since its inception in 1989, co-founded Yucaipa in 1986 and has been a Director, Vice President and Secretary of FFL since 1987. From 1986 until 1988, Mr. Resnik served as a Director, Vice President and Secretary for Jurgensen's. From 1983 through 1986, Mr. Resnik served as a Director, Vice President and General Counsel of Stater Bros. Markets.

     Two members will be nominated to the Board of Directors of each of the Company and New Holdings by Apollo, one member will be nominated to the Board of Directors of each of the Company and New Holdings by BTIP, six members will be nominated to the Board of Directors of New Holdings and seven members will be nominated to the Board of Directors of the Company by Yucaipa, pursuant to the terms of the 1995 Stockholders Agreement. See "Description of Capital
Stock -- New Equity Investment."

     All directors of the Company will hold office until the election and qualification of their successors. Executive officers of the Company will be chosen by the Board of Directors and will serve at its discretion. It is anticipated that the Company will not pay any fees or remuneration to its directors for service on the board or any board committee, but that the Company will reimburse directors for their ordinary out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors.

                             EXECUTIVE COMPENSATION

EMPLOYMENT AGREEMENTS

     Concurrently with the consummation of the Merger, the Company will enter into employment agreements with certain of the current executive officers of Ralphs and Food 4 Less. It is expected that Byron E. Allumbaugh, George G. Golleher, Alfred A. Marasca, as well as other executive officers of the Company, will enter into three-year employment contracts with the Company and that the existing employment contracts, if any, of such officers will be cancelled.

     New Allumbaugh Agreement. The employment agreement between the Company and Byron Allumbaugh, 63, is expected to provide for a salary of $1 million for the first year and $1.25 million for the second year. If Mr. Allumbaugh continues as the Chief Executive Officer during the third year following the Merger, he would be entitled to a salary of $2 million and if he is employed in another capacity then he would be entitled to a salary of $1.25 million for the third year. Mr. Allumbaugh will be entitled to a bonus equal to his salary in each year if certain prescribed earnings targets (the "Earnings Targets") for the year are reached. If the Company completes an initial public offering of capital stock during the first two years of Mr. Allumbaugh's employment, Mr. Allumbaugh will remain Chief Executive Officer for one year after the public offering. If the public offering is anticipated to occur during the third year of Mr. Allumbaugh's employment agreement, Mr. Allumbaugh will resign as Chief Executive Officer six months prior to the intended date of the public offering but will continue to be employed at the lesser compensation level provided in his employment agreement until its termination.

     New Golleher Agreement. Food 4 Less is currently a party to a five-year employment agreement with George G. Golleher providing for annual base compensation of $350,000, plus employee benefits and an incentive bonus calculated in accordance with a formula based on Food 4 Less' earnings. Under the employment agreement, Mr. Golleher may terminate his employment agreement in the event of a change of control of Food 4 Less, in which case he is entitled to receive all of the salary and benefits provided under the agreement for the remaining term thereof, notwithstanding the termination of his employment. In connection with the consummation of the Merger the Food 4 Less board of directors has authorized the payment of a special bonus to George Golleher in a lump sum amount equal to the base salary due him under the remaining term of his employment agreement. As a condition of the payment of such bonus, Mr. Golleher's existing employment agreement will be cancelled, and he will enter into a new agreement containing terms to be mutually agreed upon between Food 4 Less and Mr. Golleher. The new employment agreement is expected to provide for an annual salary of $500,000 plus a bonus equal to his salary in each year if the Earnings Targets are reached.

     New Marasca Agreement. The employment agreement between the Company and Alfred Marasca is expected to provide for a salary of $500,000 per annum and an annual bonus equal to his salary if the Earnings Targets for the year are reached.

     General Provisions of the New Employment Agreements. The new employment agreements are expected to provide generally that the Company may terminate the agreement for cause or upon the failure of the employee to render services to the Company for a continuous period to be agreed upon by the Company and the employee because of the employee's disability. In addition, the employee's services may be suspended upon notice by the Company and in such event the employee will continue to be compensated by the Company during the remainder of the term of the agreement subject to certain offsets if the employee becomes engaged in another business.

     Existing Food 4 Less Employment Agreements. Food 4 Less entered into employment agreements with 24 officers providing for their employment for a one-year term commencing on the date of a change of control of Food 4 Less. These agreements provide for the payment of an incentive bonus calculated in accordance with Food 4 Less policies, and certain of the agreements provide for the payment of a special bonus payable upon a change of control (provided certain financial performance targets have been met). These agreements will become effective upon the consummation of the Merger. Greg Mays, who will be an Executive Vice President of the Company, will be entitled to receive a base salary of not less than $250,000 and a special bonus of $150,000 (provided certain financial performance targets have been met). It is anticipated that some, but not all, of these employment agreements will be replaced by new employment agreements with the Company.

     Joe Burkle Consulting Agreement. Food 4 Less has a consulting agreement with Joe S. Burkle providing for compensation of $3,000 per week, pursuant to which Mr. Burkle provides the management and consulting services of an executive vice president. The agreement has a five-year term, which is automatically renewed on January 1 of each year for a five-year term unless sixty days' notice is given by either party; provided that if Food 4 Less terminates Mr. Burkle's services for reasons other than for good cause, the payments due under the agreement continue for the balance of the term. It is expected that the Company will assume Mr. Burkle's consulting agreement upon the consummation of the Merger.

EQUITY APPRECIATION RIGHTS PLAN

     RGC has 1,500,000 EARs outstanding that were granted under the RGC 1988 Equity Appreciation Rights Plan, as amended (the "EAR Plan"). The outstanding EARs are held by 36 officers and former officers of Ralphs, including Byron Allumbaugh, Alfred Marasca, Alan Reed, Jan Charles Gray and Terry Peets. All outstanding EARs are vested in full and not subject to forfeiture by the holders, except in the event a holder's employment is terminated for cause within the meaning of the EAR Plan. The outstanding EARs represent the right to receive, in the aggregate, 15% of the increase of the appraised value of RGC's equity at the time of exercise over a base value of $120 million. Concurrently with the consummation of the Merger, the outstanding EARs will be redeemed for $22.8 million in cash. An additional $10 million of EAR payments that would otherwise be payable upon consummation of the Merger will be cancelled in exchange for the issuance of the Reinvestment Options (as defined). See "-- New Management Stock Option Plan and Management Investment" and "Description of Capital Stock -- New Equity Investment." The price to redeem the EARs is based on a $517 million valuation (the maximum valuation possible under the EAR Plan) of RGC's equity.

NEW MANAGEMENT STOCK OPTION PLAN AND MANAGEMENT INVESTMENT

     Upon the consummation of the Merger, certain members of Ralphs' management and Food 4 Less' management will be entitled to receive options to purchase common stock of New Holdings (the "New Options"). The New Options will have a term of ten years and the exercise price with respect to each New Option will be $10 per share, which is equal to the price paid by the New Equity Investors for the New Equity Investment. The New Options will represent 7.5% of the total equity of New Holdings, and will be allocated as follows: New Options representing 1.5%, 0.5% and 0.5% of the total equity of New Holdings will be granted to Byron Allumbaugh, George Golleher and Alfred Marasca, respectively (the "Tier One Options"). The Tier One Options will be fully vested upon issuance and will be immediately exercisable. New Options for an additional 2.5% of the total equity of New Holdings will be granted to certain other management employees of the Company (the "Tier Two Options"). Fifty percent (50%) of the Tier Two Options granted to each holder will vest immediately upon issuance and 10% will vest each year thereafter. In addition, New Options representing an aggregate of 2.5% of the total equity of New Holdings will be issued to holders of EARs in exchange for the cancellation of $10 million of the EAR payments which would otherwise be payable upon consummation of the Merger (the "Reinvestment Options"). The value of the EAR payments cancelled will be credited against the exercise price for each Reinvestment Option. The Reinvestment Options will be fully vested upon issuance and will be immediately exercisable.

     Certain of Ralphs' officers, including Messrs. Allumbaugh, Marasca, Reed, Gray and Peets, currently hold options to purchase common stock of RSI. These options will be cancelled for cash payments aggregating $880,000 in connection with the Merger.

     Each holder of New Options (collectively, the "Management Shareholders") will also execute a management shareholder agreement with New Holdings (collectively, the "Management Shareholder Agreements"). The Management Shareholder Agreements generally will provide New Holdings with a right of first refusal in the event of proposed sales of New Holdings stock acquired by the Management

Shareholders upon the exercise of New Options and an option, exercisable following any termination for cause of a Management Shareholder's employment or, if the Management Shareholder commences employment with a competitor, to repurchase at Fair Market Value (as defined in the Management Shareholder Agreements) any New Holdings stock acquired by such Management Shareholder upon the exercise of New Options. Each Management Shareholder Agreement will contain certain rights of the Management Shareholders to participate in sales by Yucaipa of New Holdings stock and certain obligations of the Management Shareholders to sell their New Holdings stock in the case of a sale for cash of all of the outstanding New Holdings stock. Finally, the Management Shareholders will be required to vote their New Holdings stock to elect to the New Holdings Board of Directors the directors nominated by Yucaipa, Apollo and BTIP under New Holdings' 1995 Stockholders Agreement. See "Description of Capital Stock -- 1995 Stockholders Agreement." The Management Shareholders Agreements, and all rights and obligations of the Management Shareholders thereunder described above, will terminate upon an initial public offering of New Holdings common stock meeting certain criteria.

SUMMARY COMPENSATION TABLE -- RALPHS

     The following Summary Compensation Table sets forth information concerning the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of Ralphs who are expected to serve as executive officers of the Company, whose total annual salary and bonus exceeded $100,000 for the year ended January 30, 1994.

                                                                   LONG TERM
                                                              COMPENSATION AWARDS
                                                              -------------------
                                      ANNUAL COMPENSATION         SECURITIES
                                      --------------------        UNDERLYING              ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY($)   BONUS($)      OPTIONS/SARS(#)       COMPENSATION($)(1)
- ---------------------------  -----    --------    --------    -------------------     ------------------
Byron E. Allumbaugh,          1993     645,000     387,000              N/A                 38,575
  Chairman and                1992     620,000     372,000          587,753                 31,886
  Chief Executive Officer     1991     580,000     348,000              N/A                    N/A

Alfred A. Marasca,            1993     340,000     204,000              N/A                 18,177
  President                   1992     296,260     148,125          308,812                 11,485
                              1991     280,500     140,000              N/A                    N/A

Alan J. Reed,                 1993     222,500     111,250              N/A                 12,904
  Senior Vice President,      1992     211,250     105,625          154,406                  9,569
  Finance and                 1991     196,260      98,125              N/A                    N/A
  Chief Financial Officer

Jan Charles Gray,             1993     207,500     103,750              N/A                 13,584
  Senior Vice President,      1992     196,250      98,125          154,406                 13,593
  General Counsel and         1991     181,250      90,625              N/A                    N/A
  Secretary

Terry Peets,                  1993     192,500      96,250              N/A                 10,337
  Senior Vice President,      1992     182,500      91,250          154,406                 10,237
  Marketing                   1991     171,250      85,625              N/A                    N/A

- ---------------

(1) Represents (i) insurance premiums and the dollar value of the remainder of premiums paid under the Senior Executive Supplemental Benefit Plan and (ii) RGC's contributions under the Ralphs Thrift Incentive Plan. The respective amounts paid for Messrs. Allumbaugh, Marasca, Reed, Gray and Peets are as follows: (A) insurance premiums: $18,500, $8,890, $6,662, $7,250 and $4,210;
    (B) dollar value of the remainder of premiums: $18,500, $6,600, $4,025, $4,500 and $4,210; (C) incentive plan contributions: $1,575, $2,687, $2,217,
    $1,834 and $1,917.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1994 AND FISCAL YEAR-END OPTION/SAR VALUES -- RALPHS

                                                                        NUMBER OF                 VALUE OF
                                                                  SECURITIES UNDERLYING         UNEXERCISED
                                                                       UNEXERCISED              IN-THE-MONEY
                                                                     OPTIONS/SARS AT          OPTIONS/SARS AT
                                    SHARES                         FISCAL YEAR-END(#)        FISCAL YEAR-END($)
                                   ACQUIRED                       ---------------------     --------------------
                                  ON EXERCISE        VALUE            EXERCISABLE/              EXERCISABLE/
              NAME                  (#)(1)        REALIZED($)       UNEXERCISABLE(2)        UNEXERCISABLE(3)(4)
- --------------------------------  -----------     -----------     ---------------------     --------------------
Byron E. Allumbaugh.............     70,000        1,961,646             235,102/                         0/
                                                                         562,651                  5,884,935
Alfred A. Marasca...............      9,000          252,212              61,762/                         0/
                                                                         319,050                  2,017,692
Alan J. Reed....................      7,000          196,165              30,882/                         0/
                                                                         179,524                  1,569,316
Jan Charles Gray................      5,000          140,118              30,882/                         0/
                                                                         163,524                  1,120,939
Terry Peets.....................      5,000          140,118              30,882/                         0/
                                                                         163,524                  1,120,939

- ---------------

(1) Represents EARs exercised under the EAR Plan.

(2) Each number represents the aggregate number of options and EARs outstanding, as currently exercisable/unexercisable. Options and EARs were granted under different plans, not in tandem. All EARs are free standing.

(3) Represents value of EARs, based on a value of $28.0235 per EAR at the time of exercise. Outstanding options are not currently in-the-money, based on current estimates of the fair market value of the Common Stock.

(4) A portion of the EARs will be redeemed in connection with the Merger and the remaining EARs will be cancelled in exchange for the issuance of the Reinvestment Options by New Holdings, based upon their maximum possible valuation of $39.70 per EAR (or $517 for the total equity of RGC). For purposes of such redemptions and cancellations, the value of outstanding EARs held by Messrs. Allumbaugh, Marasca, Reed, Gray and Peets is expected to equal approximately $8.0 million, $2.7 million, $2.1 million, $1.7 million and $1.5 million, respectively.

    RALPHS' RETIREMENT PLANS

     Retirement Plan. The Ralphs Grocery Company Retirement Plan (the "Retirement Plan") is a defined benefit pension plan for salaried and hourly nonunion employees with at least one year of credited service (1,000 hours). Ralphs makes annual contributions to the Retirement Plan in such amounts as are actuarially required to fund the benefits payable to participants in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     Supplemental Executive Retirement Plan. To allow Ralphs' retirement program to provide benefits based upon a participant's total compensation and without regard to other ERISA or tax code pension plan limitations, eligible executive employees of Ralphs participate in the Ralphs Grocery Company Supplemental Executive Retirement Plan and, after December 31, 1993, the Ralphs Grocery Company Retirement Supplement Plan (collectively, the "Supplemental Plan"). The Supplemental Plan also modifies the benefit formula under the Retirement Plan in other respects. Benefits provided under the Supplemental Plan were improved effective April 9, 1994.

     The following table sets forth the combined estimated annual benefits payable in the form of a (single) life annuity under both the Retirement Plan and the Supplemental Plan (unreduced by the cash surrender value of any life insurance policies) to a participant in both plans who is retiring at a normal retirement date of January 1, 1994 for the specified final average salaries and years of credited service.

                                          YEARS OF CREDITED SERVICE
                         ------------------------------------------------------------
FINAL AVERAGE SALARY        15           20           25           30           35
- --------------------     --------     --------     --------     --------     --------
     $  100,000          $ 19,484     $ 25,978     $ 32,473     $ 38,967     $ 45,462
        200,000            41,984       55,978       69,973       83,967       97,962
        300,000            84,763      113,017      141,271      169,526      169,526
        400,000           114,763      153,017      191,271      229,526      229,526
        600,000           174,763      233,017      291,271      349,526      349,526
        800,000           234,763      313,017      391,271      469,526      469,526
      1,000,000           294,763      393,017      491,271      589,526      589,526
      1,200,000           354,763      473,017      591,271      709,526      709,526

     Messrs. Allumbaugh, Marasca, Reed, Gray and Peets have completed 36, 37, 21, 31 and 17 years of credited service, respectively. Compensation covered by the Supplemental Plan includes both salary and bonus. The calculation of retirement benefits generally is based on average compensation for the highest three years of the ten years preceding retirement. The benefits earned by a participant under the Supplemental Plan are reduced by any benefits which the participant has earned under the Retirement Plan and may be offset under certain circumstances by the cash surrender value of life insurance policies maintained by Ralphs pursuant to the split dollar life insurance agreements entered into by Ralphs and the executive. Benefits are not subject to any deduction for social security offset.

     It is currently anticipated, although there can be no assurance, that Ralphs and Food 4 Less salaried employees will participate in the Retirement Plan and other existing Ralphs benefit plans following the Merger. These plans are currently being evaluated to determine the feasibility of such participation.

SUMMARY COMPENSATION TABLE -- FOOD 4 LESS

     The following Summary Compensation Table sets forth information concerning the compensation of the Chief Executive Officer and the other three most highly compensated executive officers of Food 4 Less who are expected to serve as executive officers of the Company, whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to Food 4 Less and its subsidiaries for Fiscal 1994.

                                                          ANNUAL COMPENSATION
                                                         ----------------------         ALL OTHER
         NAME AND PRINCIPAL POSITION            YEAR     SALARY($)     BONUS($)     COMPENSATION(4)($)
- ----------------------------------------------  ----     ---------     --------     ------------------
Ronald W. Burkle, Chairman and................  1994           --           --                --
  Chief Executive Officer(1)                    1993           --           --                --
                                                1992           --           --                --
George G. Golleher,...........................  1994      500,000      500,000             3,937
  President                                     1993      500,000      500,000                --
                                                1992      500,000      235,000             5,300
Greg Mays, Executive Vice-President...........  1994      250,000      150,000                --
  Finance/Administration and                    1993      108,000       75,000                --
  Chief Financial Officer(2)                    1992           --           --                --
Joe Burkle,...................................  1994      196,000       50,000                --
  Executive Vice President(3)                   1993      156,000           --                --
                                                1992      156,000           --                --

- ---------------

(1) Ronald W. Burkle and Mark A. Resnik, Vice President and Secretary of Food 4 Less, provide services to Food 4 Less pursuant to a management agreement between Yucaipa and Food 4 Less. See "Certain Relationships and Related Transactions." Pursuant to this management agreement, Food 4 Less paid Yucaipa and an affiliate of Yucaipa $2.4 million in the fiscal year ended June 25, 1994 for the services of Messrs. Ronald Burkle and Resnik and other Yucaipa personnel. Such payments to Yucaipa and its affiliate are not reflected in the table set forth above.

(2) During fiscal 1993, Greg Mays became Executive Vice
    President-Finance/Administration and Chief Financial Officer.

(3) Mr. Joe Burkle provides services to Food 4 Less pursuant to a consulting agreement. See " -- Employment Agreements."

(4) The amounts shown in this column represent annual payments by Food 4 Less to the Employee Profit Sharing and Retirement Program of Food 4 Less for the benefit of Mr. Golleher.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION -- FOOD 4 LESS

     Food 4 Less does not have a board committee performing the functions of a compensation committee. Ronald W. Burkle, Chief Executive Officer of Food 4 Less, and George G. Golleher, President of Food 4 Less, made decisions with regard to Food 4 Less' executive officer compensation for Fiscal 1994.

FOOD 4 LESS STOCK PLAN

     As of June 25, 1994, certain employees of Food 4 Less (the "Management Stockholders") collectively owned approximately 4.5% of Holdings' outstanding common stock which they acquired under the management stock plan of Food 4 Less. Pursuant to this plan, the Board of Directors of Holdings from time to time has offered common stock of Holdings for sale to selected employees at a price and for consideration (which may include a promissory note) determined at the discretion of the Board. Management Stockholders who have purchased shares are party to a Management Stockholders Agreement (the "Stockholders Agreement") with Holdings, a Stockholder Voting Agreement and Proxy (the "Voting Agreement"), and such other documents as Holdings may require. The Stockholders Agreement prohibits the transfer of any of the Management Stockholder's common stock for a period of four years from the date of its original issuance (although such date may, in the case of certain Management Stockholders who were shareholders of BHC, relate back to the date that shares were issued to them by BHC) other than transfers to certain family members and heirs or pursuant to a registration statement. The Management Stockholder's shares may be purchased by Holdings if,
(a) prior to the fourth anniversary of their issuance, the Management Stockholder's employment terminates for any reason, or (b) after such fourth anniversary, the Management Stockholder wishes to sell his/her common stock to a third party. The shares vest over a three or four-year period for purposes of the repurchase price determination, which may result in a more favorable price for vested stock than for unvested stock, but the shares do not vest in any other sense. In the event of the death or permanent disability of the Management Stockholder, each Management Stockholder has an irrevocable option for one year to require Holdings to purchase all (or a portion) of his common stock in the manner and on the terms set forth in the Stockholders Agreement; provided, however, that the Management Stockholder may exercise such option in the event of death or disability only to the extent that Holdings or Food 4 Less has insurance, under which Holdings or Food 4 Less is the named beneficiary, with respect to such event. Additionally, if shareholders holding at least fifty percent (50%) of the issued and outstanding common stock of Holdings agree to sell to a third party more than eighty percent (80%) of the shares of common stock then held by them, then upon the demand of such selling stockholders, each Management Stockholder must sell to such third party the same percentage of his common stock as is proposed to be sold by the selling stockholders.

     Under the Voting Agreement, Ronald W. Burkle, George G. Golleher and Yucaipa Capital Advisors, Inc. have sole voting control over the shares of common stock owned by the other Management Stockholders until December 31, 2001 (unless extended by such Management Stockholders). Messrs. Burkle and Golleher also have rights which vary in certain respects from the rights of the other Management Stockholders under the Stockholders Agreement. Among other differences, Messrs. Burkle and Golleher have (i) rights to subscribe to offerings of additional shares of the common stock of Holdings, (ii) "piggyback" registration rights in the event of a public offering of common stock (if and to the extent permitted by Holdings' underwriter) and (iii) "tag-along" rights to participate in certain sales of common stock of Holdings. In addition, Mr. Golleher has the right to be elected to the Board of Directors of Holdings so long as he beneficially owns shares of common stock of Holdings.

     The Stockholders Agreement terminates automatically, in the case of Messrs. Burkle and Golleher, upon a change of control of Holdings or upon an underwritten public offering of Holdings' common stock (subject to certain exceptions). In the case of the other Management Stockholders, the Stockholders Agreement terminates on the tenth anniversary of the original share issuance.

     As of July 25, 1994, there was outstanding $0.6 million principal amount of notes receivable from certain Management Stockholders, representing loans for the purchase of Holdings' common stock. The notes are due over various periods, bear interest at the bank "prime" lending rate, and are secured by such common stock.

     Pursuant to the Reincorporation Merger, New Holdings will succeed to the rights and obligations of Holdings under the Food 4 Less stock plan. It is expected that following the Merger, equity issuances to management will cease to be made under the Food 4 Less stock plan and instead will be made under the New Holdings option plan. See "-- New Management Stock Option Plan and Management Investment."

                             PRINCIPAL STOCKHOLDERS

     The information in the following table gives effect to (i) the Merger and the Financing and (ii) the FFL Merger and the Reincorporation Merger. The information in the following table assumes that the outstanding stock options of RSI have been cancelled, that certain new stock options of New Holdings have been granted to management and that certain warrants to purchase New Holdings common stock have been issued to institutional investors who currently hold warrants to purchase common stock of Holdings. Based on such assumption and giving effect to the foregoing events, the following table sets forth the ownership of common stock and Series A Preferred Stock and Series B Preferred Stock of New Holdings by each person who to the knowledge of Food 4 Less will own 5% or more of New Holdings' outstanding voting stock, by each person who will be a director or named executive officer of the Company, and by all executive officers and directors of the Company as a group. Share amounts and percentage ownership information set forth for the Series A Preferred Stock and Series B Preferred Stock are subject to change pending finalization of the Financing.

                                                      SERIES A            SERIES B
                                   COMMON             PREFERRED           PREFERRED
                                STOCK(1)(2)           STOCK(1)            STOCK(1)
                             ------------------   -----------------   -----------------   PERCENTAGE   PERCENTAGE
                               NUMBER               NUMBER             NUMBER              OF TOTAL      OF ALL
                                 OF                   OF                 OF                 VOTING     OUTSTANDING
    BENEFICIAL OWNER(3)        SHARES       %       SHARES      %      SHARES       %       POWER         STOCK
- ---------------------------  ----------   -----   ----------   ----   ---------    ----   ----------   -----------
Yucaipa and affiliates:
  The Yucaipa
    Companies(4)(5)........  14,547,447   57.7%       --        --       --         --        33.9%        31.6%
  Ronald W. Burkle(4)(6)...   2,094,792   10.4%       --        --       --         --         5.5%         5.1%
  George G. Golleher
    (2)(4)(6)..............     461,971    2.3%       --        --       --         --         1.2%         1.1%
    10000 Santa Monica
    Boulevard, Los Angeles,
    California 90067
                             ----------   -----                                           ---------    ---------
      Total................  17,104,210   67.8%       --        --       --         --        39.9%        37.2%
Byron E. Allumbaugh(2).....     600,000    3.0%       --        --       --         --         1.6%         1.5%
Alfred A. Marasca(2).......     200,000    1.0%       --        --       --         --         0.5%         0.5%
Greg Mays(7)...............      --        --         --        --       --         --          --           --
Apollo Advisors, L.P.(8)
  2 Manhattanville Road
  Purchase, NY 10577.......   1,282,454    6.3%   12,271,049   69.4%     --         --        35.8%        33.1%
BT Investment Partners,
  Inc.(9)
  130 Liberty Street
  New York, NY 10006.......     508,737    2.5%      900,000    5.1%  3,100,000    100%        3.7%        11.0%
Other New Equity Investors
  as a group(10)...........                        4,500,000   25.5%     --         --        11.9%        11.0%
All directors and executive
  officers as a group (15
  persons)(2)(4)(5)(6).....  17,904,210   71.0%       --        --       --         --        41.7%        38.9%

- ---------------

(1) Gives effect to (i) a stock split to be effected with respect to the outstanding common stock of Holdings prior to the Merger, (ii) the conversion (in connection with the FFL Merger) of the outstanding common stock of FFL into newly-issued common stock of Holdings in an amount which will preserve the proportionate ownership interests of FFL's stockholders, and of the equity holders of Holdings, in the combined Company, (iii) the conversion (in connection with the Reincorporation Merger) of the outstanding common stock, and warrants to acquire common stock, of Holdings into New Holdings common stock and warrants, (iv) the issuance by New Holdings of 17,671,049 shares of Series A Preferred Stock and 3,100,000 shares of Series B Preferred Stock in connection with the New Equity Investment and the concurrent exchange of outstanding shares of common stock acquired by the New Equity Investors from an existing stockholder, and (v) the assumed exercise of the outstanding warrants to acquire New Holdings common stock issued to the former Holdings warrantholders in connection with the Reincorporation Merger.

(2) Gives effect to the exercise of Tier One Options to be issued to Byron E. Allumbaugh, George G. Golleher and Alfred A. Marasca under a new management stock option plan to be adopted prior to completion of the Merger, covering 600,000, 200,000 and 200,000 shares, respectively. Does not give effect to the exercise of (a) Tier Two Options to purchase up to 1,000,000 shares of New Holdings common stock to be issued at the discretion of the Board of Directors to certain management employees of the Company, under such stock option plan, concurrently with or following completion of the Merger or (b) Reinvestment Options to purchase up to 1,000,000 shares of New Holdings common stock to be issued to holders of EARs in exchange for the cancellation of $10 million of the EAR payments which would otherwise be payable upon consummation of the Merger. See "Executive Compensation -- New Management Stock Option Plan and Management Investment."

 (3) Except as otherwise indicated, each beneficial owner has the sole power to vote, as applicable, and to dispose of all shares of Common Stock or Series A Preferred Stock or Series B Preferred Stock owned by such beneficial owner.

 (4) Represents shares owned by The Yucaipa Companies, F4L Equity Partners, L.P., FFL Partners, Yucaipa Capital Fund and Yucaipa/F4L Partners. These entities are affiliated partnerships which are controlled, directly or indirectly, by Ronald W. Burkle. Following completion of the Merger, the foregoing entities will be parties to a stockholders agreement with other New Holdings investors which will give to Yucaipa the right to elect a majority of the directors of New Holdings. See "Description of Capital Stock -- 1995 Stockholders Agreement."

 (5) Share amount and percentages shown for Yucaipa include a warrant to purchase 5,000,000 shares of New Holdings Common Stock, exercisable at $31.25 per share, to be issued to Yucaipa concurrently with the completion of the Merger and the Financing. See "Description of Capital
     Stock -- Yucaipa Warrant."

 (6) Certain management stockholders who own in the aggregate 903,244 shares of Common Stock (pro forma for the events and assumptions described above) have entered into a Stockholder Voting Agreement and Proxy pursuant to which Ronald W. Burkle, George G. Golleher and Yucaipa Capital Advisors, Inc. have sole voting control over the shares currently owned by such management stockholders until December 31, 2002 (unless extended by such stockholders). See "Executive Compensation -- Food 4 Less Stock Plan." The 903,244 shares have been included, solely for purposes of the above table, in the share amounts shown for Mr. Burkle but not for Mr. Golleher. Neither Messrs. Burkle and Golleher nor Yucaipa Capital Advisors, Inc. have the power to dispose of, or any other form of investment power with respect to, such shares. Messrs. Burkle and Golleher have sole voting and investment power with respect to 1,191,548 and 461,971 shares of Common Stock they respectively own (including, in the case of Mr. Golleher, 200,000 shares issuable upon the exercise of Tier One Options).

 (7) Mr. Mays owns 8,871 of the 903,244 shares of Common Stock which are subject to the Stockholder Voting Agreement and Proxy described in note (6) above.

 (8) Represents shares owned by one or more entities managed by or affiliated with Apollo Advisors, L.P., together with certain affiliates or designees of Apollo.

 (9) Represents shares owned by BTIP, Bankers Trust New York Corporation and BT Securities Corporation. Bankers Trust New York Corporation and BT Securities Corporation are affiliated with BTIP. BTIP expressly disclaims beneficial ownership of all shares owned by Bankers Trust New York Corporation and BT Securities Corporation.

(10) Includes certain institutional investors, other than Apollo and BTIP, which will purchase Series A Preferred Stock of New Holdings in connection with the Financing. Pursuant to the 1995 Stockholders Agreement, certain corporate actions by New Holdings and its subsidiaries will require the consent of a majority of the directors whom the New Equity Investors, including Apollo and BTIP, are entitled to elect to the New Holdings Board of Directors. See "Description of Capital Stock -- 1995 Stockholders Agreement." Such investors do not affirm the existence of a "group" within the meaning of Rule 13d-5 under the Exchange Act, and expressly disclaim beneficial ownership of all New Holdings shares except for those shares held of record by each such investor or its nominees.

                          DESCRIPTION OF CAPITAL STOCK

     Following is a description of the capital stock of the Company and New Holdings to be authorized and outstanding upon completion of the Merger, the FFL Merger and the Reincorporation Merger, including the terms of the New Equity Investment to be made in New Holdings in connection with the closing of the Merger.

THE COMPANY

     Upon completion of the Merger, the authorized capital stock of the Company will consist of 1,600,000 shares of common stock, $.01 par value per share, of which 1,513,938 shares will be outstanding. All of such outstanding shares will be owned by New Holdings. There will be no public trading market for the common stock of the Company. The indentures that will govern outstanding debt securities of the Company will contain certain restrictions on the payment of cash dividends with respect to the Company's common stock. In addition, it is expected that the New Credit Facility will also restrict such payments. Subject to the limitations contained in the New Credit Facility and such indentures, holders of common stock of the Company will be entitled to dividends when and as declared by the Board of Directors from funds legally available therefor, and upon liquidation, will be entitled to share ratably in any distribution to holders of common stock. All holders of common stock will be entitled to one vote per share on any matter coming before the stockholders for a vote.

NEW HOLDINGS

     Following completion of the FFL Merger, the Reincorporation Merger, the Merger and the New Equity Investment, (i) the authorized capital stock of New Holdings will consist of 60,000,000 shares of common stock, $.01 par value, 25,000,000 shares of Series A Preferred Stock, $.01 par value, and 25,000,000 shares of Series B Preferred Stock, $.01 par value, (ii) 17,224,313 shares of common stock, 17,671,049 shares of Series A Preferred Stock and 3,100,000 shares of Series B Preferred Stock will be outstanding and held by approximately 100 holders of record, (iii) 2,004,638 shares of common stock will be reserved for issuance upon the exercise of outstanding warrants held by institutional investors, and (iv) 3,000,000 shares of common stock will be reserved for issuance upon the exercise of the New Options. See "Executive Compensation -- New Management Stock Option Plan and Management Investment." An additional 5,000,000 shares of common stock will be reserved for issuance upon the exercise of an outstanding warrant to be issued upon closing of the Merger to an affiliate of Yucaipa. See "Yucaipa Warrant" below.

     There is no public trading market for the capital stock of New Holdings, nor will any such market exist following completion of the Merger. New Holdings does not expect in the foreseeable future to pay any dividends on its capital stock. Holders of common stock of New Holdings are entitled to dividends when and as declared by the Board of Directors of New Holdings from funds legally available therefor, and upon liquidation, are entitled to share ratably in any distribution to holders of common stock. All holders of New Holdings common stock are entitled to one vote per share on any matter coming before the stockholders for a vote.

     The Series A Preferred Stock initially will have an aggregate liquidation preference of $176,710,490, or $10 per share, which will accrete at the rate of 7.5% per annum until the fifth anniversary of the date of issuance, and thereafter will remain constant. The accretion of the liquidation preference will not affect the conversion ratio of the Series A Preferred Stock or otherwise have any effect on the economic interest of the preferred stockholders other than in the event New Holdings is liquidated or dissolved. Aside from priority in respect of liquidation, the holders of the Series A Preferred Stock will have in all respects the same rights, including with respect to voting and dividends, as the holders of New Holdings common stock have, and will vote together with the common stock as a single class on all matters submitted for stockholder vote. Each share of Series A Preferred Stock initially will be convertible at the option of the holder thereof into one share of New Holdings common stock. Upon consummation of an initial public offering of New Holdings equity securities which meets certain criteria, each share of Series A Preferred Stock will automatically convert into one share of common stock of New Holdings.

     The Series B Preferred Stock initially will have an aggregate liquidation preference of $31,000,000, or $10 per share, which will accrete at the rate of 7.5% per annum until the fifth anniversary of the date of issuance, and thereafter will remain constant. The accretion of the liquidation preference will not affect the conversion ratio of the Series B Preferred Stock or otherwise have any effect on the economic interest of the preferred stockholders other than in the event New Holdings is liquidated or dissolved. The holders of Series B Preferred Stock generally will not be entitled to vote on any matters, except as required by the Delaware General Corporation Law. Each share of Series B Preferred Stock initially will be convertible at the option of the holder thereof into one share of New Holdings common stock upon the occurrence of a Change of Control (as defined in the New F4L Senior Note Indenture). See "Description of the New F4L Senior Notes." Upon consummation of an initial public offering of New Holdings equity securities which meets certain criteria, each share of Series B Preferred Stock will automatically convert into one share of common stock of New Holdings.

     The initial aggregate liquidation preference of the Series A Preferred Stock and the Series B Preferred Stock may vary from the amounts set forth above depending on whether New Holdings determines to increase the number of shares it may sell pursuant to the New Equity Investment, and depending on whether certain existing equity holders of FFL and Holdings exercise preemptive rights to participate in the New Equity Investment.

     Upon any transfer or sale of shares of either Series A Preferred Stock or Series B Preferred Stock, such shares may be converted (subject to certain conditions) at the option of the holder into shares of the other series. Each share of Series A Preferred Stock and Series B Preferred Stock will have identical rights with respect to dividends and distributions, provided that if dividends are declared which are payable in voting securities of New Holdings, New Holdings will make available to each holder of Series A Preferred Stock and Series B Preferred Stock, at such holder's request, dividends consisting of non-voting securities of New

Holdings which are otherwise identical to the voting securities and which are convertible into or exchangeable for such voting securities on the same terms as those by which the Series B Preferred Stock is convertible into New Holdings common stock.

NEW EQUITY INVESTMENT

     Concurrently with the issuance of the New Notes and the closing of the Merger, certain existing stockholders of New Holdings, including affiliates of George Soros, will sell 5,771,049 outstanding shares of common stock of New Holdings to CLH, which in turn will sell such shares to the New Equity Investors for an aggregate purchase price of $57.7 million. New Holdings will then issue 17,671,049 shares of Series A Preferred Stock and 3,100,000 shares of Series B Preferred Stock in a private placement to a group of investors led by Apollo and including affiliates of BT Securities and CS First Boston and other institutional investors (the "New Equity Investors") for an aggregate consideration of $150 million plus the contribution to New Holdings of the shares of common stock purchased from CLH in the secondary sale transaction. The shares of Series A Preferred Stock and Series B Preferred Stock acquired by the New Equity Investors will represent approximately 43% in the aggregate of the fully diluted common equity of New Holdings. See "Principal Stockholders."

     The $150 million cash proceeds from the issuance of Series A Preferred Stock and Series B Preferred Stock will be applied by New Holdings as set forth under "The Merger and the Financing."

     Food 4 Less has accepted a commitment letter (the "Equity Commitment") from Apollo pursuant to which Apollo has agreed (subject to certain conditions) to purchase up to $150 million of the Series A Preferred Stock to be offered by New Holdings as part of the New Equity Investment. In consideration of its Equity Commitment, Apollo will receive a fee of $5 million from the Company upon the closing of the Merger. The Company anticipates that the remainder of the Series A Preferred Stock and Series B Preferred Stock so offered will be purchased by affiliates of lenders and other financial institutions which have provided financing to the Company, including BTIP, which is an affiliate of Bankers Trust, by affiliates of CS First Boston and by certain other investors. The amounts of New Holdings stock expected to be held by Apollo, affiliates of Bankers Trust and all other holders of 5% or more of New Holdings' outstanding stock following completion of the Merger and the Financing are set forth above under "Principal Stockholders."

1995 STOCKHOLDERS AGREEMENT

     Under the terms of the 1995 Stockholders Agreement (which is expected to be entered into by New Holdings, Yucaipa and its affiliates, the New Equity Investors and other stockholders), the New Equity Investors will be entitled to nominate three directors to the Board of Directors of each of New Holdings and the Company (the "Series A Directors"), of which two directors will be nominees of Apollo and one director will be a nominee of BTIP. The 1995 Stockholders Agreement will give to Yucaipa the right to nominate six directors of New Holdings and seven directors of the Company, and the boards of New Holdings and the Company will consist of a total of nine and ten directors, respectively. The numbers of directors which may be nominated by the foregoing stockholders will be reduced if such stockholders cease to own certain specified percentages of their initial holdings. Unless and until New Holdings has effected an initial public offering of its equity securities meeting certain criteria, New Holdings and its subsidiaries may not take certain actions without the approval of a majority of the Series A Directors, including but not limited to certain mergers, sale transactions, transactions with affiliates, issuances of capital stock and payments of dividends on or repurchases of capital stock. In addition, the New Equity Investors will have certain "demand" and "piggyback" registration rights with respect to their Series A Preferred Stock and Series B Preferred Stock, as well as the right to participate, on a pro rata basis, in sales by Yucaipa of the New Holdings stock it holds. In certain circumstances, Yucaipa will have the right to compel the participation of the New Equity Investors and other stockholders in sales of all the outstanding shares of New Holdings stock.

     The Company intends to seek the agreement of the current stockholders of FFL and warrantholders of Holdings to become party to the 1995 Stockholders Agreement, which would grant to such holders certain rights thereunder in replacement of two existing stockholders agreements among FFL and its stockholders entered into in 1987 and 1991, respectively, and an agreement among Holdings and its warrantholders executed in 1992.

YUCAIPA WARRANT

     Upon closing of the Merger, New Holdings has agreed to issue to Yucaipa a warrant to purchase up to 5,000,000 shares of New Holdings common stock. The initial exercise price of such warrant will be $31.25 per share. Such warrant will be exercisable on a cashless basis at the election of Yucaipa in the event New Holdings completes an initial public offering of equity securities meeting certain criteria, or in connection with certain sale transactions involving New Holdings, in either case effected on or prior to the fifth anniversary of the Closing Date. The expiration date of such warrant, and the deadline for such triggering transactions, may be extended from the fifth to the seventh anniversary of the Closing Date if New Holdings meets certain financial performance goals prior to such fifth anniversary. The cashless exercise provisions of such warrant allow the holder to exercise it without the payment of cash consideration, provided that New Holdings will withhold from the shares otherwise issuable upon exercise thereof a number of shares having a fair market value as of the exercise date equal to the exercise price.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RALPHS

     In connection with the acquisition of a majority of RSI's common stock in February 1992, EJDC agreed to guarantee RGC's obligations as a self-insurer of worker's compensation liabilities in the State of California (the "EJDC Guaranty"). In consideration of the EJDC Guaranty, RGC unconditionally agreed to reimburse EJDC for any payments made under the EJDC Guaranty and for the cost of insurance up to $200,000 to cover liabilities incurred pursuant to the EJDC Guaranty. Further, RGC agreed to pay EJDC a guarantee fee of $33,500 for each month the EJDC Guaranty was in effect ($402,000 was paid in Fiscal 1993). Concurrently with the completion of the Merger, the EJDC Guaranty will be terminated, and RGC will cease to pay any guarantee fee to EJDC or to reimburse it for the cost of insurance. However, RGC will continue to be obligated to reimburse EJDC for any payments which EJDC could in the future be required to make under the EJDC Guaranty in respect of prior claims. Moreover, FFL has undertaken for the benefit of EJDC to maintain, until the fifth anniversary of the closing of the Merger, bank letters of credit, insurance or other security for the workers' compensation claims for which EJDC could have liability under the EJDC Guaranty.

     In connection with the bankruptcy reorganization of Federated and its affiliates, Federated agreed to pay certain potential tax liabilities relating to RGC as a member of the affiliated group of companies comprising Federated and its subsidiaries. In consideration thereof, RSI and RGC agreed to pay Federated a total of $10 million, payable $1 million on each of February 3, 1992, 1993, 1994, 1995 and 1996 and $5 million on February 3, 1997. The five $1 million installments are to be paid by RGC and the $5 million payment is the joint obligation of RSI and RGC. In the event Federated is required to pay certain tax liabilities, RSI and RGC have agreed to reimburse Federated up to an additional $10 million, subject to certain adjustments. This additional obligation, if any, is the joint and several obligation of RSI and RGC. Pursuant to the terms of the Merger Agreement, the $5 million payment and the potential $10 million payment will be paid in cash. See Note 1 of Notes to Ralphs Consolidated Financial Statements.

     In addition, EJDC and the other current holders of Common Stock of RSI are parties to an agreement providing for various aspects of corporate governance (the "Ralphs Registration Rights and Governance Agreement") relating to Ralphs. Pursuant to the Ralphs Registration Rights and Governance Agreement, RGC is obligated to provide RSI, by dividend, pursuant to a services agreement or otherwise, with funds sufficient to enable RSI to perform its duties as the holding company of RGC's stock and to perform its obligations set forth in the Ralphs Registration Rights and Governance Agreement. The Ralphs Registration Rights and Governance Agreement will be cancelled concurrently with the closing of the Merger.

FOOD 4 LESS

     Yucaipa provides certain management and financial services to Food 4 Less and its subsidiaries pursuant to a consulting agreement. The services of Ronald Burkle, Mark Resnik and Patrick Graham, acting in their capacities as directors and officers, and the services of other Yucaipa personnel are provided to Food 4 Less pursuant to this agreement. All of such individuals are partners of Yucaipa. Yucaipa's consulting agreement provides for annual management fees currently equal to $2 million plus an additional amount based on Food 4 Less' performance. Upon completion of the Merger, the consulting agreement will be amended to provide for an annual management fee payable by the Company to Yucaipa in the amount of $4 million, with no additional amounts payable based on performance. In addition, the Company may retain Yucaipa in an advisory capacity in connection with certain acquisitions or sale transactions, in which case the Company will pay Yucaipa an advisory fee. The agreement has a five-year term, which is automatically renewed on January 1 of each year for a five-year term unless ninety days' notice is given by either party. The agreement may be terminated at any time by the Company, provided that Yucaipa will be entitled to full monthly payments under the agreement for the remaining term thereof, unless the Company terminates for cause pursuant to the terms of the agreement. Yucaipa may terminate the agreement if the Company fails to make a payment due thereunder, or if there occurs a change of control (as defined in the agreement) of the Company, and upon any such termination Yucaipa will be entitled to full monthly payments for the remainder of the five-year period commencing on the closing of the Merger. Pursuant to the agreement, Food 4 Less paid Yucaipa a total of $2.4 million, $3.8 million and $2 million in management and advisory fees for the fiscal years ended June 25, 1994, June 26, 1993 and June 27, 1992 respectively.

     The Yucaipa consulting agreement also provides that upon closing of the Merger, Yucaipa will be entitled to receive an advisory fee from the Company in the amount of $24 million, plus reimbursement of expenses in connection with the Merger and the related transactions. At the option of Yucaipa, up to $5 million of such fee may be paid in the form of common stock of New Holdings. See "Description of Capital Stock." In consideration of its commitment to purchase Series A Preferred Stock of New Holdings, Apollo will receive a fee of $5 million from the Company upon the closing of the Merger. See "Description of Capital Stock--New Equity Investment." In addition, upon closing of the Merger, Yucaipa anticipates that it will pay a fee of approximately $3.5 million to Soros Fund Management in consideration of advisory services which Soros Fund Management has rendered since 1991. The Company has no responsibility for such payment by Yucaipa.

     In connection with the execution of the Merger Agreement, Yucaipa entered into the Put Agreement with EJDC, pursuant to which EJDC will be entitled to put up to $10 million aggregate principal amount of Seller Debentures to Yucaipa on the Closing Date. The Yucaipa consulting agreement will provide that the Company will reimburse Yucaipa for any loss and expenses incurred by Yucaipa upon the resale of such Seller Debentures to any unaffiliated third party. Yucaipa has advised the Company that it intends to resell the Seller Debentures on the Closing Date or as soon thereafter as practicable. The agreement will also require Yucaipa to contribute any profit realized upon the resale of such Seller Debentures within such period to the capital of the Company.

     FFL files a consolidated federal income tax return, under which the federal income tax liability of FFL and its subsidiaries (which since June 23, 1989 includes Food 4 Less) is determined on a consolidated basis. FFL has entered into a federal income tax sharing agreement with Food 4 Less and certain of its subsidiaries (the "Tax Sharing Agreement"). The Tax Sharing Agreement provides that in any year in which Food 4 Less is included in any consolidated tax liability of FFL and has taxable income, Food 4 Less will pay to FFL the amount of the tax liability that Food 4 Less would have had on such due date if it had been filing a separate return. Conversely, if Food 4 Less generates losses or credits which actually reduce the consolidated tax liability of FFL and its other subsidiaries, FFL will credit to Food 4 Less the amount of such reduction in the consolidated tax liability. In the event any state and local income taxes are determinable on a combined or consolidated basis, the Tax Sharing Agreement provides for a similar allocation between FFL and Food 4 Less of such state and local taxes. By operation of the FFL Merger and the Reincorporation Merger, New Holdings will succeed to the rights and obligations of FFL under the Tax Sharing Agreement.

     Management believes that the terms of the transactions described above are or were fair to Food 4 Less and are or were on terms at least as favorable to Food 4 Less as those which could be obtained from unaffiliated parties (assuming that such transactions could be effected with such parties).

                    DESCRIPTION OF THE NEW F4L SENIOR NOTES

GENERAL

     The New F4L Senior Notes will be issued under an indenture (the "New F4L
Senior Note Indenture"), to be dated as of February   , 1995, by and among the
Company, the Subsidiary Guarantors and Norwest Bank Minnesota, N.A., as Trustee (the "Trustee").

     The following summary of certain provisions of the New F4L Senior Notes and the New F4L Senior Note Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the New F4L Notes and the New F4L Senior Note Indenture, including the definitions of certain terms therein and those terms made a part of the New F4L Senior Note Indenture by reference to the TIA. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." A copy of the form of the New F4L Senior Note Indenture may be obtained from the Company.

     The New F4L Senior Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the New F4L Senior Notes. The New F4L Senior Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the New F4L Senior Notes (the "Holders"). The Company will pay principal (and premium, if any) on the New F4L Senior Notes at the Trustee's corporate office located in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of the Holders.

     As used below in this "Description of the New F4L Senior Notes," the "Company" means Food 4 Less Supermarkets, Inc. (and Ralphs Grocery Company, as survivor of the Merger), but not any of its subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

     The New F4L Senior Notes are limited in aggregate principal amount to $575,000,000, of which $400,000,000 aggregate principal amount will be issued and sold in a public offering pursuant to this Prospectus and up to $175,000,000 will be issued pursuant to the terms of the F4L Exchange Offers. See "The Exchange Offers." The New F4L Senior Notes will mature on February 1, 2004.
Interest on the New F4L Senior Notes will accrue at the rate of      % per annum
and will be payable semi-annually on each February 1 and August 1, commencing on August 1, 1995, to the Holders of record on the immediately preceding January 15 and July 15. Interest on the New F4L Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     The New F4L Senior Notes will be redeemable, at the option of the Company, in whole at any time or in part from time to time, on and after February 1, 2000, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on February 1 of the year set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:

                                                                    REDEMPTION
                YEAR                                                  PRICE
                ----                                                ----------
                2000..............................................          %
                2001..............................................          %
                2002..............................................          %
                2003 and thereafter...............................    100.00%

     In addition, on or prior to February 1, 1998, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 35% of the principal amount of the New F4L Senior
Notes originally issued, at a redemption price equal to    % of the principal
amount thereof plus accrued and unpaid interest, if any, to the redemption date. In order to effect the foregoing redemption with the proceeds of a Public Equity Offering, the Company shall send the redemption notice not later than 60 days after the consummation of such Public Equity Offering.

NOTICES AND SELECTION

     In the event of a redemption of less than all of the New F4L Senior Notes, such New F4L Senior Notes will be selected for redemption by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the New F4L Senior Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided however, that any redemption pursuant to the provisions relating to a Public Equity Offering shall be made on a pro rata basis. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of New F4L Senior Notes to be redeemed at such Holder's registered address. On and after the redemption date, interest will cease to accrue on New F4L Senior Notes or portions thereof called for redemption (unless the Company shall default in the payment of the redemption price or accrued interest). New F4L Senior Notes that are redeemed by the Company or that are purchased by the Company pursuant to a Net Proceeds Offer as described under "-- Certain Covenants -- Limitation on Asset Sales" below or pursuant to a Change of Control Offer as described under "-- Change of Control" below or that are otherwise acquired by the Company will be surrendered to the Trustee for cancellation.

RANKING

     The New F4L Senior Notes will rank senior in right of payment to all Subordinated Indebtedness of the Company, including the New F4L Senior Subordinated Notes and the New RGC Notes. The New F4L Senior Notes will rank pari passu in right of payment with all unsubordinated Indebtedness and other liabilities of the Company, including borrowings and other obligations of the Company and its Subsidiaries under the Credit Agreement. The borrowings and obligations under the Credit Agreement (and the related guarantees) are secured by substantially all of the assets of the Company and its Subsidiaries, whereas the New F4L Senior Notes are senior unsecured obligations of the Company and its Subsidiaries. As of September 17, 1994, on a pro forma basis after giving effect to the Merger, the aggregate amount of secured Indebtedness and other obligations of the Company and its Subsidiaries outstanding would have been approximately $992.7 million (and the Company would have had $218.2 million available to be borrowed under the Credit Agreement).

GUARANTEES

     Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally the Company's obligations under the New F4L Senior Notes on a senior unsecured basis (the "Guarantees").

     Upon (i) the release by the lenders under the Term Loans, related documents and future refinancings thereof of all guarantees of a Subsidiary Guarantor and all Liens on the property and assets of such Subsidiary Guarantor relating to such Indebtedness, or (ii) the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor (or substantially all of its assets) to an entity which is not a subsidiary of the Company, which is otherwise in compliance with the New F4L Senior Note Indenture, such Subsidiary Guarantor shall be deemed released from all its obligations under its Guarantee; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, such Indebtedness of the Company shall also terminate upon such release, sale or transfer.

     Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. The New F4L Senior Note Indenture will further provide that a Subsidiary Guarantor may consolidate with or merge into or sell its assets to a corporation other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor, but subject to the provisions described in the immediately preceding paragraph), provided that (a) if the surviving corporation is not the Subsidiary Guarantor, the surviving corporation agrees to assume such Subsidiary Guarantor's obligations under its Guarantee, and all its obligations under the New F4L Senior Note Indenture and (b) such transaction does not (i) violate any covenants set forth in the New F4L Senior

Note Indenture or (ii) result in a Default or Event of Default under the New F4L Senior Note Indenture immediately thereafter that is continuing.

     The obligations of each Subsidiary Guarantor under its Guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (other than liabilities of such Subsidiary Guarantor under Indebtedness which constitutes Subordinated Indebtedness with respect to its Guarantee) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee, or pursuant to its contribution obligations under the New F4L Senior Note Indenture, result in the obligations of such Subsidiary Guarantor under such Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

CHANGE OF CONTROL

     The New F4L Senior Note Indenture will provide that, upon the occurrence of a Change of Control, each Holder of New F4L Senior Notes will have the right to require the repurchase of such Holder's New F4L Senior Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

     The New F4L Senior Note Indenture will provide that within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder of New F4L Senior Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. The New F4L Senior Note Indenture shall require that notice of an event giving rise to a Change of Control shall be given on the same date and in the same manner to all Holders. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 40 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The New F4L Senior Note Indenture and the indenture governing the New F4L Senior Subordinated Notes shall provide that the Change of Control Payment Date under the New F4L Senior Note Indenture with respect to any Change of Control shall be one business day prior to the Change of Control Payment Date under the indenture governing the New F4L Senior Subordinated Notes with respect to such Change of Control. Holders electing to have a New F4L Senior Note purchased pursuant to a Change of Control Offer will be required to surrender the New F4L Senior Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the New F4L Senior Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day prior to the Change of Control Payment Date. Each Change of Control Offer is required to remain open for at least 20 Business Days and until 12:00 midnight New York City time on the applicable Change of Control Payment Date.

     The Company must comply with Rule 14e-1 under the Exchange Act and any other applicable provisions of the federal securities laws in connection with a Change of Control Offer.

CERTAIN COVENANTS

     The New F4L Senior Note Indenture will contain, among other things, the following covenants:

     Limitation on Restricted Payments. The New F4L Senior Note Indenture will provide that the Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, make any Restricted Payment if, at the time of such proposed Restricted Payment, or after giving effect thereto, (a) a Default or an Event of Default shall have occurred and be continuing, (b) the Company could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrences of Additional Indebtedness" below or (c) the aggregate amount expended for all Restricted Payments, including such proposed Restricted Payment (the amount of any Restricted Payment, if other than cash, to be the fair market value thereof at the date of payment as determined in good faith by the Board of Directors of the Company), subsequent to the Issue Date, shall exceed the sum of (i) 50% of the aggregate Consolidated Net Income (or if such aggregate Consolidated Net Income is a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date of the proposed Restricted Payment (the "Reference Date") plus (ii) 100% of the aggregate Net Proceeds received by the Company from any person (other than a Subsidiary of the Company) from the issuance and sale (including upon exchange or conversion for other securities of the Company) subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock (excluding (A) Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness and (B) any Net Proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary, until and to the extent such borrowing is repaid), plus (iii) 100% of the aggregate net cash proceeds received by the Company as capital contributions to the Company after the Issue Date, plus (iv) $25 million.

     The New F4L Senior Note Indenture will provide that if no Default or Event of Default shall have occurred and be continuing as a consequence thereof, the provisions set forth in the immediately preceding paragraph will not prevent (1) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration, (2) the acquisition of any shares of Capital Stock of the Company or the repurchase, redemption or other repayment of any Subordinated Indebtedness in exchange for or solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of shares of Qualified Capital Stock of the Company, (3) the repurchase, redemption or other repayment of any Subordinated Indebtedness in exchange for or solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of Subordinated Indebtedness of the Company with an Average Life equal to or greater than the then remaining Average Life of the Subordinated Indebtedness repurchased, redeemed or repaid, and (4) Permitted Payments; provided, however, that the declaration of each dividend paid in accordance with clause (1) above, each acquisition, repurchase, redemption or other repayment made in accordance with, or of the type set forth in, clause (2) above, and each payment described in clause (iii), (iv), (v), (vi) or (vii) of the definition of the term "Permitted Payments" shall each be counted for purposes of computing amounts expended pursuant to subclause (c) in the immediately preceding paragraph, and no amounts expended pursuant to clause (3) above or pursuant to clause (i) or (ii) of the definition of the term "Permitted Payments" shall be so counted; provided further that to the extent any payments made pursuant to clause (vii) of the definition of the term "Permitted Payments" are deducted for purposes of computing the Consolidated Net Income of the Company, such payments shall not be counted for purposes of computing amounts expended as Restricted Payments pursuant to subclause (c) in the immediately preceding paragraph.

     Limitation on Incurrences of Additional Indebtedness. The New F4L Senior
Note Indenture will provide that the Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of (collectively "incur") any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default with respect to payment of principal of, or interest on, the New F4L Senior Notes or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Company may incur Indebtedness if immediately before and immediately after giving effect to the incurrence of such Indebtedness the Operating Coverage Ratio of the Company would be greater than
2.0 to 1.0; provided further, a Subsidiary may incur Acquired Indebtedness to the extent such Indebtedness could have been incurred by the Company pursuant to the immediately preceding proviso.

     In addition, the New F4L Senior Note Indenture will provide that neither the Company nor any Subsidiary Guarantor will, directly or indirectly, in any event incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the New F4L Senior Notes or the Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

     Limitation on Liens. The New F4L Senior Note Indenture will provide that the Company shall not and shall not permit any Subsidiary to create, incur, assume or suffer to exist any Liens upon any of their respective assets unless the New F4L Senior Notes are equally and ratably secured by the Liens covering such assets, except for (i) existing and future Liens securing Indebtedness and other obligations of the Company and its Subsidiaries under the Credit Agreement and related documents or any refinancing or replacement thereof in whole or in part permitted under the New F4L Senior Note Indenture, (ii) Permitted Liens, (iii) Liens securing Acquired Indebtedness; provided that such Liens (x) are not incurred in connection with, or in contemplation of the acquisition of the property or assets acquired and (y) do not extend to or cover any property or assets of the Company or any Subsidiary other than the property or assets so acquired, (iv) Liens to secure Capitalized Lease Obligations and certain other Indebtedness that is otherwise permitted under the New F4L Senior Note Indenture; provided that (A) any such Lien is created solely for the purpose of securing such other Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, the purchase (whether through stock or asset purchase, merger or otherwise) or construction) or improvement of the property subject thereto (whether real or personal, including fixtures and other equipment), (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs and (C) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item; (v) Liens existing on the Issue Date (after giving effect to the Merger); (vi) Liens in favor of the Trustee under the New F4L Senior Note Indenture and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Indebtedness permitted to be incurred under the New F4L Senior Note Indenture; and (vii) any replacement, extension or renewal, in whole or in part, of any Lien described in this or the foregoing clauses including in connection with any refinancing of the Indebtedness, in whole or in part, secured by any such Lien provided that to the extent any such clause limits the amount secured or the assets subject to such Liens, no extension or renewal shall increase the amount or the assets subject to such Liens, except to the extent that the Liens associated with such additional assets are otherwise permitted hereunder.

     Limitation on Asset Sales. The New F4L Senior Note Indenture will provide that neither the Company nor any of its Subsidiaries shall consummate an Asset Sale unless (a) the Company or the applicable Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold and (b) upon consummation of an Asset Sale, the Company will within 365 days of the receipt of the proceeds therefrom, either: (i) apply or cause its Subsidiary to apply the Net Cash Proceeds of any Asset Sale to (A) a Related Business Investment, (B) an investment in properties and assets that replace the properties and assets that are the subject of such Asset Sale or (C) an investment in properties and assets that will be used in the business of the Company and its Subsidiaries existing on the Issue Date or in businesses reasonably related thereto; (ii) apply or cause to be applied such Net Cash Proceeds to the permanent repayment of Pari Passu Indebtedness; provided, however, that the repayment of any revolving loan (under the Credit Agreement or otherwise) shall result in a permanent reduction in the commitment thereunder;
(iii) use such Net Cash Proceeds to secure Letter of Credit Obligations to the extent the related letters of credit have not been drawn upon or returned undrawn; or (iv) after such time as the accumulated Net Cash Proceeds equals or exceeds $20 million, apply or cause to be applied such Net Cash Proceeds to the purchase of New F4L Senior Notes tendered to the Company for purchase at a price equal to 100% of the principal amount thereof plus accrued interest to the date of purchase pursuant to an offer to purchase made by the Company as set forth below (a "Net Proceeds Offer"); provided, however, that the Company shall have the right to exclude from the foregoing provisions Asset Sales subsequent to the Issue Date, (x) the proceeds of which are derived from the sale and substantially concurrent lease-back of a supermarket and/or related assets which are acquired or constructed by the Company or a Subsidiary subsequent to the Issue Date, provided that such sale and substantially concurrent lease-back occurs within 180 days following such acquisition or the completion of such construction, as the case may be, and (y) the proceeds of which in the aggregate do not exceed $20 million; provided further that pending the utilization of any Net Cash Proceeds in the manner (and within the time period) described above, the Company may use any such Net Cash Proceeds to repay revolving loans under the Credit Agreement without a permanent reduction of the commitment thereunder.

     Each Net Proceeds Offer will be mailed to the record Holders of New F4L Senior Notes, as shown on the register of Holders of New F4L Senior Notes not less than 325 nor more than 365 days after the relevant Asset Sale, with a copy to the Trustee, shall specify the purchase date (which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed) and shall otherwise comply with the procedures set forth in the New F4L Senior Note Indenture. Upon receiving notice of the Net Proceeds Offer, Holders of New F4L Senior Notes may elect to tender their New F4L Senior Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender New F4L Senior Notes in an amount exceeding the Net Proceeds Offer, New F4L Senior Notes of tendering Holders will be repurchased on a pro rata basis (based on amounts tendered).

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of New F4L Senior Notes pursuant to a Net Proceeds Offer.

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The New F4L Senior Note Indenture will provide that the Company shall not, and shall not permit any Subsidiary to, directly or indirectly, create or suffer to exist, or allow to become effective any consensual Payment Restriction with respect to any of its Subsidiaries, except for (a) any such restrictions contained in (i) the Credit Agreement and related documents as in effect on the Issue Date as any such payment restriction may apply to any present or future Subsidiary, (ii) the New F4L Senior Note Indenture and any agreement in effect at or entered into on the Issue Date, (iii) Indebtedness of a person existing at the time such person becomes a Subsidiary (provided that (x) such Indebtedness is not incurred in connection with, or in contemplation of, such person becoming a Subsidiary, (y) such restriction is not applicable to any person, or the properties or assets of any person, other than the person so acquired and (z) such Indebtedness is otherwise permitted to be incurred pursuant to the provisions of the covenant described under "-- Limitation on Incurrences of Additional Indebtedness" above), (iv) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenants described under "-- Limitation on Incurrences of Additional Indebtedness" and "-- Limitation on Liens" above that limit the right of the debtor to dispose of the assets securing such Indebtedness; (b) customary non-assignment provisions restricting subletting or assignment of any lease or other agreement entered into by a Subsidiary; (c) customary net worth provisions contained in leases and other agreements entered into by a Subsidiary in the ordinary course of business; (d) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; (e) customary provisions in joint venture agreements and other similar agreements; and (f) restrictions contained in Indebtedness incurred to refinance, refund, extend or renew Indebtedness referred to in clause (a) above; provided that the restrictions contained therein are not materially more restrictive taken as a whole than those provided for in such Indebtedness being refinanced, refunded, extended or renewed and (g) Payment Restrictions contained in any other Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "-- Limitation on Incurrences of Additional Indebtedness" above; provided that any such Payment Restrictions are ordinary and customary with respect to the type of Indebtedness being incurred (under the relevant circumstances), and, in any event, no more restrictive than the most restrictive Payment Restrictions in effect on the Issue Date.

     Guarantees of Certain Indebtedness. The New F4L Senior Note Indenture will provide that the Company shall not permit any of its Subsidiaries to (a) incur, guarantee or secure through the granting of Liens the payment of any Indebtedness under the term portion of the Credit Agreement or any refinancings thereof or (b) pledge any intercompany notes representing obligations of any of its Subsidiaries, to secure the payment of any Indebtedness under the term portion of the Credit Agreement or any refinancings thereof, in each case unless
(x) such Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Subsidiary's Guarantee.

     Limitation on Transactions with Affiliates. The New F4L Senior Note Indenture will provide that neither the Company nor any of its Subsidiaries shall (i) sell, lease, transfer or otherwise dispose of any of its properties or assets or issue securities (other than equity securities which do not constitute Disqualified Capital Stock) to, (ii) purchase any property, assets or securities (other than equity securities which do not constitute Disqualified Capital Stock) from, (iii) make any Investment in, or (iv) enter into or suffer to exist any contract or agreement with or for the benefit of, an Affiliate or Significant Stockholder (or any Affiliate of such Significant Stockholder) of the Company or any Subsidiary (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under the following paragraph and (y) Affiliate Transactions in the ordinary course of business, that are fair to the Company or such Subsidiary, as the case may be, and on terms at least as favorable as might reasonably have been obtainable at such time from an unaffiliated party; provided, that (A) with respect to Affiliate Transactions involving aggregate payments in excess of $1 million and less than $5 million, the Company or such Subsidiary, as the case may be, shall have delivered an Officers' Certificate to the Trustee certifying that such Affiliate Transaction complies with clause (y) above, (B) with respect to Affiliate Transactions involving aggregate payments in excess of $5 million and less than $15 million, the Company or such Subsidiary, as the case may be, shall have delivered an Officers' Certificate to the Trustee certifying that such Affiliate Transaction complies with clause (y) above and that such Affiliate Transaction has received the approval of a majority of the disinterested members of the Board of Directors of the Company or the Subsidiary, as the case may be, or, in the absence of any such approval by the disinterested members of the Board of Directors of the Company or that the Subsidiary, as the case may be, that an Independent Financial Advisor has reasonably and in good faith determined that the financial terms of such Affiliate Transaction are fair to the Company or such Subsidiary, as the case may be, or that the terms of such Affiliate Transaction are at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, and that such Independent Financial Advisor has provided written confirmation of such determination to the Board of Directors and (C) with respect to Affiliate Transactions involving aggregate payments in excess of $15 million, the Company or such Subsidiary, as the case may be, shall have delivered to the Trustee, a written opinion from an Independent Financial Advisor to the effect that the financial terms of such Affiliate Transaction are fair to the Company or such Subsidiary, as the case may be, or that the terms of such Affiliate Transaction are at least as favorable as those that might reasonably have been obtained at the time from an unaffiliated party.

     The provisions of the foregoing paragraph shall not apply to (i) any Permitted Payment, (ii) any Restricted Payment that is made in compliance with the provisions of the covenant described under "-- Limitation on Restricted Payments" above, (iii) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary, as determined by the Board of Directors of the Company or any Subsidiary or the senior management thereof in good faith, (iv) transactions exclusively between or among the Company and any of its wholly-owned Subsidiaries or exclusively between or among such wholly-owned Subsidiaries, provided such transactions are not otherwise prohibited by the New F4L Senior Note Indenture, (v) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) so long as any such amendment is not disadvantageous to the Holders of the New F4L Senior Notes, in any material respect, (vi) the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or New Holdings) is a party as of the Issue Date and any similar agreements which it (or New Holdings) may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Subsidiaries of obligations under any future amendment to, any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vi) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the New F4L Senior Notes in any material respect, (vii) transactions permitted by, and complying with, the provisions of the covenant described under "-- Limitation on Mergers and Certain Other Transactions" below and (viii) purchases or sales of goods or services or other transactions with suppliers, in each case, in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the applicable New Indenture which are fair to the Company, in the reasonable determination of the Board of Directors, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

     Limitations on Preferred Stock of Subsidiaries. The New F4L Senior Note Indenture will provide that the Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a wholly-owned Subsidiary) or permit any person (other than the Company or a wholly-owned Subsidiary) to own any Preferred Stock of any Subsidiary.

     Limitation on Mergers and Certain Other Transactions.  The New F4L Senior
Note Indenture will provide that the Company, in a single transaction or through a series of related transactions, shall not

(i) consolidate with or merge with or into any other person, or transfer (by lease, assignment, sale or otherwise) all or substantially all of its properties and assets as an entirety or substantially as an entirety to another person or group of affiliated persons or (ii) adopt a Plan of Liquidation, unless, in either case, (1) either the Company shall be the continuing person, or the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company as an entirety or substantially as an entirety are transferred (or, in the case of a Plan of Liquidation, any person to which assets are transferred) (the Company or such other person being hereinafter referred to as the "Surviving Person") shall be a corporation organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and shall expressly assume, by an indenture supplement, all the obligations of the Company under the New F4L Senior Note Indenture and the New F4L Senior Notes; (2) immediately after and giving effect of such transaction and the assumption contemplated by clause (1) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, (A) the Surviving Person shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) the Surviving Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the provisions of the covenant described under "-- Limitation on Incurrences of Additional Indebtedness" above; (3) immediately before and immediately after and giving effect to such transaction and the assumption of the obligations as set forth in clause (1) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; and (4) each Subsidiary Guarantor, unless it is the other party to the transaction, shall have by supplemental indenture confirmed that its Guarantee of the obligations of the Company under the New F4L Senior Notes shall apply, without alteration or amendment as such Guarantee applies on the date it was granted under the New F4L Senior Note Indenture to the obligations of the Company under the New F4L Senior Note Indenture and the New F4L Senior Notes to the obligations of the Company or such Person, as the case may be, under the New F4L Senior Note Indenture and the New F4L Senior Notes, after the consummation of such transaction.

     Notwithstanding the foregoing, the consummation of the Merger on the Issue Date need only comply with clauses (1) and (3) of the foregoing paragraph.

     The New F4L Senior Note Indenture will provide that upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or any adoption of a Plan of Liquidation by the Company in accordance with the foregoing, the surviving person formed by such consolidation or into which the Company is merged or to which such transfer is made (or, in the case of a Plan of Liquidation, to which assets are transferred) shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the New F4L Senior Note Indenture with the same effect as if such surviving person had been named as the Company therein; provided, however, that solely for purposes of computing amounts described in subclause (c) of the first paragraph of the covenant described under "-- Limitation on Restricted Payments" above, any such surviving person shall only be deemed to have succeeded to and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation or transfer of assets.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

EVENTS OF DEFAULT

     The following events constitute "Events of Default" under the New F4L Senior Note Indenture: (i) failure to make any interest payment on the New F4L Senior Notes when due and the continuance of such default for a period of 30 days; (ii) failure to pay principal of, or premium, if any, on the New F4L Senior Notes when due, whether at maturity, upon acceleration, redemption, required repurchase or otherwise; (iii) failure to comply with any other agreement contained in the New F4L Senior Notes or the New F4L Senior Note Indenture, if such failure continues unremedied for 30 days after written notice given by the

Trustee or the Holders of at least 25% in principal amount of the New F4L Senior Notes then outstanding (except in the case of a default with respect to the covenants described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitations on Asset Sales," "-- Change of Control," and "-- Certain Covenants -- Limitations on Merger and Certain Other Transactions," which shall constitute Events of Default with notice but without passage of time); (iv) a default under any Indebtedness of the Company or its Subsidiaries, whether such Indebtedness now exists or shall hereinafter be created, if both (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity or (2) relates to an obligation other than the obligation to pay such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, aggregate $20 million or more at any one time outstanding; (v) any final judgment or order for payment of money in excess of $20 million shall be entered against the Company or any Significant Subsidiary and shall not be discharged for a period of 60 days after such judgment becomes final and nonappealable; (vi) either the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(a) commences a voluntary case or proceeding; (b) consents to the entry of an order for relief against it in an involuntary case or proceeding; (c) consents to the appointment of a Custodian of it or for all or substantially all of its property; or (d) makes a general assignment for the benefit of its creditors;
(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company or any Significant Subsidiary, in an involuntary case or proceeding; (b) appoints a Custodian of the Company or any Significant Subsidiary, or for all or any substantial part of their respective properties; or (c) orders the liquidation of the Company or any Significant Subsidiary, and in each case the order or decree remains unstayed and in effect for 60 days; (viii) the lenders under the Credit Agreement shall commence judicial proceedings to foreclose upon any material portion of the assets of the Company and its Subsidiaries; or (ix) any of the Guarantees shall be declared or adjudged invalid in a final judgment or order issued by any court of governmental authority. In the event of a declaration of acceleration because an Event of Default set forth in clause (iv) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if either (i) the holders of the Indebtedness which is the subject of such Event of Default have waived such failure to pay at maturity or have rescinded the acceleration in respect of such Indebtedness within 90 days of such maturity or declaration of acceleration, as the case may be, and no other Event of Default has occurred during such 90-day period which has not been cured or waived, or (ii) such Indebtedness shall have been discharged or the maturity thereof shall have been extended such that it is not then due and payable, or the underlying default has been cured, within 90 days of such maturity or declaration of acceleration, as the case may be.

     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency, receivership or reorganization of the Company or a Subsidiary Guarantor) occurs and is continuing under the New F4L Senior Note Indenture, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New F4L Senior Notes may declare due and payable all unpaid principal and interest accrued and unpaid on the then outstanding New F4L Senior Notes issued under the New F4L Senior Note Indenture by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Agreement, shall become due and payable upon the first to occur of an acceleration under the Credit Agreement, or five business days after receipt by the Company and the administrative agent under the Credit Agreement of such Acceleration Notice. If an Event of Default resulting from certain events of bankruptcy, insolvency, receivership or reorganization of the Company or a Subsidiary Guarantor shall occur under the New F4L Senior Note Indenture, all unpaid principal of and accrued interest on all then outstanding New F4L Senior Notes shall be immediately due and payable without any declaration or other act on the part of the Trustee or any of the Holders of the New F4L Senior Notes. After a declaration of acceleration under the New F4L Senior Note Indenture, subject to certain conditions, the Holders of a majority in principal amount of the then outstanding New F4L Senior Notes, by notice to the Trustee, may rescind such declaration if all existing Events of Default under the New F4L Senior Note Indenture are remedied. In certain cases the Holders of a majority in principal amount of outstanding New F4L Senior Notes may waive a past default under the New F4L Senior Note Indenture and its consequences, except a default in the payment of or interest on any of the New F4L Senior Notes issued thereunder.

     The New F4L Senior Note Indenture provides that if a Default or Event of Default occurs and is continuing thereunder and if it is known to the Trustee, the Trustee shall mail to each Holder of New F4L Senior Notes notice of the Default or Event of Default within 90 days after such Default or Event of Default occurs; provided, however, that, except in the case of a Default or Event of Default in the payment of the principal of or interest on any New F4L Senior Notes, including the failure to make payment on a Change of Control Payment Date pursuant to a Change of Control Offer or payment when due pursuant to a Net Proceeds Offer the Trustee may withhold such notice if it in good faith determines that withholding such notice is in the interest of the Holders of such New F4L Senior Notes.

     The New F4L Senior Note Indenture provides that no Holder of New F4L Senior Notes may pursue any remedy thereunder unless the Trustee (i) shall have failed to act for a period of 60 days after receiving written notice of a continuing Event of Default under the New F4L Senior Note Indenture by such Holder and a request to act by Holders of at least 25% in principal amount of New F4L Senior Notes and (ii) has received indemnification satisfactory to it; provided, however, that such provision does not affect the right of any Holder to sue for enforcement of any overdue payment of New F4L Senior Notes.

     The New F4L Senior Note Indenture provides that two officers of the Company are required to certify to the Trustee within 120 days after the end of each fiscal year of the Company whether or not they know of any Default that occurred under the New F4L Senior Note Indenture during such fiscal year and, if applicable, describe such Default and the status thereof.

DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, elect to have the obligations of the Company discharged with respect to the outstanding New F4L Senior Notes. Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the New F4L Senior Notes except for (i) the rights of Holders of New F4L Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such New F4L Senior Notes when such payments are due; (ii) the Company's obligations to issue temporary New F4L Senior Notes, register the transfer or exchange of such New F4L Senior Notes, replace mutilated, destroyed, lost or stolen New F4L Senior Notes and maintain an office or agency for payments in respect of such New F4L Senior Notes and money for security payments held in respect of such New F4L Senior Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the New F4L Senior Note Indenture. In addition, the Company may, at its option and at any time elect to have the obligations of the Company released with respect to certain covenants described above under "-- Certain Covenants" ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New F4L Senior Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of the New F4L Senior Notes, cash in U.S. dollars, U.S. Government Obligations (as defined in the New F4L Senior Note Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding New F4L Senior Notes to redemption or maturity provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to said payments with respect to the New F4L Senior Notes on the maturity date or such redemption date, as the case may be, (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of New F4L Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal

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

Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that the Holders of New F4L Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing under the New F4L Senior Note Indenture on the date of such deposit or insofar as clauses (vi) and (vii) under the first paragraph under "-- Events of Default" above are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the New F4L Senior Note Indenture or any other material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound (and in that connection, the New Trustee shall have received a certificate from the Agent under the Credit Agreement to that effect with respect to such Credit Agreement if then in effect); (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officer's Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the New F4L Senior Notes over other creditors of the Company or any Subsidiary Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Subsidiary Guarantor or others; and (viii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or Covenant Defeasance, have been complied with.

SATISFACTION AND DISCHARGE

     The New F4L Senior Note Indenture will be discharged and will cease to be of further effect as to all outstanding New F4L Senior Notes issued thereunder, when either (a) all such New F4L Senior Notes theretofore authenticated and delivered (except lost, stolen or destroyed New F4L Senior Notes which have been replaced or paid and New F4L Senior Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or (b)(i) all such New F4L Senior Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on such New F4L Senior Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
(ii) the Company has paid all sums payable by it under the New F4L Senior Note Indenture; and (iii) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such New F4L Senior Notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

MODIFICATION OF THE NEW F4L SENIOR NOTE INDENTURE

     The New F4L Senior Note Indenture and the New F4L Senior Notes issued thereunder may be amended or supplemented (and compliance with any provision thereof may be waived) by the Company, the Subsidiary Guarantors, the Trustee and the Holders of not less than a majority in aggregate principal amount of New F4L Senior Notes then outstanding, except that (i) without the consent of each Holder of such New F4L Senior Notes affected, no such amendment, supplement or waiver may (1) change the principal amount of the New F4L Senior Notes the Holders of which must consent to an amendment, supplement or waiver of any provision of the New F4L Senior Note Indenture, the New F4L Senior Notes or the Guarantees, (2) reduce the rate or extend the time for payment of interest on any New F4L Senior Notes, (3) reduce the principal amount of any New F4L Senior Notes, (4) change the Maturity Date of any New F4L Senior Notes or the Change of Control Payment Date or alter the redemption provisions in the New F4L Senior Note

Indenture or the New F4L Senior Notes or the purchase price in connection with any repurchase of New F4L Senior Notes pursuant to the covenant described under "-- Change of Control" above in a manner adverse to any Holder of New F4L Senior Notes, (5) make any changes in the provisions concerning waivers of Defaults or Events of Default by Holders or the rights of Holders to recover the principal of, interest on or redemption payment with respect to any New F4L Senior Notes,
(6) make the principal of, or interest on, any New F4L Senior Notes payable with anything or in any manner other than as provided for in the New F4L Senior Note Indenture, the New F4L Senior Notes and the Guarantees, or (7) waive an Default or Event of Default resulting from a failure to comply with the covenant described under "-- Change of Control" above and (ii) without the consent of Holders of not less than two thirds in aggregate principal amount of New F4L Senior Notes then outstanding, no such amendment, supplement or waiver may release any Subsidiary Guarantor from any of its Obligations under its Guarantee or the New F4L Senior Note Indenture other than in accordance with the terms of such Guarantee and the New F4L Senior Note Indenture.

     In addition, the New F4L Senior Note Indenture, the New F4L Senior Notes and the Guarantees may be amended by the Company, the Subsidiary Guarantors and the Trustee (a) to cure any ambiguity, defect or ambiguity therein; provided that such amendment or supplement does not adversely affect the rights of any Holder thereof or (b) to make any other change that does not adversely affect the rights of any Holder thereunder in any material respect.

THE TRUSTEE

     The New F4L Senior Note Indenture will provide that the Holders of a majority in principal amount of the outstanding New F4L Senior Notes may remove the Trustee and appoint a successor trustee with the Company's consent, by so notifying the trustee to be so removed and the Company. In addition, the Holders of a majority in principal amount of the outstanding New F4L Senior Notes have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.

     The New F4L Senior Note Indenture will provide that, in case a Default or an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the New F4L Senior Note Indenture, and use the same degree of care and skill in the exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. Subject to the latter provision, the Trustee is under no obligation to exercise any of its rights or powers under the New F4L Senior Note Indenture at the request, order or direction of any of the Holders of the New F4L Senior Notes, unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred thereby. If the Company fails to pay such amounts of principal of, premium, if any, or interest on, the New F4L Senior Notes as shall have become due and payable upon demand as specified in the New F4L Senior Note Indenture, the Trustee, at the request of the Holders of a majority in aggregate principal amount of New F4L Senior Notes at the time outstanding, and upon being offered such reasonable indemnity as it may be required against the costs, expenses and liabilities incurred by it, except as a result of its negligence or bad faith, shall institute any actions or proceedings at law or in equity for the collection of the sums so due and unpaid, and collect in the manner provided by law the monies adjudged or decreed to be payable.

     The New F4L Senior Note Indenture contains limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to be realized on certain property received by it in respect of any such claims, securities or otherwise. The Trustee is permitted to engage in other transactions; however, if the Trustee acquires any "conflicting interest," it must eliminate such conflict or resign.

REPORTS

     The New F4L Senior Note Indenture will provide that the Company will deliver to the Trustee thereunder within 15 days after the filing of the same with the Commission, copies of the quarterly and annual report and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The New F4L Senior Note Indenture

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

will further provide that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders of the New F4L Senior Notes with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA sec. 314(a).

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means (i) with respect to any person that becomes a Subsidiary of the Company (or is merged into the Company or any of its Subsidiaries) after the Issue Date, Indebtedness of, such person or any of its Subsidiaries existing at the time such person becomes a Subsidiary of the Company (or is merged into the Company or any of its Subsidiaries) and which was not incurred in connection with, or in contemplation of, such person becoming a Subsidiary of the Company (or being merged into the Company or any of its Subsidiaries) and (ii) with respect to the Company or any of its Subsidiaries, any Indebtedness assumed by the Company or any of its Subsidiaries in connection with the acquisition of any assets from another person (other than the Company or any of its Subsidiaries), and which was not incurred by such other person in connection with, or in contemplation of, such acquisition.

     "Adjusted Net Assets" means, with respect to the Guarantee of a Subsidiary Guarantor at any date, the lesser of the amount by which (x) the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date (other than liabilities of such Subsidiary Guarantor under Indebtedness which constitutes Subordinated Indebtedness with respect to such Guarantee)), but excluding liabilities under the Guarantee of such Subsidiary Guarantor at such date and (y) the present fair salable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date (other than liabilities of such Subsidiary Guarantor under Indebtedness which constitutes Subordinated Indebtedness with respect to such Guarantee) and after giving effect to any collection from any Subsidiary of such Subsidiary Guarantor in respect of the obligations of such Subsidiary under the applicable Guarantee), excluding debt in respect of the Guarantee of such Subsidiary Guarantor, as they become absolute and matured.

     "Affiliate" means, with respect to any person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the New F4L Senior Note Indenture, neither BT Securities Corporation nor any of its Affiliates shall be deemed to be an Affiliate of the Company or any of its Subsidiaries.

     "Asset Sale" means, with respect to any person, any sale, transfer or other disposition or series of sales, transfers or other dispositions (including, without limitation, by merger or consolidation or by exchange of assets and whether by operation of law or otherwise) made by such person or any of its subsidiaries to any person other than such person or one of its wholly-owned subsidiaries (or, in the case of a sale, transfer or other disposition by a Subsidiary, to any person other than the Company or a directly or indirectly wholly-owned Subsidiary) of any assets of such person or any of its subsidiaries including, without limitation, assets consisting of any Capital Stock or other securities held by such person or any of its subsidiaries, and any Capital Stock issued by any subsidiary of such person, in each case, outside of the ordinary course of business, excluding, however, any sale, transfer or other disposition, or series of related sales, transfers or other dispositions (i) involving only Excluded Assets, (ii) resulting in Net Proceeds to the Company and the Subsidiaries of $500,000 or less or (iii) pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of the Company with a Lien on such assets, which Lien is permitted under the New F4L Senior Note Indenture, provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any Bankruptcy Law.

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

     "Average Life" means, as of any date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payments of such debt security multiplied by the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

     "Board Resolution" means a duly adopted resolution of the Board of Directors of the Company.

     "Capital Stock" means, with respect to any person, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such person.

     "Capitalized Lease Obligation" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Cash Equivalents" means (i) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, or obligations issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) commercial paper rated the highest grade by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group and maturing not more than one year from the date of creation thereof, (iii) time deposits with, and certificates of deposit and banker's acceptances issued by, any bank having capital surplus and undivided profits aggregating at least $500 million and maturing not more than one year from the date of creation thereof,
(iv) repurchase agreements that are secured by a perfected security interest in an obligation described in clause (i) and are with any bank described in clause
(iii) and (v) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Group.

     "Change of Control" means the acquisition after the Issue Date, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by (i) any person or entity (other than any Permitted Holder) or (ii) any group of persons or entities (excluding any Permitted Holders) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act), in either case, of any securities of New Holdings or the Company such that, as a result of such acquisition, such person, entity or group beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, 40% or more of the then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of the Company (but only to the extent that such beneficial ownership is not shared with any Permitted Holder who has the power to direct the vote thereof); provided, however, that no such Change of Control shall be deemed to have occurred if (A) the Permitted Holders beneficially own, in the aggregate, at such time, a greater percentage of such voting securities than such other person, entity or group or (B) at the time of such acquisition, the Permitted Holders (or any of them) possess the ability (by contract or otherwise) to elect, or cause the election, of a majority of the members of the Company's Board of Directors.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means, with respect to any person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such person's common stock, whether outstanding at the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Net Income" means, with respect to any person, for any period, the aggregate of the net income (or loss) of such person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the net income of any other person in which such person or any of its subsidiaries has an interest (which interest does not cause the net income of such other person to be consolidated with the net income of such person and its subsidiaries in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions actually paid to such person or such subsidiary by such other person in such period; (b) the net income of any subsidiary of such person that is subject to any Payment Restriction shall be excluded to the extent such Payment Restriction actually prevented the payment of an amount that otherwise could have been paid to, or received by, such person or a subsidiary of such person not subject to any Payment Restriction; and
(c)(i) the net income (or loss) of any other person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) all gains and losses realized on any Asset Sale, (iii) all gains realized upon or in connection with or as a consequence of the issuance of the Capital Stock of such person or any of its subsidiaries and any gains on pension reversions received by such person or any of its subsidiaries, (iv) all gains and losses realized on the purchase or other acquisition by such person or any of its subsidiaries of any securities of such person or any of its subsidiaries, (v) all gains and losses resulting from the cumulative effect of any accounting change pursuant to the application of Accounting Principles Board Opinion No. 20, as amended, (vi) all other extraordinary gains and losses, (vii) (A) all non-cash charges, (B) up to $10 million of severance costs and (C) any other restructuring reserves or charges (provided, however, that any cash payments actually made with respect to the liabilities for which such restructuring reserves or charges were created shall be deducted from Consolidated Net Income in the period when made), in each case, incurred by the Company or any of its Subsidiaries in connection with the Merger, including, without limitation, the divestiture of the Excluded Assets, (viii) losses incurred by the Company and its Subsidiaries resulting from earthquakes and (ix) with respect to the Company, all deferred financing costs written off in connection with the early extinguishment of any Indebtedness, shall each be excluded.

     "Consolidated Net Worth" means, with respect to any person, the total stockholders' equity (exclusive of any Disqualified Capital Stock) of such person and its subsidiaries determined on a consolidated basis in accordance with GAAP.

     "Credit Agreement" means the Credit Agreement, dated as of the Issue Date, by and among Food 4 Less, certain of its subsidiaries, the Lenders referred to therein, and Bankers Trust Company, as administrative agent, as the case may be, amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms conditions, covenants and other provisions) from time to time, and any agreement governing Indebtedness incurred to refund or refinance the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or such agreement. The Company shall promptly notify the Trustee of any such refunding or refinancing of the Credit Agreement.

     "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

     "Disqualified Capital Stock" means, with respect to any Capital Stock of such person or its subsidiaries that, by its terms, by the terms of any agreement related thereto or by the terms of any security, into which it is convertible, puttable or exchangeable is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased by such person or its subsidiaries, including at the option of the holder thereof, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due, on or prior to the Maturity Date, or any other Capital Stock of such person or its subsidiaries designated as Disqualified Capital Stock by such person at the time of issuance; provided, however, that if such Capital Stock is either (i) redeemable or repurchaseable solely at the option of such person or (ii) issued to employees of the Company or its Subsidiaries or to any plan for the benefit of such employees, such Capital Stock shall not constitute Disqualified Capital Stock unless so designated.

     "EBDIT" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period, plus, in each case to the extent deducted in computing Consolidated Net Income of such person for such period (without duplication)(i) provisions for income taxes or similar charges recognized by such person and its consolidated subsidiaries accrued during such period, (ii) depreciation and amortization expense of such person and its consolidated subsidiaries accrued during such period (but only to the extent not included in fixed charges), (iii) fixed charges of such person and its consolidated subsidiaries for such period, (iv) LIFO charges (credits) of such person and its consolidated subsidiaries for such period, (v) the amount of any restructuring reserve or charge recorded during such period in accordance with GAAP, including any such reserve or charge related to the Merger, and (vi) any other non-cash charges reducing Consolidated Net Income for such period (excluding any such charge which requires an accrual of or a cash reserve for cash charges for any future period), less, without duplication, (i) non-cash items increasing Consolidated Net Income of such person for such period in each case determined in accordance with GAAP and (ii) the amount of all cash payments made by such person or its subsidiaries during such period to the extent that such cash payment has been provided for in a restructuring reserve or charge referred to in clause (v) above (and were not otherwise deducted in the computation of Consolidated Net Income of such person for such period).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated by the Commission thereunder.

     "Excluded Assets" means assets of the Company required to be disposed of by applicable regulatory authorities in connection with the Merger.

     "Fixed Charges" means, with respect to any person, for any period, the aggregate amount of (i) interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) in respect of all Indebtedness of such person and its consolidated subsidiaries (including (a) original issue discount on any Indebtedness (including (without exception), in the case of the Company, any original issue discount on the New F4L Senior Notes but excluding amortization of debt issuance costs) and (b) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, in each case to the extent attributable to such period but excluding the amortization of debt issuance costs) and (ii) dividend requirements on Capital Stock of such person and its consolidated subsidiaries (whether in cash or otherwise (except dividends payable in shares of Qualified Capital Stock)) paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) and excluding items eliminated in consolidation. For purposes of this definition, (a) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Board of Directors of such person (as evidenced by a Board Resolution) to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP, (b) interest on Indebtedness that is determined on a fluctuating basis shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest of such Indebtedness in effect on the date Fixed Charges are being calculated, (c) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate, and (d) Fixed Charges shall be increased or reduced by the net cost (including amortization of discount) or benefit associated with Interest Swap Obligations attributable to such period. For purposes of clause (ii) above, dividend requirements shall be increased to an amount representing the pretax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator of which is the amount of such dividend requirements and the denominator of which is one (1) minus the applicable actual combined federal, state, local and foreign income tax rate of such person and its subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Fixed Charges.

     "FFL" means Food 4 Less, Inc., a Delaware corporation and its successors, including, without limitation, Holdings following the FFL Merger and New Holdings following the Reincorporation Merger.

     "FFL Merger" means the merger, prior to the Merger, of FFL and Holdings.

     "Food 4 Less" means Food 4 Less Supermarkets, Inc., a Delaware corporation, and its successors, including, without limitation, Ralphs Supermarkets, Inc. (to be renamed Ralphs Grocery Company following the Merger).

     "Foreign Exchange Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuations in currency values.

     "Holdings" means Food 4 Less Holdings, Inc., a California corporation, and its successors, including, without limitation, New Holdings following the Reincorporation Merger.

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

     "Holdings Discount Notes" means the 15.25% Senior Discount Notes due 2004 of Holdings, as the same may be modified or amended from time to time and refinancings thereof.

     "Indebtedness" means with respect to any person, without duplication, (i) all liabilities, contingent or otherwise, of such person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (b) evidenced by bonds, notes, debentures, drafts accepted or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property (other than any such balance that represents an account payable or any other monetary obligation to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such person in the ordinary course of business of such person in connection with obtaining goods, materials or services and due within twelve months (or such longer period for payment as is customarily extended by such trade creditor) of the incurrence thereof, which account is not overdue by more than 90 days, according to the original terms of sale, unless such account payable is being contested in good faith), or (c) for the payment of money relating to a Capitalized Lease Obligation; (ii) the maximum fixed repurchase price of all Disqualified Capital Stock of such person; (iii) reimbursement obligations of such person with respect to letters of credit; (iv) obligations of such person with respect to Interest Swap Obligations and Foreign Exchange Agreements; (v) all liabilities of others of the kind described in the preceding clause (i), (ii), (iii) or (iv) that such person has guaranteed or that is otherwise its legal liability; and (vi) all obligations of others secured by a Lien to which any of the properties or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such person are subject, whether or not the obligations secured thereby shall have been assumed by such person or shall otherwise be such person's legal liability (provided that if the obligations so secured have not been assumed by such person or are not otherwise such person's legal liability, such obligations shall be deemed to be in an amount equal to the fair market value of such properties or assets, as determined in good faith by the Board of Directors of such person, which determination shall be evidenced by a Board Resolution). For purposes of the preceding sentence, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such person, which determination shall be evidenced by a Board Resolution. For purposes of the New F4L Senior Note Indenture, Indebtedness incurred by any person that is a general partnership (other than non-recourse Indebtedness) shall be deemed to have been incurred by the general partners of such partnership pro rata in accordance with their respective interests in the liabilities of such partnership unless any such general partner shall, in the reasonable determination of the Board of Directors of the Company, be unable to satisfy its pro rata share of the liabilities of the partnership, in which case the pro rata share of any Indebtedness attributable to such partner shall be deemed to be incurred at such time by the remaining general partners on a pro rata basis in accordance with their interests.

     "Independent Financial Advisor" means a reputable accounting, appraisal or nationally recognized investment banking firm that is, in the reasonable judgment of the Board of Directors of the Company, qualified to perform the tasks for which such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

     "Interest Swap Obligation" means any obligation of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount; provided that the term "Interest Swap Obligation" shall also include interest rate exchange, collar, cap, swap option or similar agreements providing interest rate protection.

     "Investment" by any person in any other person means any investment by such person in such other person, whether by a purchase of assets, in any transaction or series of related transactions, individually or in the aggregate, in an amount greater than $5 million, share purchase, capital contribution, loan, advance (other

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

than reasonable loans and advances to employees for moving and travel expenses, as salary advances or to permit the purchase of Qualified Capital Stock of the Company and other similar customary expenses incurred, in each case in the ordinary course of business consistent with past practice) or similar credit extension constituting Indebtedness of such other person, and any guarantee of Indebtedness of any other person.

     "Issue Date" means the date of original issuance of the New F4L Senior Notes under the New F4L Senior Note Indenture.

     "Letter of Credit Obligations" means Indebtedness of the Company or any of its Subsidiaries with respect to letters of credit issued pursuant to the Credit Agreement, and for purposes of the definition of the term "Permitted Indebtedness" above, the aggregate principal amount of Indebtedness outstanding at any time with respect thereto, shall be deemed to consist of (a) the aggregate maximum amount then available to be drawn under all such letters of credit (the determination of such maximum amount to assume compliance with all conditions for drawing), and (b) the aggregate amount that has then been paid by, and not reimbursed to, the issuers under such letters of credit.

     "Lien" means any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell which is intended to constitute or create a security interest, mortgage, pledge or lien, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien under the New F4L Senior Note Indenture.

     "Maturity Date" means February 1, 2004.

     "Merger" means (i) the merger of Food 4 Less Supermarkets, Inc. into Ralph Supermarkets, Inc. (with Ralph Supermarkets, Inc. surviving such merger) pursuant to the Merger Agreement and (ii) immediately following the merger described in clause (i) of this definition, the merger of Ralphs Grocery Company into Ralphs Supermarkets, Inc. (with Ralphs Supermarket, Inc. surviving such merger and changing its name to "Ralphs Grocery Company" in connection with such merger).

     "Merger Agreement" means the Agreement and Plan of Merger, dated September 14, 1994, by and among Holdings, FFL, Food 4 Less, RSI and the Stockholders of RSI, as such agreement is in effect on the Issue Date.

     "Net Cash Proceeds" means the Net Proceeds of any Asset Sale received in the form of cash or Cash Equivalents.

     "Net Proceeds" means (a) in the case of any Asset Sale or any issuance and sale by any person of Qualified Capital Stock, the aggregate net proceeds received by such person after payment of expenses, taxes, commissions and the like incurred in connection therewith (and, in the case of any Asset Sale, net of the amount of cash applied to repay Indebtedness secured by the asset involved in such Asset Sale), whether such proceeds are in cash or in property (valued at the fair market value thereof at the time of receipt as determined with respect to any Asset Sale resulting in Net Proceeds in excess of $5 million in good faith by the Board of Directors of such person, which determination shall be evidenced by a Board of Resolution) and (b) in the case of any conversion or exchange of any outstanding Indebtedness or Disqualified Capital Stock of such person for or into shares of Qualified Capital Stock of the Company, the sum of (i) the fair market value of the proceeds received by the Company in connection with the issuance of such Indebtedness or Disqualified Capital Stock on the date of such issuance and (ii) any additional amount paid by the Holder to the Company upon such conversion or exchange.

     "New Holdings" means Food 4 Less Holdings, Inc., a Delaware corporation, and its successors.

     "Operating Coverage Ratio" means, with respect to any person, the ratio of
(1) EBDIT of such person for the period (the "Pro Forma Period") consisting of the most recent four full fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise

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

to the need to calculate the Operating Coverage Ratio (the "Transaction Date") to (2) the aggregate Fixed Charges of such person for the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent to such fiscal quarter (the "Forward Period") reasonably anticipated by the Board of Directors of such person to become due from time to time during such period. For purposes of this definition, if the Transaction Date occurs prior to the first anniversary of the Merger, "EBDIT" for the Pro Forma Period shall be calculated, in the case of the Company, after giving effect on a pro forma basis to the Merger as if it had occurred on the first day of the Pro Forma Period. In addition to, but without duplication of, the foregoing, for purposes of this definition, "EBDIT" shall be calculated after giving effect (without duplication), on a pro forma basis for the Pro Forma Period (but no longer), to (a) any Investment, during the period commencing on the first day of the Pro Forma Period to and including the Transaction Date (the "Reference Period"), in any other person that, as a result of such Investment, becomes a subsidiary of such person, (b) the acquisition, during the Reference Period (by merger, consolidation or purchase of stock or assets) of any business or assets, which acquisition is not prohibited by the New F4L Senior Note Indenture, and
(c) any sales or other dispositions of assets (other than sales of inventory in the ordinary course of business) occurring during the Reference Period, in each case as if such incurrence, Investment, repayment, acquisition or asset sale had occurred on the first day of the Reference Period. In addition, for purposes of this definition, "Fixed Charges" shall be calculated after giving effect (without duplication), on a pro forma basis for the Forward Period, to any Indebtedness incurred or repaid on or after the first day of the Forward Period and prior to the Transaction Date. If such person or any of its subsidiaries directly or indirectly guarantees any Indebtedness of a third person, the Operating Coverage Ratio shall give effect to the incurrence of such Indebtedness as if such person or subsidiary had directly incurred such guaranteed Indebtedness.

     "operating lease" means any lease the obligations under which do not constitute Capitalized Lease Obligations.

     "Pari Passu Indebtedness" means, with respect to the Company or any Subsidiary Guarantor, Indebtedness of such person which ranks pari passu in right of payment to the New F4L Senior Notes or the Guarantee of such Subsidiary Guarantor, as the case may be.

     "Payment Restriction" means, with respect to a subsidiary of any person, any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (i) such subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or indebtedness owed to such person or any other subsidiary of such person, (b) make loans or advances to such person or any other subsidiary of such person or (c) transfer any of its properties or assets to such person or any other subsidiary of such persons, or (ii) such person or any other subsidiary of such person to receive or retain any such (a) dividends, distributions or payments, (b) loans or advances or (c) transfer of properties or assets.

     "Permitted Holder" means (i) Food 4 Less Equity Partners, L.P. and The Yucaipa Companies, or any entity controlled thereby or any of the partners thereof, (ii) Apollo Advisors, L.P., Lion Advisors, L.P. or any entity controlled thereby or any of the partners thereof, (iii) an employee benefit plan of the Company, or any participant therein or any of its subsidiaries, (iv) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries or (v) any Permitted Transferee of any of the foregoing persons.

     "Permitted Indebtedness" means (a) Indebtedness of the Company and its Subsidiaries pursuant to (i) the Term Loans in an aggregate principal amount at any time outstanding not to exceed $750 million, less the aggregate amount of all principal repayments thereunder pursuant to and in accordance with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales" above subsequent to the Issue Date, and (ii) the revolving credit facility under the Credit Agreement (and the Company and each Subsidiary (to the extent it is not an obligor) may guarantee such Indebtedness) in an aggregate principal amount at any time outstanding not to exceed $325 million, less all permanent reductions thereunder pursuant to and in accordance with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales" above, (b) Indebtedness of the Company or a Subsidiary Guarantor owed to and held by the Company or a

Subsidiary Guarantor; (c) Indebtedness incurred by the Company or any Subsidiary in connection with the purchase or improvement of property (real or personal) or equipment or other capital expenditures in the ordinary course of business (including for the purchase of assets or stock of any retail grocery store or business) or consisting of Capitalized Lease Obligations provided that (i) at the time of the incurrence thereof, such indebtedness, together with any other Indebtedness incurred during the most recently completed four fiscal quarter period in reliance upon this clause (c) does not exceed, in the aggregate, 3% of net sales of the Company and its Subsidiaries during the most recently completed four fiscal quarter period on a consolidated basis (calculated on a pro forma basis if the date of incurrence is prior to the first anniversary of the Merger) and (ii) such Indebtedness, together with all then outstanding Indebtedness incurred in reliance upon this clause (c) does not exceed, in the aggregate, 3% of the aggregate net sales of the Company and its Subsidiaries during the most recently completed twelve fiscal quarter period on a consolidated basis (calculated on a pro forma basis if the date of incurrence is prior to the third anniversary of the Merger); (d) Indebtedness incurred by the Company or any Subsidiary in connection with capital expenditures in an aggregate principal amount not exceeding $150 million in the aggregate, provided that such capital expenditures relate solely to the integration of the operations of RSI, Food 4 Less and their respective subsidiaries, as described in this Prospectus; (e) Indebtedness of the Company incurred under certain Foreign Exchange Agreements and Interest Swap Obligations; (f) guarantees incurred in the ordinary course of business by the Company or a Subsidiary of Indebtedness of any other person in aggregate not to exceed $25 million at any time outstanding; (g) guarantees by the Company or a Subsidiary Guarantor of Indebtedness incurred by a wholly-owned Subsidiary Guarantor so long as the incurrence of such Indebtedness incurred by such wholly-owned Subsidiary Guarantor is permitted under the terms of the New F4L Senior Note Indenture; (h) Refinancing Indebtedness; (i) Indebtedness for letters of credit relating to workers' compensation claims and self-insurance or similar requirements in the ordinary course of business; (j) other Indebtedness outstanding on the Issue Date (after giving effect to the Merger); (k) Indebtedness arising from guarantees of Indebtedness of the Company or any Subsidiary or other agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such bonuses, assets or Subsidiary for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its subsidiaries in connection with such disposition; (l) obligations in respect of performance bonds and completion guarantees provided by the Company or any Subsidiary in the ordinary course of business; and (m) additional Indebtedness of the Company and the Subsidiary Guarantors in an amount not to exceed $200 million at any time outstanding.

     "Permitted Investment" by any person means (i) any Related Business Investment, (ii) Investments in securities not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of the covenant described under "-- Certain Covenants -- Limitation on Asset Sales" above or any other disposition of assets not constituting an Asset Sale by reason of the $500,000 threshold contained in the definition thereof, (iii) cash and Cash Equivalents, (iv) Investments existing on the Issue Date, (v) Investments specifically permitted by and made in accordance with the provisions of the covenant described under "-- Certain Covenants -- Limitation on Transactions with Affiliates," (vi) Investments by Subsidiary Guarantors in other Subsidiary Guarantors and Investments by Subsidiaries which are not Subsidiary Guarantors in other Subsidiaries which are not Subsidiary Guarantors and (vii) additional Investments in an aggregate amount not exceeding $5 million.

     "Permitted Liens" shall mean (i) Liens for taxes, assessments and governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (ii) statutory Liens of landlords and carriers, warehouseman, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business, deposits made to obtain the release of such Liens, and with respect to amounts not yet delinquent for a period of more than 60 days or being contested in good faith by an appropriate process of law, and for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made; (iii) Liens incurred or pledges or deposits made in the ordinary course of business to secure obligations under workers' compensation, unemployment insurance and other types of social security or similar legislation; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Subsidiaries incurred in the ordinary course of business; (vi) Liens upon specific items of inventory or other goods and proceeds of any person securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; (vii) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods; (ix) judgment and attachment Liens not giving rise to a Default or Event of Default; (x) leases or subleases granted to others not interfering in any material respect with the business of the Company or any Subsidiary; (xi) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under Interest Swap Obligations and Foreign Exchange Agreements and forward contracts, option futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any Subsidiary from fluctuations in the price of commodities; (xii) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or its Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made; (xiii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business in accordance with past practices; (xiv) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by the Company or any Subsidiary of its obligations under such lease; (xv) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the New F4L Senior Note Indenture and under which the Company or any Subsidiary is lessee; and (xvi) additional Liens securing Indebtedness at any one time outstanding not exceeding the sum of (i) $25 million and (ii) 10% of the aggregate Consolidated Net Income of the Company earned subsequent to the Issue Date and on or prior to such time.

     "Permitted Payments" means (i) any payment by the Company or any Subsidiary to The Yucaipa Companies or the principals or any Affiliates thereof for consulting, management, investment banking or similar advisory services during such period pursuant to that certain Consulting Agreement, dated as of the Issue Date, between Food 4 Less, New Holdings and The Yucaipa Companies, (as such Consulting Agreement may be amended or replaced, so long as any amounts paid under any amended or replacement agreement do not exceed the amounts payable under such Consulting Agreement as in effect on the Issue Date), (ii) any payment by the Company or any Subsidiary pursuant to the Amended and Restated Tax Sharing Agreement, dated as of June 17, 1991, between Food 4 Less and certain Subsidiaries, as such Tax Sharing Agreement may be amended from time to time, so long as the payment thereunder by the Company and its Subsidiaries shall not exceed the amount of taxes the Company would be required to pay if it were the filing person for all applicable taxes, (iii) any payment by the Company or any Subsidiary pursuant to the Transfer and Assumption Agreement, dated as of June 23, 1989, between Food 4 Less and Holdings, as in effect on the Issue Date, (iv) any payment by the Company or any Subsidiary (a) in connection with repurchases of outstanding shares of the Company's or New Holdings Common Stock following the death, disability or termination of employment of management stockholders, and (b) of amounts required to be paid by New Holdings, the Company or any of its Subsidiaries to participants in employee benefit plans upon termination of employment by such participants, as provided in the documents related thereto, in an aggregate amount (for both clauses (a) and (b)) not to exceed $10 million in any Yearly Period (provided that any unused amounts may be carried over to any subsequent Yearly Period subject to a maximum amount of $20 million in any Yearly Period), (v) from and after June 30, 1998, payments of cash dividends to New Holdings in an amount sufficient to enable New Holdings to make payments of interest required to be made in respect of the Holdings Discount Notes in accordance with the terms thereof in effect on
the Issue Date, (vi) from and after February   , 2000, payments of cash
dividends to New Holdings in an amount sufficient to enable New Holdings to make payments of interest required to be made in respect of the Seller Debentures in accordance with the terms thereof in effect on the Issue Date, and (vii) dividends or other payments to New Holdings sufficient to enable New Holdings to perform accounting, legal, corporate reporting and administrative functions in the ordinary course of business or to pay required fees and expenses in connection with the Merger, the FFL Merger, the Reincorporation Merger and the registration under applicable laws and regulations of its debt or equity securities.

     "Permitted Transferees" means, with respect to any person, (i) any Affiliate of such person, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such person, (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only such person or his or her spouse or lineal descendants, in each case to whom such person has transferred the beneficial ownership of any securities of the Company, (iv) any investment account whose investment managers and investment advisors consist solely of such person and/or Permitted Transferees of such person and (v) any investment fund or investment entity that is a subsidiary of such person or a Permitted Transferee of such person.

     "Plan of Liquidation" means, with respect to any person, a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such person to holders of Capital Stock of such person.

     "Preferred Stock" means, with respect to any person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the New F4L Senior Note Indenture, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Company's chief financial officer or Board of Directors in consultation with its independent certified public accountants.

     "Public Equity Offering" means an underwritten public offering of Common Stock of the Company or New Holdings pursuant to a registration statement filed with the Commission in accordance with the Securities Act which public equity offering results in gross proceeds to the Company or New Holdings, as the case may be, of not less than $20 million provided, however, that in the case of a Public Equity Offering by New Holdings, New Holdings contributes to the capital of the Company net cash proceeds in an amount sufficient to redeem New Notes called for redemption in accordance with the terms thereof.

     "Qualified Capital Stock" means, with respect to any person, any Capital Stock of such person that is not Disqualified Capital Stock.

     "Refinancing Indebtedness" means, with respect to any person, Indebtedness of such person issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to substantially concurrently repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, "repay"), or constituting an amendment, modification or supplement to, or a deferral or renewal of (collectively, an "amendment"), any Indebtedness of such person existing on the Issue Date or Indebtedness (other than Permitted Indebtedness, except Permitted Indebtedness incurred pursuant to clauses (a), (c), (d), (h) and (j) of the definition thereof) incurred in accordance with the New F4L Senior Note Indenture (a) in a principal amount (or, if such Refinancing Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the acceleration thereof, with an original issue price) not in excess of (without duplication) (i) the principal amount or the original issue price, as the case may be, of the Indebtedness so refinanced (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement) plus (ii) unpaid accrued interest on such Indebtedness plus (iii) premiums, penalties, fees and expenses actually incurred by such person in connection with the repayment or amendment thereof and (b) with respect to Refinancing Indebtedness that repays or constitutes an amendment to Subordinated Indebtedness, such Refinancing Indebtedness (x) shall not have any fixed mandatory redemption or sinking fund requirement in an amount greater than or at a time prior to the amounts and times specified in such repaid or amended Subordinated Indebtedness, except to the extent that any such requirement applies on a date after the Maturity Date and (y) shall contain subordination and default provisions no less favorable in any material respect to holders of the New F4L Senior Notes than those contained in such repaid or amended Subordinated Indebtedness.

     "Reincorporation Merger" means the merger, prior to the Merger, of Holdings with and into New Holdings.

     "Related Business Investment" means (i) any Investment by a person in any other person a majority of whose revenues are derived from the operation of one or more retail grocery stores or supermarkets or any other line of business engaged in by the Company or any of its Subsidiaries as of the Issue Date; (ii) any Investment by such person in any cooperative or other supplier, including, without limitation, any joint venture which is intended to supply any product or service useful to the business of the Company and its Subsidiaries as it is conducted as of the Issue Date and as such business may thereafter evolve or change; and (iii) any capital expenditure or Investment (without regard to the $5 million threshold in the definition thereof), in each case reasonably related to the business of the Company and its Subsidiaries as it is conducted as of the Issue Date and as such business may thereafter evolve or change.

     "Restricted Debt Prepayment" means any purchase, redemption, defeasance (including, but not limited to, in substance or legal defeasance) or other acquisition or retirement for value, directly or indirectly, by the Company or a Subsidiary, prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

     "Restricted Payment" means any (i) Stock Payment, (ii) Investment (other than a Permitted Investment) or (iii) Restricted Debt Prepayment.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "Seller Debentures" means the 13% Senior Subordinated Pay-in-Kind Debentures of New Holdings, as the same may be modified or amended from time to time and future refinancings thereof.

     "Significant Stockholder" means, with respect to any person, any other person who is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 10% of any class of equity securities of such person that are entitled to vote on a regular basis for the election of directors of such person.

     "Significant Subsidiary" means each subsidiary of the Company that is either (a) a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act of 1933, as amended, and the Exchange Act (as such regulation is in effect on the date hereof) or (b) material to the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

     "Stock Payment" means, with respect to any person, (a) the declaration or payment by such person, either in cash or in property, of any dividend on (except, in the case of the Company, dividends payable solely in Qualified Capital Stock of the Company), or the making by such person or any of its subsidiaries of any other distribution in respect of, such person's Qualified Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than exchangeable or convertible Indebtedness of such person), or (b) the redemption, repurchase, retirement or other acquisition for value by such person or any of its subsidiaries, directly or indirectly, of such person's Qualified Capital Stock (and, in the case of a Subsidiary, Qualified Capital Stock of the Company) or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than exchangeable or convertible Indebtedness of such person), other than, in the case of the Company, through the issuance in exchange therefor solely of Qualified Capital Stock of the Company; provided, however, that in the case of a Subsidiary, the term "Stock Payment" shall not include any such payment with respect to its Capital Stock or warrants, rights or options to purchase or acquire shares of any class of its Capital Stock that are owned solely by the Company or a wholly-owned Subsidiary.

     "Subordinated Indebtedness" means, with respect to the Company or any Subsidiary Guarantor, Indebtedness of such person which is subordinated in right of payment to the New F4L Senior Notes or the Guarantee of such Subsidiary Guarantor, as the case may be.

     "subsidiary" of any person means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly, owned by such person, by one or more subsidiaries of such person or by such person and one or more subsidiaries of such person or (ii) a partnership in which such person or a subsidiary of such person is, at the date of determination, a general partner of such partnership, but only if such person or its subsidiary is entitled to receive more than fifty percent of the assets of such partnership upon its dissolution, or (iii) any other person (other than a corporation or a partnership) in which such person, a subsidiary of such person or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such person.

     "Subsidiary" means any subsidiary of the Company.

     "Subsidiary Guarantor" means (i) each of Alpha Beta Company, Bay Area Warehouse Stores, Inc., Bell Markets, Inc., Cala Co., Cala Foods, Inc., Falley's Inc., Food 4 Less of California, Inc., Food 4 Less Merchandising, Inc., Food 4 Less GM, Inc., Food 4 Less of Southern California, Inc., (ii) upon consummation of the Merger, Crawford Stores, Inc., (iii) each of the Company's Subsidiaries which becomes a guarantor of the New F4L Senior Notes in compliance with the provisions set forth under "-- Certain Covenants -- Guarantees of Certain Indebtedness," and (iv) each of the Company's Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the New F4L Senior Note Indenture.

     "Term Loans" means the term loan facility under the Credit Agreement.

     "Yearly Period" means each fiscal year of the Company; provided that the first Yearly Period shall begin on the Issue Date and shall end on January 28, 1996.

     "The Yucaipa Companies" means The Yucaipa Companies, a California general partnership.

                              THE EXCHANGE OFFERS

THE F4L EXCHANGE OFFERS

     Concurrently with this Offering, Food 4 Less is offering to holders of its Old F4L Senior Notes and its Old F4L Senior Subordinated Notes the opportunity to (i) exchange such Old F4L Senior Notes for New F4L Senior Notes (which will be part of the same issue as the New F4L Senior Notes issued pursuant to this Offering) plus $5.00 in cash for each $1,000 principal amount exchanged, plus accrued and unpaid interest to the date of exchange and (ii) exchange such Old F4L Senior Subordinated Notes for New F4L Senior Subordinated Notes, plus $20.00 in cash for each $1,000 principal amount exchanged, plus accrued and unpaid interest to the date of exchange. The consummation of this Offering and the F4L Exchange Offers will occur simultaneously. It is a condition to the consummation of this Offering that the F4L Exchange Offers be successfully consummated. See "Description of The New F4L Senior Notes" for a description of the securities to be offered pursuant to this Offering and to tendering holders of Old F4L Senior Notes.

     The obligation of Food 4 Less to accept for exchange any validly tendered Old F4L Note is conditioned upon, among other things, the satisfaction or waiver of certain conditions, including (i) satisfaction of a minimum tender amount (i.e., at least 80% of the aggregate principal amount of the outstanding Old F4L Notes being validly tendered and not withdrawn pursuant to the F4L Exchange Offers prior to the date of expiration); (ii) the receipt of the requisite consents to certain amendments to the indentures governing the Old F4L Notes (i.e., consents from Old F4L Noteholders representing at least a majority in aggregate principal amount of each issue of Old F4L Notes held by persons other than Food 4 Less and its affiliates) on or prior to the date of expiration;
(iii) the satisfaction or waiver, in Food 4 Less' sole discretion, of all conditions precedent to the Merger; (iv) the prior or contemporaneous consummation of this Offering, the Holdings Consent Solicitation and the RGC Exchange Offers with respect to the Old RGC Notes; and (v) the prior or contemporaneous consummation of the Bank Financing and the New Equity Investment.

     Noteholders participating in the F4L Exchange Offers will be required to consent to certain amendments to the indentures governing the Old F4L Notes. Such proposed amendments will modify certain terms of such indentures to permit the Merger and will eliminate substantially all of the restrictive covenants in the Old F4L Indentures.

     The Old F4L Senior Subordinated Notes. The Old F4L Senior Subordinated Notes were issued in June 1991, are limited in aggregate principal amount to $145 million and will mature on June 15, 2001. The Old F4L Senior Subordinated Notes are unsecured general obligations of Food 4 Less, are subordinated to the prior payment when due of all Senior Indebtedness (as defined in the indenture (the "Old F4L Senior Subordinated Note Indenture") governing the Old F4L Senior Subordinated Notes) and are guaranteed on a senior subordinated basis by Food 4 Less' wholly-owned subsidiaries.

     The Old F4L Senior Subordinated Notes bear interest at a rate equal to 13.75% per annum and interest is payable semi-annually on June 15 and December 15 of each year. On or after June 15, 1996, the Old F4L Senior Subordinated Notes may be redeemed in whole or from time to time in part, at the option of Food 4 Less, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, together with accrued interest to the redemption date, if redeemed during the 12 months commencing on June 15 in the years set forth below:

                    YEAR                                   REDEMPTION PRICE
                    ----                                   ----------------
                    1996.................................       106.111%
                    1997.................................       104.583%
                    1998.................................       103.056%
                    1999.................................       101.528%

and thereafter at 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

     In the event of a Change of Control (as defined in the Old F4L Senior Subordinated Note Indenture), the Old F4L Senior Subordinated Notes may be redeemed on or after June 15, 1994 and prior to June 15, 1996, at the option of Food 4 Less, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12 months commencing on June 15 in the years set forth below:

                    YEAR                                   REDEMPTION PRICE
                    ----                                   ----------------
                    1994.................................       109.167%
                    1995.................................       107.639%

     Food 4 Less is required to make a mandatory sinking fund payment on June 15, 2000, sufficient to retire 50% of the Old F4L Senior Subordinated Notes, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date. Food 4 Less may, at its option, receive credit against such sinking fund payment for 100% of the principal amount of any Old F4L Senior Subordinated Notes previously acquired by Food 4 Less in the open market and surrendered to the Trustee under the Old F4L Senior Subordinated Note Indenture for cancellation or redeemed at the option of Food 4 Less and which were not previously used as a credit against any other required payment pursuant to the Old F4L Senior Subordinated Note Indenture. Food 4 Less intends to credit exchanges of Old F4L Senior Subordinated Notes accepted pursuant to the F4L Exchange Offers against its sinking fund obligations.

     The Old F4L Senior Subordinated Notes are subject to certain covenants as provided in the Old F4L Senior Subordinated Note Indenture. These covenants impose certain limitations on the ability of Food 4 Less to, among other things, incur indebtedness, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, merge or consolidate with any other person, or sell, lease, transfer or otherwise dispose of substantially all of the properties or assets of Food 4 Less. In addition, upon the occurrence of a Change of Control, each holder has the right to require the repurchase of such holder's Old F4L Senior Subordinated Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of purchase. The Old F4L Senior Subordinated Note Indenture also requires Food 4 Less to offer to repurchase a specified portion of the Old F4L Senior Subordinated Notes if its net worth does not equal or exceed a specified minimum net worth at the end of any two consecutive fiscal quarters.

     Under the Old F4L Senior Subordinated Note Indenture, certain events constitute an event of default, including (i) the failure to make any principal and interest payment on the Old F4L Senior Subordinated Notes when due; (ii) the failure to comply with any other agreement contained in the Old F4L Senior Subordinated Note Indenture or the Old F4L Senior Subordinated Notes; (iii) a default under certain indebtedness; (iv) certain final judgments or orders for payments of money; and (v) certain events occurring under bankruptcy laws.

     Upon the consummation of the F4L Exchange Offers, a supplemental indenture to the Old F4L Senior Subordinated Note Indenture will become effective, reflecting the proposed amendments to the Old F4L Senior Subordinated Note Indenture. Such supplemental indenture will eliminate substantially all of the restrictive covenants in the Old F4L Senior Subordinated Note Indenture, including covenants with respect to maintenance of net worth, the limitation on restricted payments, limitation on incurrences of additional indebtedness, limitation on liens, limitation on disposition of assets, limitation on payment restrictions affecting subsidiaries, limitation on transactions with affiliates, limitation on change of control and the covenant requiring additional subsidiary guarantees under certain circumstances. In addition, such supplemental indenture will modify the covenant which limits the ability of Food 4 Less to consolidate or merge with, or sell all or substantially all of its assets to, any other person or entity unless certain conditions are satisfied by eliminating the subsections thereof which require that immediately after giving effect to such transaction and the incurrence of any indebtedness in connection therewith, Food 4 Less or the surviving entity, as the case may be, has a Net Worth (as defined) or Operating Coverage Ratio (as defined) that meets the standards set forth therein.

     The New F4L Senior Subordinated Notes. The New F4L Senior Subordinated Notes will be issued upon consummation of the F4L Exchange Offers to tendering holders of Old F4L Senior Subordinated Notes.

     The New F4L Senior Subordinated Notes will bear interest at a rate of 13.75% per annum and interest is payable on February 1 and August 1, beginning August 1, 1995. The New F4L Senior Subordinated Notes will mature on February 1, 2005. On or after June 15, 1996, the New F4L Senior Subordinated Notes may be redeemed in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the applicable percentage of the principal amount thereof set below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12 months commencing on June 15 of the years set forth below:

                    YEAR                                   REDEMPTION PRICE
                    ----                                   ----------------
                    1996.................................       106.111%
                    1997.................................       104.583%
                    1998.................................       103.056%
                    1999.................................       101.528%

and thereafter at 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

     Upon a Change of Control (as defined), each holder of the New F4L Senior Subordinated Notes has the right to require the Company to repurchase such holder's New F4L Senior Subordinated Notes at a price equal to 101% of their principal amount, plus accrued interest, if any, to the date of repurchase.

     The aggregate principal amount of Old F4L Senior Subordinated Notes and New F4L Senior Subordinated Notes will be limited to $145 million at any one time outstanding.

     The Old F4L Senior Notes. The Old F4L Senior Notes were issued in April 1992, are limited in aggregate principal amount to $175 million and will mature on April 15, 2000. The Old F4L Senior Notes are unsecured general obligations of Food 4 Less and are guaranteed on a senior basis by Food 4 Less' wholly-owned subsidiaries.

     The Old F4L Senior Notes bear interest at a rate equal to 10.45% per annum and interest is payable semi-annually on April 15 and October 15 of each year. The Old F4L Senior Notes are redeemable, at the option of Food 4 Less, in whole at any time or in part from time to time, on and after April 15, 1996 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on April 15 of the year set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:

                    YEAR                                   REDEMPTION PRICE
                    ----                                   ----------------
                    1996.................................       104.48%
                    1997.................................       102.99%
                    1998.................................       101.49%
                    1999 and thereafter..................       100.00%

     In the event of a Change of Control (as defined in the indenture (the "Old F4L Senior Note Indenture") governing the Old F4L Senior Notes), each holder has the right to require the repurchase of such holder's Old F4L Senior Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

     Food 4 Less is required to make a mandatory sinking fund payment of $87.5 million on April 15, 1999, sufficient to retire 50% of the Old F4L Senior Notes originally issued, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date of redemption. Food 4 Less may, at its option, receive credit against such sinking fund payment for 100% of the principal amount of any Old F4L Senior Note previously acquired by Food 4 Less and surrendered to the Trustee under the Old F4L Senior Note Indenture for cancellation or redeemed at the option of Food 4 Less and which, in each case, were not previously used for or as a credit against any other required payment pursuant to the Old F4L Senior Note

Indenture. Food 4 Less intends to credit exchanges of Old F4L Senior Notes accepted pursuant to the F4L Exchange Offers against its sinking fund obligations.

     The Old F4L Senior Notes are subject to certain covenants as provided in the Old F4L Senior Note Indenture. These covenants impose certain limitations on the ability of Food 4 Less to, among other things, incur indebtedness, pay dividends or make certain other restricted payments, enter into certain transactions with affiliates, incur liens, guarantee indebtedness or merge or consolidate with any other person, or sell, lease, transfer or otherwise dispose of substantially all of the properties or assets of Food 4 Less. The Old F4L Senior Note Indenture also requires Food 4 Less to offer to repurchase a specified portion of the Old F4L Senior Notes if its net worth does not equal or exceed a specified minimum net worth at the end of any two consecutive fiscal quarters.

     Under the Old F4L Senior Note Indenture, certain events constitute an event of default. These events are as follows: (i) the failure to make any principal and interest payment on the Old F4L Senior Notes when due; (ii) the failure to comply with any other agreement contained in the Old F4L Senior Note Indenture or the Old F4L Senior Notes; (iii) a default under certain indebtedness; (iv) certain final judgments or orders for payments of money; and (v) certain events occurring under bankruptcy laws.

     Upon consummation of the F4L Exchange Offers, a supplemental indenture to the Old F4L Senior Note Indenture will become effective, reflecting the proposed amendments to the Old F4L Senior Note Indenture. Such supplemental indenture will eliminate substantially all of the restrictive covenants in the Old F4L Senior Note Indenture, including covenants with respect to the maintenance of net worth, the limitation on change of control, the limitation on restricted payments, the limitation on incurrences of additional indebtedness, the limitation on liens, the limitation on disposition of assets, the limitation on payment restrictions affecting subsidiaries and the limitation on transactions with affiliates and the covenant requiring additional subsidiary guarantees under certain circumstances. In addition, the supplemental indenture will modify the covenant which limits the ability of Food 4 Less to consolidate or merge with, or sell all or substantially all of its assets to, any other person or entity unless certain conditions are satisfied, to eliminate the subsections thereof which require that immediately after giving effect to such transaction and the incurrence of any indebtedness in connection therewith, Food 4 Less or the surviving entity, as the case may be, has a Net Worth (as defined) or Operating Coverage Ratio (as defined) that meets the standards set forth therein.

     The New F4L Senior Notes. The New F4L Senior Notes will be issued upon consummation of the F4L Exchange Offers to tendering holders of Old F4L Senior Notes and will be part of the same issue as the New F4L Senior Notes offered hereby.

     The New F4L Senior Notes will bear interest at a fixed rate per annum equal to the greater of (a) 11.00%, and (b) the F4L Applicable Treasury Rate (as defined) plus 375 basis points (3.75 percentage points), provided, however, that in any event the New F4L Senior Notes will bear interest at a rate per annum no less than the rate established upon the pricing of the New F4L Senior Notes offered in this Offering. The "F4L Applicable Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by, and published in, the most recent Federal Reserve Statistical Release H.15 (519)) most nearly equal to the average life to stated maturity of the New F4L Senior Notes; provided, that if the average life to stated maturity of the New F4L Senior Notes is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the F4L Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of the year) from the weekly average yields of the United States Treasury securities for which such yields are given. The terms of the New F4L Senior Notes exchanged for Old F4L Senior Notes will be identical to those of the New F4L Senior Notes offered hereby and will be issued pursuant to the New F4L Senior Note Indenture. See "Description of the New F4L Senior Notes."

     Upon a Change of Control (as defined), each holder of the New F4L Senior Notes has the right to require the Company to repurchase such holder's New F4L Senior Notes at a price equal to 101% of their principal amount, plus accrued interest, if any, to the date of repurchase.

     The aggregate principal amount of Old F4L Senior Notes and New F4L Senior Notes, whether issued in the applicable F4L Exchange Offer or pursuant to this Offering, will be limited to $575 million at any one time outstanding.

THE RGC EXCHANGE OFFERS

     Concurrently with this Offering, Food 4 Less is offering to holders of the Old RGC Notes the opportunity to exchange such Old RGC Notes for New RGC Notes and $10.00 in cash for each $1,000 principal amount exchanged, plus accrued and unpaid interest to the date of exchange. The consummation of this Offering and the RGC Exchange Offers will occur simultaneously. It is a condition to the consummation of this Offering that the RGC Exchange Offers be successfully consummated.

     The obligation of Food 4 Less to accept for exchange any validly tendered Old RGC Note is conditioned upon, among other things, the satisfaction or waiver of certain conditions, including (i) satisfaction of a minimum tender amount (i.e., at least 80% of the aggregate principal amount of the outstanding Old RGC Notes being validly tendered and not withdrawn pursuant to the RGC Exchange Offers prior to the date of expiration); (ii) the receipt of the requisite consents to certain amendments to the Old RGC Indentures (i.e., consents from Old RGC Noteholders representing at least a majority in aggregate principal amount of each issue of Old RGC Notes held by persons other than RGC and its affiliates) on or prior to the date of expiration; (iii) the satisfaction or waiver, in Food 4 Less's sole discretion, of all conditions precedent to the Merger; (iv) the prior or contemporaneous consummation of this Offering, the Holdings Consent Solicitation and the F4L Exchange Offers and the Solicitation with respect to the Old F4L Notes; and (v) the prior or contemporaneous consummation of the Bank Financing and the New Equity Investment.

     The terms of the Old RGC 9% Indenture and the Old RGC 10 1/4% Indenture (collectively, the "Old RGC Indentures") are substantially identical. Noteholders participating in the RGC Exchange Offers will be required to consent to certain proposed amendments to the Old RGC Indentures. Such proposed amendments will modify certain terms of such indentures to permit the Merger and will eliminate substantially all the restrictive covenants in the Old RGC Indentures.

     The Old RGC Notes. The Old RGC 10 1/4% Notes were originally issued in July 1992, are currently outstanding in an aggregate principal amount of $300 million and will mature on July 15, 2002. The Old RGC 9% Notes were originally issued in March 1993, are currently outstanding in an aggregate principal amount of $150 million and will mature on April 1, 2003. Interest on the Old RGC
10 1/4% Notes accrues at a rate of 10 1/4% per annum and is payable semi-annually on each January 15 and July 15. Interest on the Old RGC 9% Notes accrues at a rate of 9% per annum and is payable semi-annually on each April 1 and October 1.

     The Old RGC 10 1/4% Notes are subject to redemption at any time on or after July 15, 1997, at the option of RGC, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple of $1,000 at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning July 15 of the years indicated below:

                                                                        REDEMPTION
            YEAR                                                          PRICE
            ----                                                        ----------
            1997......................................................     105.0%
            1998......................................................     102.5%
            1999 and thereafter.......................................     100.0%

in each case plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

     The Old RGC 9% Notes are subject to redemption at any time on or after April 1, 2000, at the option of RGC, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple of $1,000 at 100% of the principal amount thereof plus accrued interest to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

     Standard & Poor's has publicly announced that, upon consummation of the Merger, it intends to assign a new rating to the Old RGC Notes. Such new rating assignment, if implemented, would constitute a Rating Decline under the Old RGC Indentures. The consummation of the Merger (which is conditioned on, among other things, successful consummation of the Other Debt Financing Transactions and the Bank Financing, which itself is conditioned upon the receipt of the Minimum Tender) and the resulting change in composition of the Board of Directors of RGC, together with the anticipated Rating Decline would constitute a Change of Control Triggering Event under the Old RGC Indentures. Upon such a Change of Control Triggering Event the Company would be obligated to make the Change of Control Offer following the Merger for all outstanding Old RGC Notes at 101% of the principal amount thereof ($90.9 million, assuming $90 million of Old RGC Notes are outstanding following the Merger) plus accrued and unpaid interest to the date of repurchase.

     The Old RGC Indentures contain certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on incurrence of additional indebtedness; (ii) limitation on dividends and other restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on liens securing subordinated indebtedness; (v) limitation on other senior subordinated indebtedness; (vi) limitation on preferred stock of subsidiaries; (vii) limitation on dividend and other payment restrictions affecting subsidiaries; and (viii) limitation on mergers and sales of assets.

     Under the Old RGC Indentures, certain events constitute an event of default including: (i) the failure to make any principal and interest payment on the Old RGC Notes when due; (ii) the failure to comply with any other agreement contained in the Old RGC Indentures or the Old RGC Notes; (iii) a default under certain indebtedness; (iv) certain final judgments or orders for payments of money; and (v) certain events occurring under bankruptcy laws.

     Upon the consummation of the RGC Exchange Offers, supplemental indentures to each of the Old RGC Indentures will become effective, reflecting the proposed amendments to the Old RGC Indentures. Such supplemental indentures will eliminate substantially all of the restrictive covenants in the Old RGC Indentures, including covenants with respect to limitation on indebtedness, limitation on restricted payments, limitation on transactions with affiliates, limitation on liens securing subordinated indebtedness, restrictions on preferred stock of subsidiaries and limitation on dividends and other payment restrictions affecting subsidiaries. In addition, such supplemental indentures will modify the covenants which limit the ability of RGC to consolidate or merge with, or sell all or substantially all of its assets, to any other person or entity unless certain conditions are satisfied, by eliminating the subsections thereof which require that immediately after giving effect to such transaction on a pro forma basis RGC or the surviving entity, as the case may be, has a Consolidated Interest Coverage Ratio (as defined in the Old RGC Indentures) for its four most recently completed fiscal quarters of at least 1.8 to 1.0.

     The New RGC Notes. The New RGC Notes will be issued upon consummation of the RGC Exchange Offer to tendering holders of Old RGC Notes.

     The New RGC Notes will bear interest at a fixed rate per annum equal to the greater of (a) 11.50% and (b) the RGC Applicable Treasury Rate (as hereinafter defined) plus 425 basis points (4.25 percentage points); provided, however, that in no event will the New RGC Notes bear interest at a rate per annum that is less than the interest rate on the New F4L Senior Notes offered hereby plus 50 basis points (0.50 percentage points). The "RGC Applicable Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519)) most nearly equal to the average life to stated maturity of the New RGC Notes; provided, that if the average life to stated maturity of the New RGC Notes is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of the year) from the weekly average yields of the United States Treasury securities for which such yields are given. The New RGC Notes will mature on February 1, 2005. On or after February 1, 2000, the New RGC Notes may be redeemed in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12 months commencing on February 1 of the years set forth below:

                                                      REDEMPTION
                  YEAR                                  PRICE
                  ----                                ----------
            2000....................................       %
            2001....................................       %
            2002 and thereafter.....................    100%

     In addition, on or prior to February 1, 1998 the Company may, at its option, use the net cash proceeds from one or more Public Equity Offerings to redeem up to an aggregate of 35% of the principal amount of the New RGC Notes originally issued, at a redemption price equal to % of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.

     The New RGC Note Indenture provides that if a Change of Control (as defined therein) occurs, each holder will have the right to require the Company to repurchase such holder's New RGC Notes pursuant to a Change of Control Offer (as defined therein) at 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase.

     The New RGC Note Indenture contains certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on dividends and other restricted payments; (ii) limitation on incurrences of additional indebtedness; (iii) limitation on liens; (iv) limitation on asset sales; (v) limitation on dividend and other payment restrictions affecting subsidiaries; (vi) limitation on transactions with affiliates; (vii) limitation on preferred stock of subsidiaries; (viii) limitation on mergers and certain other transactions; (ix) limitation on other senior subordinated indebtedness; and (x) limitation on guarantees of certain indebtedness.

     The aggregate principal amount of Old RGC Notes and New RGC Notes will be limited to $450 million at any one time outstanding. The covenants in the New RGC Note Indenture will be substantially similar to the covenants in the New F4L Senior Subordinated Note Indenture.

                     DESCRIPTION OF THE NEW CREDIT FACILITY

     In connection with the Merger, Food 4 Less will enter into the New Credit Facility with a syndicate of financial institutions for whom Bankers Trust will act as agent. All of Food 4 Less' obligations under the New Credit Facility will be assumed by the Company immediately following the Merger. Food 4 Less has accepted a commitment letter (the "Commitment Letter") from Bankers Trust pursuant to which Bankers Trust has agreed, subject to certain conditions, to provide the Company up to a maximum aggregate amount of $1,075 million of financing under the New Credit Facility. The following is a summary of the anticipated material terms and conditions of the New Credit Facility. This summary does not purport to be a complete description of the New Credit Facility and is subject to the detailed provisions of the loan agreement (the "Loan Agreement") and various related documents to be entered into in connection with the New Credit Facility. A draft copy of the Loan Agreement will be available upon request from Food 4 Less.

GENERAL

     The New Credit Facility will provide for (i) term loans in the aggregate amount of $750 million, comprised of the $375 million Tranche A Loan, the $125 million Tranche B Loan, the $125 million Tranche C Loan, and the $125 million Tranche D Loan; and (ii) the $325 million New Revolving Facility under which working capital loans may be made and commercial or standby letters of credit in the maximum aggregate amount of up to $150 million may be issued, under which approximately $101 million of letters of credit are expected to be issued upon the closing of the Merger.

     Proceeds of the New Term Loans, together with proceeds from the New Equity Investment and this Offering, will be used to fund the cash requirements for the acquisition of RSI, refinance existing bank indebtedness of Ralphs and Food 4 Less, purchase Old RGC 9% Notes and Old RGC 10 1/4% Notes, repay a portion of other indebtedness, pay holders of the Ralphs EARs and pay various fees, expenses and other costs associated with the Merger and the Financing. The New Revolving Facility will be available to provide for the working capital requirements and general corporate purposes of the Company and to issue commercial and standby letters of credit to support workers' compensation contingencies and for other corporate purposes.

INTEREST RATE; FEES

     Borrowings under (i) the New Revolving Facility and the Tranche A Loan will bear interest at a rate equal to the Base Rate (as defined in the Loan Agreement) plus 1.25% per annum or the reserve adjusted Euro-Dollar Rate (as defined in the Loan Agreement) plus 2.50% per annum; (ii) the Tranche B Loan will bear interest at the Base Rate plus 1.75% per annum or the reserve adjusted Euro-Dollar Rate plus 3.00% per annum; (iii) the Tranche C Loan will bear interest at the Base Rate plus 2.125% per annum or the reserve adjusted Euro-Dollar Rate plus 3.375% per annum; and (iv) the Tranche D Loan will bear interest at the Base Rate plus 2.50% per annum or the reserve adjusted Euro-Dollar Rate plus 3.75% per annum, in each case as selected by the Company. Applicable interest rates on Tranche A Loan and the New Revolving Facility and the fees payable under the New Revolving Facility on letters of credit, will be reduced by up to 0.50% per annum after the Term Loans have been reduced by such amounts and if the Company meets certain financial tests. Up to $30 million of the New Revolving Facility will be available as a swingline facility and loans outstanding under the swingline facility shall bear interest at the Base Rate plus 0.75% per annum (subject to adjustment as described in the preceding sentence). After the occurrence of a default under the New Credit Facility, interest will accrue at the rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional 2.00% per annum. The Company will pay certain fees on the standby and the commercial letters of credit and will pay a commitment fee of 0.50% per annum on the undrawn amount of the Tranche A Loans from the closing of the Merger until the drawing or termination thereof and on the unused portions of the New Revolving Facility. The New Credit Facility will require the Company to enter into hedging agreements to limit its exposure to increases in interest rates for a period of not less than two years. The New Credit Facility may be prepaid in whole or in part without premium or penalty.

AMORTIZATION; PREPAYMENTS

     The Tranche A Loan will mature six years after the closing of the Merger and will be subject to amortization, commencing in the fifteenth month after the closing of the Merger on a quarterly basis in aggregate annual amounts of $45 million in the second year, $75 million in the third year, $80 million in the fourth year, $85 million in the fifth year, and $90 million in the sixth year. The Tranche B Loan will mature seven years after the closing of the Merger and will be subject to amortization on a quarterly basis in aggregate annual amounts of $1.25 million for the first six years and $117.5 million in the seventh year. The Tranche C Loan will mature eight years after the closing of the Merger and will be subject to amortization on a quarterly basis in aggregate annual amounts of $1.25 million for the first seven years and $116.25 million in the eighth year. The Tranche D Loan will mature nine years after the closing of the Merger and will be subject to amortization on a quarterly basis in aggregate annual amounts of $1.25 million for the first eight years and $115 million in the ninth year. The New Revolving Facility will mature on the same date as the Tranche A Loan. The Company will be required to reduce loans outstanding under the New Revolving Facility to $75 million for a period of not less than 30 consecutive days during each consecutive 12-month period. The Company will be required to make certain prepayments, subject to certain exceptions, on the New Credit Facility with 75% of Consolidated Excess Cash Flow (as defined in the Loan Agreement) and with the proceeds from certain asset sales, issuances of debt and equity securities and any pension plan reversion. Such prepayments will be allocated pro rata between the Tranche A Loans, Tranche B Loans, Tranche C Loans and the Tranche D Loans and to scheduled amortization payments of the Tranche A Loans, the Tranche B Loans, Tranche C Loans, and the Tranche D Loans pro rata.

GUARANTEES AND COLLATERAL

     New Holdings and all active subsidiaries of the Company (including the Subsidiary Guarantors) will guarantee the Company's obligations under the New Credit Facility. The Company's obligations and the guarantees of its subsidiaries will be secured by substantially all personal property of the Company and its subsidiaries, including a pledge of the stock of all subsidiaries of the Company. New Holdings' guarantee will be secured by a pledge of the stock of the Company. The Company's obligations will also be secured by first priority liens on certain unencumbered real property fee interests of the Company and its subsidiaries and the Company and its subsidiaries will use their reasonable economic efforts to provide the lenders with a first priority lien on certain unencumbered leasehold interests of the Company and its subsidiaries.

COVENANTS

     The obligation of the lenders under the New Credit Facility to advance funds is subject to the satisfaction of certain conditions customary in agreements of this type. In addition, the Company will be subject to certain customary affirmative and negative covenants contained in the New Credit Facility, including, without limitation, covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other obligations, (ii) a merger or acquisition, (iii) asset sales, (iv) the granting of liens, (v) prepayment or repurchase of other indebtedness, (vi) engaging in transactions with affiliates, or (vii) cash capital expenditures. Certain of these covenants may be more restrictive than those in favor of holders of the New F4L Notes as described herein and as set forth in the New F4L Indentures. In addition, the New Credit Facility will require that the Company maintain certain specified financial covenants, including a minimum fixed charge coverage, a minimum EBITDA, a maximum ratio of total debt to EBITDA and a minimum net worth.

EVENTS OF DEFAULT

     The New Credit Facility also provides for customary events of default. The occurrence of any of such events of default could result in acceleration of the Company's obligations under the New Credit Facility and foreclosure on the collateral securing such obligations, which could have material adverse results to holders of the New F4L Senior Notes.

                  DESCRIPTION OF HOLDING COMPANY INDEBTEDNESS

     The Seller Debentures. The Seller Debentures will be issued to the stockholders of RSI upon consummation of the Merger. The Seller Debentures will be issued in an aggregate principal amount of $100 million and will mature on a date to be determined in 2007. The Seller Debentures will be general unsecured obligations of New Holdings and will be subordinated to the prior payment when due of all Senior Indebtedness (as defined in the indenture governing the Seller Debentures (the "Debenture Indenture")). The Seller Debentures will bear interest at a rate equal to 13.00% per annum. Interest will accrue on the Seller Debentures beginning from the date of issuance or from the most recent date to which interest has been paid and will be payable semi-annually in arrears on each interest payment date. New Holdings will have the option, in its sole discretion, to issue additional securities ("Secondary Securities") in lieu of a cash payment of any or all of the interest due for the period prior to the interest payment date five years after the date of issuance of the Seller Debentures.

     On or after a date to be determined in 2000, the Seller Debentures may be redeemed, at the option of New Holdings, in whole at any time or in part from time to time, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, together with accrued interest to the redemption date, if redeemed during the twelve-month period commencing on a date to be determined in the years set forth below:

                                                                REDEMPTION
                          YEAR                                    PRICE
                          ----                                  ----------
                    2000......................................   106.500%
                    2001......................................   104.875%
                    2002......................................   103.250%
                    2003......................................   101.625%
                    2004 and thereafter.......................   100.000%

     Notwithstanding the foregoing, prior to a date to be determined in 1998, New Holdings may use the net proceeds of an Initial Public Offering (as defined in the Debenture Indenture) of New Holdings or Food 4 Less to redeem up to 35% of the Seller Debentures at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

     In the event of a Change of Control (as defined in the Debenture Indenture), each holder has the right to require the repurchase of such holder's Seller Debentures at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase.

     The Debenture Indenture will contain certain covenants that, among other things, limit the ability of New Holdings to enter into certain mergers or consolidations or incur certain liens or of New Holdings or its subsidiaries to incur additional indebtedness, pay dividends or make certain other Restricted Payments (as defined in the Debenture Indenture), or engage in certain transactions with affiliates. Under certain circumstances, New Holdings will be required to make an offer to purchase Seller Debentures at a price equal to 100% of the aggregate principal amount thereof with the proceeds of certain Asset Sales (as defined in the Debenture Indenture). The Debenture Indenture will contain certain customary events of default, which will include the failure to pay interest and principal, the failure to comply with certain covenants in the Seller Debentures or the Debenture Indenture, a default under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws.

     Pursuant to the terms of the Merger Agreement and a registration rights agreement to be executed concurrently with the closing of the Merger, New Holdings is obligated to file a shelf registration statement with the Commission with respect to the Seller Debentures, use its best efforts to cause such shelf registration statement to become effective and remain effective for up to three years, and pay the expenses related thereto. The effectiveness of such shelf registration statement is a condition to the consummation of the Merger. If New Holdings fails to comply with its obligations to keep such shelf registration statement effective, Holdings will be obligated to pay certain liquidated damages.

     The Holdings Discount Notes. The Holdings Discount Notes were issued in December 1992, are limited in aggregate principal amount to $103.6 million and will mature on December 15, 2004. The Holdings Discount Notes are unsecured general obligations of Holdings (and will become unsecured obligations of New Holdings by operation of the Reincorporation Merger) and bear interest at a rate equal to 15.25% per annum. The purchase discount on the Holdings Discount Notes accretes from the date of issuance until December 15, 1997. Interest accrues on the Holdings Discount Notes beginning December 15, 1997, or from the most recent date to which interest has been paid, and is payable semi-annually on each June 15 and December 15, commencing on June 15, 1998.

     The Holdings Discount Notes are redeemable, at the option of Holdings, in whole at any time or in part from time to time, on or after December 15, 1997 at the following redemption prices (expressed as percentages of the accreted value) if redeemed during the twelve-month period commencing on December 15 of the year set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:

                                                                REDEMPTION
                         YEAR                                     PRICE
                         ----                                   ----------
                    1997......................................    107.625%
                    1998......................................    106.100%
                    1999......................................    104.575%
                    2000......................................    103.050%
                    2001......................................    101.525%
                    2002 and thereafter.......................    100.000%

     Notwithstanding the foregoing, prior to December 15, 1997, Holdings may use the net proceeds of an Initial Public Offering (as defined in the Holdings Discount Note Indenture) of Holdings or Food 4 Less to redeem up to 25% of the Holdings Discount Notes at redemption prices equal to the sum of (i) the applicable percentage of the accreted value plus (ii) the Proportionate Share (as defined in the Holdings Discount Note

Indenture) of the Holdings Discount Notes, if any to the date of redemption if redeemed during the twelve-month period beginning December 15 of the year set forth below:

                                                                REDEMPTION
                    YEAR                                          PRICE
                    ----                                        ----------
                    1992......................................    120.000%
                    1993......................................    117.525%
                    1994......................................    115.050%
                    1995......................................    112.575%
                    1996......................................    110.100%

     In the event of a Change of Control (as defined in the Holdings Discount
Note Indenture), each holder has the right to require the repurchase of such holder's Holdings Discount Notes at a purchase price equal to 101% of the accreted value, plus either, (i) if the date of the purchase is prior to December 15, 1997, the Proportionate Share, if any, with respect to the Holdings Discount Notes to the date of purchase and (ii) if the date of the purchase is on or after December 15, 1997, the aggregate principal amount thereof plus accrued interest, if any, to the date of purchase.

     Holdings will make a mandatory sinking fund payment on December 15, 2003, sufficient to retire 50% of the Holdings Discount Notes, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date. Holdings may, at its option, receive credit against such sinking fund payment for 100% of the principal amount of any Holdings Discount Notes previously acquired or redeemed by Holdings and surrendered to the Trustee under the Holdings Discount Note Indenture for cancellation and which were not previously used as a credit against any other required payment pursuant to the Holdings Discount Note Indenture.

     The Holdings Discount Note Indenture contains certain covenants that, among other things, limit the ability of Holdings to enter into certain mergers or consolidations or incur certain liens or of Holdings or its subsidiaries to incur additional indebtedness, pay dividends or make certain other Restricted Payments (as defined in the Debenture Indenture), or engage in certain transactions with affiliates. Under certain circumstances, Holdings will be required to make an offer to purchase Holdings Discount Notes at a price equal to 100% of the aggregate principal amount thereof with the proceeds of certain Asset Sales (as defined in the Debenture Indenture). The Holdings Discount Note Indenture contains certain customary events of default, including the failure to pay interest and principal, the failure to comply with certain covenants in the Holdings Discount Notes or the Holdings Discount Note Indenture, a default under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws.

     Pursuant to the Holdings Consent Solicitation, Holdings is soliciting consents from, and will make a cash consent payment of $20.00 for each $1,000 principal amount of Holdings Discount Notes for which a consent is properly delivered and accepted to, holders of the Holdings Discount Notes representing at least a majority in aggregate principal amount of such notes to proposed amendments to the Holdings Discount Note Indenture to permit the consummation of the Merger and to provide appropriate operating and financial flexibility to the Company after the Merger. Following the Reincorporation Merger, New Holdings and the trustee under the Holdings Discount Note Indenture will execute a supplemental indenture assuming the obligations of Holdings thereunder. New Holdings and the trustee under the Holdings Discount Note Indenture will then execute a second supplemental indenture implementing such proposed amendments to the Holdings Discount Note Indenture after certification to such trustee that Holdings has received consents from at least a majority in aggregate principal amount of such notes.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement") among Food 4 Less, the Subsidiary Guarantors and BT Securities Corporation ("BT Securities"), CS First Boston Corporation ("CS First Boston") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") (collectively, the "Underwriters"), the Underwriters have agreed to purchase, and the Company has agreed to sell to the Underwriters, the entire principal amount of the New F4L Senior Notes offered hereby.

     The Underwriting Agreement provides that the obligation of the Underwriters to pay for and accept delivery of the New F4L Senior Notes is subject to the approval of certain legal matters by counsel and to various other conditions. The nature of each Underwriter's obligation is such that each is severally committed to purchase the aggregate principal amount of New F4L Senior Notes set forth opposite its name if any are purchased.

                                                                     PRINCIPAL AMOUNT
                              UNDERWRITERS                        OF NEW F4L SENIOR NOTES
                              ------------                        -----------------------
        BT Securities Corporation...............................       $
        CS First Boston Corporation.............................
        Donaldson, Lufkin & Jenrette Securities Corporation.....
                                                                       -------------
                  Total.........................................       $ 400,000,000
                                                                       =============

     The Underwriters propose to offer the New F4L Senior Notes directly to the public at the public offering price set forth on the cover page hereof, and to certain dealers at such price less a concession not in excess of $ per $1,000 principal amount of the New F4L Senior Notes. The Underwriters may allow and such dealers may reallow a concession not in excess of $ per $1,000 principal amount of the New F4L Senior Notes. After the initial public offering of the New F4L Senior Notes, the public offering price and other selling terms may be changed.

     The Company does not intend to apply for listing of the New F4L Senior Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the New F4L Senior Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the New F4L Senior Notes, and any such market making may be discontinued at any time at the sole discretion of the Underwriters. There can be no assurance that an active public market for the New F4L Senior Notes will develop.

     The Company has been informed by the Underwriters that they will not confirm sales to any account over which they exercise discretionary authority without prior specific written consent.

     The Company and the Subsidiary Guarantors have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Bankers Trust, an affiliate of BT Securities has been a co-agent and a lender under the existing credit agreements of each of RGC and Food 4 Less and will be administrative agent and a lender under the New Credit Facility. See "Description of the New Credit Facility." The Underwriters will also serve as dealer managers and solicitation agents in connection with the Exchange Offers and will receive customary fees in connection with such services.

     In addition, affiliates of BT Securities and CS First Boston are investing in the capital stock of New Holdings pursuant to the New Equity Investment. After giving effect to the Merger, BTIP will own in the aggregate approximately 900,000 shares of Series A Preferred Stock and approximately 3,100,000 shares of Series B Preferred Stock and affiliates of CS First Boston will own approximately 1,000,000 shares of Series A Preferred Stock. Affiliates of BTIP additionally own 508,737 shares of FFL Common Stock which they had previously acquired. See "Principal Stockholders" and Description of Capital Stock."

     Each of the Underwriters has from time to time provided investment banking and financial advisory services to one or more of Food 4 Less, Holdings and RGC and/or their respective affiliates and may continue to do so in the future. The Underwriters have received customary fees for such services.

                                 LEGAL MATTERS

     The validity of the New F4L Senior Notes offered hereby will be passed upon for Food 4 Less by Latham & Watkins, Los Angeles, California. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS


     The consolidated balance sheets of Ralphs Supermarkets, Inc. as of January 31, 1993 and January 30, 1994, and the related consolidated statements of operations, cash flows and stockholders' equity for the year ended January 31, 1993, the year ended January 30, 1994, and the statements of operations, cash flows and stockholders' equity of Ralphs Grocery Company for the year ended February 2, 1992 have been included in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets and schedules of Food 4 Less Supermarkets, Inc. and subsidiaries as of June 26, 1993 and June 25, 1994, and the related consolidated statements of operations, cash flows and stockholders' equity of Food 4 Less Supermarkets, Inc. for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993 and the 52 weeks ended June 25, 1994, and the related financial statement schedules, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
RALPHS SUPERMARKETS, INC. (AS SUCCESSOR TO RALPHS GROCERY COMPANY):
Independent Auditors' Report (KPMG Peat Marwick LLP)..................................    F-2
Consolidated balance sheets at January 31, 1993, January 30, 1994 and October 9, 1994
  (unaudited).........................................................................    F-3
Consolidated statements of operations for the years ended February 2, 1992, January
  31, 1993 and January 30, 1994 and the 36 weeks ended October 10, 1993 (unaudited)
  and October 9, 1994 (unaudited).....................................................    F-4
Consolidated statements of cash flows for the years ended February 2, 1992, January
  31, 1993 and January 30, 1994 and the 36 weeks ended October 10, 1993 (unaudited)
  and October 9, 1994 (unaudited).....................................................    F-5
Consolidated statements of stockholders' equity for the years ended February 2, 1992,
  January 31, 1993 and January 30, 1994 and the 36 weeks ended October 9, 1994
  (unaudited).........................................................................    F-6
Notes to consolidated financial statements............................................    F-7

FOOD 4 LESS SUPERMARKETS, INC.:
Report of Independent Public Accountants (Arthur Andersen LLP)........................   F-26
Consolidated balance sheets as of June 26, 1993, June 25, 1994 and September 17, 1994
  (unaudited).........................................................................   F-27
Consolidated statements of operations for the 52 weeks ended June 27, 1992, June 26,
  1993 and June 25, 1994 and the 12 weeks ended September 18, 1993 (unaudited) and
  September 17, 1994 (unaudited)......................................................   F-29
Consolidated statements of cash flows for the 52 weeks ended June 27, 1992, June 26,
  1993 and June 25, 1994 and the 12 weeks ended September 18, 1993 (unaudited) and
  September 17, 1994 (unaudited)......................................................   F-30
Consolidated statements of stockholder's equity for the 52 weeks ended June 27, 1992,
  June 26, 1993 and June 25, 1994 and the 12 weeks ended September 17, 1994
  (unaudited).........................................................................   F-32
Notes to consolidated financial statements............................................   F-33

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Ralphs Supermarkets, Inc.:

     We have audited the consolidated balance sheets of Ralphs Supermarkets, Inc. and subsidiary as of January 30, 1994 and January 31, 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended and the statements of operations, stockholders' equity and cash flows of Ralphs Grocery Company for the year ended February 2, 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ralphs Supermarkets, Inc. and subsidiary as of January 30, 1994 and January 31, 1993, and the results of their operations and their cash flows for the years then ended and the results of operations and cash flows of Ralphs Grocery Company for the year ended February 2, 1992, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
April 8, 1994 (except as to
Note 16, which is as of
September 14, 1994)

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)
                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                         JANUARY 31,   JANUARY 30,    OCTOBER 9,
                                                            1993           1994          1994
                                                         -----------   -----------   -----------
                                                                                     (UNAUDITED)
Current Assets:
  Cash and cash equivalents............................  $   46,192     $   55,080   $   33,305
  Accounts receivable..................................      19,117         30,420       45,182
  Inventories..........................................     207,023        202,354      217,186
  Prepaid expenses and other current assets............      16,543         18,111       18,321
                                                         ----------     ----------   ----------
          Total current assets.........................     288,875        305,965      313,994
  Property, plant and equipment, net...................     610,665        601,897      611,642
  Excess of cost over net assets acquired, net.........     387,410        376,414      368,801
  Beneficial lease rights, net.........................      60,757         55,553       50,733
  Deferred debt issuance costs, net....................      27,999         26,583       22,568
  Deferred income taxes................................          --        109,125      113,639
  Other assets.........................................      12,792          8,113        9,985
                                                         ----------     ----------   ----------
          Total assets.................................  $1,388,498     $1,483,650   $1,491,362
                                                         ==========     ==========   ==========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt.................  $   66,465     $   70,975   $   79,865
  Short-term debt......................................      31,100             --       37,400
  Bank overdrafts......................................      37,061         37,716       35,784
  Accounts payable.....................................     120,709        138,554      141,775
  Accrued expenses.....................................     127,788        101,543      109,273
  Current portion of self-insurance reserves...........      27,732         30,138       28,209
                                                         ----------     ----------   ----------
          Total current liabilities....................     410,855        378,926      432,306
  Long-term debt.......................................     932,226        927,909      883,377
  Self-insurance reserves..............................      45,247         49,872       46,025
  Lease valuation reserve..............................      35,941         32,575       30,096
  Other non-current liabilities........................      97,526         89,299       84,593
                                                         ----------     ----------   ----------
          Total liabilities............................   1,521,795      1,478,581    1,476,397
                                                         ----------     ----------   ----------
Stockholders' equity (deficit):
  Common stock, $.01 par value per share Authorized
     50,000,000 shares; issued and outstanding,
     25,587,280 shares at January 31, 1993, January 30,
     1994 and October 9, 1994..........................         256            256          256
  Additional paid-in capital...........................     175,292        175,292      175,292
  Accumulated deficit..................................    (308,845)      (170,479)    (160,583)
                                                         ----------     ----------   ----------
          Total stockholders' equity (deficit).........    (133,297)         5,069       14,965
                                                         ----------     ----------   ----------
Commitments and contingencies (See Notes 2 and 8)
          Total liabilities and stockholders' equity
            (deficit)..................................  $1,388,498     $1,483,650   $1,491,362
                                                         ==========     ==========   ==========

          See accompanying notes to consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                             THIRTY-SIX            THIRTY-SIX
                           YEAR ENDED            YEAR ENDED            YEAR ENDED           WEEKS ENDED           WEEKS ENDED
                        FEBRUARY 2, 1992      JANUARY 31, 1993      JANUARY 30, 1994      OCTOBER 10, 1993      OCTOBER 9, 1994
                       ------------------    ------------------    ------------------    ------------------    ------------------
                                                                                                       (UNAUDITED)
Sales................  $2,889,222   100.0%   $2,843,816   100.0%   $2,730,157   100.0%   $1,874,222   100.0%   $1,856,341   100.0%
Cost of sales........   2,275,237    78.8     2,217,197    78.0     2,093,727    76.7     1,445,171    77.1     1,433,008    77.2
                       ----------   -----    ----------   -----    ----------   -----    ----------   -----    ----------   -----
  Gross profit.......     613,985    21.2       626,619    22.0       636,430    23.3       429,051    22.9       423,333    22.8
  Selling, general
    and
    administrative
    expenses.........     456,602    15.8       466,737    16.4       467,630    17.1       319,417    17.1       316,045    17.0
  Provision for
    equity
    appreciation
    rights...........      18,321     0.6            --      --            --      --            --      --            --      --
  Amortization of
    excess cost over
    net assets
    acquired.........      10,996     0.4        10,997     0.4        10,996     0.4         7,614     0.4         7,613     0.4
  Provision for
    restructuring....          --      --         7,100     0.2         2,374     0.1            --      --            --      --
  Provision for post
    retirement
    benefits other
    than pensions....       2,627     0.1         3,275     0.1         3,370     0.1         2,079     0.1         1,821     0.1
  Provision for tax
    indemnification
    payments to
    Federated
    Department
    Stores, Inc......      10,000     0.3            --      --            --      --            --      --            --      --
                       ----------   -----    ----------   -----    ----------   -----    ----------   -----    ----------   -----
  Operating income...     115,439     4.0       138,510     4.9       152,060     5.6        99,941     5.3        97,854     5.3
Other expenses:
  Interest expense,
    net..............     130,206     4.5       125,611     4.4       108,755     4.0        75,748     4.0        77,162     4.2
  Loss on disposal of
    assets...........      12,967     0.5         2,607     0.1         1,940     0.1           422      --           796      --
  Provision for legal
    settlement.......          --      --         7,500     0.3            --      --            --      --            --      --
  Provision for
    earthquake
    losses...........          --      --            --      --        11,048     0.4            --      --            --      --
                       ----------   -----    ----------   -----    ----------   -----    ----------   -----    ----------   -----
Earnings (loss)
  before income taxes
  and extraordinary
  item...............     (27,734)   (1.0)        2,792     0.1        30,317     1.1        23,771     1.3        19,896     1.1
Income tax expense
  (benefit)..........      13,506     0.4         8,346     0.3      (108,049)   (4.0)           --      --            --      --
                       ----------   -----    ----------   -----    ----------   -----    ----------   -----    ----------   -----
Earnings (loss)
  before
  extraordinary
  item...............     (41,240)   (1.4)       (5,554)   (0.2)      138,366     5.1        23,771     1.3        19,896     1.1
Extraordinary
  item-debt
  refinancing, net of
  tax benefit
  $4,173.............          --      --       (70,538)   (2.5)           --      --            --      --            --      --
                       ----------   -----    ----------   -----    ----------   -----    ----------   -----    ----------   -----
Net earnings
  (loss).............  $  (41,240)   (1.4)%  $  (76,092)   (2.7)%  $  138,366     5.1%   $   23,771     1.3%   $   19,896     1.1%
                       ==========   =====    ==========   =====    ==========   =====    ==========   =====    ==========   =====

         See accompanying notes to consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                            THIRTY-SIX    THIRTY-SIX
                                                   YEAR END      YEAR END      YEAR END     WEEKS ENDED   WEEKS ENDED
                                                  FEBRUARY 2,   JANUARY 31,   JANUARY 30,   OCTOBER 10,   OCTOBER 9,
                                                     1992          1993          1994           1993         1994
                                                  -----------   -----------   -----------   -----------   -----------
                                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss)...........................   $(41,240)    $ (76,092)    $ 138,366      $  23,771     $ 19,896
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
    Depreciation and amortization...............     76,552        76,873        74,452         51,704       51,929
    Amortization of discounts and deferred debt
      issuance costs............................      8,564        20,978         9,768          6,715        6,322
    LIFO charge (credit)........................      2,829         1,115        (2,054)         2,615        1,897
    Loss on sale of assets......................     12,967         6,841         4,314            422          796
    Provision for equity appreciation rights....     18,321            --            --             --           --
    Provision for post-retirement benefits......      2,627         3,275         3,370          2,079        1,821
    Provision for tax indemnification payments
      to Federated Department Stores, Inc. .....     10,000            --            --             --           --
    Provision for legal settlement..............         --         7,500            --             --           --
Other changes in assets and liabilities:
  Accounts receivable...........................     20,660         6,376           326             (7)     (14,763)
  Inventories at replacement cost...............    (21,523)      (13,682)        6,724          6,058      (16,728)
  Prepaid expenses and other current assets.....     (4,446)        3,703        (1,658)         1,915         (210)
  Other assets..................................      2,133          (616)        4,449          2,353       (1,993)
  Interest payable..............................     (1,448)      (13,393)       (4,822)        (4,226)     (11,089)
  Accounts payable and accrued liabilities......      1,606        23,054        (1,622)          (771)      23,579
  Income taxes payable..........................        822          (527)       (1,480)            --           --
  Deferred tax asset............................         --            --      (109,125)            --       (4,514)
  Business interruption credit..................         --            --          (581)            --           --
  Earthquake losses.............................         --            --       (11,048)            --           --
  Self insurance reserves.......................      6,575         8,456         7,031          3,860       (5,776)
  Other liabilities.............................      1,095          (170)      (12,407)        (6,957)      (7,635)
                                                   --------     ---------     ---------      ---------     --------
  Cash provided by operating activities.........     96,094        53,691       104,003         89,531       43,532
                                                   --------     ---------     ---------      ---------     --------
Cash flows from investing activities:
  Capital expenditures..........................    (50,355)     (102,697)      (62,181)       (46,827)     (44,544)
  Proceeds from sale of property, plant and
    equipment...................................      8,498           219        16,700          2,968        6,362
                                                   --------     ---------     ---------      ---------     --------
  Cash used in investing activities.............    (41,857)     (102,478)      (45,481)       (43,859)     (38,182)
                                                   --------     ---------     ---------      ---------     --------
Cash flows from financing activities:
  Net borrowings under lines of credit..........     29,000         2,100       (31,100)       (31,100)      37,400
  Redemption of preferred stock.................         --        (3,000)           --             --           --
  Capitalized financing and acquisition costs...       (573)      (22,426)       (5,108)        (5,717)        (246)
  Increase (decrease) in bank overdrafts........     (7,193)       (8,865)          655           (751)      (1,932)
  Proceeds from issuance of long-term debt......      2,000       668,269       150,000        150,000           --
  Dividends paid................................         --            --            --             --      (10,000)
  Principal payments on long-term debt..........    (75,361)     (577,902)     (164,081)      (157,963)     (52,347)
                                                   --------     ---------     ---------      ---------     --------
  Cash provided by (used in) financing
    activities..................................    (52,127)       58,176       (49,634)       (45,531)     (27,125)
                                                   --------     ---------     ---------      ---------     --------
Net increase (decrease) in cash and cash
  equivalents...................................      2,110         9,389         8,888            141      (21,775)
Cash and cash equivalents at beginning of
  period........................................     34,693        36,803        46,192         46,192       55,080
                                                   --------     ---------     ---------      ---------     --------
Cash and cash equivalents at end of period......   $ 36,803     $  46,192     $  55,080      $  46,333     $ 33,305
                                                   ========     =========     =========      =========     ========


          See accompanying notes to consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                     RALPHS                 RALPHS
                               SUPERMARKETS, INC.      GROCERY COMPANY
                              --------------------   --------------------   ADDITIONAL
                              OUTSTANDING   COMMON   OUTSTANDING   COMMON    PAID-IN-    ACCUMULATED
                                SHARES      STOCK      SHARES      STOCK     CAPITAL       DEFICIT       TOTAL
                              -----------   ------   -----------   ------   ----------   -----------   ---------
BALANCES AT FEBRUARY 3,
  1991......................           --    $ --        100       $ --      $175,548    $(191,513)    $(15,965)
  Net Loss..................           --      --         --         --            --      (41,240)     (41,240)
                               ----------    ----        ---       ----      --------    ---------     --------
BALANCES AT FEBRUARY 2,
  1992......................           --      --        100         --       175,548     (232,753)    (57,205)
  Capitalization of Ralphs
     Supermarkets, Inc. ....   25,587,280     256       (100)        --          (256)          --           --
  Net Loss..................           --      --         --         --            --      (76,092)     (76,092)
                               ----------    ----        ---       ----      --------    ---------     --------
BALANCES AT JANUARY 31,
  1993......................   25,587,280     256         --         --       175,292     (308,845)     133,297)
  Net earnings..............           --      --         --         --            --      138,366      138,366
                               ----------    ----        ---       ----      --------    ---------     --------
BALANCES AT JANUARY 30,
  1994......................   25,587,280     256         --         --       175,292     (170,479)       5,069
  Net Earnings
     (unaudited)............           --      --         --         --            --       19,896       19,896
  Dividends Paid
     (unaudited)............           --      --         --         --            --      (10,000)     (10,000)
                               ----------    ----        ---       ----      --------    ---------     --------
BALANCES AT OCTOBER 9, 1994
  (unaudited)...............   25,587,280    $256         --       $ --      $175,292    $(160,583)    $ 14,965
                               ==========    ====        ===       ====      ========    =========     ========

         See accompanying notes to consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION

     At February 2, 1992, Ralphs Grocery Company was an indirect wholly owned subsidiary of Federated Stores, Inc. ("Federated"). Two wholly owned subsidiaries of Federated, Federated Holdings III, Inc. ("Holdings III") and Allied Stores Corporation ("Allied") directly owned the common stock of Ralphs Grocery Company approximately 84% and 16% respectively. In January 1990 Holdings III and Allied, and certain other subsidiaries of Federated, each filed petitions for relief under Chapter 11, Title 11 of the United States Code ("Chapter 11"). In March 1990, Federated filed a petition for relief under Chapter 11. Pursuant to the plans of reorganization for Federated and certain of its subsidiaries, Ralphs Supermarkets, Inc. was formed to hold the outstanding shares of common stock of Ralphs Grocery Company. On February 3, 1992, Holdings III and Allied contributed their shares of Ralphs Grocery Company to Ralphs Supermarkets, Inc. in exchange for the issuance by Ralphs Supermarkets, Inc. of Ralphs Supermarkets, Inc. shares in the same proportion in Ralphs Grocery Company shares were owned ("Internal Reorganization"). For financial reporting purposes, this transaction was recorded at predecessor cost. For Federal tax purposes, a new basis was established at Ralphs Supermarket, Inc. as more fully described in Note 11.

     Under the plans of reorganization for Federated, Holdings III and certain other subsidiaries of Federated (the "FSI Plan"), all Ralphs Supermarkets, Inc. shares of common stock held by Holdings III were to be distributed to certain creditors of Federated and Holdings III, including The Edward J. DeBartolo Corporation ("EJDC"), Bank of Montreal ("BMO"), Banque Paribas ("BP") and Camdev Properties Inc. ("Camdev"), and Federated. The FSI Plan was confirmed by the Bankruptcy Court in January 1992 and was consummated on February 3, 1992. Under the plan of reorganization of Allied and certain affiliates including Federated Department Stores, Inc. (the "Allied-Federated Plan"), a portion of Allied's Holding Company shares were to be distributed to BMO and BP. The Allied-Federated Plan was confirmed by the Bankruptcy Court in January 1992 and was consummated shortly after the FSI Plan.

     Thus, following consummation of both the FSI Plan and the Allied-Federated Plan and the transfer on July 19, 1993 of the shares of common stock in Ralphs Supermarkets, Inc. held by Federated Stores, Inc. to Camdev. The approximate ownership of Ralphs Supermarkets, Inc. is as follows:

                                                                  APPROXIMATE PERCENT
                                                                  OWNERSHIP OF RALPHS
                                                                   SUPERMARKETS, INC.
                                                                      COMMON STOCK
                                                                  AS OF JULY 19, 1993
                                                                  -------------------
        EJDC................................................              60.4%
        BMO.................................................              10.1%
        BP..................................................              10.1%
        Camdev..............................................              12.8%
        Federated Department Stores, Inc. (as successor by
          merger to Allied).................................               6.6%

     Pursuant to certain agreements entered into contemporaneously with the effectiveness of the FSI Plan and the Allied-Federated Plan, certain income tax liabilities of Ralphs Grocery Company, Federated, Allied, Federated Department Stores, Inc. and other affiliates have been settled with the Internal Revenue Service. In addition, Ralphs Grocery Company and certain affiliates including Federated Department Stores, Inc., Allied and Federated (the "Affiliated Group") entered into an agreement (the "Tax Indemnity Agreement") pursuant to which Federated Department Stores, Inc. agreed to pay certain tax liabilities, if any, relating to Ralphs Grocery Company being a member of the Affiliated Group. The Tax Indemnity Agreement provides a formula to determine the amount of additional tax liabilities through February 3, 1992 that Ralphs Grocery

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company would be obligated to pay the Affiliated Group. However, such additional liability, if any, is limited to $10 million subject to certain adjustments.

     Under the Tax Indemnity agreement, both Ralphs Supermarkets, Inc. and Ralphs Grocery Company have agreed to pay Federated Department Stores, Inc. $1 million annually for each of five years starting on February 3, 1992, and an additional $5 million on February 3, 1997. These total payments of $10 million have been recorded in the consolidated financial statements at February 2, 1992. The five $1 million installments are to be paid by Ralphs Grocery Company and the $5 million is the joint obligation of both Ralphs Supermarkets, Inc. and Ralphs Grocery Company. Also, in the event Federated Department Stores, Inc. is required to pay certain tax liabilities on behalf of Ralphs Grocery Company, both Ralphs Supermarkets, Inc. and Ralphs Grocery Company have agreed to reimburse Federated Department Stores, Inc. up to an additional $10 million, subject to certain adjustments. This additional obligation is the joint and several obligation of both Ralphs Supermarkets, Inc. and Ralphs Grocery Company. The $5 million payment and the potential $10 million payment may be paid, at the option of both Ralphs Supermarkets, Inc. and Ralphs Grocery Company, in cash or newly issued Ralphs Supermarkets, Inc. Common Stock.

     In connection with the consummation of the FSI Plan and the Allied-Federated Plan, Ralphs Grocery Company and certain parties entered into an agreement (the "Comprehensive Settlement Agreement") pursuant to which the parties thereto, among other things, agreed to deliver releases to the various parties to the Comprehensive Settlement Agreement as well as certain additional parties. Under the Comprehensive Settlement Agreement, Ralphs Grocery Company received general releases from Allied, Federated, Federated Department Stores, Inc. and certain other affiliates which released it from any and all claims which could have been asserted by the parties thereto prior to the effective dates of FSI Plan and the Allied-Federated Plan other than for claims arising under the Comprehensive Settlement Agreement, the FSI Plan, the Allied-Federated Plan and the Tax Indemnity Agreement.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Basis of Presentation

     These consolidated financial statements present the statements of financial position of Ralphs Supermarkets, Inc. and subsidiary as of January 30, 1994 and January 31, 1993 and the results of their operations and their cash flows for the two years then ended. In addition, these consolidated financial statements present the results of operations and cash flows of Ralphs Grocery Company for the year ended February 2, 1992. Ralphs Grocery Company is deemed to be the predecessor entity of Ralphs Supermarkets, Inc. For purposes of these consolidated financial statements Ralphs Supermarkets, Inc. and Ralphs Grocery Company will be collectively referred to as "Ralphs".

     The interim consolidated financial statements included herein have been prepared by Ralphs (the "Company") without audit, pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures, normally included in the financial statements prepared in accordance with generally accepted accounting principles, have been omitted pursuant to Commission rules and regulations; nevertheless, Ralphs believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in Ralphs Grocery Company's latest annual report filed on Form 10-K. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of Ralphs with respect to the interim financial statements, and of the results of Ralphs' operations for the thirty-six weeks ended October 9, 1994 and cash flows for the thirty-six weeks ended October 9, 1994 and the results of Ralphs' operations for the thirty-six weeks ended October 10, 1993 and cash flows for the thirty-six weeks ended October 10, 1993,

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

have been included. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

  (b) Reporting Period

     Ralphs' fiscal year ends on the Sunday closest to January 31. Fiscal year-ends are as follows:

        February 2, 1992 (Fiscal 1991)
        January 31, 1993 (Fiscal 1992)
        January 30, 1994 (Fiscal 1993)

  (c) Cash and Cash Equivalents

     For purposes of the statements of cash flows, Ralphs considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  (d) Inventories

     Inventories are stated at the lower cost or market. Cost is determined primarily using the last-in, first-out (LIFO) method. The replacement cost of inventories exceeded the LIFO inventory cost by $15.535 million and $17.589 million at January 30, 1994 and January 31, 1993, respectively.

  (e) Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Property and equipment held under capital leases are stated at the present value of the minimum lease payments at the inception of the lease.

     Depreciation of plant and equipment is calculated using the straight-line method over the estimated useful lives of assets. Plant and equipment held under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Useful lives range from 10 to 40 years for buildings and improvements and 3 to 20 years for fixtures and equipment.

     Interest is capitalized in connection with the construction of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. Interest cost capitalized during fiscal 1991, 1992 and 1993 was $.510 million, $1.074 million, and $.740 million, respectively.

  (f) Deferred Debt Issuance Costs

     Direct costs incurred as a result of financing transactions are capitalized and amortized over the terms of the applicable debt agreements using the effective interest method.

  (g) Pre-opening Costs

     Pre-opening costs of new stores are deferred and expensed at the time the store opens. If a new store is ultimately not opened, the costs are expensed directly to selling, general and administrative expense at the time it is determined that the store will not be opened.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (h) Self Insurance Reserves

     Ralphs is self-insured for a portion of workers' compensation, general liability and automobile accident claims. Ralphs establishes reserve provisions based on an independent actuary's review of claims filed and an estimate of claims incurred but not yet filed.

  (i) Excess of Cost Over Net Assets Acquired

     The excess of cost over net assets acquired, resulting from the May 3, 1988 acquisition of Ralphs is being amortized using the straight-line method over 40 years. Ralphs assesses the recoverability of this intangible asset by determining whether the amortization of the asset balance over its remaining life can be recovered through projected undiscounted operating income (including interest, depreciation and all amortization expense except amortization of excess of cost over net assets acquired) over the remaining amortization period of the excess of cost over net assets acquired. The amount of excess of cost over net assets acquired impairment, if any, is measured based on projected discounted future results using a discount rate reflecting Ralphs' average cost of funds. Accumulated amortization aggregated $52.4 million and $63.4 million at January 31, 1993 and January 30, 1994, respectively.

  (j) Acquired Leases

     Beneficial lease rights and lease valuation reserves are recorded as the net present value of the differences between contractual rents under existing lease agreements and fair value of entering such lease agreements as of the May 3, 1988 acquisition of Ralphs. All beneficial lease rights and lease valuation reserves arose solely as a result of the May 3, 1988 acquisition. Adjustments to the carrying value of these assets would typically occur only through additional business combinations or in the event of early lease termination. Beneficial lease rights are amortized using the straight-line method over the terms of the leases. Lease valuation reserves are amortized using the interest method over the terms of the leases.

  (k) Discounts and Promotional Allowances

     Promotional allowances and vendor discounts are recorded as a reduction of cost of sales in the accompanying statements of operations. Allowance proceeds received in advance are deferred and recognized over the period earned.

  (l) Income Taxes

     Through February 2, 1992, Ralphs operated under a tax-sharing agreement with Federated and was included in the consolidated Federal tax returns of Federated. Through January 28, 1990, Ralphs was included in the combined state tax returns of Federated; however, Ralphs filed separate state tax returns subsequent to January 28, 1990. Under the tax-sharing agreement, tax-sharing payments were made to Federated based on the amount that Ralphs would be liable for had Ralphs filed separate tax returns, taking into account applicable carryback and carryforward provision of the tax laws.

     Subsequent to February 2, 1992, Ralphs is responsible for filing tax returns with the Internal Revenue Service and state taxing authorities. Prior to February 3, 1992 Ralphs paid alternative minimum tax to Federated under its tax sharing agreement. As a result of the Internal Reorganization, Ralphs will not be entitled to offset its future Federal regular tax liability with the payments made to Federated.

     Effective for the fiscal year ended February 2, 1992, Ralphs adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." At the date of adoption such change had no impact on the consolidated financial results.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (m) Postretirement Medical Benefits

     Effective for the fiscal year ended February 3, 1991, Ralphs adopted SFAS 106, "Employers' Accounting for Postretirement Benefits other Than Pensions", which requires that the cost of postretirement benefits other than pensions be recognized in the financial statements over an employee's service with Ralphs.

  (n) Reclassification

     Certain amounts in the accompanying financial statements have been reclassified to conform to the current year's presentation.

  (o) Consolidation Policy

     The consolidated financial statements include the accounts of Ralphs Supermarkets, Inc., and its wholly owned subsidiary, Ralphs Grocery Company, and its wholly owned subsidiary, collectively referred to as the Company. All material intercompany balances and transactions are eliminated in consolidation.

  (p) Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     (i)  Cash and short-term investments
        The carrying amount approximates fair value because of the short maturity of those instruments.

     (ii)  Long-term debt
        The fair value of Ralphs' long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Ralphs for debt of the same remaining maturities.

      (iii) Interest Rate Swap Agreements
        The fair value of interest rate swap agreements is the estimated amount that Ralphs would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current credit-worthiness of the swap counterparties.

(3) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is summarized as follows:

                                                               JANUARY 31,     JANUARY 30,
                                                                  1993            1994
                                                               -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
        Land.................................................   $  156,487      $  159,904
        Buildings and improvements...........................      180,639         191,179
        Leasehold improvements...............................      149,273         161,341
        Fixtures and equipment...............................      349,697         354,626
        Capital leases.......................................       69,058          86,964
                                                                ----------      ----------
                                                                   905,154         954,014
        Less: Accumulated depreciation.......................     (266,127)       (312,746)
        Less: Accumulated capital lease amortization.........      (28,362)        (39,371)
                                                                ----------      ----------
        Property, plant and equipment, net...................   $  610,665      $  601,897
                                                                ==========      ==========

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) ACCRUED EXPENSES

     Accrued expenses are summarized as follows:

                                                               JANUARY 31,     JANUARY 30,
                                                                  1993            1994
                                                               -----------     -----------
                                                                 (DOLLARS IN THOUSANDS)
        Accrued wages, vacation and sick leave...............   $  38,238       $  34,763
        Taxes other than income tax..........................      13,285          11,084
        Interest.............................................      15,912          11,090
        Other................................................      60,353          44,606
                                                               -----------     -----------
                                                                $ 127,788       $ 101,543
                                                                =========       =========

(5) LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                               JANUARY 31,     JANUARY 30,
                                                                  1993            1994
                                                               -----------     -----------
                                                                 (DOLLARS IN THOUSANDS)
        First mortgage notes payable in monthly installments,
          commencing June 1, 1994 of $1,553,000 including
          interest at an effective rate of 9.651%; interest
          only payable monthly prior to June 1, 1994. Final
          payment due June 1, 1999. Secured by land and
          buildings with a net book value of $190.8
          million............................................   $ 178,482       $ 178,013
        Notes payable in varying monthly installments
          including interest ranging from 11.5% to 18.96%.
          Final payment due through November 30, 1996.
          Secured by equipment with a net book value of $30.0
          million............................................      17,920           9,721
        Capitalized lease obligations at interest rates
          ranging from 7.25% to 14% maturing at various dates
          through 2009 (note 6)..............................      54,181          61,150
        Note payable to bank.................................     350,000         300,000
        Senior Subordinated Debentures, 14% due 2000.........      98,108              --
        Initial Notes and Exchange Notes, 9% due 2003........          --         150,000
        Senior Subordinated Debentures, 10 1/4%, due 2002....     300,000         300,000
                                                               -----------     -----------
        Total long-term debt.................................     998,691         998,884
        Less current maturities..............................     (66,465)        (70,975)
                                                               -----------     -----------
        Long-term debt.......................................   $ 932,226       $ 927,909
                                                                =========       =========

     During the third quarter of 1992, the Company implemented a recapitalization plan (the "Recapitalization Plan") which was completed during the first quarter of 1993 by the Company's offering of $150.0 million aggregate principal amount of its 9% Senior Subordinated notes due 2003 (the "Initial Notes") in private placement under the Securities Act of 1933, as amended (the "Securities Act"). The proceeds of the Initial Notes were used to (i) purchase for cancellation of $60.0 million aggregate principal amount of the Company's 14% Senior Subordinated Debentures due 2000 (the "14% Subordinated Debentures") from a noteholder who had made an unsolicited offer to sell such 14% Subordinated Debentures, (ii) defease the remaining $38.1 million aggregate principal amount of the 14% Subordinated Debentures, (iii) prepay $36.1 million of borrowings under the Company's $350.0 million 1992 term loan facility entered into as part of the Recapitalization Plan and (iv) pay fees and expenses associated with such transactions and for other

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

purposes. As part of a registration rights agreement entered into with the initial purchasers of the Initial Notes, the Company agreed to offer to exchange up to $150.0 million aggregate principal amount of the Exchange Notes for all of the outstanding Initial Notes (the "Exchange Offer"). The terms of the Exchange Notes are substantially identical (including principal amount, interest rate and maturity) in all respects to the terms of the Initial Notes except that the Exchange Notes are freely transferable by the holders thereof (with certain exceptions) and are not subject to any covenant upon the Company regarding registration under the Securities Act. On June 24, 1993, the Company completed the Exchange Offer exchanging $149.7 million aggregate principal amount of Exchange Notes for Initial Notes ($.3 million of Initial Notes remain outstanding).

     The note payable to bank and working capital line, under the 1992 Credit Agreement, are secured by first priority liens on Ralphs' inventory and receivables, servicemarks and registered trademarks, equipment (other than equipment located at facilities subject to existing liens in favor of equipment financiers) and after-acquired real property interests and all existing real property interests (other than those that are subject to prior encumbrances) and bears interest at the rates, as selected by Ralphs as follows: (i) 1 3/4% over the prime rate, or (ii) 2 3/4% over the Eurodollar Rate. Interest calculated pursuant to (i) above is payable quarterly, otherwise interest is payable quarterly or at the selected borrowings option maturity. During the 52 weeks ended January 30, 1994, interest rates under these borrowings ranged from 5.9375% to 7.75%. Ralphs is required to pay an annual administrative fee of $300,000 pursuant to the 1992 Credit Agreement as well as a commitment fee of 0.5% on the average daily amounts available for borrowing under the $120.0 million working capital credit line.

     The 1992 Credit Agreement, which includes a $350.0 million term loan and $120.0 million working capital credit line, also supports up to $60.0 million of letters of credit which reduce the available borrowings on the credit line. The 1992 Credit Agreement is subject to quarterly principal payment requirements, which commenced on March 31, 1993, with payment in full on June 30, 1998. As of January 30, 1994, $51.1 million of letters of credit were outstanding, with $68.9 million available under the working capital credit line.

     In the fourth quarter of Fiscal 1992, Ralphs entered into an interest rate cap agreement with an effective date of November 6, 1992 and a three-year maturity. The interest rate cap agreement hedges the interest rate in excess of 6.5% LIBOR on $105.0 million principal amount against increases in short-term rates. This agreement satisfies interest rate protection requirements under the 1992 Credit Agreement. In addition to the interest rate cap agreement, Ralphs entered into an interest rate swap agreement on $150.0 million notional principal amount. Under the interest rate swap agreement, Ralphs is required to pay interest based on LIBOR at the end of each six month calculation period and Ralphs will receive interest payments based on LIBOR at the beginning of each six month calculation period. This interest rate swap agreement has a three-year term expiring November 6, 1995. Ralphs is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement. However, Ralphs does not anticipate nonperformance by the counterpart.

     The following details the impact of the hedging activity on the weighted average interest rate for each of the last three fiscal years.

                                                          WITH HEDGE     WITHOUT HEDGE
                                                          ----------     -------------
            1991........................................    11.87%           11.52%
            1992........................................    10.52%           10.22%
            1993........................................     8.96%            8.96%

     The Initial Notes and Exchange Notes are unsecured obligations of Ralphs subordinated in right of payment to amounts due on the aforementioned senior debt. Interest at 9% is payable each April 1 and October 1 through April 1, 2003, when the notes mature.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The 10 1/4% Senior Subordinated Debentures are unsecured obligations of Ralphs subordinated in right of payment to amounts due on the senior debt. Interest at 10 1/4% is payable each January 15 and July 15 through July 15, 2002, when the debentures mature.

     The aforementioned debt agreements contain various restrictive covenants pertaining to net worth levels, limitations on additional indebtedness and capital expenditures, financial ratios and dividends.

     The aggregate maturities on long-term debt for each of the five years subsequent to fiscal 1993 are as follows:

                                                                        (DOLLARS IN
                                                                         THOUSANDS)
                                                                        ------------
            1994......................................................    $ 70,975
            1995......................................................      81,572
            1996......................................................      83,756
            1997......................................................      81,716
            1998......................................................      50,406
            1999 and thereafter.......................................     630,459
                                                                          --------
                                                                          $998,884
                                                                          ========

     The fair value of each class of financial instruments (where practical) is as follows in (000s):

            Long-term debt...........................................  $1,014,634
            Interest rate swap agreement.............................  $    1,153
            Interest rate cap agreement..............................  $      (19)

(6) LEASES

     Ralphs has leases for retail store facilities, warehouses and manufacturing plants for periods up to 30 years. Generally, the lease agreements include renewal options for five years each. Under most leases, Ralphs is responsible for property taxes, insurance, maintenance and expense related to the lease property. Certain store leases require excess rentals based on a percentage of sales at that location. Certain equipment is leased by Ralphs under agreements ranging from 3 to 15 years. The agreements usually do not include renewal option provisions.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Minimum rental payments due under capital leases and operating leases subsequent to fiscal 1993 are as follows:

                                                         CAPITAL      OPERATING
                                                          LEASES       LEASES       TOTAL
                                                         --------     ---------    --------
                                                               (DOLLARS IN THOUSANDS)
    1994...............................................  $ 17,043     $ 57,264     $ 74,307
    1995...............................................    15,172       55,424       70,596
    1996...............................................    12,381       53,998       66,379
    1997...............................................    11,607       51,124       62,731
    1998...............................................     9,286       47,211       56,497
    1999 and thereafter................................    18,247      321,149      339,396
                                                         --------     --------     --------
    Total minimum lease payments.......................  $ 83,736     $586,170     $669,906
                                                                      ========     ========
    Less amounts representing interest.................   (22,586)
                                                         --------
    Present value of net minimum lease payments........    61,150
    Less current portion of lease obligations..........   (11,052)
                                                         --------
    Long-term capital lease obligations................  $ 50,098
                                                         ========

     Total rent expense is summarized as follows:

                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                           ENDED           ENDED           ENDED
                                                        FEBRUARY 2,     JANUARY 31,     JANUARY 30,
                                                           1992            1993            1994
                                                        -----------     -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
    Capital Leases
      Contingent rental...............................    $ 2,358         $ 2,443         $ 2,241
      Rentals from subleases..........................     (2,133)         (2,144)         (2,048)
    Operating Leases
      Minimum rentals.................................     42,156          49,001          54,965
      Contingent rentals..............................      4,081           5,058           3,645
      Rentals from subleases..........................     (1,057)         (1,123)         (1,150)
                                                          -------         -------         -------
                                                          $45,405         $53,235         $57,653
                                                          =======         =======         =======

(7) SELF-INSURANCE

     Ralphs is a qualified self-insurer in the State of California for worker's compensation and for automobile liability. For fiscal 1991, 1992 and 1993 self insurance loss provisions amounted to (in thousands) $25,549, $25,950 and $30,323, respectively.

(8) COMMITMENTS AND CONTINGENCIES

     In December 1992, three California state antitrust class action suits were commenced in Los Angeles Superior Court against Ralphs and other major supermarket chains located in Southern California, alleging that they conspired to refrain from competing in and to fix the price of fluid milk above competitive prices. Specifically, class actions were commenced by Diane Barela and Neila Ross, Ron Moliare and Paul C. Pfeifle on December 7, December 14, and December 23, 1992 respectively. Ralphs intends to vigorously pursue its defense in these actions.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On March 25, 1991, George A. Koteen Associates, Inc. ("Koteen Associates") commenced an action in San Diego Superior Court alleging that Ralphs breached an alleged utility rate consulting agreement. In December 1992, a jury returned a verdict of $4,949,084 in favor of Koteen Associates and in March 1993, attorney's fees and certain other costs were awarded to the plaintiff. Ralphs has appealed the judgment and fully reserved in Fiscal 1992 against an adverse judgement.

  Environmental Matters

     In January 1991, the California Regional Water Quality Control Board for the Los Angeles Region (the "Regional Board") requested that Ralphs conduct a subsurface characterization of Ralphs' Atwater property. This request was part of an ongoing effort by the Regional Board, in connection with the U.S. Environmental Protection Agency (the "EPA"), to identify contributors to groundwater contamination in the San Fernando Valley. Significant parts of the San Fernando Valley, including the area where Ralphs' Atwater property is located, have been designated federal Superfund sites requiring response actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, because of regional groundwater contamination. On June 18, 1991, the EPA made its own request for information concerning the Atwater property. Since that time, the Regional Board has requested further investigations by Ralphs. Ralphs has conducted the requested investigations and has reported the results to the Regional Board. Approximately 25 companies have entered into a Consent Order with the EPA to investigate contaminated groundwater beneath an area which includes the Atwater property. Ralphs is not a party to that Consent Order, but is cooperating with requests of the subject companies to allow installation of monitoring or recovery wells on Ralphs' property. Based upon available information, management does not believe this matter will have a material adverse effect on Ralphs' financial condition or results of operations.

     Ralphs has removed several underground storage tanks and remediated soil contamination at the Atwater property. Although the possibility of other localized contamination from prior operations or adjacent properties exists at the Atwater property, management does not believe that the costs of remediating such contamination will be material to Ralphs.

     Ralphs has not incurred material capitalizable and noncapitalizable expenses relating to environmental type issues during the previous three fiscal years.

     Ralphs has not incurred material preventative and remediation costs related to environmental type issues.

     Ralphs is a party to several pending legal proceedings and claims incurred in the normal course of business. In the opinion of management, based in part on the advice of counsel, these matters are adequately covered by insurance or will not have a material effect on Ralphs' financial position or results of operations.

(9) REDEEMABLE PREFERRED STOCK

     Ralphs' non-voting preferred stock consisted of 10,000,000 shares of authorized $.01 par value preferred stock. At February 3, 1991 and February 2, 1992, 170,000 shares of Class A Preferred Stock and 130,000 shares of Class B Preferred Stock were issued and outstanding. All of the outstanding shares of preferred stock were redeemed by Ralphs during February 1992 at their initial issuance price of $3.0 million.

(10) EQUITY APPRECIATION RIGHTS PLANS

     Effective August 26, 1988, Ralphs adopted an Equity Appreciation Plan ("1988 Plan"), whereby certain officers received equity rights representing, in aggregate, the right to receive 15% of the increase in the appraised value (as defined in the 1988 Plan) of the Ralphs' equity over an initial value of $120.0 million. The 1988 Plan was amended in January 1992 by agreement among Ralphs and the Equity Rights holders

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

("Amended Plan"). Ralphs accrued for the increase in equity appreciation rights over the contractually defined vesting period (fully accrued in fiscal 1991), based upon the maximum allowable contractual amount which approximated ending appraised value.

     Under the Amended Plan, all outstanding Equity Rights are vested in full are no longer subject to forfeiture by the holders, except in the event a holder's employment is terminated for cause within the meaning of the Amended Plan. The appraised value of Ralphs' equity is to be determined as of May 1 each year by an investment banking company engaged for this purpose utilizing the methodology specified in the Amended Plan (which is unchanged from that specified in the 1988 Plan); however, under the Amended Plan the appraised value of Ralphs' equity for purposes of the plan may not be less than $400.0 million nor exceed $517.0 million. The amount of equity rights redeemable at any given time is defined in each holders' separate agreement. On exercise of an equity right, the holder will be entitled to receive a pro rata percentage of any such increase in appraised value. In addition, the Amended Plan provides for the possible additional further payment to the holder of each exercised Equity Right of an amount equal to the "Deferred Value" of such Equity Right as defined in the Amended Plan. Ralphs did not incur any expense under the Equity Appreciation Rights Plan in fiscal 1992 and fiscal 1993.

     The amount of Equity Rights redeemable for each of the five years subsequent to fiscal 1993 are as follows:

                                                                        (DOLLARS IN
                                                                        THOUSANDS)
            1994......................................................    $ 7,251
            1995......................................................      7,251
            1996......................................................      7,251
            1997......................................................      5,185
            1998......................................................     13,318
                                                                          -------
                                                                          $40,256
                                                                          =======

(11) INCOME TAXES

Income tax expense (benefit) consists of the following:

                                                        52 WEEKS        52 WEEKS        52 WEEKS
                                                          ENDED           ENDED           ENDED
                                                       FEBRUARY 2,     JANUARY 31,     JANUARY 30,
                                                          1992            1993            1994
                                                       -----------     -----------     -----------
                                                                 (DOLLARS IN THOUSANDS)
    Current
      Federal........................................    $ 9,224          $4,173         $  (2,424)
      State..........................................      4,282              --             3,500
                                                         -------          ------         ---------
                                                         $13,506          $4,173         $   1,076
                                                         -------          ------         ---------
    Deferred
      Federal........................................    $    --          $   --         $(109,125)
      State..........................................         --              --                --
                                                         -------          ------         ---------
                                                         $    --          $   --         $(109,125)
                                                         -------          ------         ---------
      Total income tax expense (benefit).............    $13,506          $4,173         $(108,049)
                                                         =======          ======         =========

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Income tax expense (benefit) has been classified in the accompanying statements of operations as follows:

                                                           1991        1992         1993
                                                          -------     -------     ---------
    Earnings before extraordinary items.................  $13,506     $ 8,346     $(108,049)
    Extraordinary item..................................       --      (4,173)           --
                                                          -------     -------     ---------
    Net tax expense (benefit)...........................  $13,506     $ 4,173     $(108,049)
                                                          =======     =======     =========

     The differences between income tax expense and income taxes computed using the top marginal U.S. Federal income tax rate of 34% for both Fiscal 1991 and 1992 and, for Fiscal 1993, of 35% applied to earnings (loss) before income taxes (including, in Fiscal 1992, the extraordinary loss of $74.8 million) were as follows:

                                                       52 WEEKS        52 WEEKS        52 WEEKS
                                                        ENDED            ENDED           ENDED
                                                      FEBRUARY 2,     JANUARY 31,     JANUARY 30,
                                                         1992            1993            1994
                                                      -----------     -----------     -----------
                                                                 (DOLLARS IN THOUSANDS)
    Amount of expected expense (benefit) computed
     using the statutory Federal rate................   $(9,430)        $(24,450)      $  10,611
      Utilization of financial operating loss........        --               --         (10,611)
      Amortization of excess cost over net assets
         acquired....................................     3,356            3,356              --
      State income taxes, net of Federal income tax
         benefit.....................................     4,282               --           3,500
      Accounting limitation (recognition) of deferred
         tax benefit.................................     6,139           20,041        (109,125)
      Alternative minimum tax........................     9,224            4,173             625
      Other, net.....................................       (65)           1,053          (3,049)
                                                        -------         --------       ---------
              Total income tax expense (benefit).....   $13,506         $  4,173       $(108,049)
                                                        =======         ========       =========

     Ralphs' deferred tax assets, recorded under SFAS 109, were comprised of the following:

                                                                    52 WEEKS        52 WEEKS
                                                                      ENDED           ENDED
                                                                   JANUARY 31,     JANUARY 30,
                                                                      1993            1994
                                                                   -----------     -----------
                                                                     (DOLLARS IN THOUSANDS)
    Deductible intangible assets.................................   $     --        $  56,000
    Net operating loss carryforward and tax credit...............      5,907           40,125
    Self insurance accrual.......................................      8,951           43,000
    Software basis difference and amortization...................      9,320               --
    Fees collected in advance....................................      5,572               --
    Property, plant and equipment basis difference and
      depreciation...............................................     25,914           21,000
    Equity appreciation rights...................................         --           16,000
    Favorable lease basis differences............................         --           16,000
    State deferred taxes.........................................         --           17,000
    Other........................................................     16,539           40,000
                                                                    --------        ---------
                                                                      72,203          249,125
      Less valuation allowance...................................    (72,203)        (140,000)
                                                                    --------        ---------
              Total..............................................   $     --        $ 109,125
                                                                    ========        =========

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The provision for income taxes for the thirty-six weeks ended October 9, 1994 and the thirty-six weeks ended October 10, 1993 consists of the following:

                                                             36 WEEKS        36 WEEKS
                                                               ENDED           ENDED
                                                            OCTOBER 10,      OCTOBER 9,
                                                               1993             1994
                                                            -----------      ----------
                                                                     (UNAUDITED)
    Federal Income Taxes................................      $ 3,121          $   836
    State Income Taxes..................................        1,290            3,678
    Adjustment to Valuation Allowance for Deferred Tax
      Assets............................................       (4,411)          (4,514)
                                                              -------          -------
    Total Income Tax Provision..........................      $    --          $    --
                                                              =======          =======

     On October 15, 1992, Ralphs filed an election with the Internal Revenue Service under Section 338(h)(10). Under this Section, Ralphs is required to restate, for Federal tax purposes, its assets and liabilities to fair market value as of February 3, 1992. The effect of this transaction is to record a new Federal tax basis to reflect a change of control for Federal tax purposes resulting from the Internal Reorganization. No change of control for financial reporting purposes was affected.

     In August, 1993, The Omnibus Budget Reconciliation Act of 1993 (the "Act") was enacted. The Act increased the Federal income tax rate from 34 to 35 percent for filers whose taxable income exceeded $10.0 million. In the current year, the effect of the Federal income tax rate change was to increase the net deferred tax assets. In addition, the Act also provided for the deductibility of certain intangibles, including costs in excess gross assets acquired.

     The Act has significantly impacted the aggregate deferred tax asset position of Ralphs at January 30, 1994. Ralphs elected to retroactively apply certain provisions of the Act related to the February 3, 1992 change of control for Federal tax purposes. As such, approximately $610.7 million in excess of cost over net assets acquired became fully deductible for Federal tax purposes. This amount is deductible over 15 years. This excess in the tax basis over the financial statement basis of excess of cost over net assets acquired aggregated $153.0 million at January 30, 1994.

     During the year ended January 30, 1994, Ralphs has recorded the incremental impact of the Act on deductible temporary differences and increased its deferred income tax assets by a net amount of $109.1 million. The decision to reduce the valuation allowance was based upon several factors. Specific among them, was the Company's completion of its restructuring plan which effectively reduced estimated interest expense by approximately $9.0 as compared to the year ended January 31, 1993. In addition, the January 31, 1993 operating results were negatively effected by several charges including provisions for restructuring, legal settlements and a loss on retirement of debt all aggregating approximately $90 million on a pre-tax basis.

     Although there can be no assurance as to future taxable income, the Company believes that, based upon the above mentioned events, as well as the Company's expectation of future taxable income, it is more likely than not that the recorded deferred tax asset will be realized. In order to realize the net deferred tax asset currently recorded, Ralphs will need to generate sufficient future taxable income, assuming current tax rates, of approximately $300.0 million.

     At January 30, 1994, the Company has Federal net operating loss (NOL) carryforwards of approximately $115.0 million and Federal and state Alternative Minimum Tax Credit carryforwards of approximately $2.1 million which can be used to offset Federal taxable income and regular taxes payable, respectively. The NOL carryforwards begin expiring in 2008.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During the past two fiscal years, the Company has generated Federal taxable losses of approximately $115.0 million versus financial pre-tax losses of approximately $42.0 million for the same periods. These differences result principally from excess tax versus financial amortization on certain intangible assets (excess of cost over net assets acquired), as well as several other originating temporary differences.

(12) EMPLOYEE BENEFIT PLANS

     Ralphs has a defined benefit pension plan covering substantially all employees not already covered by collective bargaining agreements with at least one year of credit service (defined at 1,000 hours). Ralphs' policy is to fund pension costs at or above the minimum annual requirement.

     The following actuarially determined components were included in the net pension expense:

                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                           ENDED           ENDED           ENDED
                                                        FEBRUARY 2,     JANUARY 31,     JANUARY 30,
                                                           1992            1993            1994
                                                        -----------     -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
    Service cost......................................    $ 1,806         $ 2,076         $ 2,228
    Interest cost on projected benefit obligation.....      2,079           2,471           2,838
    Actual return on assets...........................     (3,291)         (2,794)         (2,695)
    Net amortization and deferral.....................        992             237             (46)
                                                          -------         -------         -------
      Net pension expense.............................    $ 1,586         $ 1,990         $ 2,325
                                                          =======         =======         =======

     The funded status of Ralphs' pension plan, (based on December 31, 1992 and 1993 asset values), is as follows:

                                                                    JANUARY 31,     JANUARY 30,
                                                                       1993            1994
                                                                    -----------     -----------
                                                                      (DOLLARS IN THOUSANDS)
    Actuarial present value of benefit obligations:
      Vested benefit obligation...................................    $18,608         $29,659
      Accumulated benefit obligation..............................     20,887          29,950
      Projected benefit obligation................................     33,378          42,690
      Plan assets at fair value...................................     30,684          32,968
                                                                      -------         -------
    Projected benefit obligation in excess of Plan Assets.........     (2,694)         (9,722)
    Unrecognized net gain.........................................     (1,959)          4,567
    Unrecognized prior service cost...............................         46          (1,778)
    Unrecognized net asset........................................         --              --
                                                                      -------         -------
      Accrued pension cost........................................    $(4,607)        $(6,933)
                                                                      =======         =======

     Service costs for fiscal 1991, 1992 and 1993 were calculated using a rate of increase in future compensation levels of 6% and discount rate of 8.5%. Certain assumptions will be revised to reflect future trends in fiscal 1994. The discount rate will be reduced to 7.75% to reflect current decline in interest rates and the rate of increase in future compensation levels will be 5% for fiscal 1994. These changes are not expected to have a material effect on Fiscal 1994 operations. A long-term rate of return on assets of 9% was used for fiscal 1992 and 1993.

     Plan assets consist primarily of debt securities, guaranteed interest contracts and a money market fund. Plan benefits are based primarily on years of service and on average compensation during the last years of employment.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On February 23, 1990, Ralphs adopted a Supplemental Executive Retirement Plan covering certain key officers of Ralphs. Earned vested benefits under the Plan were $4,246,300 at December 31, 1992 and $5,075,000 at December 31, 1993.
Under certain circumstances, the cash surrender value of certain split-dollar life insurance policies purchased under split-dollar life insurance agreement will offset Ralphs' obligations under the Supplemental Executive Retirement Plan.

     Ralphs participates in multi-employer pension plans and health and welfare plans administered by various trustees for substantially all union employees. Contributions to these plans are based upon negotiated contractual rates. The United Food and Commercial Workers health and welfare benefit plans were overfunded and those employers who contributed to these plans are to receive a pro-rata share of the excess reserve in these health care benefit plans through a reduction in current maintenance payments. Ralphs share of the excess reserve was approximately $24.5 million of which $11.8 million was recognized in Fiscal 1993 and the remainder will be recognized in Fiscal 1994. Since employers are required to make contributions to the benefit funds at whatever level is necessary to maintain plan benefits, there can be no assurance that plan maintenance payments will remain at current levels.

     The expense related to these plans is summarized as follows:

                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                           ENDED           ENDED           ENDED
                                                        FEBRUARY 2,     JANUARY 31,     JANUARY 30,
                                                           1992            1993            1994
                                                        -----------     -----------     -----------
                                                                   (DOLLARS IN THOUSANDS)
    Multi-employer pension plans......................    $ 7,370         $ 7,973         $17,687
                                                          =======         =======         =======
    Multi-employer health and welfare.................    $73,250         $71,183         $45,235
                                                          =======         =======         =======

     Ralphs maintains the Ralphs Grocery Company Savings Plan Plus--Prime and the Ralphs Grocery Savings Plan Plus -- Basic (collectively referred to as the "401(k) Plan") covering substantially all employees who are not covered by collective bargaining agreements and who have at least one year of credited service (defined at 1,000 hours). The 401(k) Plan provided for both pre-tax and after-tax contributions by participating employees. With certain limitations, participants may elect to contribute from 1% to 10% of their annual compensation on a pre-tax basis to the Plan. Ralphs has committed to match a minimum of 20% of an employee's contribution to the 401(k) Plan that do not exceed 5% of the employee's compensation. Expenses under the 401(k) Plan for fiscal 1991, 1992 and 1993 were $377,335, $407,961 and $431,774, respectively.

     Ralphs has an executive incentive compensation plan which covers approximately 39 key employees. Benefits to participants are earned based on a percentage of base compensation upon attainment of a targeted formula of earnings. Expense under this plan for fiscal 1991, 1992 and 1993 was $2.4 million, $2.5 million and $2.6 million, respectively. Ralphs has also adopted an incentive plan for certain members of management. Benefits to participants are earned based on a percentage of base compensation upon attainment of a targeted formula of earnings. Expense under this plan for fiscal 1991, 1992 and 1993 was $2.8 million, $2.8 million and $3.0 million, respectively.

     The aforementioned incentive plans may be cancelled by the Board of Directors at any time.

     Ralphs sponsors a postretirement medical benefit plan (Postretirement Medical Plan) covering substantially all employees who are not members of a collective bargaining agreement and who retire under certain age and service requirements.

     The Postretirement Medical Plan is a traditional type medical plan providing outpatient, inpatient and various other covered services. Such benefits are funded from Ralphs' general assets. The calendar year deductible is $1,180 per individual, indexed to the Medical Consumer Price Index.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On February 3, 1991, Ralphs adopted Statement of Financial Accounting Standards (SFAS) 106, "Employees' Accounting for Postretirement Benefits other Than Pension," which required that the cost of future benefits under the Postretirement Medical Plan be recognized in the financial statements over an employee's service with Ralphs. At the beginning of fiscal 1990, Ralphs elected to immediately recognize the transition obligation in accordance with the provision of SFAS 106. Previously, expenses were recognized as paid.

     The net periodic cost of the Postretirement Medical Plan includes the following components:

                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                           ENDED           ENDED           ENDED
                                                        FEBRUARY 2,     JANUARY 31,     JANUARY 30,
                                                           1992            1993            1994
                                                        -----------     -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
    Service cost......................................    $1,323          $1,908          $1,767
    Interest cost.....................................     1,304           1,367           1,603
    Return on plan assets.............................        --              --              --
    Net amortization and deferral.....................        --              --              --
                                                          ------          ------          ------
      Net postretirement benefit cost.................    $2,627          $3,275          $3,370

     The funded status of the postretirement benefit plan is as follows:

                                                                     52 WEEKS        52 WEEKS
                                                                       ENDED           ENDED
                                                                    JANUARY 31,     JANUARY 30,
                                                                       1993            1994
                                                                    -----------     -----------
                                                                      (DOLLARS IN THOUSANDS)
    Accumulated postretirement benefit obligation:
    Retirees......................................................   $  2,218        $  1,237
    Fully eligible plan participants..............................        441             357
    Other active plan participants................................     16,675          16,062
    Plan assets at fair value.....................................         --              --
                                                                      -------        --------
    Funded status.................................................    (19,334)        (17,656)
    Plan assets in excess of projected obligations................         --              --
    Unrecognized gain (loss)......................................      1,694           6,302
    Unrecognized prior service cost...............................         --              --
                                                                     --------        --------
    Accrued postretirement benefit obligation.....................   $(21,028)       $(23,958)
                                                                     ========        ========

     Service cost was calculated using a medical cost trend of 10.5% for fiscal 1992 and 1993. Certain assumptions will be revised to reflect future trends. The discount rate will be reduced to 7.75% in 1994 to reflect current decline in interest rates. The long term rate of return of plan assets is not applicable as the plan is not funded.

     The effect on a one-percent increase in the medical cost trend would increase the fiscal 1993 service and interest cost of 24%. The accumulated postretirement benefit obligation at January 30, 1994 would also increase by 31%.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) QUARTERLY RESULTS (UNAUDITED)

     Quarterly results for fiscal 1992 and 1993 are as follows:

                                                                                  EXTRAORDINARY
                                                                                  ITEM, NET OF      NET
                                                   GROSS    OPERATING   INCOME     INCOME TAX     EARNINGS/
                                         SALES     PROFIT    INCOME      TAXES       BENEFIT       (LOSS)
                                        --------   ------   ---------   -------   -------------   ---------
                                                               (DOLLARS IN MILLIONS)
FY 1992 Quarters
  12 weeks ended 04/26/92.............  $  677.0   $146.7    $ 35.1     $   3.9      $   --        $  2.2
  12 weeks ended 07/19/92.............     660.3    143.5      33.0         3.9          --           1.7
  12 weeks ended 10/11/92.............     631.4    137.0      28.8         1.3       (55.8)        (58.6)
  16 weeks ended 01/31/93.............     875.1    199.4      41.6         (.8)      (14.8)        (21.4)
                                        --------   ------    ------     -------      ------        ------
          Total.......................  $2,843.8   $626.6    $138.5     $   8.3      $(70.6)       $(76.1)
                                        ========   ======    ======     =======      ======        ======
FY 1993 Quarters
  12 weeks ended 04/25/93.............  $  632.4   $142.4    $ 31.4     $   1.0      $   --        $  3.9
  12 weeks ended 07/18/93.............     629.0    145.2      36.8        (1.0)         --          12.9
  12 weeks ended 10/10/93.............     612.8    141.5      31.7          --          --           7.0
  16 weeks ended 01/30/94.............     856.0    207.4      52.2      (108.0)         --         114.6
                                        --------   ------    ------     -------      ------        ------
          Total.......................  $2,730.2   $636.5    $152.1     $(108.0)     $   --        $138.4
                                        ========   ======    ======     =======      ======        ======

(14) SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                       36 WEEKS
                                              52 WEEKS      52 WEEKS      52 WEEKS       ENDED       36 WEEKS
                                                ENDED         ENDED         ENDED       OCTOBER       ENDED
                                             FEBRUARY 2,   JANUARY 31,   JANUARY 30,      10,       OCTOBER 9,
                                                1992          1993          1994         1993         1994
                                             -----------   -----------   -----------   ----------   ----------
                                                                 (DOLLARS IN THOUSANDS)
Supplemental cash flow disclosures:
  Interest paid, net of amounts
     capitalized...........................    $115,159      $118,391      $93,738       $65,148      $65,969
  Income taxes paid........................    $ 12,643      $  7,169      $ 2,423       $ 2,196      $ 4,750
  Capital lease assets and obligations
     assumed...............................    $  3,847      $     --      $15,395       $    92      $17,630

(15) STOCK OPTION PLAN

     On February 3, 1992, 3,162,235 options for Common Stock of the Company were granted under the Ralphs Non-qualified Stock Option Plan. All options were vested, but not exercisable, on the date of the grant. Options granted to certain officers become exercisable at the rate of 20% on each September 30 of calendar years 1992 through 1996. Options granted to other officers become exercisable as to 10% of the grant on each of September 30, 1992 and 1993, 15% on each of September 30, 1994 through September 30, 1997, and 20% on September 20, 1998.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes the Ralphs Non-qualified Stock Option Plan.

                                                                       NUMBER OF     PRICE
                                                                        OPTIONS      RANGE
                                                                       ---------     ------
    Options Outstanding at January 30, 1994:
      Beginning of year.............................................   3,162,235     $20.21
      Granted.......................................................          --         --
      Exercised.....................................................          --         --
      Cancelled.....................................................          --         --
      Expired.......................................................          --         --
         End of year................................................   3,162,235     $20.21
                                                                       ---------     ------

    Exercisable at end of year......................................     811,760         --
                                                                       ---------     ------

    Available for grant at end of year..............................          --         --
                                                                       ---------     ------

    Options Outstanding at January 31, 1993:
      Beginning of year.............................................          --         --
      Granted.......................................................   3,162,235     $20.21
      Exercised.....................................................          --         --
      Cancelled.....................................................          --         --
      Expired.......................................................          --         --
                                                                       ---------     ------
         End of year................................................   3,162,235     $20.21
                                                                       ---------     ------

    Exercisable at end of year......................................     405,880         --
                                                                       ---------     ------

    Available for grant at end of year..............................          --         --
                                                                       ---------     ------

     The option price for outstanding options at January 30, 1994 assumes a grant date fair market value of Common Stock of the Company equal to $20.21 per share, which represents the high end of a range of estimated values of the Common Stock of the Company on February 3, 1992, the date of the grant.

(16) SUBSEQUENT EVENT (UNAUDITED)

     On September 14, 1994 Ralphs entered into a definitive Agreement and Plan of Merger (the "Merger") with Food 4 Less, Inc. ("FFL"), Food 4 Less Holdings ("FFL Holdings") and Food 4 Less Supermarkets, Inc. ("FFL Supermarkets"). Pursuant to the terms of the Merger Agreement, Ralphs will merge with FFL Supermarkets and become a wholly-owned subsidiary of FFL Holdings. Conditions to the consummation of the Merger include, among other things, receipt of regulatory approvals and other necessary consents and the completion of financing for the transactions. The consideration price paid for the Company approximates $1.5 billion, including assumption of debt.

     Upon the effectiveness of the Merger, each outstanding share of common stock, par value $0.01 per share, of Ralphs will be converted into and become a right to receive (a) approximately $16.61 in cash and (b) approximately $3.91 principal amount of 13% Senior Subordinated Pay-In Kind Debentures due 2006 issued by FFL Holdings (the "Debentures"). This represents aggregate consideration, payable to the stockholders of the Company of $425 million in cash and $100 million initial principal amount of Debentures.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Upon consummation of the Merger, the operations and activities of Ralphs will be significantly impacted due to conversions of some existing stores to Food 4 Less warehouse stores as well as the consolidation of various operating functions and departments. This consolidation may result in a restructuring charge for the merged entity. The amount of the restructuring charge is not presently determinable due to various factors, including uncertainties inherent in the completion of the Merger; however, the restructuring charge may be material in relation to the stockholders' equity and financial position of Ralphs at January 30, 1994 and to the merged entity.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholder of Food 4 Less Supermarkets, Inc.:

     We have audited the accompanying consolidated balance sheets of Food 4 Less Supermarkets, Inc. (a Delaware corporation) and subsidiaries (the Company) as of June 26, 1993 and June 25, 1994, and the related consolidated statements of operations, stockholder's equity and cash flows for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, and the 52 weeks ended June 25, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Food 4 Less Supermarkets, Inc. and subsidiaries as of June 26, 1993 and June 25, 1994, and the results of their operations and their cash flows for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, and the 52 weeks ended June 25, 1994 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Los Angeles, California
July 29, 1994 (except with respect
to the matter discussed in
Note 14, as to which the date is
September 14, 1994, and with respect to
the matter discussed in Note 15, as to
which the date is October 14, 1994)

                         FOOD 4 LESS SUPERMARKETS, INC.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                           JUNE 26,     JUNE 25,     SEPTEMBER 17,
                                                             1993         1994           1994
                                                           --------     --------     -------------
                                                                                      (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents..............................  $ 25,089     $ 32,996        $ 29,388
  Trade receivables, less allowances of $1,919, $1,386
     and $1,318 at June 26, 1993, June 25, 1994 and
     September 17, 1994, respectively....................    22,048       25,039          24,331
  Notes and other receivables............................     1,278        1,312           1,094
  Inventories............................................   191,467      212,892         210,548
  Patronage receivables from suppliers...................     2,680        2,875           3,998
  Prepaid expenses and other.............................     6,011        6,323           9,437
                                                           --------     --------        --------
          Total current assets...........................   248,573      281,437         278,796

INVESTMENTS IN AND NOTES RECEIVABLE FROM SUPPLIER
  COOPERATIVES:
  A.W.G..................................................     6,693        6,718           6,718
  Certified and Other....................................     6,657        5,984           5,952

PROPERTY AND EQUIPMENT:
  Land...................................................    23,912       23,488          23,488
  Buildings..............................................    12,827       12,827          12,827
  Leasehold improvements.................................    81,049       97,673         101,634
  Store equipment and fixtures...........................   129,178      148,249         150,851
  Transportation equipment...............................    31,758       32,259          32,306
  Construction in progress...............................       757       12,641          20,369
  Leased property under capital leases...................    77,553       78,222          78,222
  Leasehold interests....................................    93,863       93,464          93,473
                                                           --------     --------        --------
                                                            450,897      498,823         513,170
  Less: Accumulated depreciation and amortization........    96,948      134,089         143,135
                                                           --------     --------        --------
     Net property and equipment..........................   353,949      364,734         370,035

OTHER ASSETS:
  Deferred financing costs, less accumulated amortization
     of $11,611, $17,083 and $18,382 at June 26, 1993,
     June 25, 1994 and September 17, 1994,
     respectively........................................    33,778       28,536          27,245
  Goodwill, less accumulated amortization of $26,254,
     $33,945 and $35,732 at June 26, 1993, June 25, 1994
     and September 17, 1994, respectively................   280,895      267,884         266,097
  Other, net.............................................    27,295       24,787          23,643
                                                           --------     --------        --------
                                                           $957,840     $980,080        $978,486
                                                           ========     ========        ========

          See accompanying notes to consolidated financial statements.

                         FOOD 4 LESS SUPERMARKETS, INC.

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                      LIABILITIES AND STOCKHOLDER'S EQUITY



                                                           JUNE 26,     JUNE 25,     SEPTEMBER 17,
                                                             1993         1994           1994
                                                           --------     --------     -------------
                                                                                      (UNAUDITED)
CURRENT LIABILITIES:
  Accounts payable.......................................  $140,468     $180,708       $ 176,148
  Accrued payroll and related liabilities................    40,319       42,805          43,767
  Accrued interest.......................................     5,293        5,474          14,310
  Other accrued liabilities..............................    40,467       53,910          48,782
  Income taxes payable...................................     2,053        2,000           1,249
  Current portion of self-insurance liabilities..........    23,552       29,492          29,492
  Current portion of long-term debt......................    12,778       18,314          19,566
  Current portion of obligations under capital leases....     2,865        3,616           3,612
                                                           --------     --------       ---------
Total current liabilities................................   267,795      336,319         336,926
LONG-TERM DEBT...........................................   335,576      310,944         311,457
OBLIGATIONS UNDER CAPITAL LEASES.........................    41,864       39,998          39,186
SENIOR SUBORDINATED DEBT.................................   145,000      145,000         145,000
DEFERRED INCOME TAXES....................................    22,429       14,740          14,740
SELF-INSURANCE LIABILITIES AND OTHER.....................    72,313       64,058          65,503
COMMITMENTS AND CONTINGENCIES............................        --           --              --

STOCKHOLDER'S EQUITY:
  Cumulative convertible preferred stock, $.01 par value,
     200,000 shares authorized and 50,000 shares issued
     at June 26, 1993, June 25, 1994 and September 17,
     1994 (aggregate liquidation value of $53.8 million,
     $62.2 million and $64.4 million at June 26, 1993,
     June 25, 1994 and September 17, 1994,
     respectively).......................................    50,230       58,997          61,373
  Common stock, $.01 par value, 1,600,000 shares
     authorized and 1,519,632 shares issued at June 26,
     1993, June 25, 1994 and September 17, 1994..........        15           15              15
  Additional paid-in capital.............................   107,650      107,650         107,650
  Notes receivable from shareholders of parent...........      (714)        (586)           (586)
  Retained deficit.......................................   (83,119)     (94,586)       (100,309)
                                                           --------     --------       ---------
                                                             74,062       71,490          68,143
  Treasury stock: 13,249 shares, 16,732 shares and 16,732
     shares of common stock at June 26, 1993, June 25,
     1994 and September 17, 1994, respectively...........    (1,199)      (2,469)         (2,469)
                                                           --------     --------       ---------
          Total stockholder's equity.....................    72,863       69,021          65,674
                                                           --------     --------       ---------
                                                           $957,840     $980,080       $ 978,486
                                                           ========     ========       =========

          See accompanying notes to consolidated financial statements.

                         FOOD 4 LESS SUPERMARKETS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                              FIFTY-TWO     FIFTY-TWO     FIFTY-TWO    TWELVE WEEKS    TWELVE WEEKS
                                             WEEKS ENDED   WEEKS ENDED   WEEKS ENDED       ENDED           ENDED
                                              JUNE 27,      JUNE 26,      JUNE 25,     SEPTEMBER 18,   SEPTEMBER 17,
                                                1992          1993          1994           1993            1994
                                             -----------   -----------   -----------   -------------   -------------
                                                                                                (UNAUDITED)
SALES......................................  $2,913,493    $2,742,027    $2,585,160      $ 616,616       $ 598,698
COST OF SALES (including purchases from
  related parties of $277,812, $204,028,
  $175,929, $47,607 and $41,165 for the 52
  weeks ended June 27, 1992, June 26, 1993,
  and June 25, 1994, and for the 12 weeks
  ended September 18, 1993 and September
  17, 1994, respectively)..................   2,392,655     2,257,835     2,115,842        504,269         495,656
                                             ----------    ----------    ----------      ---------       ---------
GROSS PROFIT...............................     520,838       484,192       469,318        112,347         103,042
SELLING, GENERAL, ADMINISTRATIVE AND OTHER,
  NET......................................     469,751       434,908       388,836         95,694          88,152
AMORTIZATION OF EXCESS COST OVER NET ASSETS
  ACQUIRED.................................       7,795         7,571         7,691          1,772           1,787
                                             ----------    ----------    ----------      ---------       ---------
OPERATING INCOME...........................      43,292        41,713        72,791         14,881          13,103
INTEREST EXPENSE:
  Interest expense, excluding amortization
     of deferred financing costs...........      63,907        64,831        62,778         14,491          14,709
  Amortization of deferred financing
     costs.................................       6,304         4,901         5,472          1,239           1,299
                                             ----------    ----------    ----------      ---------       ---------
                                                 70,211        69,732        68,250         15,730          16,008
LOSS (GAIN) ON DISPOSAL OF ASSETS..........      (1,364)       (2,083)           37            (37)           (458)
PROVISION FOR EARTHQUAKE LOSSES............          --            --         4,504             --              --
                                             ----------    ----------    ----------      ---------       ---------
LOSS BEFORE PROVISION FOR INCOME TAXES AND
  EXTRAORDINARY CHARGES....................     (25,555)      (25,936)           --           (812)         (2,447)
PROVISION FOR INCOME TAXES.................       3,441         1,427         2,700            300             900
                                             ----------    ----------    ----------      ---------       ---------
LOSS BEFORE EXTRAORDINARY CHARGES..........     (28,996)      (27,363)       (2,700)        (1,112)         (3,347)
EXTRAORDINARY CHARGES:
  Loss on extinguishment of debt, net of
     income tax benefit of $2,484..........       6,716            --            --             --              --
  Gain on partially depreciated assets
     replaced by insurance companies, net
     of income tax expense of $702.........      (1,898)           --            --             --              --
                                             ----------    ----------    ----------      ---------       ---------
NET LOSS...................................  $  (33,814)   $  (27,363)   $   (2,700)     $  (1,112)      $  (3,347)
                                             ==========    ==========    ==========      =========       =========
PREFERRED STOCK ACCRETION..................          --         3,882         8,767          2,023           2,376
LOSS APPLICABLE TO COMMON SHARES...........  $  (33,814)   $  (31,245)   $  (11,467)     $  (3,135)      $  (5,723)
                                             ==========    ==========    ==========      =========       =========
LOSS PER COMMON SHARE:
  Loss before extraordinary charges........  $   (20.74)   $   (21.52)   $    (7.63)     $   (2.08)      $   (3.81)
  Extraordinary charges....................       (3.45)           --            --             --              --
                                             ----------    ----------    ----------      ---------       ---------
  Net loss.................................  $   (24.19)   $   (21.52)   $    (7.63)     $   (2.08)      $   (3.81)
                                             ==========    ==========    ==========      =========       =========
  Average Number of Common Shares
     Outstanding...........................   1,397,939     1,452,184     1,503,828      1,505,004       1,502,900
                                             ==========    ==========    ==========      =========       =========

          See accompanying notes to consolidated financial statements.

                         FOOD 4 LESS SUPERMARKETS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                             FIFTY-TWO     FIFTY-TWO     FIFTY-TWO       TWELVE          TWELVE
                                            WEEKS ENDED   WEEKS ENDED   WEEKS ENDED    WEEKS ENDED     WEEKS ENDED
                                             JUNE 27,      JUNE 26,      JUNE 25,     SEPTEMBER 18,   SEPTEMBER 17,
                                               1992          1993          1994           1993            1994
                                            -----------   -----------   -----------   -------------   -------------
                                                                                               (UNAUDITED)
CASH PROVIDED (USED) BY OPERATING
  ACTIVITIES:
  Cash received from customers............  $ 2,913,493   $ 2,742,027   $ 2,585,160     $ 616,616       $ 598,698
  Cash paid to suppliers and employees....   (2,752,442)   (2,711,779)   (2,441,353)     (586,745)       (582,504)
  Interest paid...........................      (56,234)      (58,807)      (56,762)       (4,367)         (5,873)
  Income taxes (paid) refunded............       (4,665)        2,971          (247)        1,289          (1,651)
  Interest received.......................        1,266           993           903           202             688
  Other, net..............................        4,734         8,093           121         2,093             140
                                            -----------   -----------   -----------     ---------       ---------
NET CASH PROVIDED (USED) BY OPERATING
  ACTIVITIES..............................      106,152       (16,502)       87,822        29,088           9,498
CASH PROVIDED (USED) BY INVESTING
  ACTIVITIES:
  Proceeds from sale of property and
     equipment............................       17,395        15,685        11,953         2,486           2,703
  Payment for purchase of property and
     equipment............................      (60,263)      (53,467)      (57,471)       (6,585)        (16,750)
  Proceeds (payment) for sale (purchase)
     of other assets......................       (4,754)          (18)          813            --              --
  Business acquisition costs, net of cash
     acquired.............................      (27,563)           --       (11,050)           --              --
  Receivable received from seller of
     business acquired....................       12,259            --            --            --              --
  Other, net..............................           --            --            --           799              --
                                            -----------   -----------   -----------     ---------       ---------
NET CASH USED BY INVESTING ACTIVITIES.....      (62,926)      (37,800)      (55,755)       (3,300)        (14,047)
CASH PROVIDED (USED) BY FINANCING
  ACTIVITIES:
  Proceeds from issuance of long-term
     debt.................................      177,500        26,557            28            --              --
  Net increase (decrease) in revolving
     loan.................................      (23,900)        4,900        (4,900)       (4,900)          6,100
  Payments of long-term debt..............     (184,389)      (14,319)      (14,224)       (1,955)         (4,335)
  Proceeds from the issuance of preferred
     stock................................           --        46,348            --            --              --
  Proceeds from issuance of common stock,
     net..................................          341         3,652            --            --              --
  Purchase of treasury stock, net.........         (313)         (545)       (1,192)           --              --
  Payments of capital lease obligation....       (2,814)       (2,840)       (3,693)         (667)           (816)
  Deferred financing costs and other......       (6,656)       (8,839)         (179)         (214)             (8)
                                            -----------   -----------   -----------     ---------       ---------
NET CASH PROVIDED (USED) BY FINANCING
  ACTIVITIES..............................      (40,231)       54,914       (24,160)       (7,736)            941
                                            -----------   -----------   -----------     ---------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.............................        2,995           612         7,907        18,052          (3,608)
CASH AND CASH EQUIVALENTS
  AT BEGINNING OF PERIOD..................       21,482        24,477        25,089        25,089          32,996
                                            -----------   -----------   -----------     ---------       ---------
CASH AND CASH EQUIVALENTS
  AT END OF PERIOD........................  $    24,477   $    25,089   $    32,996     $  43,141       $  29,388
                                            ===========   ===========   ===========     =========       =========

                         FOOD 4 LESS SUPERMARKETS, INC.

                             (DOLLARS IN THOUSANDS)

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                             FIFTY-TWO      FIFTY-TWO      FIFTY-TWO        TWELVE          TWELVE
                                            WEEKS ENDED    WEEKS ENDED    WEEKS ENDED     WEEKS ENDED     WEEKS ENDED
                                              JUNE 27,       JUNE 26,       JUNE 25,     SEPTEMBER 18,   SEPTEMBER 17,
                                                1992           1993           1994           1993            1994
                                            ------------   ------------   ------------   -------------   -------------
                                                                                                  (UNAUDITED)
RECONCILIATION OF NET LOSS TO NET CASH
  PROVIDED (USED) BY OPERATING ACTIVITIES:
  Net loss................................    $(33,814)     $(27,363)      $ (2,700)        $(1,112)        $(3,347)
  Adjustments to reconcile net loss to net
     cash provided (used) by operating
     activities:
     Depreciation and amortization........      61,181        62,541         62,555          14,263          14,301
     Extraordinary charge.................       4,818            --             --
     Loss (gain) on sale of assets........      (1,364)       (4,613)            65             (37)           (458)
     Equity loss on investments in
       supplier cooperative...............         472           207             --              --              32
     Change in assets and liabilities, net
       of effects from acquisition of
       businesses:
       Accounts and notes receivable......      (7,688)       17,145         (3,220)         (5,777)           (197)
       Inventories........................         202        17,697        (17,125)          7,562           2,344
       Prepaid expenses and other.........      (2,834)       (6,163)        (5,717)         (3,213)         (3,982)
       Accounts payable and accrued
          liabilities.....................      71,369       (83,286)        55,301          14,573          (1,945)
       Self-insurance liabilities.........      15,034         2,935         (3,790)          1,240           3,501
       Deferred income taxes..............       2,033         4,004          2,506           1,289              --
       Income taxes payable...............      (3,257)          394            (53)            300            (751)
                                              --------      --------       --------         -------         -------
     Total adjustments....................     139,966        10,861         90,522          30,200          12,845
                                              --------      --------       --------         -------         -------
NET CASH PROVIDED (USED) BY OPERATING
  ACTIVITIES..............................    $106,152      $(16,502)      $ 87,822         $29,088         $ 9,498
                                              ========      ========       ========         =======         =======
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Purchase of property and equipment
     through issuance of capital lease
     obligation...........................          --            --       $  2,575              --              --
                                              ========      ========       ========         =======         =======
  Reduction of goodwill and deferred
     income taxes.........................          --            --       $  9,896              --              --
                                              ========      ========       ========         =======         =======
  Acquisition of businesses:
     Fair value of assets acquired........          --            --       $ 11,241              --              --
     Net cash paid in acquisition.........          --            --        (11,050)             --              --
                                              --------      --------       --------         -------         -------
     Liabilities assumed..................          --            --       $    191              --              --
                                              ========      ========       ========         =======         =======
  Final purchase price allocation for the
     Alpha Beta Acquisition:
     Property and equipment valuation
       adjustment.........................    $ 44,231            --             --              --              --
                                              ========      ========       ========         =======         =======
     Additional acquisition liabilities...    $ 14,305            --             --              --              --
                                              ========      ========       ========         =======         =======
     Deferred tax benefit.................    $ 12,800            --             --              --              --
                                              ========      ========       ========         =======         =======
  Accretion of preferred stock............    $     --      $  3,882       $  8,767         $ 2,023         $ 2,376
                                              ========      ========       ========         =======         =======

          See accompanying notes to consolidated financial statements.

                         FOOD 4 LESS SUPERMARKETS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                           PREFERRED STOCK       COMMON STOCK       TREASURY STOCK
                           ----------------   ------------------   -----------------               TOTAL
                           NUMBER              NUMBER              NUMBER               SHARE-     ADD'L                  STOCK-
                             OF                  OF                  OF                HOLDERS'   PAID-IN    RETAINED    HOLDER'S
                           SHARES   AMOUNT     SHARES     AMOUNT   SHARES    AMOUNT     NOTES     CAPITAL    (DEFICIT)    EQUITY
                           ------   -------   ---------   ------   -------   -------   --------   --------   ---------   --------
BALANCES AT JUNE 29,
  1991...................     --    $    --   1,396,878     $14     (1,250)  $  (125)    $(930)   $103,658   $ (18,060)  $ 84,557
  Net loss...............     --         --          --      --         --        --        --          --     (33,814)   (33,814)
  Issuance of Common
    Stock................     --         --       1,636      --         --        --      (190)        341          --        151
  Purchase of Treasury
    Stock................     --         --          --      --     (3,947)     (463)      131          --          --       (332)
  Sale of Treasury
    Stock................     --         --          --      --      1,560       159       (50)         --          --        109
  Payments of
    Shareholders'
    Notes................     --         --          --      --         --        --       100          --          --        100
                           ------   -------   ---------     ---    -------   -------   --------   --------   ---------   --------
BALANCES AT JUNE 27,
  1992...................     --         --   1,398,514      14     (3,637)     (429)     (939)    103,999     (51,874)    50,771
  Net loss...............     --         --          --      --         --        --        --          --     (27,363)   (27,363)
  Issuance of Common
    Stock................     --         --     121,118       1         --        --        --       3,651          --      3,652
  Purchase of Treasury
    Stock................     --         --          --      --     (9,612)     (770)      225          --          --       (545)
  Issuance of Cumulative
    Convertible Preferred
    Stock................  50,000    46,348          --      --         --        --        --          --          --     46,348
  Accretion of Preferred
    Stock................     --      3,882          --      --         --        --        --          --      (3,882)        --
                           ------   -------   ---------     ---    -------   -------   --------   --------   ---------   --------
BALANCES AT JUNE 26,
  1993...................  50,000    50,230   1,519,632      15    (13,249)   (1,199)     (714)    107,650     (83,119)    72,863
  Net loss...............     --         --          --      --         --        --        --          --      (2,700)    (2,700)
  Purchase of Treasury
    Stock................     --         --          --      --     (3,483)   (1,270)       78          --          --     (1,192)
  Payments of
    Shareholders'
    Notes................     --         --          --      --         --        --        50          --          --         50
  Accretion of Preferred
    Stock................     --      8,767          --      --         --        --        --          --      (8,767)        --
                           ------   -------   ---------     ---    -------   -------   --------   --------   ---------   --------
BALANCES AT JUNE 25,
  1994...................  50,000    58,997   1,519,632      15    (16,732)   (2,469)     (586)    107,650     (94,586)    69,021
  Net loss (unaudited)...     --         --          --      --         --        --        --          --      (3,347)    (3,347)
  Accretion of Preferred
    Stock (unaudited)....     --      2,376          --      --         --        --        --          --      (2,376)        --
                           ------   -------   ---------     ---    -------   -------   --------   --------   ---------   --------
BALANCES AT SEPTEMBER 17,
  1994 (unaudited).......  50,000   $61,373   1,519,632     $15    (16,732)  $(2,469)    $(586)   $107,650   $(100,309)  $ 65,674
                           ======   =======   =========     ===    ========  =======     =====    ========   =========   ========

          See accompanying notes to consolidated financial statements.

                         FOOD 4 LESS SUPERMARKETS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND ACQUISITIONS

     Food 4 Less Supermarkets, Inc. (the "Company"), a wholly-owned subsidiary of Food 4 Less Holdings, Inc. ("Holdings"), is a multiple format supermarket operator that tailors its retail strategy to the particular needs of the individual communities it serves. Holdings is a majority-owned subsidiary of Food 4 Less, Inc. ("FFL"). The Company operates in three geographic areas:
Southern California, Northern California and certain areas of the Midwest. The Company has three first-tier subsidiaries: Cala Co. ("Cala"), Falley's, Inc. ("Falley's") and Food 4 Less of Southern California, Inc. ("F4L-SoCal"), formerly known as Breco Holding Company, Inc. ("BHC"). Cala Foods, Inc. ("Cala Foods") and Bell Markets, Inc. ("Bell") are subsidiaries of Cala, and Alpha Beta Company ("Alpha Beta") is a subsidiary of F4L-SoCal.

  (a) Acquisitions

     On March 29, 1994, the Company purchased certain operating assets formerly owned by Food Barn Stores, Inc. (the "Food Barn Stores") from Associated Wholesale Grocers, Inc. ("AWG") (the "Food Barn Acquisition") for $11,241,000 (including acquisition costs of $180,000). The financial statements reflect the preliminary allocation of the purchase price as the purchase price allocation has not been finalized. The effect of the acquisition was not material to the Company's financial position and results of operations. Falley's has agreed to purchase merchandise (as defined) for the Food Barn Stores from AWG through March 24, 2001. Falley's has pledged its patronage dividends and notes receivable from AWG as security under this supply agreement.

     On June 17, 1991, the Company acquired all of the common stock of Alpha Beta for $270,513,000 (including acquisition costs of $41,477,000) in a transaction accounted for as a purchase.

     In January 1990, the Company purchased certain operating assets of ABC Market Corp. ("ABC") for $14,675,000, plus approximately $1,000,000 in fees and expenses.

     On June 30, 1989, the Company acquired Bell for approximately $13,700,000, which includes $8,000,000 of notes and the assumption of Bell's long-term debt. The transaction was accounted for as a purchase. Certified Grocers of California, Ltd. ("Certified") has guaranteed up to $4,000,000 of notes issued by the Company to the seller in connection with the purchase and the performance of a lease.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Business

     The Company is engaged primarily in the operation of retail supermarkets.

  (b) Basis of Presentation

     Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The results of operations of Alpha Beta, F4L-SoCal (BHC), Bell, ABC and the Food Barn Stores have been excluded from the consolidated financial statements prior to their respective acquisition dates. The excess of the purchase price over the fair value of the net assets acquired is classified as goodwill. All intercompany transactions have been eliminated in consolidation.

     Interim Financial Statements. The consolidated balance sheet of the Company as of September 17, 1994 and the consolidated statements of operations and cash flows for the interim periods ended September 17, 1994 and September 18, 1993 are unaudited, but include all adjustments (consisting of only normal recurring accruals) which the Company considers necessary for a fair presentation of its consolidated financial position, results of operations and cash flows for these periods. These interim financial statements do not include all disclosures required by generally accepted accounting principles, and, therefore, should be read in conjunction

                         FOOD 4 LESS SUPERMARKETS, INC.

with the Company's financial statements and notes thereto included herein. Results of operations for interim periods are not necessarily indicative of the results for a full fiscal year.

  (c) Fiscal Years

     The Company's fiscal year is the 52 or 53-week period which ends on the last Saturday in June. Fiscal years 1994, 1993, and 1992 include 52 weeks.

  (d) Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  (e) Inventories

     Inventories, which consist of grocery products, are stated at the lower of cost or market. Cost has been principally determined using the last-in, first-out ("LIFO") method. If inventories had been valued using the first-in, first-out ("FIFO") method, inventories would have been higher by $13,103,000, $13,802,000 and $14,822,000 (unaudited) at June 26, 1993, June 25, 1994 and
September 17, 1994, respectively, and gross profit and operating income would have been greater by $3,554,000, $4,441,000, $699,000, $1,011,000 (unaudited)
and $1,020,000 (unaudited) for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, the 52 weeks ended June 25, 1994, the 12 weeks ended September 18, 1993, and the 12 weeks ended September 17, 1994, respectively.

  (f) Pre-opening Costs

     The costs associated with opening new stores are deferred and amortized over one year following the opening of each new store.

  (g) Closed Store Reserves

     When a store is closed, the Company provides a reserve for the net book value of any store assets, net of salvage value, and the net present value of the remaining lease obligation, net of sublease income. For the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, the 52 weeks ended June 25, 1994, the 12 weeks ended September 18, 1993 and the 12 weeks ended September 17, 1994, utilization of this reserve was $4.0 million, $2.4 million, $1.1 million, $0.2 million (unaudited) and $0.2 million (unaudited), respectively.

  (h) Investments in Supplier Cooperatives

     The investment in Certified is accounted for on the cost method. There are certain restrictions on the sale of this investment.

  (i) Investment in Food 4 Less of Modesto, Inc.

     During the 52 weeks ended June 26, 1993, the Company sold its 20% investment in Food 4 Less of Modesto, Inc. ("Modesto") for gross proceeds of $4.5 million, which included a $1.5 million note receivable, resulting in a gain of $2.5 million. The Company previously accounted for this investment using the cost method.

                         FOOD 4 LESS SUPERMARKETS, INC.

  (j) Property and Equipment

     Property and equipment are stated at cost and are depreciated principally using the straight-line method over the following estimated useful lives:

            Buildings and improvements..................  5-40 years
            Equipment and fixtures......................  3-10 years
            Property under capital leases and leasehold
              interests.................................  3-45 years   (lease term)

  (k) Deferred Financing Costs

     Costs incurred in connection with the issuance of debt are amortized over the term of the related debt using the effective interest method.

  (l) Goodwill and Covenants Not to Compete

     The excess of the purchase price over the fair value of the net assets of businesses acquired is amortized on a straight-line basis over 40 years beginning at the date of acquisition. Covenants not to compete, which are included in Other Assets, are amortized on a straight-line basis over the term of the covenant.

     Current and undiscounted future operating cash flows are compared to current and undiscounted future goodwill amortization to determine if an impairment of goodwill has occurred and is continuing. As of June 25, 1994, no impairment exists.

  (m) Income Taxes

     On June 27, 1993, the Company prospectively adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates. Previously, the Company used the SFAS 96 asset and liability approach that gave no recognition to future events other than the recovery of assets and settlement of liabilities at their carrying amounts.

     Under SFAS 109, the Company recognizes to a greater degree the future tax benefits of expenses which have been recognized in the financial statements.

     The implementation of SFAS No. 109 did not have a material effect on the accompanying consolidated financial statements.

  (n) Notes Receivable from Shareholders of Parent

     Notes receivable from shareholders of parent represent loans to employees of the Company for purchases of Holdings' stock. The notes are due over various periods, bear interest at the prime rate, and are secured by each shareholder's shares of common stock.

  (o) Self-Insurance

     Certain of the Company's subsidiaries are self-insured for a portion of workers' compensation, general liability and automobile accident claims. The Company establishes reserves based on an independent actuary's review of claims filed and an estimate of claims incurred but not yet filed.

                         FOOD 4 LESS SUPERMARKETS, INC.

  (p) Discounts and Promotional Allowances

     Promotional allowances and vendor discounts are recorded as a reduction of cost of sales in the accompanying consolidated statements of operations. Allowance proceeds received in advance are deferred and recognized over the period earned.

  (q) Provision for Earthquake Losses

     On January 17, 1994, Southern California was struck by a major earthquake which resulted in the temporary closing of 31 of the Company's stores. The closures were caused primarily by loss of electricity, water, inventory, or structural damage. All but one of the closed stores reopened within a week of the earthquake. The final closed store reopened on March 24, 1994. The Company is insured against earthquake losses (including business interruption), subject to certain deductibles. The pre-tax financial impact, net of insurance claims, was approximately $4.5 million. At June 25, 1994, the Company had received all expected insurance proceeds related to this claim.

  (r) Extraordinary Items

     For the 52 weeks ended June 27, 1992, the Company classified the write-off of deferred financing costs associated with the early extinguishment of debt as an extraordinary item. For the 52 weeks ended June 27, 1992, the Company also classified the difference between the net book value and replacement cost of property and equipment destroyed during the April 1992 civil unrest in Los Angeles and replaced by insurance companies as an extraordinary item. Proceeds received from insurance companies for business interruption related to the civil unrest are included as a component of selling, general, administrative and other expenses.

  (s) Loss Per Common Share

     Loss per common share is computed based on the weighted average number of shares outstanding during the applicable period. Fully diluted loss per share has been omitted as it is anti-dilutive for all periods presented.

  (t) Reclassifications

     Certain prior period amounts in the consolidated financial statements have been reclassified to conform to the June 25, 1994 presentation.

(3) PREFERRED STOCK

     On December 31, 1992, the Company issued 50,000 shares of $.01 par value Series A cumulative convertible preferred stock (the "Preferred Stock") with a liquidation value of $1,000 per share and 121,118 shares of its $.01 par value common stock (the "Common Stock") to its parent company, Food 4 Less Holdings, Inc. ("Holdings") in exchange for gross proceeds of $50.0 million. The Preferred Stock is convertible into common stock at the option of the holder based upon a conversion price which results in a one-for-one exchange. The Preferred Stock has a stated dividend rate of $152.50 per share, per annum, and is anti-dilutive. The Company may pay dividends on or before December 31, 1997 only by issuing additional shares of Preferred Stock. The Company may redeem the Preferred Stock at any time after December 31, 1997 for its liquidation value. At June 25, 1994, the Company had accrued approximately $12,649,000 for the Preferred Stock dividends earned but not yet declared.

     In order to finance the purchase of the Preferred and Common Stock from the Company, Holdings issued $103.6 million aggregate principal amount of 15.25% Senior Discount Notes due 2004 (the "Holdings

                         FOOD 4 LESS SUPERMARKETS, INC.

Notes") and 121,118 Common Stock Purchase Warrants (the "Warrants") for gross proceeds of $50.0 million. No cash interest is payable on the Notes until June 15, 1998.

     At the present time, Holdings has no other income or assets other than its investment in the Company's Common and Preferred Stock and intends to service the interest payments on the Holdings Notes when they become payable in cash (in fiscal 1998) through dividends it receives on the Company's capital stock.

(4) LONG-TERM DEBT AND SENIOR SUBORDINATED DEBT

     The Company's long-term debt is summarized as follows:

                                                                JUNE 26,         JUNE 25,
                                                                  1993             1994
                                                              ------------     ------------
    Bank Term Loan, principal due quarterly through January
      1999, with interest payable monthly in arrears........  $148,478,000     $137,064,000
    10.45 percent Senior Notes principal due 2000 with
      interest payable semi-annually in arrears.............   175,000,000      175,000,000
    Revolving Loan..........................................     4,900,000               --
    10.625 percent first real estate mortgage due 1998,
      $12,000 of principal plus interest payable monthly
      secured by land and building with a net book value of
      $2,122,000............................................     1,558,000        1,521,000
    9.2 to 9.25 percent notes payable, collateralized by
      equipment, due September 1994, $67,000 of principal
      plus interest payable monthly, plus balloon payment of
      $992,000..............................................     1,772,000        1,103,000
    10.8 percent notes payable, collateralized by equipment,
      due September 1995, $72,000 of principal plus interest
      payable monthly, plus balloon payment of $1,004,000...     2,447,000        1,819,000
    10.0 percent secured promissory note, collateralized by
      the stock of Bell, due 1996, interest payable
      quarterly through June 1996...........................     8,000,000        8,000,000
    10.08 percent notes payable, collateralized by
      equipment, due November 1996, $34,000 of principal
      plus interest payable monthly, plus balloon payment of
      $493,000..............................................     1,515,000        1,242,000
    10.15 percent notes payable, collateralized by
      equipment, due December 1996, $45,000 of principal and
      interest payable monthly, plus balloon payment of
      $640,000..............................................     1,994,000        1,675,000
    10.0 percent real estate mortgage due 2000, $8,000 of
      principal and interest payable monthly................       474,000          419,000
    Other long-term debt....................................     2,216,000        1,415,000
                                                              ------------     ------------
                                                               348,354,000      329,258,000
    Less -- current portion.................................    12,778,000       18,314,000
                                                              ------------     ------------
                                                              $335,576,000     $310,944,000
                                                              ============     ============

     In June 1991, the Company and certain of its subsidiaries entered into a Credit Agreement (the "Credit Agreement") with certain banks, comprised of a $315,000,000 Term Loan (the "Bank Term Loan") facility, a $70,000,000 Revolving Loan (the "Revolving Loan") facility and a $55,000,000 standby letter of credit facility (the "Letter of Credit Facility"). At June 25, 1994, $137,064,000 was outstanding under the Bank Term Loan, there were no borrowings outstanding under the Revolving Loan and $48,131,000 of standby letters of credit had been issued on behalf of the Company. A commitment fee of 1/2 of 1 percent is charged on the average daily unused portion of the Revolving Loan and the Letter of Credit Facility; such commitment fees are due quarterly in arrears. Interest on borrowings under the Bank Term Loan is at the bank's Base Rate (as defined) plus
1.25 percent or the Eurodollar Rate (as defined) plus 2.5 percent. At June 25, 1994, the

                         FOOD 4 LESS SUPERMARKETS, INC.

weighted average interest rate on the Bank Term Loan was 6.5 percent. In accordance with certain requirements of the Credit Agreement, the Company purchased an interest rate cap for a principal amount of approximately $91.4 million on the three-month Libor rate at 5.5% which expires on January 3, 1995. Quarterly principal installments on the Bank Term Loan continue to December 1998, with $15,580,000 payable in fiscal year 1995, $21,245,000 payable in fiscal year 1996, $22,661,000 payable in fiscal 1997, $40,489,000 payable in fiscal 1998, and $37,089,000 payable in fiscal 1999. Interest on borrowings under the Revolving Loan is at the bank's Base Rate (as defined) plus 1.25 percent. At June 25, 1994, the interest rate on the Revolving Loan was 8.5 percent. To the extent borrowings under the Revolving Loan are not paid earlier, they are due in June 1996. The common stock of F4L-SoCal, Falley's, Cala and certain of their direct and indirect subsidiaries has been pledged as security under the Credit Agreement.

     In April 1992, the Company and its wholly-owned subsidiaries issued $175,000,000 of 10.45 percent Senior Notes (the "Senior Notes"). These notes are due in two equal sinking fund payments on April 15, 1999 and 2000. They are general unsecured obligations of the Company and rank senior in right of payment to all subordinated indebtedness (as defined). The Senior Notes rank "pari passu" in right of payment with all borrowings and other obligations of the Company under its bank Credit Agreement; however, the obligations under the Credit Agreement are secured by substantially all the assets of the Company and its subsidiaries. The Senior Notes may be redeemed beginning in 1996 at 104.5 percent, declining ratably to 100 percent in 1999. The proceeds received, net of issuance costs, were used to pay down borrowings under the Bank Term Loan. Deferred financing costs related to the portion of the Bank Term Loan that was retired of $6.7 million, net of related tax benefit of $2.5 million, are classified as an extraordinary item in the Company's consolidated statement of operations for the 52 weeks ended June 27, 1992.

     Scheduled maturities of principal of Long-Term Debt at June 25, 1994 are as follows:

            1995...................................................  $ 18,314,000
            1996...................................................    23,384,000
            1997...................................................    32,322,000
            1998...................................................    40,701,000
            1999...................................................   124,823,000
            Later years............................................    89,714,000
                                                                     ------------
                                                                     $329,258,000
                                                                     ============

     The Company issued $145,000,000 principal amount of Senior Subordinated Notes (the "Subordinated Notes") in connection with the acquisition of Alpha Beta as described in Note 1. The Subordinated Notes bear interest, payable semi-annually on June 15 and December 15, at an annual rate of 13.75 percent. The Subordinated Notes are subordinated to all Senior Indebtedness (as defined) of the Company, and may be redeemed beginning in 1996 at a redemption price of 106 percent. The redemption price declines ratably to 100 percent in 2000.

     The debt agreements, among other things, require the Company to maintain minimum levels of net worth (as defined), to maintain minimum levels of earnings (as defined), to maintain a hedge agreement to provide interest rate protection, and to comply with certain ratios related to interest expense (as defined), fixed charges (as defined), working capital and indebtedness. In addition, the debt agreements limit, among other things, additional borrowings, dividends on, and redemption of, capital stock, capital expenditures, incurrence of lease obligations, and the acquisition and disposition of assets. At June 26, 1993 and June 25, 1994 the Company was in compliance with the financial covenants of its debt agreements. At June 25, 1994, dividends and certain other payments are restricted based on terms in the debt agreements.

                         FOOD 4 LESS SUPERMARKETS, INC.

(5) LEASES

     The Company's operations are conducted primarily in leased properties. Substantially all leases contain renewal options. Rental expense under operating leases was as follows:

                                                     52 WEEKS      52 WEEKS        52 WEEKS
                                                       ENDED         ENDED           ENDED
                                                     JUNE 27,      JUNE 26,        JUNE 25,
                                                       1992          1993            1994
                                                    -----------   -----------     -----------
    Minimum rents.................................  $46,706,000   $44,504,000     $49,788,000
    Rents based on sales..........................    7,656,000     5,917,000       3,806,000

     Following is a summary of future minimum lease payments under operating leases at June 25, 1994:

            1995...................................................  $ 52,542,000
            1996...................................................    48,966,000
            1997...................................................    45,325,000
            1998...................................................    38,925,000
            1999...................................................    34,423,000
            Later years............................................   269,332,000
                                                                     ------------
                                                                     $489,513,000
                                                                     ============

     The Company has entered into lease agreements for new supermarket sites which were not in operation at June 25, 1994. Future minimum lease payments under such operating leases generally begin when such supermarkets open and at June 25, 1994 are: 1995 -- $5,990,000; 1996 -- $11,772,000; 1997 -- $11,825,000;
1998 -- $11,810,000; 1999 -- $11,819,000; later years -- $218,480,000.

     Certain leases qualify as capital leases under the criteria established in Statement of Financial Accounting Standards No. 13, "Accounting for Leases," and are classified on the consolidated balance sheets as leased property under capital leases. Future minimum lease payments for the property under capital leases at June 25, 1994 are as follows:

            1995....................................................  $ 7,948,000
            1996....................................................    7,521,000
            1997....................................................    6,995,000
            1998....................................................    6,374,000
            1999....................................................    6,071,000
            Later years.............................................   44,108,000
                                                                      -----------
                      Total minimum lease payments..................   79,017,000
            Less: amounts representing interest.....................   35,403,000
                                                                      -----------
            Present value of minimum lease payments.................   43,614,000
            Less: current portion...................................    3,616,000
                                                                      -----------
                                                                      $39,998,000
                                                                      ===========

     Accumulated depreciation related to capital leases was $20,356,000 and $24,041,000 at June 26, 1993 and June 25, 1994, respectively.

     The Company is leasing a distribution facility and four store locations from the previous owner of Alpha Beta. The agreement contains a purchase option for the land, buildings and improvements and equipment at a price that equals or exceeds the estimated fair market value throughout the term of the lease.

                         FOOD 4 LESS SUPERMARKETS, INC.

(6) INVESTMENT IN A.W.G.

     The investment in Associated Wholesale Grocers ("A.W.G.") consists principally of the cooperative's six percent interest-bearing seven and eight-year patronage certificates received in payment of certain rebates. Following is a summary of future maturities based upon current redemption terms:

            1995.....................................................  $       --
            1996.....................................................          --
            1997.....................................................     795,000
            1998.....................................................   1,420,000
            1999.....................................................   1,520,000
            Later years..............................................   2,983,000
                                                                       ----------
                                                                       $6,718,000
                                                                       ==========

(7) INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                     52 WEEKS       52 WEEKS       52 WEEKS
                                                      ENDED          ENDED           ENDED
                                                     JUNE 27,       JUNE 26,       JUNE 25,
                                                       1992           1993           1994
                                                    ----------     ----------     -----------
    Current:
      Federal.....................................  $2,507,000     $       --     $ 3,251,000
      State and other.............................     934,000         82,000         712,000
                                                    ----------     ----------     -----------
                                                     3,441,000         82,000       3,963,000
                                                    ----------     ----------     -----------
    Deferred:
      Federal.....................................          --      1,345,000         (70,000)
      State and other.............................          --             --      (1,193,000)
                                                    ----------     ----------     -----------
                                                            --      1,345,000      (1,263,000)
                                                    ----------     ----------     -----------
                                                    $3,441,000     $1,427,000     $ 2,700,000
                                                    ==========     ==========     ===========

     A reconciliation of the provision (benefit) for income taxes to amounts computed at the federal statutory rates of 34% for fiscal 1992 and 1993 and 35% for fiscal 1994 is as follows:

                                                    52 WEEKS        52 WEEKS        52 WEEKS
                                                      ENDED           ENDED          ENDED
                                                    JUNE 27,        JUNE 26,        JUNE 25,
                                                      1992            1993            1994
                                                   -----------     -----------     ----------
    Federal income taxes at statutory rate on
      loss before provision for income taxes and
      extraordinary charges......................  $(8,689,000)    $(8,818,000)    $       --
    State and other taxes, net of federal tax
      benefit....................................      934,000          82,000         (1,000)
    Alternative minimum tax......................    2,507,000              --             --
    Effect of permanent differences resulting
      primarily from amortization of goodwill....    2,706,000       2,850,000      2,820,000
    Accounting limitation (recognition) of
      deferred tax benefit.......................    5,983,000       7,313,000       (119,000)
                                                   -----------     -----------     ----------
                                                   $ 3,441,000     $ 1,427,000     $2,700,000
                                                   ===========     ===========     ==========

                         FOOD 4 LESS SUPERMARKETS, INC.

     The provision (benefit) for deferred taxes consists of the following:

                                                       52 WEEKS        52 WEEKS        52 WEEKS
                                                        ENDED            ENDED           ENDED
                                                       JUNE 27,        JUNE 26,        JUNE 25,
                                                         1992            1993            1994
                                                     ------------     -----------     -----------
Depreciation.......................................  $  6,282,000     $ 7,756,000     $ 2,536,000
Difference between book and tax basis of assets
  sold.............................................     2,514,000       3,198,000      (4,223,000)
Deferred revenues and allowances...................    (7,028,000)         40,000      (2,349,000)
Pre-opening costs..................................     1,072,000        (512,000)        174,000
Accounts receivable reserves.......................            --        (270,000)        249,000
Unicap.............................................      (124,000)         (5,000)       (536,000)
Capital lease obligation...........................    (2,010,000)     (1,385,000)      2,792,000
Self-insurance reserves............................   (13,558,000)     (4,082,000)       (535,000)
Inventory shrink reserve...........................      (528,000)        777,000        (869,000)
LIFO...............................................     7,104,000        (554,000)     (1,010,000)
Closed store reserve...............................       964,000       1,092,000         440,000
Accrued expense....................................            --              --        (582,000)
Accrued payroll and related liabilities............    (2,656,000)        193,000       1,721,000
Damaged inventory reimbursement....................     1,195,000              --              --
Acquisition costs..................................     4,974,000       2,626,000       1,397,000
Sales tax reserves.................................            --        (715,000)       (418,000)
Deferred rent subsidy..............................            --        (483,000)       (624,000)
Net operating loss usage...........................            --              --       5,782,000
Tax credits benefited..............................            --      (1,392,000)     (4,477,000)
Accounting limitation (recognition) of deferred tax
  benefit                                               1,588,000      (4,591,000)     (1,085,000)
Other, net.........................................       211,000        (348,000)        354,000
                                                     ------------     -----------     -----------
                                                     $         --     $ 1,345,000     $(1,263,000)
                                                     ============     ===========     ===========

                         FOOD 4 LESS SUPERMARKETS, INC.

     The significant components of the Company's deferred tax assets (liabilities) are as follows:

                                                   JUNE 26,         JUNE 25,
                                                     1993             1994
                                                 ------------     ------------
  Deferred tax assets:
    Accrued payroll and related liabilities....  $  4,064,000     $  2,448,000
    Other accrued liabilities..................    13,488,000       13,953,000
    Property and equipment.....................     9,674,000        2,997,000
    Self-insurance liabilities.................    30,907,000       27,744,000
    Loss carryforwards.........................    27,863,000       20,675,000
    Tax credit carryforwards...................     1,392,000        5,869,000
    Other......................................     1,223,000          580,000
                                                 ------------     ------------
       Gross deferred tax assets...............    88,611,000       74,266,000
    Valuation allowance........................   (45,008,000)     (31,149,000)
                                                 ------------     ------------
       Net deferred tax assets.................  $ 43,603,000     $ 43,117,000
                                                 ------------     ------------
  Deferred tax liabilities:
    Inventories................................  $(20,243,000)    $(16,738,000)
    Property and equipment.....................   (38,298,000)     (30,516,000)
    Obligations under capital leases...........    (5,802,000)      (8,733,000)
    Other......................................    (1,689,000)      (1,870,000)
                                                 ------------     ------------
       Gross deferred tax liability............   (66,032,000)     (57,857,000)
                                                 ------------     ------------
       Net deferred tax liability..............  $(22,429,000)    $(14,740,000)
                                                 ============     ============

     The Company recorded a valuation allowance to reserve a portion of its gross deferred tax assets at June 25, 1994 due primarily to financial and tax losses in recent years. Under SFAS 109, this valuation allowance will be adjusted in future periods as appropriate. However, the timing and extent of such future adjustments to the allowance cannot be determined at this time.

     At June 25, 1994, approximately $8,864,000 of the valuation allowance for deferred tax assets will reduce goodwill when the allowance is no longer required.

     At June 25, 1994, the Company has net operating loss carryforwards for federal income tax purposes of $59,071,000, which expire in 2007 through 2008. The Company has federal and state Alternative Minimum Tax ("AMT") credit carryforwards of approximately $4,090,000 which are available to reduce future regular taxes in excess of AMT. Currently, there is no expiration date for these credits.

     FFL files a consolidated federal income tax return, under which the federal income tax liability of FFL and its subsidiaries (which since June 23, 1989 include the Company) is determined on a consolidated basis. FFL has entered into a federal income tax sharing agreement with the Company and certain of its subsidiaries (the "Tax Sharing Agreement"). The Tax Sharing Agreement provides that in any year in which the Company is included in any consolidated tax liability of FFL and has taxable income, the Company will pay to FFL the amount of the tax liability that the Company would have had on such due date if it had been filing a separate return. Conversely, if the Company generates losses or credits which actually reduce the consolidated tax liability of FFL and its other subsidiaries, FFL will credit to the Company the amount of such reduction in the consolidated tax liability. These credits are passed between FFL and the Company in the form of cash payments. In the event any state and local income taxes are determinable on a combined or consolidated basis, the Tax Sharing Agreement provides for a similar allocation between FFL and the Company of such state and local taxes.

                         FOOD 4 LESS SUPERMARKETS, INC.

     The Company currently has an Internal Revenue Service examination in process covering its 1990 and 1991 fiscal years. The Internal Revenue Service has not yet made any additional tax assessments related to these years.

(8) RELATED PARTY TRANSACTIONS

     The Company has a five-year consulting agreement with an affiliated company effective June 17, 1991 for management, financing, acquisition and other services. The agreement is automatically renewed on January 1 of each year for the five-year term unless ninety (90) days' notice is given by either party. The contract provides for annual management fees equal to $2 million plus an additional amount based on the Company's performance and advisory fees for acquisition and financing transactions.

     Fees paid or accrued associated with management services were $2,270,000 during the 52 weeks ended June 25, 1994, $2,000,000 during the 52 weeks ended June 26, 1993, and $2,000,000 during the 52 weeks ended June 27, 1992. Advisory fees paid or accrued were $170,000 during the 52 weeks ended June 25, 1994, $1,795,000 for the 52 weeks ended June 26, 1993, and $116,000 for the 52 weeks ended June 27, 1992. Advisory fees paid or accrued for financing transactions are capitalized and amortized over the term of the related financing. In connection with the acquisitions of Alpha Beta, ABC and the Food Barn Stores, the Company capitalized fees of $8,000,000, $500,000 and $92,000, respectively, which were paid to this affiliated company for acquisition services.

(9) COMMITMENTS AND CONTINGENCIES

     The Company is contingently liable to former stockholders of certain predecessors for any prorated gains which may be realized within ten years of the acquisition of the respective companies resulting from the sale of the Certified stock. Such gains are only payable if Certified is purchased or dissolved, or if the Company sells the shares to Certified within the period noted above.

     The Company is a partner in a supplier partnership, in which it is contingently liable for the partnership's long-term debt. The Company's portion of such debt is approximately $1,650,000.

     The Company has entered into lease agreements with the developers of several new sites in which the Company has agreed to provide construction financing. At June 25, 1994, the Company had capitalized construction costs of $10,435,000 on total commitments of $19,250,000.

     In December 1992, three California state antitrust class action suits were commenced in Los Angeles Superior Court against the Company and other major supermarket chains located in Southern California, alleging that they conspired to refrain from competing in and to fix the price of fluid milk above competitive prices. Specifically, class actions were commenced by Diane Barela and Neila Ross, Ron Moliare and Paul C. Pfeifle on December 7, December 14 and December 23, 1992, respectively. To date, the Court has yet to certify any of these classes, while a demurrer to the complaints was denied. The Company will vigorously defend itself in these class action suits.

     In addition, the Company or its subsidiaries are defendants in a number of other cases currently in litigation or potential claims encountered in the normal course of business which are being vigorously defended. In the opinion of management, the resolutions of these matters will not have a material effect on the Company's financial position or results of operations.

(10) EMPLOYEE BENEFIT PLANS

     The Company implemented SOP No. 93-6, Employer Accounting for Employee Stock Ownership Plans, effective June 26, 1994. The implementation of SOP No. 93-6 did not have a material effect on the accompanying unaudited consolidated financial statements.

                         FOOD 4 LESS SUPERMARKETS, INC.

     The Company and its subsidiaries sponsor several defined contribution benefit plans. The full-time employees of Falley's who are not members of a collective bargaining agreement are covered under a 401(k) plan under which the Company matches certain employee contributions with cash or FFL stock (the "Falley's ESOP"). As part of the original stock sale agreement between FFL and the Falley's ESOP, which has been amended from time to time, an affiliate of the Company has assumed the obligation to purchase any FFL shares as to which terminated plan participants have exercised a put option under the terms of Falley's ESOP. As part of that agreement, the Company may, at its sole discretion, after providing a right of first refusal to the affiliate, purchase FFL shares put under the provisions of the plan. During the year ended June 25, 1994, the Company elected to purchase $1.0 million of FFL shares as to which terminated plan participants had exercised their put option. FFL shares purchased by the Company are classified as treasury stock. As of September 17, 1994, the fair value of the shares allocated which are subject to a repurchase obligation by an affiliate of the Company was approximately $13,286,000 (unaudited).

     The Company also sponsors two ESOPs for employees of the Company who are members of certain collective bargaining agreements (the "Union ESOPs"). The Union ESOPs provide for annual contributions based on hours worked at a rate specified by the terms of the collective bargaining agreements. The Company contributions are made in the form of Holdings stock or cash for the purchase of Holdings stock and are to be allocated to participants based on hours worked. During the 12 weeks ended September 17, 1994, the Company recorded a charge against operations of approximately $77,000 (unaudited) for benefits under the Union ESOPs. There were no shares issued to the Union ESOPs at September 17, 1994.

     All other full-time employees of the Company who are not members of a collective bargaining agreement are covered under a separate 401(k) plan (the "Management Plan"). The Management Plan provides for annual contributions which are determined at the discretion of the Company. The Company contributions are allocated to participants based on employee compensation and matching of certain employee contributions. A portion of the Company contribution allocated based on compensation is made in the form of stock or cash for the purchase of stock.

     Total charges against operations related to all employee benefit plans sponsored by the Company and its subsidiaries were $337,000, $284,000 and $699,000 for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, and the 52 weeks ended June 25, 1994, respectively. No contributions were made with stock and no stock was acquired by any plans in fiscal 1992, fiscal 1993 or fiscal 1994.

     The Company contributes to multi-employer pension plans administered by various trustees. Contributions to these plans are based upon negotiated wage contracts. These plans may be deemed to be defined benefit plans. Information related to accumulated plan benefits and plan net assets as they may be allocated to the Company at June 25, 1994 is not available. The Company contributed $78.6 million, $69.4 million and $57.2 million to these plans for the 52 weeks ended June 27, 1992, June 26, 1993, and June 25, 1994, respectively. Management is not aware of any plans to terminate such plans.

     The United Food and Commercial Workers health and welfare plans were overfunded and those employers who contributed to the plans are to receive a pro rata share of the excess reserves in these plans through a reduction of current contributions. The Company's share of the excess reserve was $24.2 million, of which $8.1 million was recognized in the 52 weeks ended June 25, 1994, with the remainder to be recognized in future periods as the credits are taken. Offsetting the reduction in employer contributions was a $5.5 million union contract ratification bonus and contractual wage increases.

(11) COMMON STOCK

     On December 31, 1992, concurrent with the sale of the Preferred Stock, the Company sold 121,118 shares of common stock to Holdings. Concurrently, the remaining shares of common stock of the Company were exchanged for shares of Holdings common stock on a one for one basis.

                         FOOD 4 LESS SUPERMARKETS, INC.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  (a) Cash and Cash Equivalents

     The carrying amount approximates fair value as a result of the short maturity of these instruments.

  (b) Short-Term Notes and Other Receivables

     The carrying amount approximates fair value as a result of the short maturity of these instruments.

  (c) Investments In and Notes Receivable From Supplier Cooperatives

     The Company maintains a non-current deposit with Certified in the form of Class B shares of Certified. Certified is not obligated in any fiscal year to redeem more than a prescribed number of the Class B shares issued. Therefore, it is not practicable to estimate the fair value of this investment.

     The Company maintains a non-current note receivable from A.W.G. There are no quoted market prices for this investment and a reasonable estimate could not be made without incurring excessive costs. Additional information pertinent to the value of this investment is provided in Note 6.

  (d) Long-Term Debt

     The fair value of the $175.0 million Senior Notes, the $145.0 million Subordinated Notes and the Bank Term Loan is based on quoted market prices. Market quotes for the fair value of the remainder of the Company's debt are not available, and a reasonable estimate of the fair value could not be made without incurring excessive costs. Additional information pertinent to the value of the unquoted debt is provided in Note 4.

     The estimated fair values of the Company's financial instruments are as follows:

                                                                        JUNE 25, 1994
                                                                  -------------------------
                                                                   CARRYING        FAIR
                                                                    AMOUNT         VALUE
                                                                  -----------   -----------
    Cash and cash equivalents...................................  $32,996,000   $32,996,000
    Short-term notes and other receivables......................    4,187,000     4,187,000
    Investments in and notes receivable from supplier
      cooperatives..............................................   12,702,000            --
    Long-term debt for which it is:
      - Practicable to estimate fair values.....................  457,064,000   472,779,000
      - Not practicable.........................................   17,194,000            --

                         FOOD 4 LESS SUPERMARKETS, INC.

(13) OTHER INCOME, NET

     The components of other income items included in SG&A are as follows:

                                                          52 WEEKS     52 WEEKS    52 WEEKS
                                                           ENDED        ENDED        ENDED
                                                          JUNE 27,     JUNE 26,    JUNE 25,
                                                            1992         1993        1994
                                                         ----------   ----------   ---------
    Interest income....................................  $1,266,000   $  993,000   $ 903,000
    Licensing fees.....................................     493,000      246,000     270,000
    Other income (expense).............................     769,000    3,710,000    (177,000)
                                                         ----------   ----------   ---------
                                                         $2,528,000   $4,949,000   $ 996,000
                                                         ==========   ==========   =========

(14) SUBSEQUENT EVENT (UNAUDITED)

     On September 14, 1994, the Company, Holdings, and FFL entered into a definitive Agreement and Plan of Merger (the "Merger") with Ralphs Supermarkets, Inc. ("Ralphs") and the stockholders of Ralphs. Pursuant to the terms of the Merger Agreement, the Company will, subject to certain terms and conditions being satisfied or waived, be merged into Ralphs and Ralphs will become a wholly-owned subsidiary of Holdings. Conditions to the consummation of the Merger include, among other things, receipt of regulatory approvals and other necessary consents and the completion of financing for the transaction. The purchase price for Ralphs is approximately $1.5 billion, including the assumption of debt.

     Upon the effectiveness of the Merger, each outstanding share of common stock, par value $1.00 per share, of Ralphs will be converted into and become a right to receive (a) approximately $16.61 in cash and (b) approximately $3.91 principal amount of 13% Senior Subordinated Pay-in Kind Debentures due 2006 issued by Holdings (the "Debentures"). This represents an aggregate purchase price, payable to the stockholders of Ralphs, of $425 million in cash and $100 million initial principal amount of Debentures. In addition, the Company will enter into an agreement with a stockholder of Ralphs pursuant to which such stockholder will act as a consultant to the Company with respect to certain real estate and general commercial matters for a period of five years from the closing of the Ralphs Merger in exchange for the payment of a consulting fee.

     The financing required to complete the Merger will include the issuance of significant additional equity by FFL, the issuance of new debt securities by the Company and Holdings and the incurrence of additional bank financing by the Company. The equity issuance would be made to a group of investors led by Apollo Advisors, L.P., which has committed to purchase up to $150 million in FFL stock, and the bank financing would be made pursuant to a commitment by Bankers Trust Company to provide up to $1,225 million in such financing. In connection with the receipt of new financing, the Company and Holdings will also be required to complete certain exchange offers, consent solicitations and or other transactions with the holders of their currently outstanding debt securities.

     As of July 17, 1994, Ralphs had outstanding indebtedness of approximately $990 million. Ralphs had sales of $2,730 million, operating income of $152.1 million and earnings before income taxes of $30.3 million for its most recent fiscal year ended January 30, 1994.

     Upon consummation of the Merger, the operations and activities of the Company will be significantly impacted due to conversions of the Company's existing Southern California conventional stores to either Ralphs or Food 4 Less warehouse stores as well as the consolidation of various operating functions and departments. This consolidation may result in a restructuring charge and, in conjunction with the Merger, the Company intends to determine if there is any impairment of the value of the Company's existing assets and goodwill. The amount of the restructuring charge is not presently determinable due to various factors,

                         FOOD 4 LESS SUPERMARKETS, INC.

including uncertainties inherent in the completion of the Merger; however, the restructuring charge may be material in relation to the stockholder's equity and financial position of the Company at June 25, 1994.

(15) RESTATEMENT

     The Company has restated the statements of operations for its fiscal years ended June 27, 1992, June 26, 1993 and June 25, 1994 and the 12 weeks ended September 18, 1993 to classify certain buying, occupancy and labor costs associated with making its products available for sale as cost of sales. These amounts were previously classified as selling, general, administrative, and other net, and depreciation and amortization of property and equipment and totalled $236,152,000, $224,469,000, $219,548,000 and $50,910,000 (unaudited)
for the fiscal years ended June 27, 1992, June 26, 1993 and June 25, 1994 and the 12 weeks ended September 18, 1993, respectively. The Company has also classified a portion of its self-insurance costs as interest expense that was previously recorded in selling, general, administrative and other, net. These amounts were $4,960,000, $5,865,000, $5,836,000 and $1,389,000 (unaudited) for the fiscal years 1992, 1993 and 1994 and the 12 weeks ended September 18, 1993, respectively. Depreciation and amortization costs not classified in cost of sales are included in selling, general, administrative and other, net. The change in classification did not affect the net loss, loss before provision for income taxes and extraordinary charges or loss per common share.

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW F4L SENIOR NOTES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NEW F4L SENIOR NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Available Information......................  iii
Summary....................................    1
Risk Factors...............................   14
The Merger and the Financing...............   19
Pro Forma Capitalization...................   23
Unaudited Pro Forma Combined Financial
  Statements...............................   24
Selected Historical Financial Data of
  Ralphs...................................   32
Selected Historical Financial Data of Food
  4 Less...................................   34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   36
Business...................................   51
Management.................................   65
Executive Compensation.....................   67
Principal Stockholders.....................   73
Description of Capital Stock...............   74
Certain Relationships and Related
  Transactions.............................   77
Description of the New F4L Senior Notes....   80
The Exchange Offers........................  104
Description of the New Credit Facility.....  110
Description of Holding Company
  Indebtedness.............................  112
Underwriting...............................  115
Legal Matters..............................  116
Experts....................................  116
Index to Financial Statements..............  F-1

- -------------------------------------------------
- -------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                  $400,000,000

                                  FOOD 4 LESS
                               SUPERMARKETS, INC.

                       TO BE COMBINED THROUGH MERGER WITH

                             RALPHS GROCERY COMPANY

                                    % SENIOR NOTES
                                    DUE 2004
                           BT SECURITIES CORPORATION

                                CS FIRST BOSTON

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                          , 1995

- ------------------------------------------------------
- ------------------------------------------------------

                                 EDGAR APPENDIX

     This EDGAR Appendix is filed in compliance with Item 304 of Regulation S-T regarding graphic and image information. It describes material appearing on pages 7 and 8 of the Prospectus.

     PAGE 7

     The chart consists of two columns which graphically illustrate the respective corporate structures of Food 4 Less and Ralphs before the Merger. Food 4 Less' corporate structure illustrates that Food 4 Less, Inc. ("FFL") owns Food 4 Less Holdings, Inc. ("Holdings"), which, in turn, owns Food 4 Less Supermarkets, Inc. ("Food 4 Less") which, in turn, owns several other Food 4 Less subsidiaries. The Ralphs' corporate structure illustrates that Ralphs Supermarkets, Inc. ("RSI"), owns Ralphs Grocery Company ("RGC") which, in turn, owns Crawford Stores, Inc. A dotted arrow has been drawn from the box representing Food 4 Less to the box representing RSI to simulate the RSI Merger. A dotted arrow has been drawn from the box representing RGC to the box representing RSI to simulate the RGC Merger. A dotted arrow has been drawn to the box representing Holdings from the box representing FFL to simulate the FFL Merger.

     PAGE 8

     The chart illustrates the corporate structure of the Company after the Merger and the FFL Merger. The corporate structure illustrates that New Holdings owns the Company which, in turn, is the parent of all other subsidiaries of the Company. The anticipated debt obligations of New Holdings are placed in order of ranking next to the box representing New Holdings and the anticipated debt obligations of the Company are placed in order of ranking next to the box representing the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the New F4L Senior Notes.

        SEC registration fee.............................................  $  137,931
        NASD filing fee..................................................      30,500
        Blue Sky fees and expenses.......................................       5,000
        Accounting fees and expenses.....................................     300,000
        Legal fees and expenses..........................................     300,000
        Printing and engraving expenses..................................     400,000
        Trustee fees.....................................................      10,000
        Miscellaneous....................................................      50,000
                                                                           ----------
                  Total..................................................  $1,233,431
                                                                            =========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Food 4 Less and its subsidiaries Cala Foods, Inc. and Food 4 Less of Southern California, Inc., are Delaware corporations and their Certificates of Incorporation and Bylaws provide for indemnification of their officers and directors to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") eliminates the liability of a corporation's directors to a corporation or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.

     Section 145 of the DGCL provides for the indemnification by a Delaware corporation of its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against liabilities and expenses incurred in any such action, suit or proceeding.

     Alpha Beta Company, Bay Area Warehouse Stores, Inc., Bell Markets, Inc., Cala Co., Food 4 Less of California, Inc., Food 4 Less GM, Inc. and Food 4 Less Merchandising, Inc. are California corporations and their Certificates of Incorporation and Bylaws provide for indemnification of their officers and directors to the fullest extent permitted by law. Section 204(10) of the California General Corporation Law (the "CGCL") eliminates the liability of a corporation's directors for monetary damages to the fullest extent permissible under California law. Pursuant to Section 204(11) of the CGCL, a California corporation may indemnify Agents (as defined in Section 317 of the CGCL), subject only to the applicable limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its shareholders.

     As permitted by Section 317 of the CGCL, indemnification may be provided by a California corporation of its Agents (as defined in Section 317 of the CGCL), to the maximum extent permitted by the CGCL, in connection with any proceeding arising by reason of the fact that such person is or was such a director or officer, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in any such proceeding.

     Falley's, Inc. is a Kansas corporation and its Bylaws provide for indemnification of its officers and directors to the fullest extent permitted by law. Section 17-6305(a) of the Kansas General Corporation Code provides for the indemnification by a Kansas corporation of its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against liabilities and expenses incurred in any such action, suit or proceeding.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In connection with a financing transaction undertaken by the registrant's parent, Food 4 Less, Inc. ("FFL"), in December 1992, Food 4 Less Holdings, Inc. ("Holdings") was formed as a subsidiary of FFL and issued, in a private placement transaction, $103.6 million aggregate principal amount of 15.25% Senior Discount Notes due 2004 and 121,118 common stock purchase warrants for gross proceeds of $50.0 million (the "Discount Notes Offering"). Holdings contributed the proceeds from the Discount Notes Offering to the registrant in return for the issuance of 1,513,938 shares of common stock, $.01 par value, and 50,000 shares of Series A Preferred Stock, $.01 par value, to Holdings on December 31, 1992. Such securities were issued by the registrant to Holdings in reliance upon an exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     A list of exhibits filed with this Registration Statement on Form S-1 is set forth in the Index to Exhibits on page E-1, and is incorporated herein by reference.

     (b) Financial Statement Schedules

           (i) Ralphs

               Schedule V     --  Property, Plant and Equipment
               Schedule VI    --  Accumulated Depreciation and Amortization of Property, Plant
                                  and Equipment
               Schedule VIII  --  Valuation and Qualifying Accounts
               Schedule IX    --  Short-Term Borrowings

          (ii) Food 4 Less

               Schedule II    --  Amounts Receivable from Related Parties and Underwriters,
                                  Promoters, and Employees other than Related Parties
               Schedule V     --  Property and Equipment
               Schedule VI    --  Accumulated Depreciation and Amortization of Property and
                                  Equipment
               Schedule VIII  --  Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The registrants hereby undertake that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 6, 1995.

                                          FOOD 4 LESS SUPERMARKETS, INC.

                                          By:       /s/  MARK A. RESNIK
                                            ------------------------------------
                                                       Mark A. Resnik
                                                Vice President and Secretary

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Ronald
W. Burkle, George G. Golleher and Mark A. Resnik, his true and lawful attorney and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                               TITLE                     DATE
                  ---------                               -----                     ----

           /s/  RONALD W. BURKLE               Chief Executive Officer and      January 6, 1995
- ---------------------------------------------    Director (Principal
              Ronald W. Burkle                   Executive Officer)

               /s/ GREG MAYS                   Executive Vice President --      January 6, 1995
- ---------------------------------------------    Finance/Administration and
                  Greg Mays                      Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer)

              /s/ JOE S. BURKLE                Director                         January 6, 1995
- ---------------------------------------------
                Joe S. Burkle

             /s/ MARK A. RESNIK                Director                         January 6, 1995
- ---------------------------------------------
               Mark A. Resnik

          /s/  GEORGE G. GOLLEHER              Director                         January 6, 1995
- ---------------------------------------------
             George G. Golleher

                                   SIGNATURES
                                  (continued)

     Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 6, 1995.

                                       BAY AREA WAREHOUSE STORES, INC.
                                       BELL MARKETS, INC.
                                       CALA CO.
                                       CALA FOODS, INC.
                                       FOOD 4 LESS OF CALIFORNIA, INC.
                                       FOOD 4 LESS GM, INC.
                                       FOOD 4 LESS MERCHANDISING, INC.
                                       FOOD 4 LESS OF SOUTHERN CALIFORNIA, INC.

                                          By:      /s/  MARK A. RESNIK
                                            ------------------------------------
                                                       Mark A. Resnik
                                                Vice President and Assistant
                                                          Secretary

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Ronald
W. Burkle, George G. Golleher and Mark A. Resnik, his true and lawful attorney and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                               TITLE                     DATE
                  ---------                               -----                     ----

           /s/  RONALD W. BURKLE               Director and Chairman of the     January 6, 1995
- ---------------------------------------------    Board of each Registrant
              Ronald W. Burkle

          /s/  GEORGE G. GOLLEHER              Chief Executive Officer and      January 6, 1995
- ---------------------------------------------    Director (Principal
             George G. Golleher                  Executive Officer) of each
                                                 Registrant

               /s/ GREG MAYS                   Executive Vice President --      January 6, 1995
- ---------------------------------------------    Finance/Administration and
                  Greg Mays                      Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer) of
                                                 each Registrant

                                   SIGNATURES
                                  (continued)

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 6, 1995.

                                          ALPHA BETA COMPANY

                                          By:       /s/  MARK A. RESNIK
                                            ------------------------------------
                                                       Mark A. Resnik
                                                Vice President and Assistant
                                                          Secretary

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Ronald
W. Burkle, George G. Golleher and Mark A. Resnik, his true and lawful attorney and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                               TITLE                     DATE
                  ---------                               -----                     ----

           /s/  RONALD W. BURKLE               Director and Chief Executive     January 6, 1995
- ---------------------------------------------    Officer (Principal
              Ronald W. Burkle                   Executive Officer)

          /s/  GEORGE G. GOLLEHER              Director                         January 6, 1995
- ---------------------------------------------
             George G. Golleher

               /s/ GREG MAYS                   Executive Vice President --      January 6, 1995
- ---------------------------------------------    Finance/Administration and
                  Greg Mays                      Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer)

                                   SIGNATURES
                                  (continued)

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 6, 1995.

                                          FALLEY'S, INC.

                                          By:       /s/  MARK A. RESNIK
                                            ------------------------------------
                                                       Mark A. Resnik
                                                Vice President and Assistant
                                                          Secretary

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Ronald
W. Burkle, George G. Golleher and Mark A. Resnik, his true and lawful attorney and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                 TITLE                     DATE
                  ---------                                 -----                     ----

           /s/  RONALD W. BURKLE               Director                          January 6, 1995
- ---------------------------------------------
              Ronald W. Burkle

          /s/  GEORGE G. GOLLEHER              Director                          January 6, 1995
- ---------------------------------------------
             George G. Golleher

              /s/ JOE S. BURKLE                Chief Executive Officer           January 6, 1995
- ---------------------------------------------    (Principal Executive Officer)
                Joe S. Burkle

            /s/  MICHAEL SALTMAN               Director                          January 6, 1995
- ---------------------------------------------
               Michael Saltman

               /s/ GREG MAYS                   Executive Vice President --       January 6, 1995
- ---------------------------------------------    Finance/Administration and
                  Greg Mays                      Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer)

                  ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULES

Board of Directors and Stockholders
Ralphs Supermarkets, Inc.:

The audits referred to in our report dated April 8, 1994 (except as to note 16, which is as of September 14, 1994), included the related financial statement schedules as of January 30, 1994 and January 31, 1993, and for each of the fiscal years in the three-year period ended January 30, 1994, included in the registration statement. These financial statement schedules are the responsibility of Ralphs management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Summary Historical Financial Data of Ralphs," "Selected Historical Financial Data of Ralphs" and "Experts" in the prospectus.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
January 4, 1995

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                  SCHEDULE V -- PROPERTY, PLANT AND EQUIPMENT

        52 WEEKS ENDED JANUARY 30, 1994, 52 WEEKS ENDED JANUARY 31, 1993
                      AND 52 WEEKS ENDED FEBRUARY 2, 1992
                                 (IN THOUSANDS)

                                           BALANCE                                   OTHER          BALANCE
                                          BEGINNING                               CHANGES --         AT END
                                          OF PERIOD    ADDITIONS   RETIREMENTS   ADD (DEDUCT)      OF PERIOD
                                          ----------   ---------   -----------   -------------     ----------
52 WEEKS ENDED JANUARY 30, 1994:
Land....................................   $156,487    $ 4,206     $     --        $ (789)         $159,904
Buildings & improvements................    180,639     16,730       (6,290)          100           191,179
Leasehold improvements..................    149,273      8,670         (159)        3,557           161,341
Fixtures & equipment....................    349,697     33,361      (30,299)        1,867           354,626
Capitalized leases......................     69,058     15,395         (358)        2,869            86,964
                                           ---------   -------     --------        ------          --------
          Total.........................   $905,154    $78,362     $(37,106)       $7,604          $954,014
                                           ========    =======     ========        ======          ========
52 WEEKS ENDED JANUARY 31, 1993:
Land....................................   $145,344    $11,143     $      --       $   --          $156,487
Buildings & improvements................    151,896     28,657           (31)         117           180,639
Leasehold improvements..................    140,989      8,843          (442)        (117)          149,273
Fixtures & equipment....................    317,832     48,336       (16,471)          --           349,697
Capitalized leases......................     70,151         --          (668)        (425)           69,058
                                           --------    -------     ---------       ------          --------
          Total.........................   $826,212    $96,979     $ (17,612)      $ (425)         $905,154
                                           ========    =======     =========       ======          ========
52 WEEKS ENDED FEBRUARY 2, 1992:
Land....................................   $143,410    $ 1,864     $      --       $   70 (a)      $145,344
Buildings & improvements................    136,205     16,558           (15)        (852)(a)       151,896
Leasehold improvements..................    144,385        (11)       (3,497)         112           140,989
Fixtures & equipment....................    301,482     31,944       (16,264)         670           317,832
Capitalized leases......................     69,228      3,847        (2,924)          --            70,151
                                           --------    -------     ---------       ------          --------
          Total.........................   $794,710    $54,202     $ (22,700)      $   --          $826,212
                                           ========    =======     =========       ======          ========

- ---------------

(a) Reclassification to/from other accounts.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                    SCHEDULE VI -- ACCUMULATED DEPRECIATION
               AND AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT

        52 WEEKS ENDED JANUARY 30, 1994, 52 WEEKS ENDED JANUARY 31, 1993
                      AND 52 WEEKS ENDED FEBRUARY 2, 1992
                                 (IN THOUSANDS)

                                             BALANCE                                 OTHER        BALANCE
                                            BEGINNING                              CHANGES--      AT END
                                            OF PERIOD   ADDITIONS   RETIREMENTS   ADD (DEDUCT)   OF PERIOD
                                            ---------   ---------   -----------   ------------   ---------
52 WEEKS ENDED JANUARY 30, 1994:
Buildings & improvements..................   $ 33,598    $10,117      $ (2,640)     $   (630)     $ 40,445
Leasehold improvements....................     49,549      6,691           (86)        9,082        65,236
Fixtures & equipment......................    182,980     40,301       (14,392)       (1,824)      207,065
Capitalized leases........................     28,362      8,434          (294)        2,869        39,371
                                             --------    -------      --------      --------      --------
          Total...........................   $294,489    $65,543      $(17,412)     $  9,497      $352,117
                                             ========    =======      ========      ========      ========

52 WEEKS ENDED JANUARY 31, 1993:
Buildings & improvements..................   $ 24,514    $ 9,092      $     (8)     $     --      $ 33,598
Leasehold improvements....................     38,138     11,775          (364)           --        49,549
Fixtures & equipment......................    148,407     43,256        (8,683)           --       182,980
Capitalized leases........................     21,271      7,759          (668)           --        28,362
                                             --------    -------      --------      --------      --------
          Total...........................   $232,330    $71,882      $ (9,723)     $     --      $294,489
                                             ========    =======      ========      ========      ========

52 WEEKS ENDED FEBRUARY 2, 1992:
Buildings & improvements..................   $ 17,161    $ 7,366      $    (11)     $     (2)     $ 24,514
Leasehold improvements....................     26,483     11,678           (23)           --        38,138
Fixtures & equipment......................    113,431     40,003        (5,029)            2       148,407
Capitalized leases........................     13,009      8,271            (9)           --        21,271
                                             --------    -------      --------      --------      --------
          Total...........................   $170,084    $67,318      $ (5,072)     $     --      $232,330
                                             ========    =======      ========      ========      ========

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS

        52 WEEKS ENDED JANUARY 30, 1994, 52 WEEKS ENDED JANUARY 31, 1993
                      AND 52 WEEKS ENDED FEBRUARY 2, 1992
                                 (IN THOUSANDS)

                                            BALANCE    CHARGED TO      CHARGED TO                    BALANCE
                                           BEGINNING   COSTS AND    OTHER ACCOUNTS--   DEDUCTIONS    AT END
                                           OF PERIOD    EXPENSES      DESCRIBE(B)      (PAYMENTS)   OF PERIOD
                                           ---------   ----------   ----------------   ----------   ---------
JANUARY 30, 1994:
  Self-Insurance Reserves(a).............   $72,979     $30,323        $ 5,953         $(29,245)     $80,010
  Store Closure Reserves.................   $10,277     $    --        $    --         $   (763)     $ 9,514
JANUARY 31, 1993:
  Self-Insurance Reserves(a).............   $64,523     $25,950        $10,902         $(28,396)     $72,979
  Store Closure Reserves.................   $14,244     $ 1,838        $    --         $ (5,805)     $10,277
FEBRUARY 2, 1992:
  Self-Insurance Reserves(a).............   $57,948     $25,549        $ 5,620         $(24,594)     $64,523
  Store Closure Reserves.................   $ 2,000     $12,244        $    --         $     --      $14,244

- ---------------

(a) Includes short-term portion.

(b) Amortization of discount on self-insurance reserves to interest expense.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                      SCHEDULE IX -- SHORT-TERM BORROWINGS

        52 WEEKS ENDED JANUARY 30, 1994, 52 WEEKS ENDED JANUARY 31, 1993
                      AND 52 WEEKS ENDED FEBRUARY 2, 1992
                   (IN THOUSANDS, EXCEPT INTEREST RATE DATA)

                                                                    MAXIMUM                        WEIGHTED
                                                     WEIGHTED       AMOUNT          AVERAGE         AVERAGE
                                        BALANCE      AVERAGE      OUTSTANDING       AMOUNT         INTEREST
                                        AT END       INTEREST       DURING        OUTSTANDING       DURING
                                       OF PERIOD       RATE         PERIOD          RATE(A)       THE PERIOD
                                       ---------     --------     -----------     -----------     ----------
JANUARY 30, 1994:
  Working capital credit line........   $    --         --%        $51,900         $ 8,006          7.75%
JANUARY 31, 1993:
  Working capital credit line........   $31,100       7.75%        $41,800         $13,851          7.82%
FEBRUARY 2, 1992:
  Working capital credit line........   $16,500       7.75%        $34,900         $ 6,706          9.56%

- ---------------

(a) Average interest rate for the year is computed by dividing the actual short-term expense by the average short-term debt outstanding.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholder of Food 4 Less Supermarkets, Inc.:

     We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Food 4 Less Supermarkets, Inc. and subsidiaries as of June 26, 1993 and June 25, 1994, and the related consolidated statements of operations, stockholder's equity and cash flows for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, and the 52 weeks ended June 25, 1994 and have issued our report thereon dated July 29, 1994 (except with respect to the matter discussed in Note 14, as to which the date is September 14, 1994, and with respect to the matter discussed in Note 15, as to which the date is October 14, 1994). Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedules on pages S-7 through S-10 are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP
Los Angeles, California
July 29, 1994 (except with
respect to the matter discussed in
Note 14, as to which the date is
September 14, 1994, and with respect
to the matter discussed in
Note 15, as to which the date is
October 14, 1994)

                         FOOD 4 LESS SUPERMARKETS, INC.

                 SCHEDULE II -- AMOUNTS RECEIVABLE FROM RELATED
                    PARTIES AND UNDERWRITERS, PROMOTERS, AND
                      EMPLOYEES OTHER THAN RELATED PARTIES

 52 WEEKS ENDED JUNE 25, 1994, 52 WEEKS ENDED JUNE 26, 1993, AND 52 WEEKS ENDED
                                 JUNE 27, 1992
                                 (IN THOUSANDS)

                                                                                            BALANCE AT END OF
                                         BALANCE AT                                               PERIOD
                                          BEGINNING                  AMOUNTS    OTHER     ---------------------
                                          OF PERIOD    ADDITIONS    COLLECTED  CHANGES    CURRENT    NONCURRENT
                                         ----------    ---------    ---------  -------    -------    ----------
52 WEEKS ENDED JUNE 25, 1994:
None...................................     $ --         $ --        $ --       $ --       $ --        $ --
                                            ----         ----        ----       ----       ----        ----
                                            $ --         $ --        $ --       $ --       $ --        $ --
                                            ====         ====        ====       ====       ====        ====
52 WEEKS ENDED JUNE 26, 1993:
Spencer Deese..........................     $100         $ --        $100       $ --       $ --        $ --
                                            ----         ----        ----       ----       ----        ----
                                            $100         $ --        $100       $ --       $ --        $ --
                                            ====         ====        ====       ====       ====        ====
52 WEEKS ENDED JUNE 27, 1992:
Spencer Deese..........................     $105         $ --        $  5       $ --       $ --        $100
                                            ----         ----        ----       ----       ----        ----
                                            $105         $ --        $  5       $ --       $ --        $100
                                            ====         ====        ====       ====       ====        ====

                         FOOD 4 LESS SUPERMARKETS, INC.

                      SCHEDULE V -- PROPERTY AND EQUIPMENT

 52 WEEKS ENDED JUNE 25, 1994, 52 WEEKS ENDED JUNE 26, 1993 AND 52 WEEKS ENDED
                                 JUNE 27, 1992
                                 (IN THOUSANDS)

                                            BALANCE AT
                                           BEGINNING OF                               OTHER      BALANCE AT END
                                              PERIOD      ADDITIONS   RETIREMENTS   CHANGES(A)     OF PERIOD
                                           ------------   ---------   -----------   ----------   --------------
52 WEEKS ENDED JUNE 25, 1994:
Land.....................................    $ 23,912      $    --      $   424      $     --       $ 23,488
Buildings................................      12,827           --           --            --         12,827
Leasehold improvements...................      81,049       17,292          668            --         97,673
Store equipment & fixtures...............     129,178       27,324       11,643         3,390        148,249
Transportation equipment.................      31,758          971          470            --         32,259
Construction in progress.................         757       11,884           --            --         12,641
Leased property under capital leases.....      77,553        2,575        1,906            --         78,222
Leasehold interests......................      93,863           --          399            --         93,464
                                             --------      -------      -------      --------       --------
                                             $450,897      $60,046      $15,510      $  3,390       $498,823
                                             ========      =======      =======      ========       ========
52 WEEKS ENDED JUNE 26, 1993:
Land.....................................    $ 26,952      $   652      $ 3,692      $     --       $ 23,912
Buildings................................      12,568          207          126           178         12,827
Leasehold improvements...................      58,846       20,853        1,912         3,262         81,049
Store equipment & fixtures...............     104,473       24,956        2,328         2,077        129,178
Transportation equipment.................      29,415        2,531          188            --         31,758
Construction in progress.................       8,679        1,601        2,513        (7,010)           757
Leased property under capital leases.....      80,369          115        2,931            --         77,553
Leasehold interests......................      92,193        2,552          882            --         93,863
                                             --------      -------      -------      --------       --------
                                             $413,495      $53,467      $14,572      $ (1,493)      $450,897
                                             ========      =======      =======      ========       ========
52 WEEKS ENDED JUNE 27, 1992:
Land.....................................    $ 26,952      $    --      $    --      $     --       $ 26,952
Buildings................................      12,568           --           --            --         12,568
Leasehold improvements...................      41,730       19,592        2,476            --         58,846
Store equipment & fixtures...............     130,497       27,819       21,072       (32,771)       104,473
Transportation equipment.................      28,937          651          173            --         29,415
Construction in progress.................       1,947       12,201        5,469            --          8,679
Leased property under capital leases.....      80,399           --           30            --         80,369
Leasehold interests......................     100,710           --          357        (8,160)        92,193
                                             --------      -------      -------      --------       --------
                                             $423,740      $60,263      $29,577      $(40,931)      $413,495
                                             ========      =======      =======      ========       ========

- ---------------
(a) Consists of (1) the acquisition of Food Barn in March 1994, (2) final Alpha Beta purchase price allocation adjustments, and (3) gains and losses on involuntary conversion of assets.

                         FOOD 4 LESS SUPERMARKETS, INC.

            SCHEDULE VI -- ACCUMULATED DEPRECIATION AND AMORTIZATION
                           OF PROPERTY AND EQUIPMENT

 52 WEEKS ENDED JUNE 25, 1994, 52 WEEKS ENDED JUNE 26, 1993, AND 52 WEEKS ENDED
                                 JUNE 27, 1992
                                 (IN THOUSANDS)

                                              BALANCE AT                                          BALANCE
                                              BEGINNING                                OTHER       AT END
                                              OF PERIOD    ADDITIONS   RETIREMENTS   CHANGES(A)  OF PERIOD
                                              ----------   ---------   -----------   ---------   ----------
52 WEEKS ENDED JUNE 25, 1994:
Buildings...................................   $ 2,515      $   441      $    --       $  --      $  2,956
Leasehold improvements......................    25,050        7,097          185          --        31,962
Store equipment & fixtures..................    36,506       20,789        1,762          --        55,533
Transportation equipment....................     7,036        2,461          337          --         9,160
Leased property under capital leases........    20,356        5,591        1,906          --        24,041
Leasehold interests.........................     5,485        5,001           49          --        10,437
                                               -------      -------      -------       -----      --------
                                               $96,948      $41,380      $ 4,239       $  --      $134,089
                                               =======      =======      =======       =====      ========

52 WEEKS ENDED JUNE 26, 1993:
Buildings...................................   $ 1,861      $   682      $    24       $  (4)     $  2,515
Leasehold improvements......................    15,534        9,692           15        (161)       25,050
Store equipment & fixtures..................    19,818       18,051          673        (690)       36,506
Transportation equipment....................     5,040        2,180          184          --         7,036
Leased property under capital leases........    16,655        5,342        1,641          --        20,356
Leasehold interests.........................     4,051        1,479           45          --         5,485
                                               -------      -------      -------       -----      --------
                                               $62,959      $37,426      $ 2,582       $(855)     $ 96,948
                                               =======      =======      =======       =====      ========

52 WEEKS ENDED JUNE 27, 1992:
Buildings...................................   $ 1,252      $   688      $    79       $  --      $  1,861
Leasehold improvements......................     7,800        8,649          915          --        15,534
Store equipment & fixtures..................    12,275       19,224       11,681          --        19,818
Transportation equipment....................     3,323        1,751           34          --         5,040
Leased property under capital leases........    10,306        6,379           30          --        16,655
Leasehold interests.........................     2,888        1,207           44          --         4,051
                                               -------      -------      -------       -----      --------
                                               $37,844      $37,898      $12,783       $  --      $ 62,959
                                               =======      =======      =======       =====      ========

- ---------------

(a) Consists of gains and losses on involuntary conversion of assets.

                         FOOD 4 LESS SUPERMARKETS, INC.

               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS

 52 WEEKS ENDED JUNE 25, 1994, 52 WEEKS ENDED JUNE 26, 1993, AND 52 WEEKS ENDED
                                 JUNE 27, 1992
                                 (IN THOUSANDS)

                                    BALANCE AT    PROVISIONS    CHARGED TO                             BALANCE AT
                                     BEGINNING    CHARGED TO     INTEREST                  OTHER         END OF
                                     OF PERIOD      EXPENSE     EXPENSE(B)    PAYMENTS    CHANGES        PERIOD
                                    ----------    ----------    ----------    --------    -------      ----------
SELF-INSURANCE LIABILITIES:
52 weeks ended June 25, 1994......    $85,494       $19,880        $5,836      $29,506     $   --        $81,704
                                      =======       =======        ======      =======     ======        =======
52 weeks ended June 26, 1993......    $82,559       $38,040        $5,865      $40,970     $   --        $85,494
                                      =======       =======        ======      =======     ======        =======
52 weeks ended June 27, 1992......    $59,525       $46,140        $4,960      $36,066     $8,000(a)     $82,559
                                      =======       =======        ======      =======     ======        =======

- ---------------

(a) Reflects self-insurance reserve related to Alpha Beta resulting from the acquisition of Alpha Beta.

(b) Amortization of discount on self-insurance reserves charged to interest expense.

                               INDEX TO EXHIBITS

        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
        1.1       Form of Underwriting Agreement among Food 4 Less, Food 4 Less
                  Holdings, Inc., the subsidiary guarantors named therein, BT Securities
                  Corporation, CS First Boston Corporation and Donaldson, Lufkin &
                  Jenrette Securities Corporation dated as of                , 1995*....
        2.1       Agreement and Plan of Merger by and among Food 4 Less, Inc., Food 4
                  Less Holdings, Inc., Food 4 Less, Ralphs Supermarkets, Inc. and the
                  Stockholders of Ralphs Supermarkets, Inc. (incorporated herein by reference to Exhibit 99 to Food 4 Less' Form 8-K dated September 14,
                  1994).................................................................
        2.1.1     Form of Amendment No. 1 dated as of                , to Agreement and
                  Plan of Merger by and among Food 4 Less, Inc., Food 4 Less Holdings,
                  Inc., Food 4 Less Holdings, Inc. (a Delaware corporation), Food 4
                  Less, Ralphs Supermarkets, Inc. and the stockholders of Ralphs
                  Supermarkets, Inc.*...................................................
        3.1       Certificate of Incorporation of Food 4 Less, as amended (incorporated herein by reference to Exhibit 3.1 to Food 4 Less' Annual Report on
                  Form 10-K for the fiscal year ended June 25, 1994)....................
        3.2       Bylaws of Food 4 Less, as amended (incorporated herein by reference to
                  Exhibit 3.2 to Food 4 Less's Registration Statement on Form S-1, No.
                  33-31152).............................................................
        4.1       Form of Senior Note Indenture dated as of                , 1995 by and
                  among Ralphs Grocery Company (as successor by merger to Food 4 Less), the subsidiary guarantors identified therein and Norwest Bank
                  Minnesota, N.A., as trustee, with respect to its      % Senior Notes
                  due 2004 (incorporated herein by reference to Exhibit 4.1 to Amendment
                  No. 1 to Food 4 Less' Registration Statement on Form S-4, No.
                  33-56451).............................................................
        4.2       Form of Senior Subordinated Note Indenture dated as of
                                 , 1995 by and among Ralphs Grocery Company (as
                  successor by merger to Food 4 Less), the subsidiary guarantors identified therein and United States Trust Company of New York, as trustee, with respect to its 13.75% Senior Subordinated Notes due 2005
                  (incorporated herein by reference to Exhibit 4.2 to Amendment No. 1 to
                  Food 4 Less' Registration Statement on Form S-4, No. 33-56451)........
        4.3       Form of Senior Subordinated Note Indenture dated as of
                                 , 1995 by and among Ralphs Grocery Company (as
                  successor by merger to Food 4 Less), the subsidiary guarantors identified therein and United States Trust Company of New York, as
                  trustee, with respect to its      % Senior Subordinated Notes due 2005
                  (incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to
                  Food 4 Less' Registration Statement on Form S-4, No. 33-56445)........
        4.4.1     Form of First Supplemental Indenture dated as of                , 1995
                  by and between Ralphs Grocery Company and United States Trust Company
                  of New York, as trustee, with respect to its 10 1/4% Senior
                  Subordinated Notes due 2002 (incorporated herein by reference to
                  Exhibit 4.4.1 to Amendment No. 1 to Food 4 Less' Registration
                  Statement on Form S-4, No. 33-56445)..................................
        4.4.2     Form of Second Supplemental Indenture dated as of                ,
                  1995 by and between Ralphs Grocery Company (as successor by merger to
                  Food 4 Less) and United States Trust Company of New York, as trustee, with respect to its 10 1/4% Senior Subordinated Notes due 2002
                  (incorporated herein by reference to Exhibit 4.4.2 to Amendment No. 1 to Food 4 Less' Registration Statement on Form S-4, No. 33-56445).....
        4.5.1     Form of Second Supplemental Indenture dated as of
                                      , 1995 by and between Ralphs Grocery Company and
                  United States Trust Company of New York, as trustee, with respect to its 9% Senior Subordinated Notes due 2003 (incorporated herein by reference to Exhibit 4.5.1 to Amendment No. 1 to Food 4 Less'
                  Registration Statement on Form S-4, No. 33-56445).....................

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
        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
        4.5.2     Form of Third Supplemental Indenture dated as of                , 1995
                  by and between Ralphs Grocery Company (as successor by merger to Food
                  4 Less) and United States Trust Company of New York, as trustee, with respect to its 9% Senior Subordinated Notes due 2003 (incorporated herein by reference to Exhibit 4.5.2 to Amendment No. 1 to Food 4
                  Less' Registration Statement on Form S-4, No. 33-56445)...............
        4.6       Senior Note Indenture dated as of April 15, 1992 by and among Food 4
                  Less, the subsidiary guarantors identified therein and Norwest Bank
                  Minnesota, N.A., as trustee (incorporated herein by reference to
                  Exhibit 4.1 to Food 4 Less' Registration Statement on Form S-1, No.
                  33-46750).............................................................
        4.6.1     First Supplemental Indenture dated as of July 24, 1992 by and among
                  Food 4 Less, Bay Area Warehouse Stores, Inc., and Norwest Bank
                  Minnesota, N.A., as trustee (incorporated herein by reference to
                  Exhibit 4.1.1 to Food 4 Less' Annual Report on Form 10-K for the
                  fiscal year ended June 27, 1992)......................................
        4.6.2     Form of Second Supplemental Indenture dated as of           , 1995 by
                  and among Food 4 Less, the subsidiary guarantors identified therein and Norwest Bank Minnesota, N.A., as trustee, with respect to its
                  10.45% Senior Notes due 2000 (incorporated herein by reference to
                  Exhibit 4.6.2 to Amendment No. 1 to Food 4 Less' Registration
                  Statement on Form S-4, No. 33-56451)..................................
        4.6.3     Form of Third Supplemental Indenture dated as of                , 1995
                  by and among Ralphs Grocery Company (as successor by merger to Food 4
                  Less), the subsidiary guarantors identified therein and Norwest Bank
                  Minnesota, N.A., as trustee, with respect to its 10.45% Senior Notes due 2000 (incorporated herein by reference to Exhibit 4.6.3 to
                  Amendment No. 1 to Food 4 Less' Registration Statement on Form S-4,
                  No. 33-56451).........................................................
        4.7       Senior Subordinated Note Indenture dated as of June 15, 1991 by and among Food 4 Less, the subsidiary guarantors identified therein and
                  United States Trust Company of New York, as trustee (incorporated herein by reference to Exhibit 4.1 to Food 4 Less's Annual Report on
                  Form 10-K for the fiscal year ended June 29, 1991)....................
        4.7.1     First Supplemental Indenture dated as of April 8, 1992 by and among
                  Food 4 Less, Food 4 Less GM, Inc. and United States Trust Company of
                  New York, as trustee (incorporated herein by reference to Exhibit
                  4.2.1 to Food 4 Less' Annual Report on Form 10-K for the fiscal year ended June 27, 1992)..................................................
        4.7.2     Second Supplemental Indenture dated as of May 18, 1992 by and among
                  Food 4 Less, the Subsidiary Guarantors and United States Trust Company
                  of New York, as trustee (incorporated herein by reference to Exhibit
                  4.2.2 to Food 4 Less' Annual Report on Form 10-K for the fiscal year ended June 27, 1992)..................................................
        4.7.3     Third Supplemental Indenture dated as of July 24, 1992 by and among
                  Food 4 Less, Bay Area Warehouse Stores, Inc. and United States Trust
                  Company of New York, as trustee (incorporated herein by reference to
                  Exhibit 4.2.3 to Food 4 Less' Annual Report on Form 10-K for the
                  fiscal year ended June 27, 1992)......................................
        4.7.4     Form of Fourth Supplemental Indenture dated as of                ,
                  1995, by and among Food 4 Less, the subsidiary guarantors identified therein and United States Trust Company of New York, as trustee, with respect to its 13 3/4% Senior Subordinated Notes due 2001
                  (incorporated herein by reference to Exhibit 4.7.4 to Amendment No. 1 to Food 4 Less' Registration Statement on Form S-4, No. 33-56451).....
        4.7.5     Form of Fifth Supplemental Indenture dated as of           , 1995 by
                  and among Ralphs Grocery Company (as successor by merger to Food 4
                  Less), the subsidiary guarantors identified therein and the United
                  States Trust Company of New York, as trustee, with respect to its
                  13 3/4% Senior Subordinated Notes due 2001 (incorporated herein by reference to Exhibit 4.7.5 to Amendment No. 1 to Food 4 Less'
                  Registration Statement on Form S-4, No. 33-56451).....................
        4.8       Bank commitment letter by and among Food 4 Less, the guarantors named therein and Bankers Trust Company, as agent, and the financial institutions identified therein*......................................

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
        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
        5.1       Form of Opinion of Latham & Watkins regarding the legality of the
                       % Senior Notes due 2004 including consent*.......................
        10.1      Lease dated as of June 17, 1991 by and between Food 4 Less and
                  American Food and Drug, Inc. relating to La Habra, California property
                  (incorporated herein by reference to Exhibit 10.4 to Food 4 Less'
                  Annual Report on Form 10-K for the fiscal year ended June 29, 1991)...
        10.2      Stockholders Agreement dated as of June 23, 1989 by and among Food 4
                  Less, Food 4 Less, Inc. and Peter J. Sodini (incorporated herein by reference to Exhibit 10.16 to Food 4 Less' Registration Statement on
                  Form S-1, No. 33-31152)...............................................
        10.2.1    Amendment dated as of May 4, 1990 to Stockholders Agreement by and among Food 4 Less, Food 4 Less, Inc. and Peter J. Sodini (incorporated herein by reference to Exhibit 10.58 to Food 4 Less' Registration
                  Statement on Form S-1, No. 33-31152)..................................
        10.2.2    Letter Agreement dated as of June 27, 1990 by and among Peter J.
                  Sodini, The Boys Markets, Inc., and certain affiliates, officers, directors and employees of Food 4 Less (incorporated herein by reference to Exhibit 10.39.1 to Food 4 Less' Annual Report on Form
                  10-K for the fiscal year ended June 30, 1990).........................
        10.2.3    Assignment and Assumption Agreement dated as of August 22, 1990 by and between Peter J. Sodini and Ronald W. Burkle with respect to
                  Stockholders Agreement by and among Food 4 Less, Food 4 Less, Inc. and
                  Peter J. Sodini (incorporated herein by reference to Exhibit 10.16.2 to Food 4 Less' Annual Report on Form 10-K for the fiscal year ended
                  June 30, 1990)........................................................
        10.2.4    Amendment dated as of December 31, 1992 by and among Food 4 Less,
                  Inc., Food 4 Less Holdings, Inc., Food 4 Less and Ronald W. Burkle to
                  Stockholders Agreement by and among Food 4 Less, Food 4 Less, Inc. and
                  Peter J. Sodini (incorporated herein by reference to Exhibit 10.6.2 to
                  Food 4 Less Holdings, Inc.'s Registration Statement on Form S-4, No.
                  33-59214).............................................................
        10.3      Stockholders Agreement dated as of June 23, 1989 by and among Food 4
                  Less, Food 4 Less, Inc. and George G. Golleher (incorporated herein by reference to Exhibit 10.17 to Food 4 Less' Registration Statement on
                  Form S-1, No. 33-31152)...............................................
        10.3.1    Amendment dated as of May 4, 1990 to Stockholders Agreement by and among Food 4 Less, Food 4 Less, Inc. and George G. Golleher
                  (incorporated herein by reference to Exhibit 10.59 to Food 4 Less'
                  Registration Statement on Form S-1, No. 33-31152).....................
        10.3.2    Amendment dated as of December 31, 1992 by and among Food 4 Less
                  Holdings, Inc., Food 4 Less, Food 4 Less, Inc. and George G. Golleher
                  to Stockholders Agreement by and among Food 4 Less, Food 4 Less, Inc.
                  and George G. Golleher (incorporated herein by reference to Exhibit
                  10.8.2 to Food 4 Less Holdings, Inc.'s Registration Statement on Form
                  S-4, No. 33-59214)....................................................
        10.4      Letter Agreement dated as of September 14, 1994 by and among FFL
                  Partners, Food 4 Less, Inc., Food 4 Less Holdings, Inc., Food 4 Less
                  and Falley's Inc. relating to certain obligations arising under the
                  Falley's, Inc. Stock Ownership Plan and Trust, as amended
                  (incorporated herein by reference to Exhibit 10.4 to Food 4 Less'
                  Annual Report on Form 10-K for the fiscal year ended June 25, 1994)...
        10.5      Form of Consulting Agreement dated as of             , 1995 by and
                  among The Yucaipa Companies and Food 4 Less*..........................
        10.6      Consulting Agreement dated as of June 27, 1988 by and between
                  Falley's, Inc. and Joe S. Burkle (incorporated herein by reference to
                  Exhibit 10.38 to Food 4 Less' Registration Statement on Form S-1, No.
                  33-31152).............................................................
        10.6.1    Letter Agreement dated as of December 10, 1990 amending Consulting
                  Agreement by and between Falley's, Inc. and Joe S. Burkle
                  (incorporated herein by reference to Exhibit 10.17.1 to Food 4 Less'
                  Annual Report on Form 10-K for the fiscal year ended June 29, 1991)...
        10.7      Form of Employment Agreement dated as of             , 1995 by and
                  between the Company and Byron E. Allumbaugh*..........................

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
        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
        10.8      Form of Amended and Restated Employment Agreement dated as of
                              , 1995 by and between the Company and George G.
                  Golleher*.............................................................
        10.9      Employment Agreement dated as of July 1, 1994 between Food 4 Less and
                  Harley DeLano (incorporated herein by reference to Exhibit 10.9 to
                  Food 4 Less' Annual Report on Form 10-K dated June 25, 1994)..........
        10.10     Employment Agreement dated as of July 1, 1994 between Food 4 Less and
                  Greg Mays (incorporated herein by reference to Exhibit 10.10 to Food 4
                  Less' Annual Report on Form 10-K dated June 25, 1994).................
        10.11     Form of Employment Agreement dated as of             , 199  by and
                  between the Company and Alfred A. Marasca*............................
        10.12     Form of Stock Purchase Agreement dated as of           , 1995, among
                  Food 4 Less, Inc., Food 4 Less Holdings, Inc., Food 4 Less and the
                  Purchasers therein*...................................................
        10.13     Amended and Restated Tax Sharing Agreement dated as of June 17, 1991 by and among Food 4 Less, Inc., Food 4 Less and the subsidiaries of
                  Food 4 Less (incorporated herein by reference to Exhibit 10.20 to Food
                  4 Less' Annual Report on Form 10-K for the fiscal year ended June 29,
                  1991).................................................................
        12.1      Statements regarding computations of ratios of earnings to fixed charges...............................................................
        21.1      Subsidiaries of Food 4 Less (incorporated herein by reference to
                  Exhibit 22.1 to Food 4 Less' Annual Report on Form 10-K dated June 25,
                  1994).................................................................
        23.1      Consent of KPMG Peat Marwick LLP, independent certified public accountants...........................................................
        23.2      Consent of Arthur Andersen LLP, independent public accountants........
        23.3      Consent of Latham & Watkins (included in the opinion filed as Exhibit
                  5 to the Registration Statement)*.....................................
        23.4      Consent of Director Nominee Byron E. Allumbaugh.......................
        23.5      Consent of Director Nominee Alfred A. Marasca.........................
        23.6      Consent of Director Nominee Patrick L. Graham.........................
        24        Power of Attorney of directors and officers of Food 4 Less (included in the signature pages in Part II of the Registration Statement)......
        25.1      Statement of Eligibility and Qualification on Form T-1 of Norwest Bank
                  Minnesota, N.A., as trustee, under the Indenture for the      % Senior
                  Notes due 2004 (incorporated herein by reference to Exhibit 25.1 to
                  Amendment No. 1 to Food 4 Less' Registration Statement on Form S-4,
                  No. 33-56451).........................................................

- ---------------

* To be filed by amendment.

                                       E-4